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WOWO LIMITED

As filed with the Securities and Exchange Commission on January 9, 2015

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Wowo Limited
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant's name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	7379 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Third Floor, Chuangxin Building
No. 18 Xinxi Road, Haidian District, Beijing
People's Republic of China
(8610) 5906 5200
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
(212) 750-6474
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Julian Lin Jones Day 31st Floor. Edinburgh Tower, the Landmark 15 Queen's Road Central Hong Kong (852) 3189-7282	Andrew P. Gilbert, Esq. David C. Schwartz, Esq. DLA Piper LLP (US) 51 John F. Kennedy Parkway, Suite 120 Short Hills, New Jersey 07078-2704 (973) 520-2550

Approximate date of commencement of proposed sale to the public:
as soon as practicable after the effective date of this registration statement

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(3)	Amount of registration fee

Ordinary Shares(1)(2)	US$40,000,000	US$4,648

(1)
Includes                    ordinary shares that may be purchased by the underwriters to cover over-allotments, if any. Also includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These ordinary shares are not being registered for the purpose of sales outside the United States.

(2)
American depositary shares issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-            ). Each American depositary share represents                ordinary shares.

(3)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated                        , 2015

Wowo Limited

                American Depositary Shares
Representing        Ordinary Shares

        This is the initial public offering of American Depositary Shares, or ADSs, of Wowo Limited. Each ADS represents the right to receive             ordinary shares, par value US$0.00001 per share. The ADSs may be evidenced by American Depositary Receipts, or ADRs.

        Prior to this offering, there has been no public market for our ADSs or our ordinary shares. We anticipate the initial public offering price per ADS will be between US$      and US$      . We have applied to have the ADSs listed on the Nasdaq Global Market under the symbol "WOWO".

        The offering price to the public will be determined by negotiation between us and Axiom Capital Management, Inc. (the "Underwriter"), but will be fixed prior to the commencement of the offering by the Underwriter. We anticipate that the offering will be on a "best efforts" basis and that the Underwriter will not be required to sell any specific number or dollar amount of our ADSs but will use its best efforts to sell the ADSs offered. Delivery of the ADSs will be made as soon as practicable after the effective date of this Registration Statement. We have not made any arrangements to place the funds in an escrow, trust, or similar account. Please see the "Plan of Distribution" section for more information.

        We are an "emerging growth company" under the federal securities laws and will be subject to reduced public company reporting requirements.

        Investing in the ADSs involves risks. See "Risk Factors" beginning on page 16.

        Neither the United States Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Initial public offering price	US$	US$
Underwriting discounts and commissions(1)	US$	US$
Proceeds to Wowo Limited (before expenses)	US$	US$

(1)
See "Underwriting" for a description of compensation payable to the underwriters.

        We have granted the underwriters a 45-day option to purchase up to an additional            ADSs to cover over-allotments at the initial public offering price less underwriting discounts and commissions. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be US$            and our total proceeds, before expenses, will be US$            .

        The underwriters expect to deliver the ADSs to purchasers on or about            , 2015.

The date of this prospectus is            , 2015.

The Leading Local Lifestyle Service E-commerce Platform in China

Restaurants
Hotel
Entertainment
Beauty
Movie
Merchants
窝窝商城
55.com
Students
Fashion followers
Young adults
White collar
Housewives
Consumers

We help local lifestyle service merchants to make direct sales online and consumers to discover and buy deals within locality.

105K	34.1 mil	430K	150
Number of merchants online	Subscribers	Number of service offerings online	Cities
2014 Q3	AS of September 30, 2014	2014 Q3	AS of September 30, 2014

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or in any free writing prospectus we may authorized to be delivered or made available to you. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the ADSs offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Unless otherwise stated, all amounts reported in this prospectus are in U.S. Dollars ($).

        Neither we nor the underwriters has done anything that would permit this offering or possession or distribution of this prospectus or any filed free writing prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus or any filed free writing prospectus outside of the United States.

        Through and including                        , 2015 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

i

PROSPECTUS SUMMARY

        This summary highlights selected information contained in greater detail elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our ADSs. The industry data discussed herein and elsewhere in this prospectus are primarily sourced from "2014 China Comprehensive Local Lifestyle E-Commerce Report" that we commissioned from iResearch Consulting Group, or iResearch. You should carefully read the entire prospectus, including "Risk Factors" and the financial statements, before making an investment decision.

 Our Goal

        Our goal is to make direct interaction possible between local lifestyle merchants and their target customers through unique offerings. We help local customers discover food, shops, activities and events near the places where they live and work, while supporting local merchants to grow their businesses exponentially and raise awareness of their brands.

Overview

        We operate one of China's leading third-party e-commerce platforms, focusing on local entertainment and lifestyle services such as restaurants, movie theaters and beauty salons. We do not compete with our merchant clients by offering our own goods and services nor do we keep inventory of any merchandise. Our unique platform allows local merchants to customize and manage their online stores, make direct sales to their target customers and process a large volume of online sales for consumption at their brick and mortar stores. According to iResearch, our platform represents the largest e-commerce platform for local lifestyle services in terms of number of merchants and registered users as of June 30, 2014. As of September 30, 2014, we have also established a nationwide network of merchant service centers to support local businesses in 150 major cities and population centers across China.

        Our platform consists of an e-commerce website, "WoWo Mall", a mobile commerce infrastructure, "WoWo Mobile", and an electronic management system, "WoWo EMS". The three components of our platform are designed to create an integrated network that enhances the interaction between businesses and consumers that reinforces brand awareness and fosters repeat customers for our merchant clients.

        Our "WoWo Mall" website located at 55.com is used to promote and market our company's brand eminence and complete e-service platform by exhibiting our merchant client's online stores and introduce certain selected services and products. Potential customers may then be directed to 55tuan.com to obtain information on the latest attractive offerings available through such merchants. We began our business as a group buying website under the brand "WoWo Buy" located at 55tuan.com in March 2010. We quickly found that the group buying business model did not fully meet the needs of local service providers. While the group buying business model often helps merchants increase their sales by selling extra capacity, we believe it does not, as a stand-alone offering, significantly promote brand awareness for the merchants or create customer loyalty to the merchants. Merchants also face additional margin pressure from the fees charged by these group buying sites that could further erode their margin. For example, flash sales conducted by third-party group buying websites often promote the brands of the websites over the brands of the merchants. At the same time, local merchants continue to have limited branding power or control over the marketing direction. By June 2012, we augmented our WoWo Buy model with our promotional portal at 55.com to complete our WoWo Mall. WoWo Mall not only permits merchants to establish their own online stores, it also allows the merchants to increase their branding power by providing them with customizable features to establish the look and feel they want to be associated with their brands. In the third quarter of 2014, we hosted and provided operating services to over 100,000 local entertainment and lifestyle merchants on our websites.

        Our "WoWo Mobile" services focus on enhancing the real time interactions between consumers' mobile devices and our e-commerce platform. Since most local merchants in China have a geographic coverage of only a few miles around their brick and mortar stores, location-based search result is the best way to provide local merchants with access to instant potential customers within a few miles around their stores. As of September 30, 2014, we had 17.3 million activated WoWo Mobile App installed on mobile devices. We believe a significant portion of our nationwide subscriber base can still be converted to mobile users, which will continue to facilitate the expansion of our mobile commerce business with low subscriber acquisition and retention costs. As of September 30, 2014, approximately 64% of our monthly gross billings were derived from mobile device transactions. In July 2014, we launched our latest "WoWo Merchant App", a customized storefront on mobile devices that integrates reservations, payment, special promotions, membership management and other features which enables local merchants to directly self-manage their marketing and sales campaign on mobile devices.

        Our "WoWo EMS" is a proprietary electronic management system designed for the local merchants. WoWo EMS provides linkage to our central server and facilitates a number of back-office services to our merchant clients. Through WoWo EMS, our merchant clients may also instantly communicate with the WoWo Mobile App utilized by our retail customers. This extends the capabilities of WoWo Mobile by providing our merchant clients with additional customer relationship management tools, such as sending follow-on promotional messages to customers with identifiable purchasing habits.

        We believe our focus in helping local merchants to promote their own brands distinguishes our platform from other e-commerce providers in China. With the technical support available through 150 service centers and over 2,000 merchant service representatives, we have empowered local merchants with limited resources to create sophisticated online branding campaigns and offer better integration of their online and offline resources. With the promotional power of our WoWo Mall, the ability to capture mobile consumers through WoWo Mobile and the specialized electronic management system of our WoWo EMS, we believe we are uniquely positioned to fulfill the needs of local merchants and can be the trusted one-stop e-commerce platform for them.

 Our Value Proposition

Merchants choose us for our:

  •
  Affordable and effective e-commerce platform.  We offer both online and mobile commerce platform for local lifestyle merchants to build their online and mobile presence. Our platform helps merchants remain competitive in gaining and retaining the new generation of internet and mobile consumers.

  •
  Ability to customize promotions.  Our platform empowers the traditional merchants to run special promotions on a real-time basis to create better offering packages and conduct targeted marketing. We also allow our merchant clients to reach a broader customer base in a way that cannot be achieved through traditional media or offline marketing.

  •
  Brand building and cost effectiveness.  Our merchant service representatives help local merchants bring their business online and promote their own brands. Our online store platform is designed as an online place where merchants can distinguish their own brand identities and customize their image and brand awareness. We also do not compete with the merchants to sell services like group buying sites.

  •
  Complete cost-effective and integrated infrastructure.  Merchants not only build their storefronts online; they can also rely on our platform for a range of essential support services to operate their businesses. These include integration of online reservation payment system, management of customer orders and relationships, data analysis, availability of mobile app to conduct mobile commerce and direct assistance by live personal merchant service representatives.

  •
  Broad network of relevant location-based customers.  Our platform enables local merchants to access a large number of prospective consumers from our existing customer base that seek local lifestyle services through our precise, location-based searches.

Consumers choose us for our:

  •
  Personalization.  Our platform is designed to provide a massive amount of local information that consumers can quickly and effectively view and search. Our data analysis and management capabilities allow us to anticipate consumers' needs and tailor the service offering displays to match the consumer with the most relevant merchants and information.

  •
  Compelling mobile experience.  Our WoWo Mobile App makes it easy for consumers to access our WoWo Mall through smart phones and mobile devices. Location-based services and other mobile functionalities drive a higher level of user engagement.

  •
  Up-to-date interconnectivity to the merchants.  Customers have the option to install only the WoWo Merchant Apps of the stores that they desire or frequent and receive tailored promotion, interact with the merchant and make reservations. The convenience exceeds traditional membership cards.

  •
  Delightful shopping experience.  We believe that our marketplaces deliver a delightful shopping experience to consumers. The simple and clear layout of our WoWo Mall, the bargains available from the online stores and our optimized search capabilities allow consumers to easily browse and find the suitable service provider at the ideal location.

        We have two major revenue sources: (i) storefront fees for a limited category of merchants that have opened online stores with us through WoWo Mall, and (ii) commissions on sales made by merchant clients through the use of WoWo Coupons in our e-commerce platform. We have experienced rapid growth in recent years. Our net revenues were US$27.8 million and US$36.3 million for the years ended December 31, 2012 and 2013, respectively, including storefront fees of US$2.8 million and US$10.0 million, respectively. At the same time, our net loss decreased from US$39.0 million to

US$32.2 million for the years ended December 31, 2012 and 2013, respectively. For the nine months ended September 30, 2013 and 2014, our net revenue was US$27.6 million and US$20.6 million, respectively, including storefront fees of US$6.7 million and US$7.3 million, respectively. At the same time, our net loss was US$21.1 million and US$32.4 million for the nine months ended September 30, 2013 and 2014, respectively. We have incurred significant expenses to achieve our current economy of scale and build a premier platform, including establishing 150 service centers and promoting our "WoWo" brand across the major cities and population centers in China. However, we believe that our current cash balance, anticipated cash flows from operations, proceeds from this offering and the financial support obtained from our Chairman and CEO, Mr. Maodong Xu, will be sufficient to meet our anticipated capital needs through December 31, 2015. Specifically, Mr. Maodong Xu has personally committed in writing to provide adequate funds to enable us to meet in full our financial obligations as they fall due through December 31, 2015, which commitment is further supported by pledges of certain assets from Mr. Xu. The funds, if and when called, will be provided in the form of a cash equity investment. This committment is for an amount subject to our requirements without any limitation and regardless of whether this offering has taken place. As of January 7, 2015, Mr. Xu has provided interest free funds to support our working capital needs to the amount of US$62.6 million. We will convert all of our indebtedness owed to Mr. Xu to additional ordinary shares to be issued to him, or his designees, at our initial offering price upon the completion of this offering. Mr. Xu will own approximately                         ordinary shares, or            %, of our ordinary shares outstanding after this offering. With the financing provided by this offering and the commitment from Mr. Xu, we believe we are ready to leverage on the success we have in the past few years in terms of initial infrastructure building, gaining merchant and consumer recognition and deployment of highly effective teams to achieve future growth.

Our Competitive Advantages

        Our e-commerce platform is attractive to local merchants and mobile users.    We allow merchants to target location specific consumers with special promotions, build brand loyalty and repeat customers with a cost-effective and technologically integrated solution. Consumers are attracted to our mobile applications for its location-based searches, real-time information and promotions, and integrated reservation and payment solution.

        Early Mover in Establishing E-Commerce Platform Dedicated to Local Merchants.    We believe we are one of the first e-commerce platforms created with a view to provide dedicated services to location-based, entertainment and lifestyle merchants. Our platform empowers our merchant clients to create a strong online presence without a significant increase in capital expenditures. Our merchant clients can enjoy the network effect from our large subscriber base, cross sell to customers with related needs and conduct targeted marketing for potential customers in their neighborhoods. In addition, the ability to promote multiple service packages online also allows our merchant clients to price their services dynamically to attract customers at non-peak hours to increase sales and better manage their production yield. Over the years, we have established a strong brand name among merchants and customers and successfully extended our network across China.

        Established Local Service Network and Expertise.    Strong local presence and knowledge is critical to the long-term competitiveness of our business. We have over 2,000 merchant service representatives serving over 100,000 local merchants located in 150 major cities and population centers in China as of September 30, 2014. We staff each service center with a view to provide localized services, including employing local personnel who are familiar with the local culture, dialect, merchant and consumer habits and behavior. We believe a local employee base, with extensive local knowledge and experience, provides us with a unique competitive advantage to establish a favorable working relationship with local merchants.

        Instantaneous Mobile Connection Between Merchant Clients and Retail Consumers.    We conduct location-based marketing through our customers' use of smart phones and mobile devices. Our WoWo

Mobile App, which can be installed on our customers' smart phones or mobile devices, provides a direct link for our merchant clients to reach everyone in our nationwide customer base. Location-based search result is also the best way to provide location-based service providers with access to instant potential customers within a few miles around their stores. WoWo Mobile App also allows our merchant clients to offer dynamically priced services instantly through push technology to potential customers that fits certain specific details or exhibit certain consumer behavior.

        Proprietary Electronic Management System Facilitates Real Time Interactivity and Data Analysis.    WoWo EMS simplifies and increases the efficiency of the purchase authentication process. WoWo EMS also communicates with our central server to upload customer behavior data such as price and timing of the purchases. In turn, the customer database stored at our server can produce reports on customer analysis and feedbacks to enable the merchants or us to make follow-on service recommendation.

        Superior Online Experience and Strong Brand Recognition.    We believe our commitment to maintain the highest quality in every aspect of our service offerings enhances the online experience of the retail consumers and increases brand recognition for our merchant clients. Each day, we help our merchant clients put attractive entertainment and lifestyle packages online. Our team of writers/editors provides informative and engaging descriptions to highlight the featured deals, often with colloquial dialect designed to appeal to the retail consumers of the target location. We have also established two call centers to provide a variety of services, including merchant services, customer refunds, complaint processing and general inquiry.

        Management Team with Significant Online and Offline Experience.    Our Chairman and Chief Executive Officer, Mr. Maodong Xu, has extensive entrepreneural experience in the retail and new media industries in China. Mr. Xu has over two decades of experiences in managing China-based retail business and technology companies. Between 1992 and 2000, he founded and managed Qilu Supermarket, the largest supermarket chain in Shandong province. Mr. Xu also founded one of the leading wireless advertising companies in China, Welink Information Technology Co., Ltd. in 2009. Our Chief Financial Officer, Mr. Frank Zhao has over two decades of experience in financial and accounting management with auditing firms and public companies. Our Executive President, Mr. Tiger Jianguang Wu, also has over 10 years of experience in the Internet industry. In addition, many of our senior management team and engineers have prior working experiences with many well-known companies in China.

Our Strategy

        Our goal is to make direct interaction possible between local lifestyle merchants and their target customers. Key elements of our strategy to achieve this goal include the following:

        Increase Penetration Rate within our Covered Market.    We intend to deepen our reach in the 150 cities and population centers we cover by raising awareness among the untapped local merchants the benefits of opening a store in our WoWo Mall. We believe our focus in helping local merchants to create their own brand distinguishes our platform from other e-commerce providers in China. Local service providers that seek repeat local customers but do not have the resources to independently create or efficiently maintain a strong online presence can rely on our one-stop platform for online and offline integration of their businesses.

        Increase Service Features to Solidify Client Loyalty.    We intend to increase the service features we offer to our merchant clients, including online reservations, cash coupons, takeout orders and other features dedicated to each vertical of service offerings. Within each vertical, we intend to develop features to accommodate the business models of various types of merchants. Through broadening our services available to the merchant clients, we will help our merchant clients increase loyalty among their customers, which, in turn, we believe would also solidify our merchant clients' loyalty to us.

        Leverage our Comprehensive Electronic Management System to Sign More Clients.    We will continue to invest in and make improvements to our merchant interface. With each upgraded versions of our WoWo EMS, we intend to provide more features that will empower our merchant clients to more efficiently self manage their online stores and businesses and, at the same time, improve our services to our merchant clients. We will continue to introduce and deploy WoWo EMS services to more local merchants and our WoWo Mobile App will also enhance our merchant clients' ability to target nearby consumers through the smart phones or mobile devices they carry. We strive to help our clients increase their production yield and build brand. We believe loyalty of our own clients must come from their own success through utilizing our platform.

        Grow our Mobile Commerce Platform.    We plan to continue to add service features available to mobile consumers, including options for recording both online payment and on-site cash payment. We are currently rolling out our "WoWo Merchant App". Once installed, the WoWo Merchant App creates an icon on a retail customer's smart phones or mobile devices that provides an instant link to a particular merchant client's dedicated online store as well as other features available through our WoWo Mall. We have made the availability of WoWo Merchant App as a service feature that our merchant clients may request starting from August 1, 2014. As of September 30, 2014, we have signed approximately 1,000 contracts with various merchant clients to develop dedicated WoWo Merchant Apps for them. Integration between our WoWo EMS and WoWo Merchant Apps will also allow our merchant clients to provide interactive feedbacks to the mobile consumers and provide more tailored services. We believe WoWo Merchant App will increase customer stickiness for our merchant clients and thereby increase client loyalty to us.

Our Challenges

        We expect to face risks and uncertainties related to our business and industry, including but not limited to:

  •
  our limited operating history;

  •
  our ability to achieve and maintain profitability, especially in light of our past losses;

  •
  our ability to compete in the intensively competitive environment;

  •
  our ability to control operating expenses in connection with any strategic acquisitions and to successfully integrate the acquired businesses;

  •
  our ability to source high quality products and services from local merchants;

  •
  our ability to adapt to the evolving market from e-commerce to mobile commerce;

  •
  our ability to maintain the existing subscriber base and to attract new subscribers and merchant clients;

  •
  our ability to maintain and enhance our reputation and brand;

  •
  our ability to maintain an effective system of internal control over financial reporting;

  •
  control over our consolidated affiliated entities, which is based upon contractual arrangements rather than equity ownership; and

  •
  the regulatory environment in China.

        We also face other risks and uncertainties that may materially affect our business, financial conditions, results of operations and prospects. You should consider the risks discussed in "Risk Factors" and elsewhere in this prospectus before investing in our ADSs.

 Our Corporate Structure

        Wowo Limited is a Cayman Islands holding company incorporated on July 13, 2011. We conduct our operations in China principally through contractual arrangements between our wholly-owned PRC subsidiary, Beijing Wowo Shijie Information Technology Co., Ltd. ("Wowo Shijie") and two consolidated affiliated entities in China, namely, Beijing Wowo Tuan Information Technology Co., Ltd. ("Beijing WoWo Tuan") and Beijing Kai Yi Shi Dai Network Technology Co., Ltd. ("Kai Yi Shi Dai") and their respective shareholders. The following diagram illustrates our corporate structure as of the date of this prospectus. See "Our History and Corporate Structure" for more information on the history and operations of our corporate entities. For additional information on risks relating to the countries in which our subsidiaries operate, see "Risk Factors—Risks Relating to Doing Business in China".

(1)
Beijing Wowo Shijie Information Technology Co., Ltd.

(2)
Mr. Maodong Xu and Mr. Hanyu Liu respectively own 95% and 5% of the equity interests in Beijing Wowo Tuan.

(3)
Mr. Maodong Xu and Beijing Wowo Shiji Information Technology Co., Ltd. respectively own 60% and 40% of the equity interests in Kai Yi Shi Dai. Beijing Wowo Shiji Information Technology Co., Ltd. is principally owned by Mr. Hanyu Liu, holding 51% equity interest, Mr. Yongming Zhang, holding 15% equity interest, Mr. Weihong Xiao, holding 8% equity interest, Mr. Jianguang Wu, holding 7.5% equity interest, and Ms. Yonghong Lv, holding 6.3% equity interest.

(4)
The entity is in the process of entity deregistration.

(5)
Pursuant to the relevant agreements in connection with the acquisition of Jilin Wowo Tuan Information Technology Co., Ltd. in 2011, Beijing Wowo Tuan has transferred 49% equity interests in this entity to one of the former shareholders three years after the acquisition.

        Beijing WoWo Tuan was established in May, 2008. Mr. Maodong Xu and Mr. Hanyu Liu are the shareholders of Beijing WoWo Tuan, with Mr. Xu owning 95% and Mr. Liu owning 5% as of the date of this prospectus. We entered into a series of contractual arrangements with Beijing WoWo Tuan and the shareholders of Beijing WoWo Tuan in August 2012, which we refer to as the Beijing WoWo Tuan Agreements. These Agreements were subsequently amended and restated on August 6, 2014.

        Kai Yi Shi Dai was established in September, 2010. Mr. Maodong Xu and Beijing Wowo Shiji Information Technology Co., Ltd. are the shareholders of Kai Yi Shi Dai, with Mr. Xu owning 60% and Beijing Wowo Shiji Information Technology Co., Ltd. owning 40% as of the date of this prospectus. We entered into a series of contractual arrangements with Kai Yi Shi Dai and the shareholders of Kai Yi Shi Dai in April 2012, which we refer to as the Kai Yi Shi Dai Agreements. These Agreements were subsequently amended and restated in August 6, 2014.

        The Beijing WoWo Tuan Agreements and the Kai Yi Shi Dai Agreements include the following:

  •
  Exclusive Consulting and Service Agreements.  Wowo Shijie and each of Beijing WoWo Tuan and Kai Yi Shi Dai entered into exclusive consulting and service agreements, under which each of Beijing WoWo Tuan and Kai Yi Shi Dai, including its subsidiaries or any companies or entities under its control, agrees to engage Wowo Shijie as its exclusive provider of technical platform, technical support, maintenance and other services. Beijing WoWo Tuan and Kai Yi Shi Dai will pay to Wowo Shijie service fees determined based on the gross billings of the affiliated consolidated entities on a quarterly basis. Wowo Shijie will exclusively own any intellectual property arising from the performance of the exclusive consulting and service agreements. The fees for such consulting and services are determined at Wowo Shijie's discretion. The exclusive consulting and service agreements will be effective for ten years unless earlier terminated as set forth in the agreements or other written agreements entered into by the parties thereto. The exclusive consulting and service agreements may be extended upon the written confirmation by Wowo Shijie before the expiry of thereof, the extended term may be determined by Wowo Shijie. During the term of the exclusive consulting and service agreements, none of the affiliated consolidated entities may terminate the agreements except in the case of Wowo Shijie's gross negligence, fraud, other illegal action, bankruptcy or termination of Wowo Shijie, and in the event of bankruptcy or termination of the affiliated consolidated entities before the expiry of the exclusive consulting and service agreements, the agreements will be terminated automatically.

  •
  Equity Pledge Agreements.  The shareholders of each of Beijing WoWo Tuan and Kai Yi Shi Dai entered into equity pledge agreements with Wowo Shijie, under which the shareholders pledged all of their equity interests in each of Beijing WoWo Tuan and Kai Yi Shi Dai to Wowo Shijie as collateral to secure performance of all obligations of the affiliated consolidated entities and their shareholders under the applicable exclusive consulting and service agreement and the exclusive call option agreement. Wowo Shijie is entitled to collect dividends and other distributions (in cash or non-cash) of the shares pledged during the term of the pledge. If any event of default as provided for therein occurs, Wowo Shijie, as the pledgee, will be entitled to request immediate payment of the service fees or other fees, or to dispose of the pledged equity interests through transfer or assignment.

  •
  Power of Attorney.  The shareholders of each of Beijing WoWo Tuan and Kai Yi Shi Dai signed irrevocable power of attorney to appoint Wowo Shijie as the attorney-in-fact to act on his behalf on all matters pertaining to Beijing WoWo Tuan and Kai Yi Shi Dai and to exercise all of his rights as a shareholder of Beijing WoWo Tuan and Kai Yi Shi Dai including the right to attend shareholders meeting, to exercise voting rights and to transfer all or a part of his equity interests therein pursuant to the exclusive call option agreements. The power of attorney with each shareholder expires when the shareholder ceases to hold any equity interests in Beijing WoWo Tuan and Kai Yi Shi Dai.

  •
  Exclusive Call Option Agreements.  The shareholders of Beijing WoWo Tuan and Kai Yi Shi Dai entered into exclusive call option agreements with Wowo Shijie, pursuant to which Wowo Shijie has an exclusive option to purchase, or to designate other persons to purchase, to the extent permitted by applicable PRC laws, rules and regulations, all of the equity interest in Beijing WoWo Tuan and Kai Yi Shi Dai from the shareholders. The purchase price for the entire equity interest would be the minimum price permitted by applicable PRC laws, rules and regulations, unless otherwise required by PRC laws or agreed in writing by Wowo Shijie and the shareholders of the affiliated consolidated entities. The term of each exclusive call option agreement will be ten years, and can be extended upon the written confirmation by Wowo Shijie prior to the expiration of the agreement and the extended term may be determined by Wowo Shijie.

        We rely on the contractual arrangements described above to control and operate our businesses and the assets held by Beijing WoWo Tuan and the Kai Yi Shi Dai and their subsidiaries. These contractual arrangements are not the same as direct ownership and might not be effective in providing operational control of our business and assets. If Beijing WoWo Tuan and the Kai Yi Shi Dai or the shareholders fail to perform their respective obligations under these contractual arrangements, our ability to enforce the contractual arrangement that provides us an effective control over Beijing WoWo Tuan and the Kai Yi Shi Dai could be limited. Furthermore, if we were unable to maintain an effective control over Beijing WoWo Tuan and the Kai Yi Shi Dai, we would not be able to continue to consolidate the financial results of Beijing WoWo Tuan and the Kai Yi Shi Dai and their subsidiaries with ours. See "Risk Factors—Risks Related to Our Corporate Structure and Dependence on our Contractual Arrangements with our Affiliates—We rely on contractual arrangements with our consolidated affiliated entities in China and their shareholders for our operations, which might not be as effective as in direct ownership in providing operational control". Our Chairman and CEO, Mr. Maodong Xu, beneficially owns approximately 37.35% of our ordinary shares prior to this offering and will continue to own approximately                                of our ordinary shares after this offering. Mr. Xu, is also the shareholder of Beijing Wowo Tuan and Kai Yi Shi Dai. Notwithstanding that Mr. Xu is our single largest shareholder, his interest could differ from the interests of our company as a whole. See "Risk Factors—Risks Related to Our Corporate Structure and Dependence on our Contractual Arrangements with our Affiliates—The shareholder of Beijing Wowo Tuan, Mr. Maodong Xu could have potential conflicts of interest with us, and if any such conflicts of interest are not resolved in our favor, our business could be adversely affected" and "—Any failure by our consolidated affiliated entities or their respective shareholders to perform their obligations under our contractual arrangements with them could have an adverse effect on our business".

Our Corporate Information

        Our principal offices are located at Third Floor, Chuangxin Building, No.18 Xinxi Road, Haidian District, Beijing, People's Republic of China. Our telephone number at this address is +8610 5906 5200 and our fax number is +8610 5906 5500. Our registered office in the Cayman Islands is at Offshore Incorporations (Cayman) Limited, Scotia Centre, 4th Floor, P.O. Box 2804, George Town, Grand Cayman KY1-1112, Cayman Islands. Our website is 55.com. The information contained on our website does not constitute a part of this prospectus.

        Investor inquiries should be directed to us at the address and telephone number of our principal offices set forth above. Our agent for service of process in the United States is [Law Debenture Corporate Services Inc.]

Implications of Being an Emerging Growth Company

        As a company with less than US$1.0 billion in revenues for the last fiscal year, we qualify as an "emerging growth company" pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company's internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Furthermore, we are not required to present selected financial information or any management's discussion herein for any period prior to the earliest audited period presented in connection with this prospectus.

        We will remain an emerging growth company until the earliest of (a) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.0 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a "large accelerated filer" under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Conventions That Apply to This Prospectus

        In this prospectus, unless otherwise indicated or the context otherwise requires, references to:

  •
  "we", "us", "our company", or "our" refers to Wowo Limited, its subsidiaries and consolidated affiliated entities;

  •
  "ordinary shares" refer to, prior to the completion of this offering, our ordinary shares, par value US$0.00001 per share, and, after the completion of this offering, our ordinary shares, par value US$0.00001 per share;

  •
  "ADS" refers to American depositary shares, each of which represents                ordinary shares;

  •
  "China" or the "PRC" refers to the People's Republic of China excluding, for the purpose of this prospectus only, Hong Kong, Macau and Taiwan;

  •
  "Renminbi" or "RMB" refers to the legal currency of China; and

  •
  "$", "US$", "dollars" or "U.S. dollars" refers to the legal currency of the United States.

        Unless specifically indicated otherwise or unless the context otherwise requires, all references to our ordinary shares (i) assume no exercise by the underwriters of their option to purchase additional ADSs (ii) excludes options to purchase up to 29,889,914 of our ordinary shares outstanding as of the date of this prospectus.

        Our reporting and functional currency is U.S. dollar. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations of Renminbi into U.S. dollars were made at RMB6.0537 to $1.00, the noon buying rate on December 31, 2013 as set forth in the H.10 statistical release of the U.S. Federal Reserve Board. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On September 30, 2014, the noon buying rate for Renminbi was RMB 6.1380 to $1.00.

 THE OFFERING

Price per ADS	We estimate that the initial public offering price will be between US$ and US$ per ADS.
ADSs offered by us	ADSs
ADSs outstanding immediately after this offering	ADSs (or ADSs if the underwriters exercise in full the over-allotment option).
Ordinary shares outstanding immediately prior to this offering	ordinary shares.
Ordinary shares outstanding immediately after this offering	ordinary shares (or ordinary shares if the underwriters exercise in full the over-allotment option).
Over-allotment option

We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an aggregate of            additional ADSs at the initial public offering price, less underwriting discounts and commissions, solely for the purpose of covering over-allotments.

[Reserved ADSs

At our request, the underwriters have reserved for sale, at the initial public offering price, up to an aggregate of            ADSs offered in this offering to some of our directors, officers, employees, business associates and related persons through a directed share program.]

The ADSs	Each ADS represents ordinary shares. The ADSs will be evidenced by American Depositary Receipts, or ADRs.

The depositary, [Citibank, N.A.], will be the holder of the ordinary shares represented by the ADSs and you will have the rights of an ADR holder as provided in the deposit agreement dated            , 2015 among us, the depositary and holders and beneficial owners of ADSs from time to time.

You may surrender your ADSs to the depositary to withdraw the ordinary shares represented by your ADSs. The depositary will charge you a fee for such an exchange.

We may amend or terminate the deposit agreement for any reason without your consent. Any amendment that imposes or increases fees or charges or which materially prejudices any substantial existing right you have as an ADS holder will not become effective as to outstanding ADSs until 30 days after notice of the amendment is given to ADS holders. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled "Description of American Depositary Shares". We also encourage you to read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.

Use of proceeds	We anticipate using the net proceeds of this offering for general corporate purposes, including future operating losses and working capital needs by December 31, 2015. See "Use of Proceeds".
Risk factors

See "Risk Factors" and other information included in this prospectus for a discussion of the risks relating to investing in our ADSs. You should carefully consider these risks before deciding to invest in our ADSs.

Listing

We have applied to list our ADSs on the Nasdaq Global Market under the symbol "WOWO". Our ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system.

Depositary	[Citibank, N.A.]
Lock-up

We, our directors, executive officers, existing shareholders and option holders have agreed with the underwriters not to sell, transfer or dispose of any ADSs, ordinary shares or similar securities for a period of 180 days after the date of this prospectus. See "Shares Eligible for Future Sale" and "Underwriting".

 SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following summary consolidated statements of operations for the years ended December 31, 2012 and 2013, and summary consolidated balance sheet data as of December 31, 2012 and 2013, have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations and summary consolidated statements of cash flow data presented below for the nine-month periods ended September 30, 2013 and 2014 and the summary consolidated balance sheet data as of September 30, 2014 have been derived from the unaudited condensed consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the period presented. The summary consolidated statements of operations and balance sheet data for the year ended and as of December 31, 2011 are derived from our audited financial statements not included in this prospectus. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Consolidated Financial Data section together with our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	For the year ended December 31,			For the nine months ended September 30,
	2011	2012	2013	2013	2014
	(US$ in thousands, except share and share related data)
Summary consolidated statements of operations data
Net revenues	11,540	27,815	36,253	27,633	20,642
Cost of revenues	5,986	7,185	6,583	4,739	5,516

Gross profit	5,554	20,630	29,670	22,894	15,126

Operating expenses:
Marketing	36,092	12,487	10,426	8,077	8,719
Selling, general and administrative	60,498	47,010	49,280	35,825	38,697
Impairment of intangible assets	—	—	2,035	—	—

Total operating expenses	96,590	59,497	61,741	43,902	47,416

Loss from operations	(91,036)	(38,867)	(32,071)	(21,008)	(32,290)

Interest income	77	21	44	43	6
Interest expense	(166)	(224)	(137)	(107)	(12)
Other income/(expense), net	410	20	(89)	(55)	(151)
Gain (loss) from disposal of VIE and VIE's subsidiaries	266	(29)	—	—	—

Loss before provision for income taxes	(90,449)	(39,079)	(32,253)	(21,127)	(32,447)
Provision for income tax benefits	(60)	(69)	(81)	6	—

Net loss	(90,389)	(39,010)	(32,172)	(21,121)	(32,447)

Less: net loss attributable to noncontrolling interests	(422)	—	—	—	—
Net loss attributable to Wowo Limited	(89,967)	(39,010)	(32,172)	(21,121)	(32,447)

Accretion for Series A-1 convertible redeemable preferred shares	553	289	1,199	878	1,058
Accretion for Series A-2 convertible redeemable preferred shares	4,040	15,748	34,336	24,425	36,443
Accretion for Series B convertible redeemable preferred shares	—	1,544	2,106	1,552	1,785

Net loss attributable to holders of ordinary shares of Wowo Limited	(94,560)	(56,591)	(69,813)	(47,976)	(71,733)

Net loss per ordinary share:
Basic	(0.30)	(0.18)	(0.23)	(0.16)	(0.24)
Diluted	(0.30)	(0.18)	(0.23)	(0.16)	(0.24)
Net income per Series A-1 convertible redeemable preferred shares—Basic	0.13	0.03	0.10	0.07	0.09
Net income per Series A-2 convertible redeemable preferred shares—Basic	0.14	0.14	0.28	0.20	0.30
Net income per Series B convertible redeemable preferred shares—Basic	N/A	0.06	0.07	0.05	0.06
Shares used in computation of net loss per ordinary share:
Basic	319,927,791	310,188,010	303,886,640	303,886,640	303,886,640
Diluted	319,927,791	310,188,010	303,886,640	303,886,640	303,886,640
Shares used in computation of net income per Series A-1 convertible redeemable preferred share	4,105,923	11,151,244	12,202,988	12,202,988	12,202,988
Shares used in computation of net income per Series A-2 convertible redeemable preferred share	28,930,139	110,937,536	122,029,877	122,029,877	122,029,877
Shares used in computation of net income per Series B convertible redeemable preferred share	N/A	25,659,708	30,507,471	30,507,471	30,507,471

				As of September 30, 2014
	As of December 31,
					Unaudited pro forma(1)	Pro forma as adjusted(2)
	2011	2012	2013	Actual
	(US$ in thousands)
Summary consolidated balance sheet data
Total current assets	20,843	11,753	11,640	10,309	10,309
Total assets	38,323	26,991	23,375	20,782	20,782
Total current liabilities	53,324	67,297	96,425	123,754	70,080
Total liabilities	53,484	67,387	96,425	123,754	70,080
Total deficit	(74,544)	(86,594)	(156,889)	(226,097)	(49,298)
Total liabilities, mezzanine equity and deficit	38,323	26,991	23,375	20,782	20,782

Notes:

(1)
The consolidated balance sheet data as of September 30, 2014 are adjusted on a unaudited pro forma basis to give effect to the automatic conversion of all of our outstanding series A-1, series A-2 and series B preferred shares into 164,740,336 ordinary shares and all indebtedness owed to Mr. Xu at IPO price upon the completion of this offering.

(2)
The consolidated balance sheet data as of September 30, 2014 are adjusted on a unaudited pro forma as adjusted basis to give effect to (i) the automatic conversion of all of our outstanding series A-1, series A-2 and series B preferred shares into 164,740,336 ordinary shares and all indebtedness owed to Mr. Xu at IPO price upon the completion of this offering and (ii) the sale of ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$                  per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise the over-allotment option.

        The following operating metrics are derived from our operating database:

	As of or for the three months ended,
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014	June 30, 2014	September 30, 2014
Operating Metrics
Number of merchant clients(1)	35,194	34,299	41,082	43,982	45,051	56,676	69,851	76,910	77,355	92,002	105,430
Number of merchant clients with an active online store during the quarter(2)	2,075	8,185	23,358	29,346	32,588	43,442	55,065	60,306	57,862	63,134	70,417
Number of service offerings(3)	74,348	87,254	107,239	142,827	156,777	203,681	261,662	295,108	302,547	366,659	430,473
Number of installed WoWo Mall Apps(4)	101,419	1,034,706	2,359,908	3,811,820	5,588,879	7,163,276	8,872,398	10,426,455	12,484,304	14,511,022	17,294,932

Notes:

(1)
Number of merchant clients reflects the number of total merchant clients, which includes number of merchant clients that have opened a storefront in our WoWo Mall as well as merchant clients that have only participated in our group buy/flash sale channel without opening a storefront in our WoWo Mall, that have made a sale during the given period.

(2)
Number of merchant clients with an active online store during the quarter reflects the number of merchant clients who has an active online store in our WoWo Mall at any time during the given period, no matter if the online store is still opened at the end of the given period. A merchant client may open more than one online store. Typically for a franchised merchant, the entire franchise may open only one online store though it may have multiple brick and mortar stores.

(3)
Number of service offerings reflects the variety of service offerings provided by our merchant clients that our customers may view and purchase in our group buy/flash sale channel and online stores in our WoWo Mall during a given period.

(4)
Number of installed WoWo Apps reflects the number of WoWo Mobile Apps the retail consumers have downloaded and installed on their smart phones or mobile devices since the commencement of our mobile commerce operation in the end of 2011 to a specific date.

RISK FACTORS

        Investing in our ADSs involves a high degree of risk. You should carefully consider the following risk factors that we have identified and all other information contained in this prospectus before purchasing our ADSs. If any of the following risks occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our ADSs could decline, and you could lose some or all of your investment.

Risks Relating to Our Business and Industry

We have a limited operating history and our business model is subject to uncertainties, which makes it difficult to evaluate our business.

        We launched our group buying services in March 2010 and augmented it with our new WoWo Mall services in June 2012. We have a limited operating history and a relatively new business model in an emerging and rapidly evolving market. This makes it difficult for you to evaluate our business, financial performance and prospects, and our historical growth rate might not be indicative of our future performance. Although we have achieved significant revenue growth since our inception, we cannot assure you that we will be able to achieve similar growth in the future. Moreover, a portion of such growth was achieved through acquisition of selected local group buying/flash sale service providers in second-, third- and fourth-tier cities in China in 2010. We do not plan to continue our growth through similar acquisition strategy in the future and we cannot assure you that the acquired local group buying/flash sale businesses will grow as quickly as we have planned. In addition, the business model of building a third-party e-commerce platform dedicated to location-based, entertainment and lifestyle service providers such as restaurants, movie theaters and beauty salons, is still a new business model in China. Although we have experienced substantial growth since our inception in early 2010, given our limited history it is difficult to predict if the growth will be sustainable in the future, and the market might evolve in ways that are difficult to anticipate. You should consider our prospects in light of the risks and uncertainties that fast-growing companies in a rapidly evolving market might encounter. These risks and difficulties include, but are not limited to:

  •
  a new and relatively unproven business model;

  •
  our ability to anticipate and adapt to a developing market and industry;

  •
  our need to achieve greater brand recognition;

  •
  our ability to attract sufficient merchant clients and retail customers, and generate sufficient net sales or cash flow;

  •
  market acceptance of our business model;

  •
  difficulties in managing rapid growth in personnel and operations;

  •
  high expenditures associated with our geographic expansion, brand promotion and marketing activities; and

  •
  our ability to compete in the market.

        We cannot be certain that our business strategy will be successful or that we will successfully address these risks. Our failure to address any of the risks described above could have adverse effect on our business, financial condition and results of operations.

We have never been profitable and expect to continue to incur losses in the future.

        We incurred net loss in the amount of US$39.0 million, US$32.2 million and US$32.4 million for the years ended December 31, 2012 and 2013, and for the nine months ended September 30, 2014, respectively, primarily due to the significant expenses incurred to achieve our current economy of scale and build our platform. Although we expect our net loss to decrease as a percentage of our total net revenues, as we continue to expand and develop, we expect to continue to incur losses in the near future.

        In addition, our total current liabilities exceed our total current assets by US$113.4 million as of September 30, 2014. We have incurred net losses and experienced negative cash flow from operating activities since our inception. We anticipate that we will incur additional $20 million negative cash flow from operating activities until December 31, 2015.

        Mr. Xu has provided interest-free funds of US$62.6 million to support our working capital needs as of January 7, 2015. We will convert all of our outstanding indebtedness owe to Mr. Xu to additional ordinary shares to be issued to him, or his designees, at our initial offering price upon the closing of this offering. We are obligated to repay the loans from Mr. Xu when it falls due if this offering is not successful. If Mr. Xu fails to provide adequate funds to enable us to meet our financial obligations and we are not able to obtain additional funding in sufficient amount or on terms acceptable to us when needed, we may have to significantly delay, scale back or discontinue certain portion of our operations. Any of these events could significantly harm our business, financial condition and prospects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

We have spent substantial amounts in operating expenses and could require additional funding in the future.

        Our operations have consumed substantial amounts of cash since our inception. We expect to continue to spend additional amounts in operating expenses in line with our projected growth. We estimate that our net proceeds from this offering will be approximately US$             million, based upon an assumed initial public offering price of US$            per ADS, the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We expect that our existing cash balances and the commitment for future financial support obtained from our Chairman and CEO, Maodong Xu, will be sufficient to fund our capital requirements for at least the next 12 months. However, we may require additional cash due to changing business conditions or other future development, including any investments we may decide to pursue. We cannot be certain that additional funding will be available to us on acceptable terms, or at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us when needed, we may have to significantly delay, scale back or discontinue certain portion of our operations. Any of these events could significantly harm our business, financial condition and prospects.

We operate in an intensely competitive environment, which could lead to declining revenue growth or other circumstances that could negatively affect our business, financial condition and results of operations.

        The e-commerce industry in China is highly competitive due to a number of factors, such as the relatively low barriers to entry, the continued growth of e-commerce in China and the growing acceptance of online shopping by Chinese Internet users that has resulted in a large number of e-commerce players. Many major Chinese portal, social network and e-commerce websites such as taobao.com also offer e-commerce for local services, including. restaurant pre-order and takeaway dining services. Major Chinese social network sites have also started to offer group buying/flash sale services and e-commerce for local services, which could pose significant competition to our business, given the usually large user base of such social network sites and the synergy of the business models between social network, group buying/flash sale services and e-commerce for local services. In addition, certain specialized Internet websites offer e-commerce for local services by specific service providers, such as those in the restaurants industry, that could directly or indirectly compete with our business and our merchant clients. Some of our competitors invest significant capital and human resources in advertisements and promotions, which could potentially dilute our brand recognition and affect our customer base. Our competitors may also offer similar offerings at lower prices than we do or with packages more attractive than ours. In addition, certain competitors may be willing to offer retail packages to consumers or e-commerce service packages to local service merchants that generate low or negative gross margins in an effort to increase market share. Some of these e-commerce websites have longer operating histories, greater financial, marketing and other resources and larger customer bases than we do. Such competitors may leverage their resources and existing customer base to quickly increase their market shares. The Chinese e-commerce industry has been going through a consolidation phase due to intense competition and as a result, many e-commerce service providers that cannot adapt quickly did not or will not survive the market evolvement. See "Our Business—Competition". If we are not able to respond to the change in market conditions or customer preferences, or if we fail to successfully execute our business strategy, our business, financial condition and results of operations could be adversely affected.

The economy of China in general and the online service industry in particular might not grow as quickly as expected, which could adversely affect our revenues and business prospects.

        Our business and prospects depend on the continuing development and expansion of the e-commerce and mobile commerce industries in China, which in turn depends upon the continuing growth of the economy of China in general and the local, entertainment and lifestyle service providers, such as restaurants, movie theaters and beauty salons, in particular. Both the e-commerce for local services industry and group buying/flash sale industry in China have experienced substantial growth in recent years in terms of number of customers and revenues. We cannot assure you, however, that e-commerce for local services will continue to grow at the same pace as in the past. Growth is affected by numerous factors, such as regulatory changes, public perception of and receptiveness towards the e-commerce for local services industry, customers' general online purchasing experiences, technological innovations, development of Internet and Internet-based services, and the macroeconomic environment. Moreover, concerns about fraud, privacy and other problems could discourage additional merchant clients and retail consumers from adopting e-commerce and mobile commerce. If the e-commerce for local services industry in China does not grow as quickly as expected, both our merchant client base and our retail customer base could decrease and our business and prospects could be adversely affected.

If we fail to retain existing merchant clients or attract new merchant clients, our business, financial conditions and results of operations could be adversely affected.

        We depend on our merchant clients to provide location-based, entertainment and lifestyle services that draw retail consumers to our website. We have a large number of merchant service representatives who maintain cooperative relationships with existing merchant clients and identify and form new relationships with other local merchants on an ongoing basis. We are in the process of converting many local merchant clients that historically have provided goods and services for group buying/flash sales on a deal-by-deal basis to long term business partners with a storefront in our WoWo Mall. Our ability to retain existing merchant clients and to attract or convert new local merchants to our platform service offering is crucial to our ability to offer attractive and diversified e-commerce opportunities for local services to the retail consumers on a continuous basis. However, our merchant clients may find our services no longer suitable to their business operations due to a number of factors, such as changing market conditions, changing business goals of the merchant clients, or other factors that are out of our control, which could prevent us from designing and promoting a marketing campaign suitable for such merchant client. If existing merchant clients find our services to be ineffective or not tailored to their needs, they may decide not to continue their cooperation with us. Existing merchant clients may also switch to our competitors who offer better services or more attractive pricing terms. On the other hand, we might not succeed in our efforts to secure new business arrangements with local merchants due to a number of factors, such as lack of access to the local merchants' desired customer base, or inability to offer brand building campaigns that are acceptable to the local businesses. If we are not able to retain and expand our local merchant client base, the number and variety of service offerings we are able to offer our customer and storefronts in the WoWo Mall could decrease, which, as a result, could also adversely affect our business, financial conditions and results of operations.

We might not be able to maintain and improve the network effects of our merchant and customer bases, which could negatively affect our business and prospects.

        Our ability to maintain a strong network effect, generated by the usage of our platform by our large merchant client and retail customer base, is critical to our success. The extent to which we are able to maintain and strengthen this network depends on our ability to:

  •
  offer a secure and open platform for all of our merchant clients and retail customers;

  •
  provide tools and services that meet the evolving needs of merchants and consumers;

  •
  provide a wide range of high-quality service categories and offerings to retail consumers;

  •
  provide merchants with a high level of traffic flow with strong commercial intent and effective online marketing services;

  •
  enhance the attractiveness of our mobile commerce platform;

  •
  arrange secure and trusted payment settlement;

  •
  maintain the quality of our merchant client services and retail customer services; and

  •
  continue to adapt to the changing demands of the market.

        In addition, changes we make to enhance and improve our network and balance the needs and interests of the various merchants and consumers might not be viewed positively from every merchant and consumer. If we fail to balance the interests of our merchant clients and retail customers, certain customer could stop visiting our marketplaces, conduct fewer transactions or use alternative platforms, any of which could result in a material decrease in our revenue and net income.

Our operating philosophy and interest in maintaining a strong network effect could negatively influence our short-term financial performance.

        Consistent with our operating philosophy and focus on the long-term interests of our merchant clients, we may take actions that fail to generate short-term financial results and we cannot assure you that these actions will produce long-term benefits. For example, in order to focus on creating a thriving marketplace, we currently charge storefront fees only to certain small- and medium-sized local lifestyle service providers and we plan to enlarge the category of paying merchant clients to larger or higher revenue merchants only when this business model have gained a wide base acceptance. Our efforts relating to our mobile platform have also emphasized on building the brand recognition of individual merchants, rather than the entire WoWo Mall network. We focus on sourcing local consumers to local merchants for repeat visits and brand loyalty over immediate financial gain. We also make investments in new categories of services and offerings that might not provide economic benefits to us in the short-term or at all.

If Internet search engines' ranking methodologies are modified or our search result page rankings declines, our user traffic could decrease.

        We depend in part on various Internet companies in China, such as baidu.com, to direct traffic to our website. Our ability to maintain and increase the number of visitors directed to our website is not entirely within our control. Our competitors' search engine optimization efforts could result in their websites receiving a higher search result page ranking than ours, or Internet companies could revise their methodologies in an attempt to improve their search results, which could adversely affect the placement of our search result page ranking. If Internet companies modify their search algorithms in ways that are detrimental to our subscriber growth or in ways that make it harder for retail consumers to find our website, or if our competitors' search engine optimization efforts are more successful than ours, our overall growth in user traffic could slowdown or decrease, and we could lose existing customers. Our website has experienced fluctuations in search result rankings in the past, and we anticipate similar fluctuations in the future. Any reduction in the number of visitors directed to our website could harm our business, financial condition and results of operations.

User behavior on smart phones and mobile devices is rapidly evolving, and if we fail to successfully adapt to these changes, our competitiveness and market position could suffer.

        Chinese consumers are increasingly using smart phones and mobile devices for a wide range of purposes, including purchasing local services. While a significant and growing portion of China's consumers are accessing our platform through mobile devices, this area of connectivity is still relatively new and developing and we might not be able to continue to increase the level of mobile access to and engagement on our WoWo Mall. The variety of technical and other configurations across different smart phones, mobile devices and platforms increase the challenges associated with this environment. Our ability to successfully expand the use of smart phones and mobile devices to access our platform is affected by the following factors:

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  our ability to continue to provide compelling e-commerce platforms and tools in a multi-device environment;

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  the quality of our mobile commerce offerings and mobile-based payment services;

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  our ability to successfully deploy apps on popular mobile operating systems that we do not control, such as Android and iOS;

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  our ability to adapt to the device standards used by third-party manufacturers and distributors; and

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  the attractiveness of alternative platforms.

        If we are unable to attract significant numbers of new mobile customers and increase levels of mobile engagement, our ability to maintain or grow our business could be adversely affected.

We might not be able to successfully monetize traffic on our mobile commerce platform, which could have an adverse effect on our business.

        An increasing percentage of our users are accessing our WoWo Mall through smart phones and mobile devices, a trend that we expect to continue. Our ability to monetize our mobile user traffic through our WoWo Mobile infrastructure is critical to our business and our growth. We face a number of challenges to successfully monetizing our mobile user traffic, including:

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  providing branding services for our merchant clients in a compelling and effective manner on smart phones and mobile devices;

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  developing alternative sources of revenue generated from mobile access to our platforms;

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  offering a comprehensive user experience on our WoWo Apps and WoWo Merchant Apps; and

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  ensuring that the mobile services we provide are secure and trusted.

        If we are unable to monetize that increased use of smart phones and mobile devices for mobile commerce use, our business might not grow or could even decline, and our revenues and net income could reduce. For instance, to date we have chosen not to display as many marketing impressions on our WoWo Apps and WoWo Merchant Apps as compared to on our personal computer-based websites due to the limited screen size of the smart phones and mobile devices. Although we do not believe the increasing use of mobile devices to conduct commerce has had an adverse effect on our business, our rapid overall growth could make less apparent any adverse effects of this trend on our near-term financial performance. Going forward we believe our financial results will become increasingly dependent on our ability to monetize the use of smart phones and mobile devices to access our platform. We expect this trend will have a greater effect on our business to the extent that shopping on smart phones and mobile devices displaces transactions that could otherwise have occurred on personal computers.

If we are not able to continue to innovate or if we fail to adapt to changes in our industry, our business, financial condition and results of operations could be adversely affected.

        The Internet industry is characterized by rapidly changing technology, evolving industry standards, new service and product introductions and changing customer demands. Furthermore, our competitors are constantly developing innovations in Internet search, online marketing, communications, social networking and other services to enhance users' online experience. We continue to invest significant resources in our infrastructure, research and development and other areas in order to enhance our platform technology and our existing products and services as well as to introduce new high quality products and services that will attract more local merchants and retail consumers to our platform. The changes and developments taking place in our industry could also require us to re-evaluate our business model and adopt significant changes to our long-term strategies and business plan. Our failure to innovate and adapt to these changes could have an adverse effect on our business, financial condition and results of operations.

Our quality control might not always be sufficient to review the goods and services our merchant clients offer to the retail customers, which could result in the need for refunds or replacements and could affect our profits and brand.

        We create, promote and help operate online storefronts in our WoWo Mall in collaboration with our merchant clients. Once the retail customers purchase the goods or services from our website, we rely on our merchant clients to provide such goods and services to the retail customers. Any customer dissatisfaction resulting from poor quality of goods or services provided by our merchant clients could have an adverse effect on our reputation or revenue, if customers make claims publicly. Many of our merchant clients are small local business operators that lack the necessary resources for adequate quality control. Moreover, when we create an online storefront in our WoWo Mall for our merchant clients, we and our merchant clients might not always accurately estimate the merchant clients' inventories or service capacity, which could lead to overselling goods and services and result in the local merchants' failure to provide quality goods or services. Our business depends on our ability to ensure that high quality goods and services are provided to consumers on a consistent basis. This has placed, and will continue to place, substantial demands on our operational, technological and other resources. We cannot assure you that such measures will always be sufficient in discovering and remedying merchandise defects or service shortcomings, some of which are out of our control. If customers are not satisfied with the goods and services and request a large amount of refunds or replacement of goods, it could adversely affect our cash flows, financial conditions and results of operations. In addition, as we expand the types of goods and services for which we offer, the operational cost of quality control will also likely increase, which will have a negative effect on our profits.

If we are forced to offer a more favorable or accelerated payment scheme to our merchant clients, our operating cash flow and results of operations could be adversely affected.

        Currently, we generate a substantial portion of our revenues as commission from the sales of WoWo Coupons to the retail customers, which amounts to 72.5% and 64.7% of our net revenue in 2013 and the nine months ended September 30, 2014, respectfully. We collect cash upfront when the retail customers purchase WoWo Coupons, and we make payments to the merchant clients who provide the goods or services for which the coupons are redeemed on later dates and in several installments, usually proportional to the ratio of the redeemed WoWo Coupons as to the total number of WoWo

Coupons sold. We leverage the operating cash inflows provided by the payments received from the retail customers to fund our working capital needs. If we are forced to offer a more favorable or accelerated payment scheme to our merchant clients as a result of a shift in market practice or an increase in the bargaining power of our merchant clients, our operating cash flow and results of operations could be adversely affected and we would have to seek alternative financing to fund our working capital needs.

An increase in our refunds to the retail customers could adversely affect our liquidity and profitability.

        To enhance our customers' satisfaction and service quality, we offer immediate refunds, if the customer is not satisfied with the goods or services provided as specified on such WoWo Coupon, or within 20 days after expiration if the WoWo Coupon had not been redeemed upon expiration. Retail customers can contact our call center for a refund request. After we grant a refund to a customer, we typically claim reimbursements from the merchant client who provided the goods or services pursuant to our contractual arrangement with such merchant client, but we cannot guarantee that we will always be reimbursed in full, or at all. In addition, our standard agreements with our merchant clients generally limit the time period during which we can claim reimbursement of refunds we pay to our customers. The continued growth of business and the increased number of our merchant clients put a high demand on our service and merchandise quality control. If we are not able to scale our quality control operations correspondingly we could incur a higher refund expense as a result, which would have an adverse effect on our liquidity and profitability.

We might not be able to successfully expand the types of goods and services available on our WoWo Mall, which could adversely affect our business, financial conditions and results of operations.

        We currently organize our service offerings into verticals in the WoWo Mall, namely, restaurants, movies and entertainment, hotels and travel, beauty and health, and lifestyle and household services, as well as retail goods. We intend to continue to increase the variety of goods and services in each vertical, as well as add new service categories to better characterize and manage our offerings and enhance customer purchase experience. We would need to make substantial investments in connection with such efforts. We could also face greater competition in specific categories from other e-commerce service providers that are more focused on such categories. In addition, we need to make investments in quality control and after-sale services for new categories of goods and services and such investments could be significant or even exceed our budget. If the launch of a new category requires investments greater than we expect, or if we are unable to offer enough goods and services that are of high quality, value and variety or if the revenue generated from a new category grows more slowly or produces lower gross profits than we expect, our business, financial condition and results of operations could be adversely affected.

The development and launch of new services or new technologies might not be achieved in a timely manner or at all and such services or technologies might not be successful.

        Our success in attracting new merchant clients and retail customers and retaining existing merchant clients and retail customers depends partly on our ability to consistently develop and launch new and innovative services and technologies. Although we will continue to focus on research and development going forward, we cannot assure you that we will continue to be able to upgrade the technology required to maintain our leading position in, or to keep up-to-date with, developments across the e-commerce industry and to launch such services or new technologies in a timely manner or at all. New technologies and software are also less likely to be reliable, robust and resistant to viruses or failure. Given the fast growth of the e-commerce industry, we might not have enough time to fully test the new technologies and software we develop before we deploy them on our website, which could cause service problems and a negative customer experience. We are developing and upgrading a number of new services and technologies, such as our mobile device applications, WoWo Mobile App and WoWo Merchant App, and our proprietary electronic management system, WoWo EMS, as well as continue to fine-tune our WoWo Mall websites and introduce more features and functions for location-based marketing, to enhance the customer experience and facilitate access to and usage of our services. There is no guarantee such new services and technologies will achieve their desired effect of retaining existing and attracting new merchants and consumers, or generating sufficient revenue or other value to justify our investment, and as a result our business, financial conditions and results of operations could be adversely affected.

        Moreover, the applications we developed for mobile devices, WoWo Mobile App and WoWo Merchant App, might not be able to gain wide adoption as we expect. Compared with personal computer, smart phones and mobile devices typically have lower screen resolution, less memory and more limited functionality, which makes the access to our services through such devices relatively difficult, especially for displaying coupon images and descriptions that are designed primarily for online distribution. If we are unable to attract and retain a substantial number of mobile device consumers to our services or if we are slow to develop services and technologies that are more compatible with smart phones and mobile devices relative to our competitors, we could fail to capture a significant share of new retail consumers or lose our existing customers who switch to mobile Internet devices for their purchases.

The successful operation of our business depends upon the performance and reliability of the Internet and mobile telecommunications infrastructures in China.

        Our business depends on the performance and reliability of the Internet and mobile telecommunications infrastructures in China. Almost all access to the Internet is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology of China. In addition, the national networks in China are connected to the Internet through state-owned international gateways, which are the only channels through which a domestic user can connect to the Internet outside of China. We might not have access to alternative networks in the event of disruptions, failures or other problems with China's Internet infrastructure. In addition, the Internet infrastructure in China might not support the demands associated with continued growth in Internet usage.

        The failure of telecommunications network operators to provide us with the requisite bandwidth could also interfere with the speed and availability of our websites. We have no control over the costs of the services provided by the national telecommunications operators. If the prices that we pay for telecommunications and Internet services rise significantly, or if the telecommunication network in China is disrupted or failed, our gross margins could be adversely affected. Technical limitations on Internet use could also be developed or implemented. For example, restrictions could be implemented on personal Internet use in the workplace in general or access to our website in particular. This could lead to a reduction of customers' activities or a loss of customers altogether, which in turn could have an adverse effect on our financial position and results of operations. In addition, if Internet access fees or other charges to Internet users increase, our user traffic might decrease, which in turn could significantly decrease our revenues.

Our own information technology systems and infrastructure could fail or be subject to disruption.

        Our platform depends on the efficient and uninterrupted operation of our computer and communications systems. Substantially all of our computer hardware and our cloud computing services are currently located in China. In addition, a large number of merchants maintain their customer relationship management systems on our web-based computing platform, WoWo EMS, which contains substantial quantities of data relating to their accounts, transaction data, customer information and other data that enables merchants to operate and manage their online stores. Although we have prepared for contingencies through redundancy measures and disaster recovery plans, such preparation might not be sufficient and we do not carry business interruption insurance. Despite any precautions we take, the occurrence of a natural disaster, such as an earthquake, flood or fire, or other unanticipated problems at our facilities in China, including power outages, telecommunications delays or failures, break-ins to our systems or computer viruses, could result in delays or interruptions to our WoWo Mall website or other portion of our platform, loss of our and our merchant clients' data and business interruption for us and our merchant clients. Any of these events could damage our reputation, significantly disrupt our operations and the operations of the merchants and subject us to liability, which could adversely affect our business, financial condition and results of operations.

        Security breaches and attacks against our systems and network, and any potentially resulting breach or failure to otherwise protect confidential and proprietary information could damage our reputation and negatively impact our business, as well as adversely affect our business, reputation, financial condition and results of operations.

        Although we have employed significant resources to develop our security measures against breaches, our cyber security measures might not detect or prevent all attempts to compromise our systems, including distributed denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that could jeopardize the security of information stored in and transmitted by our systems or that we otherwise maintain. Breaches of our cyber security measures could result in unauthorized access to our systems, misappropriation of information or data, deletion or modification of client or customer information, or a denial-of-service or other interruption to our business operations. As techniques used to obtain unauthorized access to or sabotage systems change frequently and might not be known until launched against us or our third-party service providers, such as our online payment processors, we might not be able to anticipate, or implement adequate measures to protect against, these attacks.

        We have in the past and are likely again in the future to be subject to these types of attacks, although to date no such attack has resulted in any material damages or remediation costs. If we are unable to avert these attacks and security breaches, we could be subject to significant legal and financial liability, our reputation could be harmed and we could sustain substantial revenue loss from lost sales and customer dissatisfaction. We might not have the resources or technical sophistication to anticipate or prevent rapidly evolving types of cyber-attacks. Cyber-attacks could target us, our merchant clients, our customers, third-party service providers, such as our online payment processors, or the communication infrastructure on which we depend. Actual or anticipated attacks and risks might cause us to incur significantly higher costs, including costs to deploy additional personnel and network protection technologies, train employees, and engage third-party experts and consultants. Cyber security breaches would not only harm our reputation and business, but also could decrease our revenue and net income.

Our business generates and processes a large amount of data, and the improper use or disclosure of such data could harm our reputation as well as have an adverse effect on our business and prospects.

        Our platform generates and processes a large quantity of transaction, demographic and behavioral data. We face risks inherent in handling large volumes of data and in protecting the security of such data. In particular, we face a number of challenges relating to data from transactions and other activities on our platform, including:

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  protecting the data in and hosted on our system, including against attacks on our system by outside parties or fraudulent behavior by our employees;

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  addressing concerns related to privacy and sharing, safety, security and other factors; and

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  complying with applicable laws, rules and regulations relating to the collection, use, disclosure or security of personal information, including any requests from regulatory and government authorities relating to such data.

        We process personal data of our retail customers (including name, address, age, bank details and purchase history) as part of our business and therefore must comply with data protection laws in China. Data protection laws restrict our ability to collect and use personal information relating to existing customers and potential customers. Any systems failure or security breach or lapse that results in the release of user data could harm our reputation and brand and, consequently, our business, in addition to exposing us to potential legal liability. Our privacy policies and practices concerning the collection, use and disclosure of user data are posted on our websites. Any failure, or perceived failure, by us, or any of the third party service providers on which we rely fail to transmit customer information and payment details online in a secure manner, to comply with our posted privacy policies or with any regulatory requirements or privacy protection-related laws, rules and regulations could result in proceedings or actions against us by governmental entities or others. These proceedings or actions could subject us to significant penalties and negative publicity, require us to change our business practices, increase our costs and severely disrupt our business.

Any restrictions on the sending of email or messages or a decrease in customer willingness to receive deals and updates through messages could adversely affect our revenue and business.

        We offer our retail customers an option to receive deals and updates through email and other messaging services. Goods and services purchased as a result of email and other messages sent by us, generate a portion of our revenue. In addition, we rely on email and other messaging services to implement the location-based customer sourcing for our merchant clients. If we are unable to successfully deliver email or other messages to our retail customers or potential customers, or if our retail customers decline to open our email or other messages, our revenue and profitability could be adversely affected. Actions by third parties to block, impose restrictions on, or charge for the delivery of emails or other messages could also adversely affect our business. From time to time, Internet service providers block bulk email transmissions or otherwise experience technical difficulties that result in our inability to successfully deliver email or other messages to third parties. In addition, our use of email and other messaging services to send communications about our website or other matters could result in legal claims against us, which, if successful, could limit or prohibit our ability to send emails or other messages. Any disruption or restriction on the distribution of email or other messages or any increase in the associated costs could adversely affect our revenues and profitability.

We rely on third parties online payment processors; and any disruption to the provision of these services to us could adversely affect our business and results of operations.

        We rely on third parties online payment processors to provide payment processing services, including the processing of credit cards and debit cards. Retail customers can make purchases through all major online payment systems in China, including Alipay, Unionpay, Tenpay and Chinabank Payments. Each online payment system provide payment processing services to us and we pay service fees pursuant to our agreements with the payment system operators. Typically the term of each of these agreements is one year, and would be automatically renewed for a term of one year unless otherwise requested by payment system operator or us in writing within one month prior to the expiration date. Our business could be disrupted if any of these online payment system operators becomes unwilling or unable to provide payment processing services to us, and we could incur additional cost as we seek alternative payment processing service providers. Moreover, the third-party online payment processors could fail to obtain, maintain or renew their required qualifications, which could result in disruption in their services to us.

        For all the online payment transactions, secured transmission of confidential information, such as customers' credit card numbers and expiration dates, personal information and billing addresses, over public networks is essential to maintain customers' confidence in us. Our current security measures and those of the third parties online payment processors might not be adequate. We must be prepared to increase and enhance our security measures and efforts so that local merchants and retail consumers have confidence in the reliability of the online payment systems that we use, which will impose additional costs and expenses and might still not guarantee complete security. In addition, we do not have control over the security measures implemented by our third-party payment processors. Security breaches of the online payment systems that we use could expose us to litigation and possible liability for failing to secure confidential customer information and could, among other things, damage our reputation and the perceived security of the online payment systems that we use.

        In addition, we may in the future increase the variety of payment methods accepted on our website. As we offer new payment options to retail customers, we could be subject to additional regulations and compliance requirements. We pay intercharge and other fees to third-party payment channels, which would increase over time and raise our operating costs and lower profitability.

Strategic acquisitions could have an adverse effect on our business, financial conditions and results of operations.

        As part of our strategy to enhance our local presence, between January to April 2010, Beijing Wowo Tuan entered into agreements with 21 local group buying/flash sale service providers in second- and third-tier cities in China to establish new companies in which Beijing Wowo Tuan holds controlling equity interests or to acquire such local group buying/flash sale service providers' businesses. We formulate the overall business strategy for these newly established companies or acquired businesses, while the local service providers manage the daily operations in their respective cities. As a result, we had operations in 150 cities and population centers across China, as of September 30, 2014, with localized management, sales, operations and execution teams in each city. As a result of the acquisitions and the increase in our workforce, we anticipate our operating expenses to increase accordingly, which could have an adverse effect on our financial condition and results of operations.

        We cannot assure you that we can achieve the intended business and revenue growth through our strategic acquisitions. Newly formed companies that became our consolidated affiliated entities might not achieve the financial results we expect. Acquisitions of controlling equity interests and the subsequent integration of the newly formed consolidated affiliated entities into our business network require significant attention from our management and could result in a diversion of resources from our existing business, which in turn would have an adverse effect on our business, financial conditions and results of operations.

The success of our business depends on our ability to maintain and enhance our reputation and brand.

        We believe that our reputation among the local merchants and retail consumers as a quality e-commerce platform for local services and our "WoWo" brand is of significant importance to the success of our business. A well-recognized brand is critical to increasing our customer base and, in turn, increasing our revenue. Since the e-commerce industry is highly competitive, our ability to remain competitive depends to a large extent on our ability to maintain and enhance our reputation and brand, which could be difficult and expensive. To maintain and enhance our reputation and brand, we need to successfully manage many aspects of our business, such as:

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  cost-effective market campaigns to increase brand recognition and awareness in a highly competitive market;

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  our ability to deliver highly-valued services on a continuous basis; and

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  effective quality control of goods and services provided to the retail customers by our merchant clients.

        We have conducted, and will continue to conduct, various marketing and brand promotion activities. We cannot assure you, however, that these activities will be successful and achieve the brand promotion goals we expect. If we fail to maintain and enhance our reputation and brand, or if we incur excessive expenses in our efforts to do so, our business, financial conditions and results of operations could be adversely affected.

Negative publicity on the group buying industry could adversely affect our business.

        The success of our business depends on the continued growth of public acceptance of the e-commerce platform for local services. We began our business as a group buying website under the brand "WoWo Buy" in March 2010 and our platform is still being associated with the group buying/flash sale industry. The group buying/flash sale industry in China has received certain negative publicity of customer dissatisfaction since its inception due to poor quality of goods and services offered by certain group buying/flash sale service providers, partially attributable to its exponential growth and the substantial number of new market entrants. The group buying/flash sale industry in China has been going through a consolidation phase due to intense competition and as a result, many group buying/flash sale service providers that cannot adapt quickly did not or will not survive the market evolution. Market share has been converging to a limited number of primary e-commerce service providers. The overall quality of group buying/flash sale services is expected to increase as a result, which could in turn enhance the public image and acceptance of the group buying industry. However, there is no guarantee such market consolidation will achieve the expected effect, and if public opinion of the group buying/flash sale industry is affected by continued negative publicity, we could experience a slowdown in market growth and as a result our business, financial conditions and results of operations could be adversely affected.

Our management team has a limited history of working together and might not be able to execute our business plan.

        Although we believe our experienced management team is one of our competitive strengths, our management team has worked together only for a limited period of time and has a limited track record of executing our business plan as a team. We have recently filled a number of positions in our senior management and finance and accounting staff. Accordingly, certain key personnel have only recently assumed the duties and responsibilities they are now performing, and thus, it is difficult to predict whether our management team, individually and collectively, will be effective in operating our business. In addition, while we formulate the overall business strategy at our headquarters in Beijing, we also give latitude to our local merchant service representatives to manage the daily operations in their respective cities. We cannot assure you that communications between the senior management team and the local management teams will always be effective, or the executions at the local levels will always have the results that the senior management team expects. Moreover, the integration process could take longer than we expected, which could have an adverse effect on our results of operations.

We rely on our senior management and key employees.

        Our success is dependent upon the expertise and continued service of our senior management and other key personnel. Our Chairman and Chief Executive Officer, Mr. Maodong Xu, is a highly regarded entrepreneur in the retail and new media industries in China. Mr. Xu has over two decades of experience in managing China-based retail business and technology companies. He founded and managed Qilu Supermarket, the largest supermarket chain in Shandong province, between 1992 and 2000. Mr. Xu also founded one of the leading wireless advertising companies in China, Welink Information Technology Co., Ltd., in 2009. Our Chief Financial Officer, Mr. Frank Zhao, has over two decades of experience in financial and accounting management with auditing firms and public companies. Our Executive President, Mr. Tiger Jianguang Wu, also has over 10 years of experience in the Internet industry. Other members of our senior management team are also crucial to our smooth operation and continued innovation. In addition, we rely on a limited number of specialized staff members in certain areas of our IT operations where we do not receive support from external service providers. Furthermore, our ability to expand our operations to accommodate our anticipated growth will also depend on our ability to retain the management teams of the local businesses in which we acquired controlling equity interests and attract additional personnel such as qualified risk managers, finance, management, marketing, and technical personnel and others. Competition for these employees is intense due to the limited number of suitably qualified professionals. If we fail to attract and retain such personnel, it would be difficult for us to manage our business and meet our objectives, and our operational results or financial conditions could be adversely affected.

We have limited insurance coverage and could incur losses resulting from liability claims or business interruptions.

        As the insurance industry in China is still in an early stage of development, insurance companies in China currently offer limited business insurance products. We do not have any product liability insurance or business interruption insurance. As we continue to expand the service offerings by our merchant clients, we could be increasingly exposed to various liability claims related to the products and services provided by our merchant clients. Any liability claims, business disruption, or natural disaster could result in substantial costs and the diversion of resources, which would have an adverse effect on our business and results of operations.

We might not be able to adequately protect our intellectual property rights.

        We believe our domain names, trademarks, technology know-how and other intellectual properties are our competitive advantages and are important to our success to date and our future prospects. We have been investing resources to develop our own intellectual properties and we take prudent steps to protect our intellectual properties and know-how. But we cannot assure you such steps would be sufficient to prevent the infringement of our intellectual properties. If we fail to adequately protect our intellectual property rights, including our rights in know-how or our trademark, it could have an adverse effect on our operations.

        The validity, enforceability and scope of protection available under intellectual property laws with respect to the Internet industry in China are uncertain and still evolving. Implementation and enforcement of PRC intellectual property-related laws have historically been deficient and ineffective. Accordingly, protection of intellectual property rights in China might not be as effective as in the United States or other western countries. Furthermore, policing unauthorized use of proprietary technology is difficult and expensive, and we might need to resort to litigation to enforce or defend our intellectual property rights or to determine the enforceability, scope and validity of our proprietary rights or those of others. Such litigation and an adverse determination in any such litigation, if any, could result in substantial costs and the diversion of resources and management's attention.

We depend on regulatory approvals and licenses to operate in our existing markets and to gain access to new services.

        The Internet and telecommunication industries in China is highly regulated by the PRC government and numerous regulatory authorities of the central PRC government are empowered to issue and implement regulations governing various aspects of the Internet industry including foreign ownership of and licensing and permit requirements pertaining to companies in the Internet industry. These Internet- and telecommunication-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainty. As a result, in certain circumstances, it could be difficult to determine what actions or omissions could be deemed to be in violation of applicable laws and regulations. Our consolidated affiliated entities are required to obtain and maintain applicable licenses or approvals from different regulatory authorities in order to provide their current services, including but not limited to the ICP license with electronic bulletin boards service, the Surveying and Mapping Qualification Certificate for Internet mapping and the Employment Agency License.

        Furthermore, our consolidated affiliated entities could be required to obtain additional licenses. If any of them fails to obtain or maintain any of the required licenses or approvals, its continued business operations in the Internet industry could subject it to various penalties, such as confiscation of illegal net sales, fines and the discontinuation or restriction of its operations. Any such disruption in the business operations of our consolidated affiliated entities will materially and adversely affect our business, financial condition and results of operations.

Failure to effectively detect and prevent fraudulent transactions would increase our losses and adversely affect our business, financial conditions and results of operations.

        We allow our merchant clients to make direct sales to retail customers through online payment authenticated by a two-dimensional barcode and an alphanumeric security code. It is possible that consumers or other third parties will seek to create counterfeit barcode or security code in order to fraudulently purchase goods and services from our merchant clients. While we use advanced anti-fraud technologies, it is possible that technically knowledgeable criminals could attempt to circumvent our anti-fraud systems using increasingly sophisticated methods. In addition, our services could be subject to employee fraud or other internal security breaches, and we might be required to reimburse customers and/or merchant clients for any funds stolen or revenue lost as a result of such breaches. Our merchant clients could also request reimbursement, or stop using our coupon marketing campaign, if they are affected by buyer fraud or other types of fraud.

        We could incur significant losses from fraud and counterfeit barcodes and security codes. We could also incur losses from merchant client fraud and from erroneous transmissions. While we have taken measures to detect and reduce the risk of fraud, these measures need to be continually improved and might not be effective against new and continually evolving forms of fraud or in connection with new product offerings. If these measures do not succeed, we could suffer direct losses as well as lost business due to the resulting reputational harm and our business, financial conditions and results of operations could be adversely affected.

During the course of the audit of our financial statements, we and our independent registered public accounting firm identified three material weaknesses in our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting, our ability to accurately and timely report our financial results in accordance with U.S. GAAP could be materially and adversely affected. In addition, investor confidence in us and the market price of our ADSs could decline significantly if we or our independent registered public accounting firm conclude that our internal control over financial reporting is not effective.

        We will be subject to reporting obligations under U.S. securities laws after this offering. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Prior to this offering, we were a private company and have had limited accounting personnel and other resources with which to address our internal control over financial reporting. We and our independent registered public accounting firm, in connection with the preparation and external audit of our consolidated financial statements for the year ended December 31, 2013, identified three material weaknesses, each as defined in the U.S. Public Company Accounting Oversight Board Standard AU Section 325, Communications About Control Deficiencies in an Audit of Financial Statements, or AU325, in our internal control over financial reporting. As defined in AU325, a "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. A significant deficiency is a deficiency, or combination of deficiencies, in internal control that is less severe than a material weakness, yet important enough to merit attention by those charged with governance.

        The material weaknesses identified are related to (i) lack of accounting personnel with appropriate knowledge of accounting principles generally accepted in the United States of America, or U.S. GAAP, (ii) lack of comprehensive accounting policies and procedures manual in accordance with U.S. GAAP, and (iii) lack of risk assessment process. These identified material weaknesses could affect our ability to accurately and timely report our financial results in accordance with U.S. GAAP and to prevent or detect material misstatements of the company's annual or interim financial statements on a timely basis.

        Neither we nor our independent registered public accounting firm have undertaken a comprehensive assessment of our internal control for purposes of identifying and reporting material weaknesses and other control deficiencies in our internal control over financial reporting as we and they will be required to do after we become a public company. In light of the number of material weaknesses and other control deficiencies that were identified as a result of the limited procedures performed, we believe it is possible that, had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.

        Following the identification of these material weaknesses, we have begun taking measures and plan to continue to take measures to remedy these weaknesses and deficiencies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Internal Control over Financial Reporting". However, the implementation of these measures might not fully address these material weaknesses and other control deficiencies in our internal control over financial reporting, and we cannot conclude that they have been fully remedied. Our failure to correct these material weaknesses and other control deficiencies or our failure to discover and address any other control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and make related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our ADSs, may be materially and adversely affected.

        Upon completion of this offering, we will become subject to the Sarbanes Oxley Act of 2002 Section 404 of the Sarbanes Oxley Act will require that we include a report from management in our annual report on Form 20-F beginning with our annual report for the fiscal year ending December 31, 2015. Once we cease to be an "emerging growth company" as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. In addition, beginning at the same time, our independent registered public accounting firm would be required to report on the effectiveness of our internal control over financial reporting. If we fail to remedy the problems identified above, our management and our independent registered public accounting firm may conclude that our internal control over financial reporting is not effective. This could adversely affect the market price of our ADSs due to a loss of investor confidence in the reliability of our reporting processes. We will need to incur significant costs and use significant management and other resources in order to comply with Section 404 of the Sarbanes-Oxley Act.

The audit report included in this prospectus is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board and, as such, you are deprived of the benefits of such inspection.

        Our independent registered public accounting firm that issues the audit reports included in our prospectus filed with the U.S. Securities and Exchange Commission, as auditors of companies that are traded publicly in the United States and a firm registered with the U.S. Public Company Accounting

Oversight Board ("the "PCAOB"), is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because our auditors are located in the PRC, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the PRC authorities, our auditors are not currently inspected by the PCAOB.

        Inspections of other firms that the PCAOB has conducted outside China have identified deficiencies in those firms' audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. This lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating our auditor's audits and its quality control procedures. As a result, investors are deprived of the benefits of PCAOB inspections.

        The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor's audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

Proceedings instituted by the SEC against five PRC-based accounting firms, including our independent registered public accounting firm, could result in financial statements being determined to not be in compliance with the requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

        In late 2012, the SEC commenced administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the PRC affiliates of the "big four" accounting firms (including our auditors) and also against Dahua (the former BDO affiliate in China). The Rule 102(e) proceedings initiated by the SEC relate to these firms' inability to produce documents, including audit work papers, in response to the request of the SEC pursuant to Section 106 of the Sarbanes-Oxley Act of 2002, as the auditors located in the PRC are not in a position lawfully to produce documents directly to the SEC because of restrictions under PRC law and specific directives issued by the China Securities Regulatory Commission. The issues raised by the proceedings are not specific to our auditors or to us, but affect equally all audit firms based in China and all China-based businesses with securities listed in the United States.

        In January 2014, the administrative judge reached an Initial Decision that the "big four" accounting firms should be barred from practicing before the Commission for six months. However, it is currently impossible to determine the ultimate outcome of this matter as the accounting firms have filed a Petition for Review of the Initial Decision and pending that review the effect of the Initial Decision is suspended. The SEC Commissioners will review the Initial Decision, determine whether there has been any violation and, if so, determine the appropriate remedy to be placed on these audit firms. Once such an order was made, the accounting firms would have a further right to appeal to the U.S. Federal courts, and the effect of the order might be further stayed pending the outcome of that appeal.

        Depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about the proceedings against these audit firms may cause investor uncertainty regarding China-based, United States-listed companies and the market price of our ADSs may be adversely affected.

Our ability to raise capital in the future could be limited, and our failure to raise capital when needed could prevent us from expanding or growing our business.

        We could in the future be required to raise capital through public or private financing or other arrangements. Such financing might not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. Additional equity financing could dilute the interests of holders of our ordinary shares, and debt financing, if available, could involve restrictive covenants and would reduce our profitability. If we cannot raise funds on acceptable terms, we might not be able to grow our business or respond to competitive pressures.

Our legal right to lease certain properties could be challenged by property owners or other third parties, which could cause interruptions to our business operations.

        We lease all of the premises used for our offices. Certain lessors have not been able to provide the relevant housing ownership certificates for the properties leased by us. We have not filed certain leases of the properties for registration with the relevant government authorities, as required under PRC law. In addition, some of our leased premises were mortgaged by the owners before we entered into lease agreements with them. As of September 30, 2014, we are not aware of any actions, claims or investigations being contemplated by the relevant government authorities with respect to the defects in our leased real properties or any challenges by third parties to our use of these properties. However, if third parties who purport to be property owners or beneficiaries of the mortgaged properties challenge our right to lease these properties, we might not be able to protect our leasehold interest and could be ordered to vacate the affected premises, which would "in turn" adversely affect our business operations and results of operations.

Risks Related to Our Corporate Structure and Dependence on our Contractual Arrangements with our Affiliates

If the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with PRC governmental restrictions on foreign investment in Internet business, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

        Current PRC laws and regulations place certain restrictions on foreign ownership of companies that engage in Internet businesses, including the provision of Internet content distribution services. Specifically, foreign investors are not allowed to own more than 50% of the equity interests in any entity conducting Internet content distribution business or other value-added telecom businesses. And any such foreign investor must have experience in providing value-added telecommunications services overseas and maintain a good track record in accordance with the Guidance Catalog of Industries for Foreign Investment promulgated in 2007, as amended in 2011, and other applicable laws and regulations. We conduct our operations in China principally through contractual arrangements between our wholly-owned PRC subsidiary, Beijing Wowo Shijie Information Technology Co., Ltd., or Wowo Shijie, and two consolidated affiliated entities in China, namely, Beijing Wowo Tuan Information Technology Co., Ltd., or Beijing Wowo Tuan, and Beijing Kai Yi Shi Dai Network Technology Co., Ltd., or Kai Yi Shi Dai, and their respective shareholders. Beijing Wowo Tuan has three PRC subsidiaries, namely Wuxi Yuzhong Internet Technology Co., Ltd., Jilin Wowo Tuan Information Technology Co., Ltd. and Shandong Wowo Mall Information Technology Co., Ltd., as well as 109 local branches as of the date of this prospectus. Our contractual arrangements with Beijing Wowo Tuan and Kai Yi Shi Dai and their respective shareholders enable us to exercise effective control over these entities and hence treat them as our consolidated affiliated entities and consolidate their results. For a detailed discussion of these contractual arrangements, see "Our History and Corporate Structure".

        In the opinion of our PRC counsel, B&D Law Firm, our current ownership structure, the ownership structure of our PRC subsidiary and our VIEs, and the contractual arrangements among our PRC subsidiary, our variable interest entities, or VIEs, and their shareholders are in compliance with existing PRC laws, rules and regulations. There are, however, substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. Thus, we cannot assure you, however, that we will be able to enforce these contracts. Although we believe we are in compliance with current PRC regulations, we cannot assure you that the PRC government would agree that these contractual arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that might be adopted in the future. PRC laws and regulations governing the validity of these contractual arrangements are uncertain and the relevant government authorities have broad discretion in interpreting these laws and regulations. If the PRC government determines that we are not in compliance with applicable laws and regulations, it could revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, restrict or prohibit our use of proceeds from this offering to finance our business and operations in China, shut down our servers or block our website, require us to restructure our operations, impose additional conditions or requirements with which we might not be able to comply, levy fines, confiscate our income or the income of our PRC subsidiary or affiliated PRC entities, or take other regulatory or enforcement actions against us that could be harmful to our business. The imposition of any of these penalties would result in an adverse effect on our ability to conduct our business.

We rely on contractual arrangements with our consolidated affiliated entities in China and their shareholders for our operations, which might not be as effective as direct ownership in providing operational control.

        Since PRC laws restrict foreign equity ownership in companies engaged in Internet businesses in China, we rely on contractual arrangements with our consolidated affiliated entities, in which we do not hold shares, and their respective shareholders to operate our business in China. If we held the shares of Beijing Wowo Tuan and Kai Yi Shi Dai, we would be able to exercise our rights as a shareholder to effect changes in their respective board of directors, which in turn could effectuate changes at the management level, subject to any applicable fiduciary obligations. However, under the current contractual arrangements, we rely on our consolidated affiliated entities and their respective shareholders' performance of their contractual obligations to exercise effective control, while our Chairman and CEO, Mr. Xu, who holds 37.35% of Wowo Limited shares as of the date of this prospectus, also holds 95% and 60% of the equity interest in Beijing Wowo Tuan and Kai Yi Shi Dai, respectively. In addition, our contractual arrangements generally have a term of ten years with an automatic extension of another ten years on the same terms subject to Wowo Shijie's confirmation. In general, neither our consolidated affiliated entities nor their respective shareholders could terminate the contracts prior to the expiration date. However, the shareholders of the consolidated affiliated entities might not act in the best interests of our company or might not perform their obligations under these contracts. Such risks exist throughout the period in which we intend to operate our business through the contractual arrangements with our consolidated affiliated entities. We can replace the shareholders of our consolidated affiliated entities at any time pursuant to our contractual arrangements with them and their shareholders. However, if any dispute relating to these contracts remains unresolved, we will have to enforce our rights under these contracts through the operation of PRC law and courts and therefore will be subject to uncertainties in the PRC legal system. See "—Any failure by our consolidated affiliated entities or their respective shareholders to perform their obligations under our contractual arrangements with them could have an adverse effect on our business". Therefore, these contractual arrangements might not be as effective as direct holding of shares.

Any failure by our consolidated affiliated entities or their respective shareholders to perform their obligations under our contractual arrangements with them could have an adverse effect on our business.

        Our consolidated affiliated entities and their respective shareholders could fail to take certain actions required for our business or follow our instructions despite their contractual obligations to do so. If they fail to perform their obligations under their respective agreements with us, we might have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, which might not be effective.

        All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in China. The equity pledge under the equity interests pledge agreements has been registered with the local branch of State Administration of Industry and Commerce, or the SAIC. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in certain other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements, which could make it difficult to exert effective control over our consolidated affiliated entities, and our ability to conduct our business could be adversely affected. Additionally, under PRC law, rulings by arbitrators are final. Parties cannot appeal the arbitration results in courts. If the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may enforce the arbitration awards only in PRC courts through arbitration award recognition proceedings, which could require additional expenses and delay.

Contractual arrangements with our consolidated affiliated entities might result in adverse tax consequences to us.

        Under applicable PRC tax laws and regulations, arrangements and transactions among related parties could be subject to audit or scrutiny by the PRC tax authorities within ten years after the taxable year when the arrangements or transactions are conducted. We could face adverse tax consequences if the PRC tax authorities were to determine that the contractual arrangements between Wowo Shijie, our wholly-owned subsidiary in China, our consolidated affiliated entities in China and their respective shareholders were not entered into on an arm's-length basis and therefore constituted unfavorable transfer pricing arrangements. Unfavorable transfer pricing arrangements could, among other things, result in an upward adjustment on taxation. In addition, the PRC tax authorities could impose late payment fees and other penalties on our consolidated affiliated entities for the adjusted but unpaid taxes. Our results of operations could be adversely affected if our consolidated affiliated entities' tax liabilities increase significantly or if they are required to pay late payment fees or other penalties.

The shareholder of Beijing Wowo Tuan, Mr. Maodong Xu could have potential conflicts of interest with us, and if any such conflicts of interest are not resolved in our favor, our business could be adversely affected.

        Our Chairman and CEO, Mr. Maodong Xu, is the shareholder of Beijing Wowo Tuan and Kai Yi Shi Dai. The interests of Mr. Xu as the major shareholder of Beijing Wowo Tuan and Kai Yi Shi Dai could differ from the interests of our company as a whole, notwithstanding that Mr. Xu is our single largest shareholder. We cannot assure you that when conflicts of interest arise, Mr. Xu will act in the best interests of our company or that conflicts of interests will always be resolved in our favor. In addition, Mr. Xu could breach or cause Beijing Wowo Tuan and Kai Yi Shi Dai to breach or refuse to renew the existing contractual arrangements with us. Currently, we do not have existing arrangements to address potential conflicts of interest Mr. Xu could encounter in his capacity as a beneficial owner and director of Beijing Wowo Tuan and Kai Yi Shi Dai. We rely on Mr. Xu to comply with the laws of China, which protect contracts, including the contractual arrangements that Beijing Wowo Tuan and Kai Yi Shi Dai and its shareholder have entered into with us, provide that directors and executive officers owe a duty of loyalty to our company and require them to avoid conflicts of interest and not to take advantage of their positions for personal gains. We also rely on Mr. Xu to abide by the laws of the Cayman Islands, which provide that directors have a duty of care and a duty of loyalty to act honestly in good faith with a view to our best interests. See "Description of Share Capital—Difference in Corporate Law—Directors' Fiduciary Duties" for further information on how conflicts of interest is addressed in our [third] amended and restated memorandum and articles of association. However, the legal frameworks of China and the Cayman Islands do not provide guidance on resolving conflicts in the event of a conflict with another corporate governance regime. If we cannot resolve any conflicts of interest or disputes between us and Mr. Xu, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

Other shareholders of our consolidated affiliated entities could also have potential conflicts of interest with us, which could adversely affect our business.

        We can replace the shareholders of our consolidated affiliated entities at any time pursuant to the equity option agreements. In addition, each of the shareholders of our consolidated affiliated entities has executed a power of attorney to appoint Wowo Shijie to vote on his or her behalf and exercise the full voting rights as the shareholder of the consolidated affiliated entities. However, we cannot assure you that when conflicts arise, the shareholders of our consolidated affiliated entities will act in the best interests of our company or that conflicts will be resolved in our favor. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of our consolidated affiliated entities, we would have to rely on legal proceedings, which could be expensive, time-consuming and disruptive to our operations. There is also substantial uncertainty as to the outcome of any such legal proceedings.

We rely principally on dividends and other distributions on equity paid by our PRC and Hong Kong subsidiaries to fund any cash and financing requirements we might have. Any limitation on the ability of our PRC and Hong Kong subsidiaries to pay dividends to us could have an adverse effect on our ability to conduct our business.

        We are a holding company, and we rely principally on dividends and other distributions on equity paid by our wholly-owned PRC subsidiary, Wowo Shijie, and our wholly-owned Hong Kong subsidiary, Wowo Mall (China) Limited (formerly known as WoWo Holding Limited), which is the direct holding company of Wowo Shijie, for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we might incur. If Wowo Shijie or Wowo Mall (China) Limited, as the case may be, incurs debt on their own behalf in the future, the instruments governing the debt could restrict their ability to pay dividends or make other distributions to us. In addition, the PRC tax authorities could require us to adjust our taxable income under the contractual arrangements Wowo Shijie currently has in place with our consolidated affiliated entities in a manner that would adversely affect its ability to pay dividends and other distributions to us.

        Under PRC laws and regulations, Wowo Shijie, as a wholly foreign-owned enterprise in China, can pay dividends only out of its accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise such as Wowo Shijie is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital. At its discretion, it may allocate a portion of its after-tax profits based on PRC accounting standards to other funds. These statutory reserve funds and other funds are not distributable as cash dividends. As of September 30, 2014, the paid-in registered capital of Wowo Shijie was US$22 million. Any limitation on the ability of Wowo Shijie or Wowo Mall (China) Ltd. (HK) to pay dividends or make other distributions to us could adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion could limit our use of the proceeds we receive from this offering to fund our expansion or operations.

        In utilizing the proceeds we receive from this offering in the manner described in "Use of Proceeds", as an offshore holding company with a PRC subsidiary, we could (i) make additional capital contributions to our PRC subsidiary, (ii) establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, (iii) make loans to our PRC subsidiary or consolidated affiliated entities, or (iv) acquire offshore entities with business operations in China in an offshore transaction. However, most of these uses are subject to PRC regulations and approvals. For example:

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  capital contributions to our PRC subsidiaries, whether the existing one or newly established ones, must be approved by the PRC Ministry of Commerce or its local counterparts;

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  loans by us to our PRC subsidiaries, each of which is a foreign-invested enterprise, to finance their activities cannot exceed statutory limits and must be registered with the PRC State Administration of Foreign Exchange, or SAFE, or its local branches; and

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  medium and long-term loans by us to our consolidated affiliated entities, which are domestic PRC entities, must be approved by the National Development and Reform Commission and must also be registered with SAFE or its local branches.

        On August 29, 2008, SAFE issued the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 142, regulating the conversion by a foreign-invested enterprise of foreign currency-registered capital into Renminbi by restricting how the converted Renminbi may be used. In addition, SAFE promulgated Circular 45 on November 9, 2011 in order to clarify the application of SAFE Circular 142. Under SAFE Circular 142 and Circular 45, the Renminbi capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable government authority and may not be used for equity investments within the PRC. In addition, SAFE strengthened its oversight of the flow and use of the Renminbi capital converted from foreign currency registered capital of foreign-invested enterprises. The use of such Renminbi capital cannot be changed without SAFE's approval, and such Renminbi capital cannot in any case be used to repay Renminbi loans if the proceeds of such loans have not been used. Furthermore, SAFE promulgated Circular 59 in November 2010, which tightens the regulation over settlement of net proceeds from overseas offerings, such as our initial public offering, and requires, among other things, the authenticity of settlement of net proceeds from offshore offerings to be closely examined and the net proceeds to be settled in the manner described in the offering documents or otherwise approved by our board. Violations of these SAFE regulations could result in severe monetary or other penalties, including confiscation of earnings derived from such violation activities, a fine of up to 30% of the Renminbi funds converted from the foreign invested funds or in the case of a severe violation, a fine ranging from 30% to 100% of the Renminbi funds converted from the foreign-invested funds.

        In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all, with respect to our future plans to use the U.S. dollar proceeds we receive from this offering for our expansion and operations in China. If we fail to receive such registrations or approvals, our ability to use the proceeds of this offering and to capitalize our PRC operations could be negatively affected, which could adversely affect our liquidity and ability to fund and expand our business.

We could lose the ability to use and enjoy assets held by our consolidated affiliated entities that are important to the operation of our business if such entities go bankrupt or become subject to dissolution or liquidation proceedings.

        As part of our contractual arrangements with our consolidated affiliated entities, such entities hold certain assets that are important to the operation of our business. If our consolidated affiliated entities go bankrupt and all or part of their assets become subject to liens or rights of third-party creditors, we might not be able to continue some or all of our business activities, which could adversely affect our business, financial condition and results of operations. If our consolidated affiliated entities undergo voluntary or involuntary liquidation proceedings, the unrelated third-party creditors could claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could adversely affect our business, financial condition and results of operations.

If our consolidated affiliated entities fail to obtain and maintain the requisite assets, licenses and approvals required under the complex regulatory environment for online businesses in China, our business, financial condition and results of operations could be adversely affected.

        The Internet industry in China is highly regulated by the PRC government and numerous regulatory authorities of the central PRC government are empowered to issue and implement regulations governing various aspects of the Internet industry. See "Regulations". Our consolidated affiliated entities are required to obtain and maintain certain assets relevant to their business as well as applicable licenses or approvals from different regulatory authorities in order to provide their current services. These assets and licenses are essential to the operation of our business and are generally subject to annual review by the relevant governmental authorities. Furthermore, our affiliated PRC entities could be required to obtain additional licenses. If our consolidated affiliated entities fail to obtain or maintain any of the required assets, licenses or approvals, their continued business operations in the Internet industry could subject them to various penalties, such as the confiscation of illegal net revenues, fines and the discontinuation or restriction of their operations. Any such disruption in the business operations of our affiliated PRC entities could adversely affect our business, financial condition and results of operations.

Risks Relating to Doing Business in China

We could be adversely affected by the complexity, uncertainties and changes in PRC regulation of Internet businesses and companies.

        The PRC government extensively regulates the Internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the Internet industry. These Internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it could be difficult to determine what actions or omissions could be deemed to be in violation of applicable laws and regulations. Issues, risks and uncertainties relating to PRC regulation of Internet businesses include, but are not limited to, the following:

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  there are uncertainties relating to the regulation of Internet businesses in China, including evolving licensing practices. This means that permits, licenses or operations at some of our companies could be subject to challenge, or we could fail to obtain permits or licenses that would be deemed necessary for our operations or we might not be able to obtain or renew certain permits or licenses. The major permits and licenses that could be involved include, without limitation, the ICP license. If we fail to maintain any of these required licenses or approvals, we could be subject to various penalties, including fines and the discontinuation of or restrictions on our operations. Any such disruption in our business operations could have an adverse effect on our results of operations;

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  new laws and regulations could be promulgated that will regulate Internet activities, including online services. If these new laws and regulations are promulgated, additional licenses could be required for our operations. If our operations do not comply with these new regulations after they become effective, or if we fail to obtain any licenses required under these new laws and regulations, we could be subject to penalties; and

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  we only have contractual control over our operating websites, 55.com and 55tuan.com. We do not own the website due to the restriction of foreign investment in businesses providing value-added telecom services in China, including Internet content distribution services. This could significantly disrupt our business, subject us to sanctions, compromise enforceability of related contractual arrangements, or have other harmful effects on us.

        The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the Internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, Internet businesses in China, including our business. We cannot assure you that we have obtained all the permits or licenses required for conducting our business in China or will be able to maintain our existing licenses or obtain any new licenses required under any new laws or regulations. There are also risks that we could be found to violate the existing or future laws and regulations given the uncertainty and complexity of China's regulation of Internet businesses.

        On July 13, 2006, the Ministry of Industry and Information Technology, or the MIIT, the successor of the Ministry of Information Industry, issued the Notice of the Ministry of Information Industry on Intensifying the Administration of Foreign Investment in Value-added Telecom Services. This notice prohibits domestic telecom services providers from leasing, transferring or selling telecom business operating licenses to any foreign investor in any form, or providing any resources, sites or facilities to any foreign investor for their illegal operation of a telecom business in China. According to this notice, either the holder of a value-added telecom business operating license or its shareholders must directly own the domain names and trademarks used by such license holders in their provision of value-added telecom services. The notice also requires each license holder to have the necessary facilities, including servers, for its approved business operations and to maintain such facilities in the regions covered by its license. Currently, Beijing Wowo Tuan and Kai Yi Shi Dai, two of our PRC consolidated affiliated entities, own the related domain names, hold the ICP licenses necessary for the operation of our 55.com and 55tuan.com websites, and are in the process of applying for related trademarks with the Trademark Office of the State Administration for Industry and Commerce. In addition, as a result of our recent acquisitions, we are in the process of integrating three websites operated by our consolidated affiliated entities which have not received ICP licenses into the 55.com and 55tuan.com domains. Pursuant to the Administrative Measures on Internet Information Services effective since September 25, 2000, commercial Internet information services are subject to licensing system. In case the operator provides commercial Internet information services without obtaining an operation license or the services provided by the operator exceed the scope of the services as permitted by the operation license, the relevant telecom administrative agency could order to have such act corrected within a specified period. Where there is illegal income, the illegal income could be confiscated and a fine of no less than three times but no more than five times the value of the illegal income would be imposed; where there is no illegal income or the illegal income does not exceed RMB50,000, a fine of no less than RMB100,000 but no more than RMB1,000,000 could be imposed; in the event of a serious case, the operator shall be ordered to close down its website.

Uncertainties with respect to the PRC legal system could have an adverse effect on us.

        The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions in a civil law system may be cited for reference but have limited precedential value. Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always consistent, and enforcement of these laws, regulations and rules involves uncertainties, which could limit the available legal protections.

        In addition, the PRC administrative and court authorities have significant discretion in interpreting and implementing or enforcing statutory rules and contractual terms, and it could be more difficult to predict the outcome of administrative and court proceedings and the level of legal protection we could enjoy in the PRC than under some more developed legal systems. These uncertainties could affect our judgment on the relevance of legal requirements and our decisions on the measures and actions to be taken to fully comply therewith, and could affect our ability to enforce our contractual or tort rights. Such uncertainties could therefore increase our operating costs and expenses as well as adversely affect our business and results of operations.

        Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and could have a retroactive effect. As a result, we might not be aware of our violation of any of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could adversely affect our business and impede our ability to continue our operations.

The approval of the China Securities Regulatory Commission, or the CSRC, could be required in connection with this offering. Any requirement to obtain prior CSRC approval could delay, or create uncertainties regarding, this offering, and our failure to obtain this approval, if required, could have an adverse effect on our business, results of operations, reputation and trading price of our ADSs.

        On August 8, 2006, six PRC regulatory authorities, including the CSRC, jointly promulgated the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the 2006 M&A Rules, which were later amended on June 22, 2009. According to the 2006 M&A Rules, an offshore special purpose vehicle, or SPV, refers to an overseas company controlled directly or indirectly by domestic companies or individuals for purposes of overseas listing of equity interests in domestic companies (defined as enterprises in the PRC other than foreign-invested enterprises). The 2006 M&A Rules require that the overseas listing by the SPV must be approved by the CSRC. However, the applicability of the 2006 M&A Rules with respect to CSRC approval is unclear. Accordingly, the application of the 2006 M&A Rules with respect to this offering and our corporate structure for this offering established under contractual arrangements remains unclear.

        We believe that the 2006 M&A Rules do not require that we obtain prior CSRC approval for the listing and trading of our ADSs on the Nasdaq Global Market, given that (i) our PRC subsidiary, Wowo Shijie, was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition by our company of the equity interest or assets of any "domestic company" as defined under the 2006 M&A Rules, and no provision in the 2006 M&A Rules classifies the contractual arrangements between our company, our PRC subsidiary and any of our consolidated affiliated entities as a type of acquisition transaction falling under the 2006 M&A Rules; (ii) we do not hold any equity interests in Beijing Wowo Tuan or Kai Yi Shi Dai or any of their PRC subsidiaries; and (iii) the CSRC currently has not issued any definitive rule concerning whether offerings like the offering contemplated by our company under this prospectus are subject to prior CSRC approval.

        However, if the CSRC subsequently determines that its prior approval is required, we could face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies could impose fines and penalties on our operations, limit our operating privileges, delay or restrict our sending the proceeds from this offering into China, or take other actions that could have an adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. The CSRC or other PRC regulatory agencies also could take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the ADSs offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that such settlement and delivery might not occur.

        We cannot predict when the CSRC would promulgate additional rules or other guidance, if at all. If implementing rules or guidance are issued prior to the completion of this offering and consequently we conclude that we are required to obtain CSRC approval, this offering will be delayed until we obtain CSRC approval, which could take several months or longer. Moreover, the implementing rules or guidance, to the extent issued, could fail to resolve current ambiguities under the 2006 M&A Rules. Uncertainties or negative publicity regarding the 2006 M&A Rules could have an adverse effect on the trading price of our ADSs.

Regulation and censorship of information distribution over the Internet in China could adversely affect our business, and we could be liable for information displayed on, retrieved from or linked to our website.

        China has enacted laws and regulations governing Internet access and the distribution of products, services, news, information and other content through the Internet. In the past, the PRC government has prohibited the distribution of information through the Internet that it deems to be in violation of PRC laws and regulations. If any of our Internet content were deemed by the PRC government to violate any content restrictions, we would not be able to continue to display such content and could become subject to penalties, including confiscation of income, fines, suspension of business and revocation of required licenses, which could adversely affect our business, financial condition and results of operations. We could also be subject to potential liability for any unlawful actions of users of our website or for content we distribute that is deemed inappropriate. It could be difficult to determine the type of content that could result in liability to us, and if we are found to be liable, we could be prevented from operating our website in China.

Governmental control of currency conversion could affect the value of your investment.

        The PRC government imposes controls on the convertibility between the Renminbi and foreign currencies despite the significant reduction over the years by the PRC government of control over routine foreign exchange transactions under current accounts. Currently all of our revenues are denominated in Renminbi. Under our current holding company corporate structure, our income is primarily derived from dividend payments from our PRC subsidiary. Shortages in the availability of foreign currency or other restrictions could restrict the ability of our PRC subsidiary to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency- denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade related transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, approval from SAFE or its local branch is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access to foreign currencies for current account transactions in the future. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we might not be able to pay dividends in foreign currencies to our shareholders, including holders of our ADSs.

Fluctuations in exchange rates of the Renminbi could affect our reported results of operations.

        The exchange rates between the Renminbi and the U.S. dollar and other foreign currencies are affected by, among other things, changes in China's political and economic conditions. In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi was permitted to fluctuate within a band against a basket of certain foreign currencies. As a result, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. However, the People's Bank of China regularly intervenes in the foreign exchange market to limit fluctuations in Renminbi exchange rates and achieve policy goals. For almost two years after July 2008, the Renminbi traded within a very narrow range against the U.S. dollar, remaining within 1% of its July 2008 high. As a consequence, the Renminbi fluctuated significantly during that period against other freely traded currencies, in tandem with the U.S. dollar. In June 2010, the PRC government announced that it would increase Renminbi exchange rate flexibility. However, it remains unclear how this flexibility might be implemented. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in a further and more significant appreciation of the Renminbi against the U.S. dollar.

        As we rely on dividends and other fees paid to us by our subsidiary and affiliated consolidated entities in China, any significant revaluation of the Renminbi could adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our ADSs in U.S. dollars. To the extent that we need to convert U.S. dollars we received from our initial public offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us. In addition, since our functional and reporting currency is the U.S. dollar while the functional currency of our subsidiary and consolidated affiliated entities in China is Renminbi, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would have a positive or negative effect on our reported financial results, which might not reflect any underlying change in our business, financial condition or results of operations.

Our operations could be adversely affected by changes in China's political, economic and social conditions.

        Substantially all of our assets and operations are located in China. Accordingly, our business, financial condition, results of operations and prospects could be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in China as a whole.

        The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China's economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

        While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources.

Some of these measures might benefit the overall Chinese economy, but could have a negative effect on us. For example, our financial condition and results of operations could be adversely affected by government control over capital investments or changes in tax regulations. In the past the PRC government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures could cause decreased economic activity in China, which could adversely affect our business and operating results. Any significant increase in China's inflation rate could increase our costs and have an adverse effect on our operating margins. In addition, any sudden changes to China's political system or the occurrence of widespread social unrest could have negative effects on our business and results of operations.

Under the PRC enterprise income tax law, we could be classified as a "resident enterprise" of China. Such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

        Under the PRC Enterprise Income Tax Law, or the New EIT Law, and the Implementation Rules to the New EIT Law, or the Implementation Rules, both of which became effective on January 1, 2008, an enterprise established outside of the PRC with "de facto management bodies" within the PRC is considered a resident enterprise and is subject to PRC enterprise income tax at the rate of 25% on its global income. The Implementation Rules define the term "de facto management bodies" as "establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise". The only detailed guidance currently available regarding the definition of "de facto management body" as well as the determination of the tax residence of offshore incorporated enterprises whose primary controlling shareholder is a PRC company or a PRC corporate group, and such enterprises' tax administrations are set forth in two notices, the Notice On Issues Relating to Determination of Chinese-Controlled Offshore Enterprise as PRC Resident Enterprises by applying the "De Facto Management Body", or Circular 82, and the Administrative Measures of Enterprise Income of Chinese Controlled Offshore Incorporated Resident Enterprise (Trial), or Circular 45, issued by the PRC State Administration of Taxation, or the Circulars. The Circulars provide that a foreign enterprise controlled by a PRC enterprise or a PRC enterprise group would be classified as a "resident enterprise" with its "de facto management body" located within China if all of the following requirements are satisfied: (i) the enterprise's day-to-day operations management is primarily exercised in China, (ii) decisions relating to the enterprise's financial and human resource matters are made or subject to approval by organizations or personnel in China, (iii) the enterprise's primary assets, accounting books and records, company seals, board and shareholders' meeting minutes are located or maintained in China, and (iv) 50% or more of voting board members or senior executives of the enterprise habitually reside in China. If all of these criteria are met, the relevant offshore enterprise controlled by PRC enterprises or PRC enterprise groups would be deemed to have its "de facto management body" in China and therefore be deemed a PRC resident enterprise. The Circulars made clarification in the areas of resident status determination, post-determination administration, as well as the exercise of competent tax authorities' procedures. The Circulars also specify that when provided with a copy of PRC tax resident determination certificate from a resident Chinese controlled offshore incorporated enterprise, a payer of PRC-sourced dividends, interest, royalties, etc. should not withhold 10% income tax on such payments to such Chinese controlled offshore incorporated enterprise. Although the Circulars apply only to offshore enterprises controlled by PRC enterprises and not those controlled by PRC individuals such as us, the determination criteria and administration clarification made in the Circulars reflect the PRC State Administration of Taxation's general position on how the "de facto management body" test should be applied in determining the tax residency status of offshore enterprises and how the administration measures should be implemented. There is no assurance that the PRC State Administration of Taxation will not apply the same or similar criteria as stated in the Circulars to determine whether the "de facto management body" of an offshore incorporated enterprise controlled by PRC individuals (like us) is located within the PRC in the future. If the PRC authorities were to determine that we should be treated as a PRC resident enterprise for the purpose of PRC enterprise income tax, a 25% enterprise income tax on our global income could significantly increase our tax burden and adversely affect our financial condition and results of operations.

        Pursuant to the New EIT Law and the Implementation Rules, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in China to its foreign enterprise investors will be subject to a 10% withholding tax, unless any such foreign investor's jurisdiction of incorporation has a tax treaty with China that provides for a reduced withholding arrangement. We are a Cayman Islands holding company and substantially all of our income comes from dividends from our PRC subsidiary through our Hong Kong holding company. To the extent these dividends are subject to withholding tax, the amount of funds available to us to meet our cash requirements, including the payment of dividends to our shareholders and ADS holders, will be reduced.

        The Implementation Rules provide that, (i) if the enterprise that distributes dividends is domiciled in the PRC, or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or capital gains are treated as PRC-sourced income. It is not clear how "domicile" might be interpreted under the New EIT Law, and it could be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered to be a PRC resident enterprise for tax purposes, any dividends we pay to our overseas corporate shareholders or ADS holders as well as gains realized by such shareholders or ADS holders from the transfer of our shares or ADSs could be regarded as PRC-sourced income and as a result subject to PRC withholding tax at a rate of up to 10%, subject to the provisions of any applicable tax treaty. If dividends we pay to our overseas individual shareholders or ADS holders, or gains realized by such holders from the transfer of our shares or ADSs, are treated as China-sourced income, the withholding rate would be 20%, subject to the provisions of any applicable tax treaty.

        If we are required under the New EIT Law to withhold PRC income tax on any dividends paid to our non-PRC shareholders and ADS holders or if gains from dispositions of our shares or ADSs are subject to PRC tax, your investment in our ADSs or ordinary shares could be adversely affected.

        Furthermore, the State Administration of Taxation promulgated the Notice on How to Understand and Determine the Beneficial Owners in Tax Treaties in October 2009, or Circular 601, which provides guidance for determining whether a resident of a contracting state is the "beneficial owner" of an item of income under China's tax treaties and tax arrangements. According to Circular 601, a beneficial owner generally must be engaged in substantive business activities. An agent or conduit company cannot be regarded as a beneficial owner and, therefore, cannot qualify for treaty benefits. The conduit company normally refers to a company that is set up for the purpose of avoiding or reducing taxes or transferring or accumulating profits. We cannot assure you that any dividends distributed by us to our non-PRC shareholders and ADS holders whose jurisdiction of incorporation has a tax treaty with China providing for avoidance of double taxation will be entitled to the benefits under the relevant withholding arrangement.

A failure by our shareholders or beneficial owners who are PRC citizens or residents in China to comply with certain PRC foreign exchange regulations could restrict our ability to distribute profits, restrict our overseas and cross-border investment activities or subject us to liability under PRC laws, which could adversely affect our business and financial condition.

        The State Administration of Foreign Exchange, or SAFE, issued the Circular Relating to Foreign Exchange Administration of Offshore Investment, Financing and Return Investment by Domestic Residents Utilizing Special Purpose Vehicles, or SAFE Circular 37, that was promulgated and become effective on July 14, 2014. It requires a PRC natural person or a PRC company (a "PRC Resident") to file a "Registration Form of Overseas Investments Contributed by PRC Resident" and register with the local SAFE branch before it contributes assets or equity interests in an overseas special purpose vehicle, or SPV, that is directly established and controlled by PRC Resident for the purpose of conducting investment or financing. Following the initial registration, the PRC resident is also required to register with the local SAFE branch timely for any major change in respect of SPV, including, among other things, any major change of SPV's PRC Resident shareholder, name of the SPV, term of operation or any increase or reduction of the SPV's registered capital, share transfer or swap, and merger or division. Failure to comply with the registration procedures of Circular 37 could result in the penalties including the imposition of restrictions on the ability of SPV's PRC subsidiaries to dividends to its overseas parent company.

        As Circular 37 was recently promulgated, it remains unclear how this regulation and any future related legislation will be interpreted, amended and implemented by the relevant PRC government authorities. As of September 30, 2014, to the best of our knowledge, most of our PRC Resident shareholders with offshore investments had registered with SAFE to their offshore investments according to the predecessor regulation of Circular 37, namely the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles, or SAFE Circular 75, which was replaced by the SAFE Circular 37 but still effective when the relevant PRC shareholders made their investments.

        We are committed to complying, and to ensuring that our shareholders and beneficial owners who are PRC citizens or residents comply with SAFE Circular 37 requirements. The rest of our PRC citizen or resident beneficial owners are also applying for registrations under SAFE Circular 37 with the relevant local counterpart of SAFE in Beijing. However, we might not be fully informed of the identities of all our beneficial owners who are PRC citizens or residents, and we cannot compel our beneficial owners to comply with SAFE Circular 37 requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC citizens or residents have complied with, or will in the future make or obtain the necessary any applicable registrations or approvals as required by, SAFE Circular 37 or other related regulations. Failure by such shareholders or beneficial owners to comply with SAFE Circular 37, or failure by us to amend the foreign exchange registrations of our PRC subsidiary, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects. In addition, as disclosed in the "Prospectus Summary", upon the completion of this offering, we will convert all of our indebtedness owed to Mr.Xu to additional ordinary shares to be issued to him or his designees. Pursuant to SAFE Circular 37, PRC citizens or residents must register with the relevant local SAFE branch before making capital contribution to any offshore entity directly established or indirectly controlled by that PRC citizen or resident for the purpose of investment or financing and with onshore or offshore assets or equity interests legally owned by that PRC citizen or resident. We understand that Mr. Xu or his designees will be required to register with the local SAFE branch before they change the equity interests in our company upon the completion of this offering. As a result, we cannot assure you that Mr. Xu or his designees will in the future make or obtain any necessary applicable registration changes as required by SAFE Circular 37 or other related regulations. Failure by us to amend the foreign exchange registrations in compliance with SAFE Circular 37 could subject us to fines or legal sanctions restrict our overseas or cross-border ownership structure, which could adversely affect our business and prospects. See "—We rely principally on dividends and other distributions on equity paid by our PRC and Hong Kong subsidiaries to fund any cash and financing requirements we might have. Any limitation on the ability of our PRC and Hong Kong subsidiaries to pay dividends to us could have an adverse effect on our ability to conduct our business".

A failure to comply with PRC regulations regarding the registration of shares and share options held by our employees who are PRC citizens could subject such employees or us to fines and legal or administrative sanctions.

        Pursuant to the Implementation Rules of the Administrative Measures on Individual Foreign Exchange, or the Individual Foreign Exchange Rules, promulgated by SAFE on January 5, 2007 and a relevant guidance issued by SAFE in March 2007, PRC citizens who are granted shares or share options by an overseas-listed company according to its employee share option or share incentive plan are required, through the PRC subsidiary of such overseas-listed company or other qualified PRC agents, to register with SAFE and complete certain other procedures related to the share option or other share incentive plan. In addition, the overseas-listed company or its PRC subsidiary or other qualified PRC agents are required to appoint an asset manager or administrator and a custodian bank, and open special foreign currency accounts to handle transactions relating to the share option or other share incentive plan. For participants who had already participated in an employee share option or share incentive plan before the date of the guidance, the guidance require their PRC employers or PRC agents to complete the relevant formalities within three months of the date of the guidance. We and our PRC citizen employees, who have been granted share options, or PRC option holders, will be subject to these rules upon the listing and trading of our ADSs on the Nasdaq Global Market. If we or our PRC option holders fail to comply with these rules, we or our PRC option holders could be subject to fines and legal or administrative sanctions. See "Regulations—Regulations on Foreign Exchange".

We face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

        Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Enterprises, or SAT Circular 698, issued by the State Administration of Taxation on December 10, 2009 with retroactive effect from January 1, 2008, where a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly via disposing of the equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the non-resident enterprise, being the transferor, shall report to the relevant tax authority of the PRC resident enterprise this Indirect Transfer. Using a "substance over form" principle, the PRC tax authority could disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer could be subject to PRC enterprise income tax at the rate of up to 10%. SAT Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interest in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

        There is little guidance and practical experience regarding the application of SAT Circular 698, and there is uncertainty as to its interpretation and application. SAT Circular 698 could be determined by the PRC tax authorities to be applicable to our private equity financing transactions or other transactions regarding this offering where non-resident investors were involved. As a result, we and our non-resident investors in such transactions could become subject to the reporting obligations and even at risk of being taxed under SAT Circular 698 and we could be required to expend valuable resources to comply with SAT Circular 698 or to establish that we should not be taxed under the general anti-avoidance rules of the New EIT Law, which could have an adverse effect on our financial condition and results of operations or such non-resident investors' investment in us.

PRC laws and regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

        PRC laws and regulations, such as the 2006 M&A Rules, the Anti-Monopoly Law promulgated by the PRC National People's Congress in 2007 and the Notice on the Establishment of the Security Review System in Mergers and Acquisitions of Domestic Enterprises by Foreign Investors promulgated by the State Council, or the Security Review Rule, establish procedures and requirements that could make some acquisitions of Chinese companies by foreign investors and companies more time-consuming and complex, including requirements in some instances that various governmental authorities be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. For example, on February 3, 2011, the State Council promulgated the Security Review Rule, which provides, among other things, that merger and acquisition transactions by foreign investors of PRC enterprises in sensitive sectors or industries, such as Internet information service industry, which our operations fall within, could be subject to security review. Consequently, any such transaction could be blocked due to their effect on the national defense security, national economic stability, basic social life order, or capacity of indigenous research and development of key technologies. On August 25, 2011, the Ministry of Commerce promulgated the Regulations on Implementing the Security Review System in Mergers and Acquisition of Domestic Enterprises by Foreign Investors, which, among other things, set forth detailed provisions on how the security review of relevant transactions would be conducted, and provide for that foreign investors could not for any reason evade the security review process through entrustment, phased-in investment, leasing, loans and control agreement, and overseas transactions. We could expand our business in part by acquiring complementary businesses. Complying with the requirements of the relevant PRC laws and regulations to complete such transactions could be time-consuming, and any required approval processes could delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Increases in labor costs in the PRC may adversely affect our business and results of operations.

        The economy of China has been experiencing increases in inflation and labor costs in recent years. As a result, the average wages in the PRC are expected to continue to grow. In addition, we are required by PRC laws and regulations to pay various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments of the requisite statutory employee benefits, and those employers who fail to make adequate payments could be subject to late payment fees, fines and/or other penalties. If the relevant PRC authorities determine that we should make supplemental social insurance and housing fund contributions and that we are subject to fines and legal sanctions, our business, financial condition and results of operations could be adversely affected. We expect that our labor costs, including wages and employee benefits, would continue to increase. Unless we are able to pass on these increased labor costs to our customers by increasing the prices of our products and services, our financial condition and results of operations could be adversely affected.

The dissolution of certain branches and subsidiaries of Beijing Wowo Tuan could result in the incurrence of liabilities and other adverse consequences that could affect our business, financial condition and results of operations.

        Because of changes in our strategy and business needs, we filed with the relevant PRC authorities to dissolve certain branches and subsidiaries of Beijing Wowo Tuan, but the dissolution process will not completed prior to the completion of this offering. To complete the dissolution process, we must wait until we receive the formal revocation of the business licenses for each such branches and subsidiaries being dissolved. Although we do not believe there are any material liabilities currently owed by these branches and subsidiaries of Beijing Wowo Tuan, we cannot guarantee you that we would not face unanticipated liabilities during the dissolution process. While we are currently unaware of any unanticipated liabilities and, therefore, cannot quantify such liabilities, nevertheless, we cannot rule out that the risk of unanticipated liabilities exists and will exist until the dissolution is completed when the branch and subsidiary business licenses of these branches and subsidiaries have been officially cancelled. If any unanticipated liabilities were to be identified, our business, financial condition and results of operations could be adversely affected.

We are subject to consumer protection laws that could require us to modify our current business practices and incur increased costs.

        We are subject to numerous PRC laws and regulations that govern e-commerce business, such as the Consumer Protection Law. If these regulations were to change or if we or our merchant clients were to violate them, the costs of certain products or services could increase, or we could be subject to fines or penalties or suffer reputational harm, which could reduce demand for the products or services offered on our website and adversely affect our business and results of operations. For example, the recently amended Consumer Protection Law, which became effective in March 2014, further strengthens the protection of consumers and imposes more stringent requirements and obligations on business operators, especially for businesses that operate on the Internet. We do not maintain product liability insurance for products and services transacted on our platform, and our rights of indemnity from the vendors and service providers might not adequately cover us for any liability we incur. Even unsuccessful claims could result in the expenditure of funds and management time and resources and could reduce our net income and profitability. Legal requirements are frequently changed and subject to interpretation, and we are unable to predict the ultimate cost of compliance with these requirements or their effect on our operations. We could be required to make significant expenditures or modify our business practices to comply with existing or future laws and regulations, which could increase our costs and limit our ability to operate our business.

The enforcement of stricter labor laws and regulations in the PRC could adversely affect our business and our profitability.

        We have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance and childbearing insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law, or the Labor Contract law, that became effective in January 2008, as amended on December 28, 2012 and effective as of July 1, 2013, and its implementation rules that became effective in September 2008, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees' probation and ability to unilaterally terminating labor contracts. In the event that we decide to terminate the employment of any of our employees or otherwise change our employment or labor practices, the Labor Contract Law and its implementation rules could limit our ability to effect these changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations. On October 28, 2010, the Standing Committee of the National People's Congress promulgated the PRC Social Insurance Law, or the Social Insurance Law, which became effective on July 1, 2011. According to the Social Insurance Law, employees must participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance and maternity insurance and the employers must, together with their employees or separately, pay the social insurance premiums for such employees. As the interpretation and implementation of labor-related laws and regulations are still evolving, we could be liable for payments and fines arising from our delinquent payments of previous social insurance and housing funds that we did not anticipate. Moreover, we cannot assure you that our employment practices do not and will not violate labor-related laws and regulations in China, which could subject us to labor disputes or government investigations. If we are deemed to have violated relevant labor laws and regulations, our business and results of operations could be adversely affected.

Risks Relating to Our ADSs and This Offering

An active trading market for our ordinary shares or our ADSs might not develop and the trading price for our ADSs might fluctuate significantly.

        Prior to this offering, there has been no public market for our ADSs or our ordinary shares represented by the ADSs. If an active public market for our ADSs does not develop after this offering, the market price and liquidity of our ADSs could be adversely affected. We have applied to list our ADSs on the Nasdaq Global Market. A liquid public market for our ADSs might not develop. The initial public offering price for our ADSs will be determined by negotiation between us and the underwriters based upon several factors, including prevailing market conditions, our historical performance, estimates of our business potential and earnings prospects, and the market valuations of similar companies. The price at which the ADSs are traded after this offering could decline below the initial public offering price, meaning that you could experience a decrease in the value of your ADSs regardless of our operating performance or prospects. In the past, following periods of volatility in the market price of a company's securities, shareholders have often instituted securities class action litigation against that company. If we were involved in a class action suit, it could divert the attention of senior management, and, if the suit is adversely determined, it could have an adverse effect on our results of operations.

Future sales or perceived sales of our ADSs or ordinary shares by existing shareholders could cause our ADSs' price to decline.

        If our existing shareholders sell, indicate an intention to sell, or are perceived to intend to sell, substantial amounts of our ordinary shares in the public market after the 180-day contractual lock-up period and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our ordinary shares could decline. Upon closing of this offering, we will have outstanding ordinary shares. All ADSs sold in this offering will be freely tradable, without restriction, in the public market. The representatives of the underwriters could, in their sole discretion, permit our officers, directors, employees and current option holders and shareholders to sell shares prior to the expiration of the lock-up agreements. After the lock-up agreements pertaining to this offering expire (180 days or more from the date of this prospectus), all of our outstanding shares will be eligible for sale in the public market, but they will be subject to volume limitations under Rule 144 under the U.S. Securities Act of 1933, as amended, or the Securities Act. In addition, ordinary shares subject to outstanding options under our share incentive plan will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements, the lock-up agreements and Rules 144 and 701 under the Securities Act. If these additional shares are sold, or if it is perceived that they will be sold in the public market, the trading price of our ordinary shares could decline.

Because the initial public offering price is substantially higher than our pro forma net tangible book value per ADS, you will incur immediate and substantial dilution.

        If you purchase ADSs in this offering, you will pay more for your ADSs than the amount paid by existing shareholders for their ordinary shares on a per ADS basis. As a result, you will experience immediate and substantial dilution of approximately US$            per ADS (assuming no exercise of outstanding options to acquire ordinary shares), representing the difference between our pro forma net tangible book value per ADS as of            , 2014, after giving effect to this offering and the assumed initial public offering price of US$            per ADS (the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus). In addition, you could experience further dilution to the extent that our ordinary shares are issued upon the exercise of outstanding share options. Substantially all of the ordinary shares issuable upon the exercise of currently outstanding share options will be issued at a purchase price on a per ADS basis that is less than the initial public offering price per ADS in this offering.

We could be a passive foreign investment company, or PFIC, which would result in adverse United States tax consequences to United States investors.

        For any taxable year, we would be a passive foreign investment company, or PFIC, for United States federal income tax purposes if either (i) 75% or more of our gross income in that taxable year is passive income or (ii) the average percentage of our assets (generally by value) in that taxable year that produce or are held for the production of passive income (which includes cash) is at least 50%. Although we do not believe we were a PFIC for our most recent taxable year, in light of our significant cash balances (taking into account the expected proceeds from this offering) and the uncertainty as to the extent, if any, that our goodwill could be taken into account in determining our PFIC status for the 2013 taxable year, we might be a PFIC for the 2013 taxable year. With respect to the 2014 taxable year and foreseeable future taxable years, we presently do not anticipate that we will be a PFIC based upon the expected value of our assets, including goodwill (determined, in part, based on the expected price of our ADSs in the offering), and the expected composition of our income and assets. However, we might be a PFIC for the 2014 taxable year or any future taxable years due to changes in our asset or income composition, or the value of our assets, including if our market capitalization is less than anticipated or subsequently declines. In addition, there is uncertainty as to the treatment of our contractual arrangements with our consolidated affiliated entities for purposes of the PFIC rules. If it is determined that we do not own the stock of our consolidated affiliated entities for United States federal income tax purposes, we could be treated as a PFIC. If we are a PFIC for any taxable year during which you hold our ADSs or ordinary shares, we generally will continue to be treated as a PFIC as to you for all succeeding taxable years during which you hold our ADSs or ordinary shares, except if you have made a mark-to-market election. Because there are uncertainties in the application of the relevant rules and PFIC status is a fact-intensive determination made on an annual basis, no assurance can be given that we will not be a PFIC for any year. If we are a PFIC, U.S. holders of our ADSs or ordinary shares could be subject to increased tax liabilities under United States federal income tax laws and could be subject to burdensome reporting requirements. See "Taxation—Material United States Federal Income Tax Consequences—Passive Foreign Investment Company". As the determination of PFIC status is based on an annual determination that cannot be made until the close of a taxable year, our U.S. counsel expresses no opinion with respect to our PFIC status.

We are a "foreign private issuer", and have disclosure obligations that are different from those of U.S. domestic reporting companies; as a result, you should not expect to receive the same information about us at the same time when a U.S. domestic reporting company provides the information required to be disclosed.

        We are a foreign private issuer and, as a result, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Securities Exchange Act of 1934, or the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports or proxy statements. We will have four months from the end of each fiscal year to file our annual report on Form 20-F. We are not required to disclose detailed individual executive compensation information that is required to be disclosed by U.S. domestic issuers. Further, our directors and executive officers are not required to report equity holdings under Section 16 of the Securities Act and are not subject to the insider short- swing profit disclosure and recovery regime. As a foreign private issuer, we are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer are different than those imposed on U.S. domestic reporting companies, our shareholders should not expect to receive the same information about us and at the same time as the information received from, or provided by U.S. domestic reporting companies.

We are an emerging growth company and cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our ADSs less attractive to investors.

        We are an "emerging growth company" under the Jumpstart Our Business Startups Act (the "JOBS Act"), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Furthermore, we are not required to present selected financial information or any management's discussion herein for any period prior to the earliest audited period presented in connection with this prospectus.

        We have not opted out of these exemptions available to the emerging growth companies from various reporting requirements that are applicable to other public companies. This decision would allow us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies or otherwise become applicable to us. As a result, our financial statements might not be comparable to public companies or other emerging growth companies that have opted out of these exemptions. We cannot predict if investors will find our ADSs less attractive because we will rely on these exemptions. If some investors find our ADSs less attractive as a result, our stock price could be lower than it otherwise would be, there could be a less active trading market for our ADSs and our stock price could be more volatile.

        We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year during which we have total annual gross revenues of at least $1.0 billion; (ii) the last day of our fiscal year ending after the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a "large accelerated filer" under the Exchange Act.

You might not receive certain distributions we made on our ordinary shares or other deposited securities if the depositary decides not to make such distributions to you.

        The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary could, at its discretion, decide that it is inequitable or impractical to make a distribution available to any holders of ADSs. For example, the depositary could determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions could be less than the cost of mailing them. In these cases, the depositary could decide not to distribute such property and you will not receive such distribution.

The trading price of our ADSs could be volatile, which would result in substantial losses to investors.

        The trading price of our ADSs could be volatile and could fluctuate widely in response to factors relating to our business as well as external factors beyond our control. Factors such as variations in our financial results, announcements of new business initiatives by us or by our competitors, recruitment or departure of key personnel, changes in the estimates of our financial results or changes in the recommendations of any securities analysts electing to follow our securities or the securities of our competitors could cause the market price for our ADSs to change substantially. At the same time, securities markets could from time to time experience significant price and volume fluctuations that are not related to the operating performance of particular companies. For example, in late 2008 and early 2009, the securities markets in the United States, China and other jurisdictions experienced the largest decline in share prices since September 2001. These market fluctuations could also have an adverse effect on the market price of our ordinary shares.

        The performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States could affect the volatility in the price of and trading volumes for our ADSs. In recent years, a number of PRC companies have listed their securities, or are in the process of preparing for listing their securities, on U.S. stock markets. Some of these companies have experienced significant volatility, including significant price declines in connection with their initial public offerings. The trading performances of these PRC companies' securities at the time of or after their offerings could affect the overall investor sentiment towards PRC companies listed in the United States and consequently could affect the trading performance of our ADSs. These broad market and industry factors could significantly affect the market price and volatility of our ADSs, regardless of our actual operating performance. Any of these factors could result in large and sudden changes in the trading volume and price for our ADSs.

Anti-takeover provisions in our charter documents could discourage a third party from acquiring us, which could limit our shareholders' opportunities to sell their shares at a premium.

        Our [third] amended and restated memorandum and articles of association include provisions that could limit the ability of others to acquire control of us, modify our structure or cause us to engage in change-of-control transactions. For example, our board of directors will have the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix the designations, powers, preferences and relative, participating, optional and other rights, if any, and the qualifications, limitations and restrictions thereof, if any, including, without limitation, the number of shares constituting each such class or series, dividend rights, conversion rights, redemption privileges, voting powers, full or limited or no voting powers, and liquidation preferences, any or all of which could be greater than the rights associated with our ordinary shares. Preferred shares could thus be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult. In addition, if our board of directors issues preferred shares, the market price of our ordinary shares could fall and the voting and other rights of the holders of our ordinary shares could be adversely affected. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of us in a tender offer or similar transaction.

We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than under U.S. law, you could have less protection of your shareholder rights than you would under U.S. law.

        Our corporate affairs are governed by our [third] amended and restated memorandum and articles of association, the Cayman Islands Companies Law (2013 Revision), as amended, and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by noncontrolling shareholders and the fiduciary responsibilities of our directors to us under Cayman

Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States and provides significantly less protection to investors. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands.

        There is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Maples and Calder has advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment:

  •
  is given by a foreign court of competent jurisdiction;

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  imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

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  is final;

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  is not in respect of taxes, a fine or a penalty; and

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  was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

        You should also read "Description of Share Capital—Differences in Corporate Law" for some of the differences between the corporate and securities laws in the Cayman Islands and the United States.

You will have limited ability to bring an action against us or against our directors and officers, or to enforce a judgment against us or them, because we are incorporated in the Cayman Islands, because we conduct a majority of our operations in China and because all of our directors and officers reside outside the United States.

        We are incorporated in the Cayman Islands and conduct our operations exclusively in China. All of our assets are located outside the United States. All of our officers and directors reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against us or against these individuals in the Cayman Islands or in China in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China could render you unable to enforce a judgment against our assets or the assets of our directors and officers. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state, and it is uncertain whether such Cayman Islands or

PRC courts would be competent to hear original actions brought in the Cayman Islands or China against us or such persons predicated upon the securities laws of the United States or any state. For more information regarding the relevant laws of the Cayman Islands and China, see "Enforcement of Civil Liabilities".

        Shareholders of Cayman Islands exempted companies such as ourselves have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders of these companies. Our directors have discretion under Cayman Islands law to determine whether or not, and under what conditions, our corporate records could be inspected by our shareholders, but are not obliged to make them available to our shareholders. This could make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

        As a result of all of the above, public shareholders might have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

Your ability to protect your rights as shareholders through the U.S. federal courts could be limited because we are incorporated under Cayman Islands law.

        Cayman Islands companies might not have standing to initiate a derivative action in a federal court of the United States. As a result, your ability to protect your interests if you are harmed in a manner that would otherwise enable you to sue in a United States federal court could be limited to direct shareholder lawsuits.

We have not determined a specific use for the net proceeds from this offering and we could use these proceeds in ways with which you might not agree.

        We have not determined a specific use for the net proceeds of this offering. Our management will have considerable discretion in the application of these proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds could be used for corporate or other purposes with which you do not agree or that do not improve our profitability or increase our ADS price. The net proceeds from this offering could also be placed in investments that do not produce income or that lose value.

The voting rights of holders of ADSs are limited in several significant ways by the terms of the deposit agreement.

        Holders of our ADSs will only be able to exercise their voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Under the deposit agreement, you must vote by giving voting instructions to the depository. Upon receipt of voting instructions from a holder of ADSs in the manner set forth in the deposit agreement, the depositary will endeavor to vote the underlying ordinary shares in accordance with these instructions. You will not be able to directly exercise your right to vote with respect to the underlying shares unless you withdraw the shares. Under our [third] amended and restated memorandum and articles of association and Cayman Islands law, the minimum notice period required for convening a general meeting is 10 clear days. When a general meeting is convened, you might not receive sufficient notice of a shareholders' meeting to permit you to withdraw your ordinary shares to allow you to cast your vote with respect to any specific matter at the meeting. In addition, the depositary and its agents might not be able to send voting instructions to you or carry out your voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but we cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you might not be able to exercise your right to vote and you could lack recourse if your ordinary shares are not voted as you requested.

The depositary of our ADSs will, except in limited circumstances, grant to us a discretionary proxy to vote the ordinary shares underlying your ADSs if you do not vote at shareholders' meetings, which could adversely affect your interests and the ability of our shareholders as a group to influence the management of our company.

        Under the deposit agreement for the ADSs, the depositary will give us a discretionary proxy to vote our ordinary shares underlying your ADSs at shareholders' meetings if you do not vote, unless:

  •
  we have failed to timely provide the depositary with our notice of meeting and related voting materials;

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  we have instructed the depositary that we do not wish a discretionary proxy to be given;

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  we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;

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  a matter to be voted on at the meeting would have an adverse effect on shareholders; or

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  voting at the meeting is made on a show of hands.

        The effect of this discretionary proxy is that you cannot prevent our ordinary shares underlying your ADSs from being voted, absent the situations described above, and it makes it more difficult for holders of ADSs to influence the management of our company. Holders of our ordinary shares are not subject to this discretionary proxy.

You might not receive distributions on our ordinary shares or any value for them if it is unlawful or impractical for us to make them available to you.

        The depositary of our ADSs has agreed to pay you the cash dividends or other distributions it or the custodian for our ADSs receives on our ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of our ordinary shares your ADSs represent. However, the depositary is not responsible if it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed pursuant to an applicable exemption from registration. The depositary is not responsible for making a distribution available to any holders of ADSs, if any government approval or registration is required for such distribution. We have no obligation to take any other action to permit the distribution of our ADSs, ordinary shares, rights or anything else to holders of our ADSs. This means that you might not receive the distributions we make on our ordinary shares or any value for them if it is unlawful or impractical for us to make them available to you. These restrictions could have an adverse effect on the value of your ADSs.

You might be subject to limitations on the transfer of your ADSs.

        Your ADSs, represented by ADRs, are transferable on the books of the depositary. However, the depositary could close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary could close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary could also close its books in emergencies, and on weekends and public holidays. The depositary could refuse to deliver, transfer or register transfers of our ADSs generally when our books or the books of the depositary are closed, or at any time if we think or the depositary thinks it is necessary or advisable to do so in connection with the performance of its duty under the deposit agreement, including due to any requirement of law or any government or governmental body, or under any provision of the deposit agreement.

Compliance with rules and requirements applicable to public companies might cause us to incur increased costs, which could negatively affect our results of operations.

        As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and Nasdaq Global Market, has required changes in corporate governance practices of public companies. We expect these rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. Complying with these rules and requirements could be especially difficult and costly for us because we might have difficulty locating sufficient personnel in China with experience and expertise relating to U.S. GAAP and U.S. public company reporting requirements, and such personnel could command higher salaries relative to what similarly experienced personnel would command in the United States. If we cannot employ sufficient personnel to ensure compliance with these rules and regulations, we might need to rely more on outside legal, accounting and financial experts, which could be very costly. In addition, we will incur additional costs associated with our public company reporting requirements. We are evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we might incur or the timing of such costs.

Our corporate actions are substantially influenced by Maodong Xu, our founder, chairman and chief executive officer, whose interests might differ from yours and our company as a whole.

        Immediately following this offering, Maodong Xu will beneficially own approximately        % of our outstanding shares or         % if the underwriters exercise their option to purchase additional ADSs in full.

        Accordingly, Mr. Xu will have significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership could also discourage, delay or prevent a change of control transactions involving our company, which would deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ADSs. These actions could be taken even if they are opposed by our other shareholders, including those who purchase ADSs in this offering.

As a foreign private issuer, we are permitted to, and we plan to, rely on exemptions from certain Nasdaq corporate governance standards applicable to U.S. issuers, including the requirement that a majority of an issuer's directors consist of independent directors. This might afford less protection to holders of our ordinary shares and ADSs.

        Section 5605(b)(1) of the Nasdaq Listing Rules requires listed companies to have, among other things, a majority of its board members to be independent, and Section 5605(d) and 5605(e) require listed companies to have independent director oversight of executive compensation and nomination of directors. As a foreign private issuer, however, we are permitted to, and we plan to follow home country practice in lieu of the above requirements. The corporate governance practice in our home country, the Cayman Islands, does not require a majority of our board to consist of independent directors or the implementation of a nominating and corporate governance committee. Since a majority of our board of directors will not consist of independent directors as long as we rely on the foreign private issuer exemption, fewer board members will be exercising independent judgment and the level of board oversight on the management of our company might decrease as a result. In addition, we currently intend to follow Cayman Islands law instead of the Nasdaq requirements that mandate that we obtain shareholder approval for certain dilutive events, such as an issuance that will result in a change of control, certain transactions other than a public offering involving issuances of 20% or greater interests in the company and certain acquisitions of the shares or assets of another company. For a description of the material corporate governance differences between the Nasdaq requirements and Cayman Islands law, see "Description of Share Capital—Differences in Corporate Law".

The Deposit Agreement could be amended or terminated without your consent under certain circumstances, which limits your rights and could adversely affect your interests in our ADSs.

        We could agree with the depositary to modify the deposit agreement at any time without your consent. We undertake to give holders [30] days' prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we might not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

        You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

        We also have the right to direct the depositary to terminate the deposit agreement. Similarly, the depositary could in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected. After termination, the depositary will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and could sell the securities held on deposit. After the sale, the depositary would hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary would have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

        In the event the Deposit Agreement is modified or terminated, you could have different rights relating to the ADSs than when you first invested in our ADSs. These modifications could differ from your expectations upon your initial investment. Moreover, in the event the Deposit Agreement is terminated, whether by us or the depositary, we might not be able to enter into a replacement Deposit Agreement on commercially reasonable terms, in a timely manner or at all, in which case your rights and interests in our ADSs would be adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve risks and uncertainties, including statements based on our current expectations, assumptions, estimates and projections about us and our industry. The forward-looking statements are contained principally in the sections entitled "Prospectus Summary", "Risk Factors", "Use of Proceeds", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Our Business". In some cases, these forward-looking statements can be identified by words or phrases such as "aim", "anticipate", "believe", "estimate", "expect", "going forward", "intend", "ought to", "plan", "project", "potential", "seek", "may", "might", "can", "could", "will", "would", "shall", "should", "is likely to" and the negative form of these words and other similar expressions. The forward-looking statements included in this prospectus relate to, among others:

  •
  our goals and strategies;

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  our prospects, business development, growth of our operations, financial condition and results of operations;

  •
  the expected growth of the Internet and mobile user populations in China;

  •
  our plans to enhance subscriber experience, upgrade our infrastructure and increase our service offerings;

  •
  our expectations regarding demand for and market acceptance of our services;

  •
  competition in our industry in China;

  •
  our planned use of proceeds; and

  •
  fluctuations in general economic and business conditions in China.

        These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations could later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in "Prospectus Summary—Our Challenges", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Our Business", "Regulations" and other sections in this prospectus. You should thoroughly read this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

        This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. The online service industry might not grow at the rate projected by market data, or at all. The failure of this market to grow at the projected rate may have a material adverse effect on our business and the market price of our ADSs. Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results could differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

 USE OF PROCEEDS

        We expect the offering to be made on a best-efforts basis with no minimum number of ADSs required to be sold in order for the offering to proceed. The offering price per share is $            . The following table sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100%, respectively, of the ADSs offered for sale by us. There is no assurance that we will raise the full $                        . In addition, there is no guarantee that we will raise any funds in this offering.

	25%	50%	75%	100%
Gross proceeds	$	$	$	$
Offering expenses	$	$	$	$
Net proceeds	$	$	$	$

        We anticipate using the net proceeds of this offering for general corporate purposes, including future operating losses and working capital needs by December 31, 2015.

        In addition, the purposes of this offering also include the creation of a public market for our ordinary shares represented by the ADSs for the benefit of our shareholders. We did not have any agreements or understandings to make any material acquisitions of, or investments in, other businesses as of the date of this prospectus.

        The foregoing represents our intentions as of the date of this prospectus based upon our present plans and business conditions, but our management will have significant flexibility and discretion in applying the net proceeds of the offering. The occurrence of unforeseen events or changed business conditions may result in application of the proceeds of this offering in a manner other than as described in this prospectus.

        To the extent that the net proceeds we receive from this offering are not immediately applied for the above purposes, we intend to invest our net proceeds in short-term, interest bearing, debt instruments or bank deposits. These investments may have a material adverse effect on the United States federal income tax consequences of your investment in our ADSs. See "Risk Factors—Risks Relating to Our ADSs and This Offering—We could be a passive foreign investment company, or PFIC, which would result in adverse United States tax consequences to United States investors" and "Taxation—Material United States Federal Income Tax Considerations—Passive Foreign Investment Company".

        In utilizing the proceeds of this offering, we, as an offshore holding company, are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions and to other entities only through loans. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC subsidiaries or make additional capital contributions to our PRC subsidiaries to fund their capital expenditures or working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See "Risk Factors—Risk Related to Our Corporate Structure—PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion could limit our use of the proceeds we receive from this offering to fund our expansion or operations".

 DIVIDEND POLICY

        Since our inception, we have not declared or paid any dividends on our ordinary shares. We have no present plan to pay any dividends on our ordinary shares in the foreseeable future. We intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

        Any future determination to pay dividends will be made at the discretion of our board of directors subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may declare a dividend at a general meeting of our company. Our board of directors' decision to declare and pay dividends may be based on a number of factors, including our future operations and earnings, capital requirements and surplus, the amount of distributions, if any, received by us from our PRC subsidiary, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, we will pay our ADS holders to the same extent as holders of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See "Description of American Depositary Shares". Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

        We are a holding company incorporated in the Cayman Islands. In order for us to distribute any dividends to our shareholders and ADS holders, we will rely on dividends distributed by our PRC subsidiary, Wowo Shijie. Certain payments from our PRC subsidiary to us are subject to PRC taxes, such as withholding income tax. In addition, regulations in China currently permit payment of dividends of a PRC company only out of accumulated distributable after-tax profits as determined in accordance with its articles of association and the accounting standards and regulations in China. Our PRC subsidiary is required to set aside at least 10% of its after-tax profit based on PRC accounting standards every year to a statutory common reserve fund until the aggregate amount of such reserve fund reaches 50% of the registered capital of such subsidiary. Such statutory reserves are not distributable as loans, advances or cash dividends. Our PRC subsidiary may set aside a certain amount of its after-tax profits to other funds at its discretion. These reserve funds can only be used for specific purposes and are not transferable to the company's parent in the form of loans, advances or dividends. See "Risk Factors—Risks Relating to Our Corporate Structure—We rely principally on dividends and other distributions on equity paid by our PRC and Hong Kong subsidiaries to fund any cash and financing requirements we might have. Any limitation on the ability of our PRC and Hong Kong subsidiaries to pay dividends to us could have an adverse effect on our ability to conduct our business".

 CAPITALIZATION

        The following table sets forth our capitalization as of September 30, 2014 presented on:

  •
  an actual basis;

  •
  a pro forma basis to reflect the automatic conversion of all of our outstanding (i) Series A-1 and A-2 convertible redeemable preferred shares; (ii) Series B convertible redeemable preferred shares; and (iii) indebtedness owed to Mr. Xu into ordinary shares immediately upon the completion of the offering; and

  •
  a pro forma as adjusted basis to reflect the automatic conversion of all of our outstanding Series A convertible redeemable preferred shares, Series B convertible redeemable preferred shares and all indebtedness owed to Mr. Xu , the issuance and sale of the ordinary shares in the form of ADSs offered hereby at an assumed initial public offering price of US$        per ADS, the mid-point of the estimated public offering price range shown on the front cover of this prospectus, after deducting underwriting discounts, commissions and estimated offering expenses payable by us and assuming no exercise of the underwriters' over-allotment option and no other change to the number of ADS sold by us as set forth on the cover page of this prospectus.

        The as adjusted information below is illustrative only and our capitalization following the closing of this offering is subject to adjustment based on the initial public offering price of our ADSs and other terms of this offering determined at pricing. You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2014
			Pro forma as adjusted
	Actual	Pro forma
	US$	US$	US$
Amounts due to related parties	$53,967,782	$293,382
Series A-1 convertible redeemable preferred shares, US$0.00001 par value per share, 20,000,000 preferred shares authorized, 12,202,988 shares issued and outstanding	6,369,091	—
Series A-2 convertible redeemable preferred shares, US$0.00001 par value per share, 122,029,877 preferred shares authorized, 122,029,877 shares issued and outstanding	98,852,033	—
Series B convertible redeemable preferred shares, US$0.00001 par value per share, 30,507,471 preferred shares authorized, 30,507,471 shares issued and outstanding	17,903,844	—
Shareholders' equity (deficit):
Ordinary shares, US$0.00001 par value per share, 1,928,660,537 shares authorized; 303,886,640 shares issued and outstanding; 468,626,976 shares issued and outstanding on a pro forma basis	3,039	4,686
Additional paid-in capital	—	176,797,721
Accumulated deficit	(224,242,747)	(224,242,747)
Accumulated other comprehensive loss	(1,857,491)	(1,857,491)

Total shareholders' deficit	(226,097,199)	(49,297,831)

Total	$(49,004,449)	$(49,004,449)

DILUTION

        If you invest in our ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our total assets per ADS after this offering. Our net tangible book value as of September 30, 2014 was approximately negative US$233.6 million and our net tangible book value per share was approximately negative $0.77. The issuance of additional shares will be anti-dilutive to our net tangible liabilities. Therefore, we will present the dilution impact based on our total assets. Dilution results from the conversion of our preferred shares and the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

        Our total assets as of September 30, 2014 was approximately US$20.8 million, or US$            per ordinary share, and US$            per ADS. Total assets per ordinary share is determined by dividing our total assets by the number of outstanding ordinary shares. Dilution is determined by subtracting total assets per ordinary share after giving effect to the automatic conversion of all our issued and outstanding preferred shares into ordinary shares immediately upon the completion of this offering, and the issuance and sales by us of            ADS offered in this offering at the initial public offering price of US$            per ADS after deduction of the underwriting discounts and commissions and estimated net offering expenses.

        Without taking into account any other changes in our total assets after September 30, 2014, other than to give effect to (i) the automatic conversion of all of our issued and outstanding preferred shares into ordinary shares, at the conversion rate of one for one, immediately upon the completion of this offering, (ii) our sale of            ADSs offered in this offering at the assumed initial public offering price of US$            per ADS, which is the mid-point of our estimated initial public offering price range as set forth on the cover of this prospectus, with estimated net proceeds of US$             million after deducting underwriting discounts and commissions and estimated offering expenses and (iii) conversion of all of our indebtedness owed to our Chairman and CEO, Mr. Xu, which amounts to US$62.6 million as of January 7, 2015, to ordinary shares issued to him, or his designees, at the same assumed initial public offering price, our pro forma total assets as of September 30, 2014 would have been US$             million, US$            per outstanding ordinary share, including ordinary shares represented by our outstanding ADSs, and US$            per ADS. This represents an immediate increase in pro forma total assets of US$            per ordinary share, or US$            per ADS, to existing shareholders and an immediate dilution in pro forma total assets of US$            per ordinary share, or US$            per ADS, to new investors in this offering. The following table illustrates such per ordinary share dilution:

Assumed initial public offering price per ADS	US$
Pro forma total assets per share after giving effect to the automatic conversion of all of our issued and outstanding preferred shares into ordinary shares	US$
Increase in total assets per ordinary share attributable to price paid by new investors	US$
Pro forma total assets per ordinary share after the offering	US$
Dilution in total assets per ordinary share to new investors in the offering	US$
Dilution in total assets per ADS to new investors in the offering	US$

        A US$1.00 increase (decrease) in the assumed initial public offering price of US$            per ADS would increase (decrease) our pro forma total assets after giving effect to the offering by US$             million, the pro forma total assets per ordinary share and per ADS after giving effect to this offering by US$            per ordinary share and US$            per ADS and the dilution in pro forma total assets per ordinary share and per ADS to new investors in this offering by US$            per ordinary share and US$             per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and other expenses of the offering. The pro forma information discussed above is illustrative only. Our total assets following the closing of this offering is subject to adjustment based on the actual initial public offering price of our ADSs and other terms of this offering determined at pricing.

        The following table summarizes on a pro forma basis the differences as of September 30, 2014 between the existing shareholders including holders of our preferred shares, and the new investors with respect to the number of ordinary shares (in the form of ADSs) purchased from us including the conversion of our indebtedness owed to Mr. Xu to ordinary shares issued to him or his designees, the total consideration paid and the average price per ordinary share paid before deducting underwriting discounts and commissions and other expenses of this offering. The total number of ordinary shares does not include ordinary shares represented by ADSs issuable upon the exercise of the over-allotment option granted to the underwriters.

	Ordinary shares Purchased					Average Price per Ordinary share Equivalent
			Total Consideration				Average Price per ADS Equivalent
	Number	Percent	Amount		Percent
Existing shareholders	468,626,976	100%	US$	78,471,015	100%	US$	US$
New investors		%			%
Shares converted from indebtedness owed to Mr. Xu		%			%

Total		100.0%	US$		100.0%	US$	US$

        A US$1.00 increase (decrease) in the assumed initial public offering price of US$            per ADS would increase (decrease) total consideration paid by new investors, total consideration paid by all shareholders and the average price per ADS paid by all shareholders by US$             million, US$             million and US$            , respectively, assuming no change in the number of ADSs sold by us as set forth on the cover page of this prospectus and without deducting underwriting discounts and commissions and other expenses of this offering.

        The discussion and table above assumes no exercise of the underwriters' over-allotment option and do not take into consideration any outstanding share options as of the date of this prospectus. As of            , 2015, there were            ordinary shares issuable upon exercise of outstanding share options at a weighted average exercise price of US$            per share, and there were            ordinary shares available for future issuance upon the exercise of future grants under our 2011 Share Incentive Plan. To extent that any of these options are exercised, there will be further dilution to new investors.

 ENFORCEMENT OF CIVIL LIABILITIES

        We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability, because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system under which the legal judgments may be reached and enforced in a relatively reliable fashion, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

        A substantial portion of our assets are located in China. In addition, all of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce in United States courts judgments obtained in United States courts based on the civil liability provisions of the United States federal securities laws against us, our officers and directors.

        We have appointed [Law Debenture Corporate Services Inc.] as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

        Maples and Calder, our counsel as to Cayman Islands law, and, B & D Law Firm, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would, respectively, (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (2) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

        There is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Maples and Calder has advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment:

  (i)
  is given by a foreign court of competent jurisdiction;

  (ii)
  imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

  (iii)
  is final;

  (iv)
  is not in respect of taxes, a fine or a penalty; and

  (v)
  was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

        B & D Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in China will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States. In addition, it will be difficult for shareholders to originate actions against us in China under PRC law, because we are incorporated under the laws of the Cayman Islands and it is difficult for shareholders, by virtue of only holding our ADSs or ordinary shares, to establish a connection to China for a PRC court to have subject matter jurisdiction as required by the PRC Civil Procedures Law.

 OUR HISTORY AND CORPORATE STRUCTURE

Overview

        Wowo Limited is a Cayman Islands holding company incorporated on July 13, 2011. We conduct our operations in China principally through contractual arrangements between our wholly-owned PRC subsidiary, Beijing Wowo Shijie Information Technology Co., Ltd., or Wowo Shijie, and two consolidated affiliated entities in China, namely, Beijing Wowo Tuan Information Technology Co., Ltd., or Beijing Wowo Tuan, and Beijing Kai Yi Shi Dai Network Technology Co., Ltd., or Kai Yi Shi Dai, and their respective shareholders. The following diagram illustrates our corporate structure as of the date of this prospectus. See "Risk Factors—Risks Relating to Doing Business in China".

(1)
Beijing Wowo Shijie Information Technology Co., Ltd.

(2)
Mr. Maodong Xu and Mr. Hanyu Liu respectively own 95% and 5% of the equity interests in Beijing Wowo Tuan.

(3)
Mr. Maodong Xu and Beijing Wowo Shiji Information Technology Co., Ltd. respectively own 60% and 40% of the equity interests in Kai Yi Shi Dai. Beijing Wowo Shiji Information Technology Co., Ltd. is principally owned by Mr. Hanyu Liu, holding 51% equity interest, Mr. Yongming Zhang, holding 15% equity interest, Mr. Weihong Xiao, holding 8% equity interest, Mr. Jianguang Wu, holding 7.5% equity interest, and Ms. Yonghong Lv, holding 6.3% equity interest.

(4)
The entity is in the process of entity deregistration.

(5)
Pursuant to the relevant agreements in connection with the acquisition of Jilin Wowo Tuan Information Technology Co., Ltd. in 2011, Beijing Wowo Tuan has transferred 49% equity interests in this entity to one of the former shareholders three years after the acquisition.

Our History

        We commenced business operations in March 2010 through Beijing Wowo Tuan, a limited liability company established in China, which was formerly known as Beijing Jihe Weilai Technology Co., Ltd., or Jihe Weilai, and incorporated in May 2008. In December 2010, Mr. Maodong Xu and his wife, Ms. Fang Zhou, acquired 100% equity of Jihe Weilai from its previous shareholders. To enable us to raise capital from international investors, Wowo Group Limited, was incorporated as our initial holding company under the laws of the British Virgin Islands in January 2011. In January 2011, we incorporated Wowo Mall (China) Limited in Hong Kong as a wholly owned subsidiary of Wowo Group Limited. Wowo Mall (China) Limited subsequently established its wholly owned subsidiary, Wowo Shijie, in China in May 2011. In April 2011, Mr. Maodong Xu acquired 100% equity of Kai Yi Shi Dai, a limited liability company incorporated in China in September 2010. Beijing Wowo Tuan holds the licenses required for our operation of 55.com and 55tuan.com.

        Foreign investment in Internet companies is currently subject to significant restrictions under current PRC laws and regulations. As a result, Wowo Shijie entered into a series of contractual arrangements with Kai Yi Shi Dai, Beijing Wowo Tuan and their shareholders to gain effective control over the operation of Kai Yi Shi Dai, Beijing Wowo Tuan and their respective subsidiaries.

        In April 2011, Wowo Group Limited ("Wowo BVI") issued in private placement 5,489,604 Series A-1 convertible redeemable preferred shares to Zero2IPO China Fund II L.P. for a purchase price of US$5.0 million. During the period from May 2011 to July 2011, Wowo BVI issued in private placements an aggregate of 51,339,464 Series A-2 convertible redeemable preferred shares to several investors, including without limitation Zero2IPO China Fund II L.P., CDH Barley Limited, and Besto Holdings Limited, for an aggregate purchase price of US$50 million. In August, 2011, the Company became the ultimate holding company of the Group upon the completion of the reorganization and share swap, in which shareholders of Wowo BVI, our previous holding company, received one share of the Company in exchange for each share of the same class they hold in Wowo BVI as above mentioned.

        Our company, Wowo Limited, was incorporated in the Cayman Islands in July 2011. On August 4, 2011, we effected a share swap in which shareholders of Wowo BVI, our previous holding company, received one ordinary share of Wowo Limited in exchange for each share of the same class they held in Wowo BVI.

        In February 2012, we issued an aggregate of 30,507,471 Series B convertible redeemable preferred shares to several investors, including without limitation CDH Barley Limited, Besto Holdings Limited, and New Field Worldwide Limited, for a purchase price of US$12.5 million. On the same day, we issued an aggregate of 6,713,384 Series A-1 preferred shares and 70,690,413 Series A-2 Preferred Shares to existing Series A-1 and Series A-2 investors for no consideration.

Our Subsidiaries and Consolidated Affiliated Entities

        As of the date of this prospectus, we had the following significant subsidiaries and consolidated affiliated entities:

  Non-PRC Subsidiary

        On January 24, 2011, we established our wholly owned subsidiary in Hong Kong, Wowo Holding Limited, which name was changed to Wowo Mall (China) Limited on April 26, 2012. Wowo Mall (China) Limited subsequently established our PRC wholly owned subsidiary in May 2011.

  PRC Subsidiary

        We have one PRC wholly owned subsidiary as of the date hereof, namely Wowo Shijie. Wowo Shijie was incorporated on May 19, 2011, and is 100% owned by Wowo Mall (China) Limited, our wholly owned subsidiary in Hong Kong.

  Agreements that Transfers Economic Benefits and Risks to Us

        Exclusive Consulting and Service Agreements.    Wowo Shijie and each of Beijing Wowo Tuan and Kai Yi Shi Dai, entered into exclusive consulting and service agreements, under which each of Beijing Wowo Tuan and Kai Yi Shi Dai, including their subsidiaries and any companies or entities under their control, agrees to engage Wowo Shijie as its exclusive provider of technical platforms, technical support, maintenance and other services. The consolidated affiliated entities shall pay to Wowo Shijie service fees determined based on the gross billings of the consolidated affiliated entities on a quarterly basis. Wowo Shijie shall have the right to adjust at any time the fee based on the operation performance. Wowo Shijie exclusively owns any intellectual property arising from the performance of the exclusive consulting and service agreements. The exclusive consulting and service agreements will be effective for ten years unless earlier terminated as set forth in the agreements or other written agreements entered into by the parties thereto. The exclusive consulting and service agreements shall be extended upon the written confirmation by Wowo Shijie before the expiry thereof, the extended term shall be determined by Wowo Shijie. During the term of the exclusive consulting and service agreements, any of the consolidated affiliated entities may not terminate the agreements except in the case of Wowo Shijie's gross negligence, fraud, or other illegal action or bankruptcy or termination of Wowo Shijie, and in the event of bankruptcy or termination of the affiliated consolidated entities before the expiry of the exclusive consulting and service agreements, the agreements shall be terminated automatically.

  Agreements that Provide Us with Effective Control over Our Affiliated Consolidated Entities

        Foreign investment in Internet companies is currently subject to significant restrictions under PRC laws and regulations. As a Cayman Islands holding company, we do not qualify to conduct these businesses under PRC regulations. In addition, foreign investment in the online service industry requires the foreign investor to possess certain qualifications, which we do not have, and our PRC subsidiary, Wowo Shijie, is considered a foreign invested enterprise which is restricted from holding the licenses that are essential to the operation of our business, such as licenses for operating our website. See "Regulations". As a result, Wowo Shijie has entered into a series of contractual arrangements with Beijing Wowo Tuan, Kai Yi Shi Dai and their shareholders described below, through which we exercise effective control over the operations of Beijing Wowo Tuan, Kai Yi Shi Dai and their respective subsidiaries. We conduct our operations in China principally through Beijing Wowo Tuan, Kai Yi Shi Dai and their respective subsidiaries, which we treated as our consolidated affiliated entities in China. Each of the contractual arrangements between Wowo Shijie, Beijing Wowo Tuan, Kai Yi Shi Dai, and their shareholders was executed in May 2011 and amended subsequent to the changes in shareholding of Beijing Wowo Tuan and Kai Yi Shi Dai respectively in June 2011, April 2012, August 2012 and

August 6, 2014. These contractual arrangements enable us to exercise effective control over these entities and receive substantially all of the economic benefits from them.

  •
  In May 2011, Wowo Shijie entered into an exclusive consulting and service agreement, an equity pledge agreement, a power of attorney and an exclusive call option agreement with Beijing Wowo Shiji Information Technology Co., Ltd. and its then shareholders. In April 2012, the parties terminated the above mentioned contractual arrangement because Beijing Wowo Shiji Information Technology Co., Ltd. ceased to conduct business operation but held equity interests in Kai Yi Shi Dai.

  •
  In May 2011, Wowo Shijie entered into an exclusive consulting and service agreement, an equity pledge agreement, a power of attorney and an exclusive call option agreement with Kai Yi Shi Dai and its then shareholders. In April 2012, Wowo Shijie entered into a new equity pledge agreement, power of attorney and exclusive call option agreement with Kai Yi Shi Dai to reflect the changes in shareholders.

  •
  In June 2011, Wowo Shijie entered into an exclusive consulting and service agreement, an equity pledge agreement, a power of attorneys and an exclusive call option agreement with Beijing Wowo Tuan and its then shareholders. In August 2012, Wowo Shijie entered into a new equity pledge agreement, power of attorneys and exclusive call option agreement with Beijing Wowo Tuan to reflect the changes in shareholders.

        Exclusive Call Option Agreements.    The shareholders of Beijing Wowo Tuan, and Kai Yi Shi Dai have signed exclusive call option agreements with Wowo Shijie, pursuant to which Wowo Shijie has an exclusive option to purchase, or to designate other persons to purchase, to the extent permitted by applicable PRC laws, rules and regulations, all of the equity interest in Beijing Wowo Tuan and Kai Yi Shi Dai from the shareholders. The purchase price for the entire equity interest is to be the minimum price permitted by applicable PRC laws, rules and regulations, unless otherwise required by PRC laws or agreed in writing by Wowo Shijie and the shareholders of the consolidated affiliated entities. The term of each exclusive call option agreement will be ten years, and can be extended upon the written confirmation by Wowo Shijie prior to the expiration of the agreement and the extended term shall be determined by Wowo Shijie.

        Power of Attorney.    The shareholders of each of Beijing Wowo Tuan, and Kai Yi Shi Dai have signed irrevocable powers of attorney appointing Wowo Shijie as the attorney-in-fact to act on their behalf on all matters pertaining to Beijing Wowo Tuan and Kai Yi Shi Dai and to exercise all of their rights as shareholders of Beijing Wowo Tuan and Kai Yi Shi Dai, including the right to attend shareholders meetings, to exercise voting rights and to transfer all or a part of their equity interests therein pursuant to the exclusive call option agreements. The power of attorney with each shareholder expires when the shareholder ceases to hold any equity interests in Beijing Wowo Tuan and Kai Yi Shi Dai.

        Equity Pledge Agreements.    The shareholders of each of Beijing Wowo Tuan and Kai Yi Shi Dai entered into equity pledge agreements with Wowo Shije, under which the shareholders pledged all of their equity interests in each of Beijing Wowo Tuan and Kai Yi Shi Dai, to Wowo Shijie as collateral to secure performance of all obligations of the consolidated affiliated entities and their shareholders under the applicable exclusive consulting and service agreements and the exclusive call option agreements. Wowo Shijie is entitled to collect dividends and other distributions (in cash or non-cash) of the shares pledged during the term of the pledge. If any event of default as provided for therein occurs, Wowo Shijie, as the pledgee, will be entitled to request immediate payment of the service fees or other fees, or to dispose of the pledged equity interests through transfer or assignment.

        We have been advised by our PRC legal counsel, B & D Law Firm, that the ownership structure and the contractual arrangements among Wowo Shijie and our consolidated affiliated entities and their respective shareholders, both currently and immediately after giving effect to this offering, will not result in any violation of PRC laws or regulations currently in effect. However, we have been further advised by our PRC legal counsel that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, rules and regulations. Accordingly, there can be no assurance that the PRC regulatory authorities will not take a view that is contrary to or otherwise different from the above opinion of our PRC legal counsel. Our PRC legal counsel has further advised that if the PRC government authority finds that our corporate structure, the contractual arrangements or the reorganization to establish our current corporate structure do not comply with any applicable PRC laws, rules or regulations, the contractual arrangements will become invalid or unenforceable, and we could be subject to severe penalties including being prohibited from continuing operations. See "Risk Factors—Risks Related to Our Corporate Structure—If the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with PRC governmental restrictions on foreign investment in Internet business, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations" and "Risk Factors—Risks Relating to Doing Business in China—Uncertainties with respect to the PRC legal system could have an adverse effect on us".

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following tables set forth the selected financial and operating data of Wowo Limited, for the periods indicated.

        The selected consolidated statements of operations and balance sheet data for the years ended and as of December 31, 2012 and 2013 are derived from our audited consolidated financial statements of Wowo Limited, which are included elsewhere in this prospectus. The selected consolidated statements of operations and balance sheet data for the year ended and as of December 31, 2011 are derived from our audited consolidated financial statements, which are not included elsewhere in this prospectus.

        The following selected consolidated financial data for the periods and as of the dates indicated are qualified by reference to, and should be read in conjunction with, the consolidated financial statements and related notes of Wowo Limited and "Management's Discussion and Analysis of Financial Condition and Results of Operations", both of which are included elsewhere in this prospectus. The consolidated financial statements of Wowo Limited are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of our results expected for any future periods.

        The following selected consolidated statements of operations for the nine-months ended September 30, 2013 and 2014, selected consolidated balance sheet data as of September 30, 2014 and selected consolidated cash flow data for the nine-months ended September 30, 2013 and 2014 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair presentation of our financial position and operation results for the period presented.

	For the year ended December 31,			For the nine months ended September 30,
	2011	2012	2013	2013	2014
	(US$ in thousands, except share and share related data)
Selected consolidated statements of operations data
Net revenues	11,540	27,815	36,253	27,633	20,642

Cost of revenues	5,986	7,185	6,583	4,739	5,516

Gross profit	5,554	20,630	29,670	22,894	15,126

Operating expenses:
Marketing	36,092	12,487	10,426	8,077	8,719
Selling, general and administrative	60,498	47,010	49,280	35,825	38,697
Impairment of intangible assets	—	—	2,035	—	—

Total operating expenses	96,590	59,497	61,741	43,902	47,416

Loss from operations	(91,036)	(38,867)	(32,071)	(21,008)	(32,290)

Interest income	77	21	44	43	6
Interest expense	(166)	(224)	(137)	(107)	(12)
Other income/(expense), net	410	20	(89)	(55)	(151)
Gain (loss) from disposal of VIE and VIE's subsidiaries	266	(29)	—	—	—

Loss before provision for income taxes	(90,449)	(39,079)	(32,253)	(21,127)	(32,447)
Provision for income tax benefits	(60)	(69)	(81)	6	—

Net loss	(90,389)	(39,010)	(32,172)	(21,121)	(32,447)

Less: Net loss attributable to noncontrolling interests	(422)	—	—	—	—
Net loss attributable to Wowo Limited	(89,967)	(39,010)	(32,172)	(21,121)	(32,447)

Accretion for Series A-1 convertible redeemable preferred shares	553	289	1,199	878	1,058
Accretion for Series A-2 convertible redeemable preferred shares	4,040	15,748	34,336	24,425	36,443
Accretion for Series B convertible redeemable preferred shares		1,544	2,106	1,552	1,785

Net loss attributable to holders of ordinary shares of Wowo Limited	(94,560)	(56,591)	(69,813)	(47,976)	(71,733)

Net loss per ordinary share:
Basic	(0.30)	(0.18)	(0.23)	(0.16)	(0.24)
Diluted	(0.30)	(0.18)	(0.23)	(0.16)	(0.24)
Net income per Series A-1 convertible redeemable preferred shares—Basic	0.13	0.03	0.10	0.07	0.09
Net income per Series A-2 convertible redeemable preferred shares—Basic	0.14	0.14	0.28	0.20	0.30
Net income per Series B convertible redeemable preferred shares—Basic	N/A	0.06	0.07	0.05	0.06
Shares used in computation of net loss per ordinary share:
Basic	319,927,791	310,188,010	303,886,640	303,886,640	303,886,640
Diluted	319,927,791	310,188,010	303,886,640	303,886,640	303,886,640
Shares used in computation of net income per Series A-1 convertible redeemable preferred share	4,105,923	11,151,244	12,202,988	12,202,988	12,202,988
Shares used in computation of net income per Series A-2 convertible redeemable preferred share	28,930,139	110,937,536	122,029,877	122,029,877	122,029,877
Shares used in computation of net income per Series B convertible redeemable preferred share	N/A	25,659,708	30,507,471	30,507,471	30,507,471

				As of September 30, 2014
	As of December 31,
					Unaudited pro forma(1)	Pro forma as adjusted(2)
	2011	2012	2013	Actual
	(US$ in thousands)
Selected consolidated balance sheet data
Total current assets	20,843	11,753	11,640	10,309	10,309
Total assets	38,323	26,991	23,375	20,782	20,782
Total current liabilities	53,324	67,297	96,425	123,754	70,080
Total liabilities	53,484	67,387	96,425	123,754	70,080
Total deficit	(74,544)	(86,594)	(156,889)	(226,097)	(49,298)
Total liabilities, mezzanine equity and deficit	38,323	26,991	23,375	20,782	20,782

Notes:

(1)
The consolidated balance sheet data as of September 30, 2014 are adjusted on a unaudited pro forma basis to give effect to the automatic conversion of all of our outstanding series A-1, series A-2 and series B preferred shares into 164,740,336 ordinary shares and all indebtedness owed to Mr. Xu at IPO price immediately upon the completion of this offering.

(2)
The consolidated balance sheet data as of September 30, 2014 are adjusted on a unaudited pro forma as adjusted basis to give effect to (i) the automatic conversion of all of our outstanding series A-1, series A-2 and series B preferred shares into 164,740,336 ordinary shares and all indebtedness owed to Mr. Xu at IPO price immediately upon the completion of this offering and (ii) the sale of ordinary shares in the form of ADSs by us in this offering at an assumed initial public offering price of US$                per ADS, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise the over-allotment option.

        The following operating metrics are derived from our operating database:

	As of or for the three months ended,
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014	June 30, 2014	September 30, 2014
Operating Metrics
Number of merchant clients(1)	35,194	34,299	41,082	43,982	45,051	56,676	69,851	76,910	77,355	92,002	105,430
Number of merchant clients with an active online store during the quarter(2)	2,075	8,185	23,358	29,346	32,588	43,442	55,065	60,306	57,862	63,134	70,417
Number of service offerings(3)	74,348	87,254	107,239	142,827	156,777	203,681	261,662	295,108	302,547	366,659	430,473
Number of installed WoWo Mobile Apps(4)	101,419	1,034,706	2,359,908	3,811,820	5,588,879	7,163,276	8,872,398	10,426,455	12,484,304	14,511,022	17,294,932

Notes:

(1)
Number of merchant clients reflects the number of total merchant clients, which includes number of merchant clients that have opened a storefront in our WoWo Mall as well as merchant clients that have only participated in our group buy/flash sale channel without opening a storefront in our WoWo Mall, that have made a sale during the given period.

(2)
Number of merchant clients with an active online store during the quarter reflects the number of merchant clients who has an active online store in our WoWo Mall at any time during the given period, no matter if the online store is still opened at the end of the given period. A merchant client may open more than one online store. Typically for a franchised merchant, the entire franchise may open only one online store though it may have multiple brick and mortar stores.

(3)
Number of service offerings reflects the variety of service offerings provided by our merchant clients that our customers may view and purchase in our group buy/flash sale channel and online stores in our WoWo Mall during a given period.

(4)
Number of installed WoWo Apps reflects the number of WoWo Mobile Apps the retail consumers have downloaded and installed on their smart phones or mobile devices since the commencement of our mobile commerce operation in the end of 2011 to a specific date.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the sections entitled "Summary Consolidated Financial Data" and "Selected Consolidated Financial Data" and our audited consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

        We operate one of China's leading third-party e-commerce platforms, focusing on local entertainment and lifestyle services such as restaurants, movie theaters and beauty salons. We do not compete with our merchant clients by offering our own goods and services nor do we keep inventory of any merchandise. Our unique platform allows local merchants to customize and manage their online stores, make direct sales to their target customers and process a large volume of online sales for consumption at their brick and mortar stores. According to iResearch, our platform represents the largest e-commerce platform for local lifestyle services in terms of number of merchants and registered users as of June 30, 2014. As of September 30, 2014, we have also established a nationwide network of merchant service centers to support local businesses in 150 major cities and population centers across China.

        Our platform consists of an e-commerce website, "WoWo Mall", a mobile commerce infrastructure, "WoWo Mobile", and an electronic management system, "WoWo EMS". The three components of our platform are designed to create an integrated network that enhances the interaction between businesses and consumers that reinforces brand awareness and fosters repeat customers for our merchant clients.

        Our "WoWo Mall" website located at 55.com is used to promote and market our company's brand eminence and complete e-service platform by exhibiting our merchant client's online stores and introduce certain selected services and products. Potential customers may then be directed to 55tuan.com to obtain information on the latest attractive offerings available through such merchants. We began our business as a group buying website under the brand "WoWo Buy" located at 55tuan.com in March 2010. We quickly found that the group buying business model did not fully meet the needs of local service providers. While the group buying business model often helps merchants increase their sales by selling extra capacity, we believe it does not, as a stand-alone offering, significantly promote brand awareness for the merchants or create customer loyalty to the merchants. Merchants also face additional margin pressure from the fees charged by these group buying sites that could further erode their margin. For example, flash sales conducted by third-party group buying websites often promote the brands of the websites over the brands of the merchants. At the same time, local merchants continue to have limited branding power or control over the marketing direction. By June 2012, we augmented our WoWo Buy model with our promotional portal at 55.com to complete our WoWo Mall. WoWo Mall not only permits merchants to establish their own online stores, it also allows the merchants to increase their branding power by providing them with customizable features to establish the look and feel they want to be associated with their brands. In the third quarter of 2014, we hosted and provided operating services to over 100,000 local entertainment and lifestyle merchants on our websites.

        Our "WoWo Mobile" services focus on enhancing the real time interactions between consumers' mobile devices and our e-commerce platform. Since most local merchants in China have a geographic coverage of only a few miles around their brick and mortar stores, location-based search result is the best way to provide local merchants with access to instant potential customers within a few miles around their stores. As of September 30, 2014, we had 17.3 million activated WoWo Mobile App installed on mobile devices. We believe a significant portion of our nationwide subscriber base can still be converted to mobile users, which will continue to facilitate the expansion of our mobile commerce business with low subscriber acquisition and retention costs. As of September 30, 2014, approximately 64% of our monthly gross billings were derived from mobile device transactions. In July 2014, we launched our latest "WoWo Merchant App", a customized storefront on mobile devices that integrates reservations, payment, special promotions, membership management and other features which enables local merchants to directly self-manage their marketing and sales campaign on mobile devices.

        Our "WoWo EMS" is a proprietary electronic management system designed for the local merchants. WoWo EMS provides linkage to our central server and facilitates a number of back-office services to our merchant clients. Through WoWo EMS, our merchant clients may also instantly communicate with the WoWo Mobile App utilized by our retail customers. This extends the capabilities of WoWo Mobile by providing our merchant clients with additional customer relationship management tools, such as sending follow-on promotional messages to customers with identifiable purchasing habits.

        We believe our focus in helping local merchants to promote their own brands distinguishes our platform from other e-commerce providers in China. With the technical support available through 150 service centers and over 2,000 merchant service representatives, we have empowered local merchants with limited resources to create sophisticated online branding campaigns and offer better integration of their online and offline resources. With the promotional power of our WoWo Mall, the ability to capture mobile consumers through WoWo Mobile and the specialized electronic management system of our WoWo EMS, we believe we are uniquely positioned to fulfill the needs of local merchants and can be the trusted one-stop e-commerce platform for them.

Our Value Proposition

Merchants choose us for our:

  •
  Affordable and effective e-commerce platform.  We offer both online and mobile commerce platform for local lifestyle merchants to build their online and mobile presence. Our platform helps merchants remain competitive in gaining and retaining the new generation of internet and mobile consumers.

  •
  Ability to customize promotions.  Our platform empowers the traditional merchants to run special promotions on a real-time basis to create better offering packages and conduct targeted marketing. We also allow our merchant clients to reach a broader customer base in a way that cannot be achieved through traditional media or offline marketing.

  •
  Brand building and cost effectiveness.  Our merchant service representatives help local merchants bring their business online and promote their own brands. Our online store platform is designed as an online place where merchants can distinguish their own brand identities and customize their image and brand awareness. We also do not compete with the merchants to sell services like group buying sites.

  •
  Complete cost-effective and integrated infrastructure.  Merchants not only build their storefronts online; they can also rely on our platform for a range of essential support services to operate their businesses. These include integration of online reservation payment system, management of customer orders and relationships, data analysis, availability of mobile app to conduct mobile commerce and direct assistance by live personal merchant service representatives.

  •
  Broad network of relevant location-based customers.  Our platform enables local merchants to access a large number of prospective consumers from our existing customer base that seek local lifestyle services through our precise, location-based searches.

Consumers choose us for our:

  •
  Personalization.  Our platform is designed to provide a massive amount of local information that consumers can quickly and effectively view and search. Our data analysis and management capabilities allow us to anticipate consumers' needs and tailor the service offering displays to match the consumer with the most relevant merchants and information.

  •
  Compelling mobile experience.  Our WoWo Mobile App makes it easy for consumers to access our WoWo Mall through smart phones and mobile devices. Location-based services and other mobile functionalities drive a higher level of user engagement.

  •
  Up-to-date interconnectivity to the merchants.  Customers have the option to install only the WoWo Merchant Apps of the stores that they desire or frequent and receive tailored promotion, interact with the merchant and make reservations. The convenience exceeds traditional membership cards.

  •
  Delightful shopping experience.  We believe that our marketplaces deliver a delightful shopping experience to consumers. The simple and clear layout of our WoWo Mall, the bargains available from the online stores and our optimized search capabilities allow consumers to easily browse and find the suitable service provider at the ideal location.

Operating Metrics

        We measure our business using several operating metrics that directly affect our revenues. The key metrics regarding our merchant client base are as follows:

        Number of merchant clients.    Number of merchant clients represents number of total merchant clients, including number of merchant clients that have opened a storefront in our WoWo Mall and merchant clients that have only participated in our group buy/flash sale channel without opening a storefront in our WoWo Mall, that have made a sale during a given period. We have experienced a generally steady increase in the number of our overall merchant clients on a quarter by quarter basis, from 35,194 in the first quarter of 2012 to 105,430 in the third quarter of 2014. Notwithstanding this steady growth in the number of merchant clients, we also tend to sign up more merchants or have more merchants renew their subscription of an online stores in the third quarter of each calendar year when students increase their purchases during summer vacation. Conversely, we may experience a slight decline in merchant numbers in the first and fourth quarters where purchasing activities declined over Chinese New Year and PRC National Holidays and fewer merchants participate in the group buy/flush sale channel as a result.

        Number of merchant clients with an open online store.    Number of merchant clients with an open online store represents number of merchant clients who have opened an online store in our WoWo Mall at any point during the given period no matter the online stores are still open at the end of the given period. A merchant client may open more than one online store. Typically for a franchised merchant, the entire franchise may open only one online store though it may have multiple brick and mortar stores. Subject to seasonal fluctuation described above, we have experienced a generally steady increase in the number of our online stores, on a quarter by quarter basis, from 2,075 in the first quarter of 2012 to 70,417 in the third quarter of 2014, demonstrating the attractiveness of WoWo Mall business model to the merchants.

        Number of stock keeping units.    Number of stock keeping units reflects the variety of service offerings provided by our merchant clients that our customers may view and purchase in our group buy/flash sale channel and online stores in our WoWo Mall during a given period. The number of our stock keeping units increased on a quarter by quarter basis generally in line with the increase in the number of merchant clients and online stores from 74,348 in the first quarter of 2012 to 430,473 in the third quarter of 2014. We believe this steady increase in the number of stock keeping units reflects the variety of offerings available and strengthens the attractiveness of our platform to both merchants and consumers.

        The key metrics regarding our customer base are as follows:

        Number of installed Wowo Mobile Apps.    We define the number of installed WoWo Mobile Apps as the number of retail consumers who have downloaded and installed our WoWo Mobile App on their smart phones or mobile devices since the commencement of our mobile commerce operation in the end of 2011 to the end of each subsequent quarters. We have experienced a steady increase in the number of installed WoWo Merchant App from 101,419 as of March 31, 2012 to 17,294,932 as of September 30, 2014, demonstrating consumers' adoption of our mobile commerce platform.

        Gross billings.    We define gross billings as the gross amounts collected from retail customers for services and goods sold on 55tuan.com and through WoWo Mobile Apps in a given time period without deducting the amount claimed for refund during the same period. Gross billings also do not include cash payments by retail customers directly to merchants without utilizing the online payment systems available through our WoWo Mobile App. Gross billings are not equivalent to revenues or any other financial metrics presented in our consolidated financial statements. Our gross billings were US$399.9 million and US$437.0 million for the years ended December 31, 2012 and 2013 and US$338.1 million and US$356.5 million for the nine months ended September 30, 2013 and 2014, respectively. Subject to seasonal fluctuation, we have experienced a steady increase in gross billings, as our scale of operation continued to grow.

        Among the total gross amounts we collected from our retail customers, approximately 5.8% and 26.2% of our gross billings were contributed by mobile users who made purchases on our WoWo Mobile App for the years ended December 31, 2012 and 2013 and 23.5% and 50.7% for the nine months ended September 30, 2013 and 2014, respectively. For the month of September 2014, approximately 64% of our monthly gross billings were derived from mobile commerce. We believe the proportion of transactions from mobile as of total transactions will continue to increase.

        Average take rate.    We define average take rate as the gross amounts we retained as a percentage of gross billings for services and goods sold in the applicable period. The gross amounts we retained for goods and services sold is calculated by deducting amounts paid to local merchants from gross billings for such services and goods sold.

        Currently, take rate for merchant clients ranges from 2%-8%, depending on their respective business categories or our other strategic considerations. The take rate we establish varies according to our estimate of the industry profit margins in specific verticals, which we believe mainly determines the amount a merchant is willing to pay to generate sales or attract buyers through this channel, as well as other strategic considerations. For example, for verticals that typically have lower gross margins, such as movie tickets, we charge a lower take rate, whereas for verticals such as beauty salons, photography, where gross margins are generally higher for the merchants, we charge a higher take rate.

        Our average take rate was 7.5% and 6.9% for the years ended December 31, 2012 and 2013 and 7.2% and 4.6% for the nine months ended September 30, 2013 and 2014, respectively. The decrease was mainly due to competition and as we continued to offer attractive take rate to increase our client base. One of the ways for a merchant client to receive a more attractive deal includes switching to our storefront fee paying model by paying a storefront fee that range between RMB4,000 to RMB6,000 per year.

        Number of subscribers.    We define subscribers as the total number of registered accounts at 55tuan.com and WoWo Mobile Apps that are able to receive our group buying/flash sale deal information through our email direct marketing (EDM) system or short messaging service (SMS) system, less individuals who have unsubscribed since the inception of our business in March 2010 through a specific date. To sign up for our service and become a subscriber, an individual provides an email address or a mobile phone number. We can measure our overall growth in the market as well as our potential revenue opportunity as a function of our total subscriber base. The subscriber base does not take into consideration the activity level of the subscriber with our service, nor does it adjust for multiple or unused accounts. Despite these drawbacks, we believe this metric provides valuable insight on the trajectory and scale of our business. We had 18.9 million and 26.9 million subscribers as of December 31, 2012 and 2013 and 25.0 million and 34.1 million as of September 30, 2013 and 2014, respectively. We have experienced a steady increase in the number of consumers.

        Number of cumulative customers.    We define cumulative customers as the total number of unique subscribers who have made at least one purchase since the inception of our business in March 2010 through a specific date. We consider this metric to be an important indicator of our business performance as it helps us to understand the activity rate of our subscribers in purchasing goods and services as oppose to merely receiving information for comparison shopping. We had 13.0 million and 19.1 million cumulative subscribers as of December 31, 2012 and 2013 and 17.9 million and 23.3 million as of September 30, 2013 and 2014, respectively. We have experienced a steady increase in the number of cumulative consumers, demonstrating consumers' increase adoption of our business model.

        Number of cumulative repeat customers.    We define cumulative repeat customers as the number of unique subscribers who have made more than one purchase since the inception of our business in March 2010 through a specified date. We believe this metric indicates customer with high contact level using our services. We had 6.5 million and 9.4 million cumulative repeat subscribers as of December 31, 2012 and 2013 and 8.8 million and 11.5 million as of September 30, 2013 and 2014, respectively.

        Average gross billings per customer.    This metric represents the average gross billings generated per paying customer on our Wowo Mall website in a given time period. This metric is presented as the gross billings generated on Wowo Mall website in a given period, divided by the number of paying customers on our Wowo Mall website in the same period. Although this metric is difficult to evaluate in light of our rapid customer growth, we believe that this measure is an indicator of the revenue generating capacity of our customers. Our average gross billings per paying customer were US$42.4, US$49.7 for the years ended December 31, 2012 and 2013 and US$44.1 and US$54.6 for the nine months ended September 30, 2013 and 2014, respectively.

Other Factors Affecting Our Results of Operations

        Besides our operating metrics that directly affect our revenues, there are a number of factors that affect our results of operations, including:

        Continued growth of China's economy and location-based, entertainment and lifestyle services in general.    We conduct all of our business and operations in China. Accordingly, our results of operations have been, and are expected to continue to be, affected by the general performance of China's economy. Since the inception of our business, we have benefited from overall economic growth in China. In addition, as the leading location-based, entertainment and lifestyle e-commerce platform service provider, our financial results have been, and are expected to continue to be, affected by the performance of the location-based, entertainment and lifestyle service industry in China.

        Competitive pressure.    We operate in a highly competitive market. We compete with a number of other e-commerce service providers that have significant capital and human resources, some of which have also launched initiatives in direct competition with our business. The terms and conditions we offer our merchant clients are affected by our competitors' strategies, which, as a result, affect our cost of operation. Competition also has a direct effect on our ability to retain existing subscribers and attract new subscribers.

        Marketing expense.    We engage in a variety of different online marketing efforts tailored to our targeted retail consumers to expand our customer base. Expenses incurred for marketing and other promotional efforts may have a negative impact on our profitability, if they prove to be ineffective and do not expand our subscriber base as intended.

        Seasonality.    Our business is affected by seasonality. For example, purchasing activities are usually lower in the first quarter over the Chinese New Year and the fourth quarter over PRC National Holidays. Purchasing activities may be the highest during the third quarter over summer holidays when students increase their purchases.

        We had no outstanding short-term bank loan as of September 30, 2014.

Net Revenues

        We derive our net revenues from commission and storefront fees.

        Our revenues from commission are presented on a net basis (representing the amount billed to retail consumers less the amount paid to merchant clients). We act as an agent rather than as the principal in the delivery of the service or products underlying a WoWo Coupon and do not assume the risks and rewards of ownership of the products nor are we responsible for the actual fulfillment of services. As such, revenue recognition for commission is deferred until the redemption of the WoWo Coupons by the retail consumers, at which time the underlying sale has been culminated and we have completed our service obligations to our merchant clients.

        We have adopted an operational return and refund policy that offers our customers refunds on the coupon they have purchased, if a customer is not satisfied with the goods or services after redemption, or if a customer has not redeemed the coupon within twenty days after expiration date of the coupon (the "Refund Period"). Until redemption, the proceeds received by us from selling the products and services are recorded as advance from customers. Historically, the amounts of refund claimed by customers for the redeemed coupons was clearly insignificant. Based on an analysis of historical patterns and amounts of claims by customers, we provide a refund reserve with an estimated refund rate close to zero for the redeemed coupons. Therefore, we do not recognize refunds for redeemed coupons in profit or loss upon revenue recognition for coupon redemption. Currently, unredeemed amounts beyond the Refund Period remains in advance from customers on our balance sheet due to uncertainty in the relevant laws and policies, including PRC Civil Law, Law on the Protection of the Rights and Interests of Consumers and certain normative documents enacted by the SAIC, where the basis of a legal right could exist for a coupon purchaser to claim a refund, if such right exists at all. These laws and policies currently do not unequivocally provide any definition or explanation on the legal nature of the unredeemed amounts, specifically who has the right to them. As a result, whether the coupon purchasers have a right to request a refund, or whether the period is limited, is not certain under the current practice of PRC laws. Due to this lack of certainty and to avoid any potential risk of legal claims for these amounts in the future, we have taken a conservative approach for the time being by not immediately recognize this revenue.

        We started our coupon business in 2011 and had limited operating history to make a reliable estimation until 2014. Based on the historical data over the past three years, out of the total refund amount made during the year, over 97% was from the unredeemed coupon during the past one year, 2% was from the past two years and 1% from the past three years. After three years, the refund amount was close to 0%, therefore we determined that the possibility of the initiation of a customer claim becomes remote after three years. In 2012 and 2013, we began to experience an increasing amount of WoWo Coupons that remained unredeemed beyond the Refund Period. As a result, our advances from customers were US$21.0 million and US$28.7 million as of December 31, 2012 and 2013, respectively, and US$29.6 million as of September 30, 2014, respectively.

        We also derive a portion of our net revenues from storefront fees for merchants featured on our WoWo Mall. Our merchants pay a fixed fee for an agreed contract period (generally one year).

        Our net revenues were US$27.8 million and US$36.3 million for the years ended December 31, 2012 and 2013 and US$27.6 million and US$20.6 million for the nine months ended September 30, 2013 and 2014, respectively.

Cost of Revenues

        Our costs of revenues are direct and indirect costs incurred to generate revenues, and consist primarily of:

  •
  salaries and benefits to employees, which are salaries and benefits we pay to our editorial, logistic and server maintenance staff;

  •
  server maintenance and depreciation, which are for maintenance and depreciation of our server equipment;

  •
  short message distribution fees, which are fees we pay for sending short text messages to retail consumers' cell phones to acknowledge their purchases and provide authenticating two-dimensional barcodes and security codes;

  •
  amortization of intangible assets, which is amortization expense of the domain names we acquire from local group buying/flash sale service providers;

  •
  depreciation of property and equipment, which are depreciation expenses for our servers and office equipment; and

  •
  online payment processing fees, which are processing fees we pay to third party payment service providers in connection with our consumers' online payments to us.

Our cost of revenues was US$7.2 million and US$6.6 million for the years ended December 31, 2012 and 2013 and US$4.7 million and US$5.5 million for the nine months ended September 30, 2013 and 2014, respectively.

Gross Profit

        As a result of the above, our gross profits were US$20.6 million and US$29.7 million, representing a gross profit margin of 74.2% and 81.8% for the years ended December 31, 2012 and 2013, respectively. For the nine months ended September 30, 2013 and 2014, our gross profits were US$22.9 million and US$15.1 million, representing a gross profit margin of 82.9% and 73.3%, respectively.

Operating Expenses

        The following table sets forth our operating expenses by amount and as a percentage of total operating expenses for the periods indicated:

	For the year ended December 31				For the nine months ended September 30
	2012		2013		2013		2014
	US$	%	US$	%	US$	%	US$	%
	(in thousands, except for percentages)
Operating Expenses
Marketing	12,487	21.0%	10,426	16.9%	8,077	18.4%	8,719	18.4%
Selling, general and administrative	47,010	79.0%	49,280	79.9%	35,825	81.6%	38,697	81.6%
Impairment of intangible assets	—	—	2,035	3.2%	—	—	—	—

Total operating expenses	59,497	100%	61,741	100%	43,902	100%	47,416	100%

        Our operating expenses consist of marketing expenses and selling, general and administrative expenses. Our total operating expenses were US$59.5 million and US$61.7 million for the years ended December 31, 2012 and 2013 and US$43.9 million and US$47.4 million for the nine months ended September 30, 2013 and 2014, respectively.

  Marketing expenses

        Our marketing expenses primarily consist of expenses incurred in connection with advertisements and market promotion events.

        Our marketing expenses were US$12.5 million and US$10.4 million, for the years ended December 31, 2012 and 2013, respectively, representing 44.9% and 28.8% of the net revenues of the respective periods. For the nine months ended September 30, 2013 and 2014, our marketing expenses were US$8.1 million and US$8.7 million, respectively, representing 29.2% and 42.2% of the net revenues of the respective periods.

  Selling, general and administrative expenses

        Our selling, general and administrative expenses primarily consist of:

  •
  salaries and benefits for employees, which are the salaries and benefits for our management, merchant service representatives and general administrative staff;

  •
  share-based compensation to employees, which is the expenses incurred in connection with the grant of share options to our directors, officers and other employees pursuant to our share incentive plan; and

  •
  office expenses, which consist primarily of office rental, maintenance and utilities expenses, depreciation of office equipment and other office expenses.

        Our selling, general and administrative expenses were US$47.0 million and US$49.3 million, for the years ended December 31, 2012 and 2013, respectively, representing 169.0% and 135.9% of the net revenues of the respective periods. For the nine months ended September 30, 2013 and 2014, our selling, general and administrative expenses were US$35.8 million and US$38.7 million, respectively, representing 129.6% and 187.5% of the net revenues of the respective periods.

Loss from Operations

        We incurred net losses of US$39.0 million and US$32.2 million, for the years ended December 31, 2012 and 2013, respectively. For the nine months ended September 30, 2013 and 2014, our net losses were US$21.1 million and US$32.4 million, respectively. The losses were primarily due to the higher growth rate of our operating expenses compared with the growth rate of our net revenues as we establish our local network across China. We made significant investments in sales and marketing to build our WoWo Mall brand among local merchants and retail consumers.

Provision for Income Tax Benefit

        We are subject to PRC Enterprise Income Tax Law on taxable income in accordance with the relevant PRC income tax laws. We incurred net losses of US$39.0 million and US$32.2 million, for the years ended December 31, 2012 and 2013 and net losses of US$21.1 million and US$32.4 million, for the nine months ended September 30, 2013 and 2014, respectively. Our provision for income tax benefit were US$0.1 million and US$0.1 million, for the years ended December 31, 2012 and 2013, respectively, and US$5,819 and nil for the nine months ended September 30, 2013 and 2014, respectively.

Critical Accounting Policies

        The preparation of financial statements of Wowo Limited and related notes requires us to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, net sales and expenses, and related disclosure of contingent assets and liabilities. We have based our estimates on historical experience and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our management has discussed the development, selection and disclosure of these estimates with our board of directors. Actual results may differ from these estimates under different assumptions or conditions. An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

        We believe that the following critical accounting policies are the most sensitive and require more significant estimates and assumptions used in the preparation of our consolidated financial statements.

        You should read the following descriptions of critical accounting policies, judgments and estimates in conjunction with our consolidated financial statements and other disclosures included in this prospectus.

Revenue Recognition

        We generate most of our revenues from the sales of WoWo Coupons.

        We present revenues on a net basis (representing the amount billed to subscribers less the amount paid to merchant clients). We act as an agent rather than as a principal in the delivery of the goods or services underlying the WoWo Coupons as we do not assume the risks and rewards of ownership of goods nor are we responsible for the actual provision of services. Both of these are the responsibilities of the merchant clients.

        We recognize revenues when all of the following criteria are met: (i) persuasive evidence of existence of an arrangement, which is typically at the point when we enter into cooperating agreements with merchant clients to sell WoWo Coupons and the price becomes fixed or determinable; (ii) collectability is reasonably assured, which occurs when retail consumers remit payments to third party online payment service providers for WoWo Coupons purchased; and (iii) goods or services are provided.

        We earn the related commission revenue as an agent when our consumers actually redeem their WoWo Coupons. Until such time, the proceeds received by us from selling the WoWo Coupons are recorded as proceeds received in connection with unredeemed coupons. During the period from the sale of a WoWo Coupon to the point of coupon redemption, we are also contractually obligated to provide, maintain and support an online coupon verification system which our merchant clients must use to validate the WoWo Coupon before goods or services are provided to the retail consumers. We also provide ongoing customer service support to our merchant clients through the coupon redemption period. We have concluded these performance obligations to be a substantive and integral part of our service delivery process from which we earn our net revenues. Based on the above considerations, revenue recognition is deferred until the redemption of the WoWo Coupons by the retail consumers for the delivery of goods or consumption of the services, at which time the underlying sale from which we earn our commission has been culminated and we have completed our service obligations to our merchants. Our remaining obligations to our merchants after coupon redemption by the retail consumers are inconsequential.

        We adopt return and refund policy pursuant to which we offer a retail consumer a refund if the consumer is not satisfied with the goods or services provided on the WoWo Coupon after redemption, and we offer retail consumers a refund on a WoWo Coupon within 20 days after expiration if the WoWo Coupon was not redeemed upon expiration. Historically, the amounts of refund claimed by customers for the redeemed coupons was clearly insignificant. Based on an analysis of historical patterns and amounts of claims by customers, we provide a refund reserve with an estimated refund rate close to zero for the redeemed coupons. Currently, unredeemed amounts beyond the Refund Period remains in advance from customers on the balance sheet on a gross basis due to the ambiguity and uncertainty regarding interpretation and application of current PRC laws with respect to the nature of these unredeemed amounts, such as PRC Civil Law, Law on the Protection of the Rights and Interests of Consumers and certain normative documents enacted by the State Administration of Industry and Commerce, or the SAIC. We recognize revenue from these unredeemed amounts until the third anniversary from the expiration date of the coupon, when the possibility for a customer to initiate a claim becomes remote. We did not recognize any revenue from these unredeemed amounts for the years ended December 31, 2012 and 2013, respectively. And we recognized $1,830,495 unredeemed amounts to revenue for the nine-month period ended September 30, 2014.

        In addition, the merchants are contractually responsible and liable for the quality of the products or services provided and we also hold the right to claim reimbursements from the merchants, therefore, the amounts of costs that we incurred as a result of such refunds have been minimal for the years presented.

        We provide online storefronts to certain merchants. We charge the merchants a storefront fee for an agreed contract period. We recognize revenues from the storefront fees collected ratably over the contract period.

Impairment of Goodwill and Intangible Assets

        Goodwill represents the cost of an acquired business in excess of the fair value of tangible and identifiable intangible net assets purchased. We generally seek the assistance of an independent valuation firm in determining the fair value of the identifiable intangible net assets of the acquired business. We assign all the assets and liabilities of an acquired business, including goodwill, to reporting units.

        There are several methods that can be used to determine the fair value of assets acquired and liabilities assumed. For intangible assets, we typically use the discounted cash flow, or DCF, method of income approach. This method starts with a forecast of all of the expected future net cash flows associated with a particular intangible asset. These cash flows are then discounted to present value by applying an appropriate discount rate that reflects the risk factors associated with the cash flow streams. We once used cost approach for the determination of the fair value of specific acquired intangible assets. Cost approach is based upon the concept of replacement as an indicator of value. In the valuation of specific assets under the cost approach, value is being estimated based on the cost of reproducing or replacing the asset, less depreciation from functional obsolescence, and economic obsolescence, if present and measurable. For goodwill, we use the income approach in determining the impairment of goodwill on reporting unit, with reference to valuation report prepared by an independent valuation firm based on data we provided. This approach includes the DCF method, taking into consideration the market approach and certain market multiples as a validation of the values derived using the discounted cash flow methodology.

        Some of the significant estimates and assumptions inherent in the DCF method or other methods include the amount and timing of projected future cash flows, the discount rate selected to measure the risks inherent in the future cash flows and the assessment of the asset's economic life cycle and the competitive trends impacting the asset, including consideration of any technical, legal, regulatory or economic barriers to entry. Determining the useful life of an intangible asset also requires judgment, as different types of intangible assets will have different useful lives.

        Specifically, the income approach involves applying appropriate discount rates to estimated cash flows that are based on earnings forecasts developed by us. The financial projections used in deriving the fair values of intangible assets were consistent with our business plan. However, these assumptions were inherently uncertain and highly subjective. These assumptions include: no material changes in the existing political, legal and economic conditions in China; no major changes in the tax rates applicable to our subsidiaries and consolidated affiliated entities in China; our ability to retain competent management, key personnel and staff to support our ongoing operations; and no material deviation in market conditions from economic forecasts.

        Goodwill is tested for impairment at least once annually or more frequently if we believe indications of impairment exist. Impairment is tested using a two-step process. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill. We currently have one reporting unit, which recorded goodwill in relation to the acquisition of 21 local group buying businesses in 2011.

        If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of goodwill to the carrying value of a reporting unit's goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill. Estimating the fair value of reporting unit is performed by the DCF method.

        In circumstances where our reporting unit has zero or negative carrying amounts, we will perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that goodwill exists, we would consider whether there are any adverse qualitative factors indicating that impairment may exist. Since our carrying amount of equity interest was negative as of December 31, 2012, 2013 and September 30, 2014, we considered that it was more likely than not that goodwill impairment might exist given that we had been generating losses and negative cash flows during the year ended December 31, 2012, 2013 and September 30, 2014. Hence, we proceeded directly to Step 2 of goodwill impairment test.

        The following table sets forth the details of the goodwill impairment test as of December 31, 2012, 2013 and September 30, 2014.

	December 31, 2012	December 31, 2013	September 30, 2014
	(US$ in thousands, except percentages)
Estimated fair value of the reporting unit	94,000	69,200	72,600
Carrying value of reporting unit, net	(86,600)	(156,900)	(226,100)
Amounts by which the fair value exceed the carrying value of reporting unit	180,600	226,100	298,700
Implied fair value of goodwill	115,900	119,700	166,100
Carrying value of goodwill, net	7,400	7,600	7,500
Percentage by which the fair value exceed the carrying value of goodwill	1,566%	1,575%	2,215%

        As of December 31, 2012, 2013 and September 30, 2014, the implied fair values of goodwill of the reporting unit significantly exceeded their respective carrying values. As a result, no goodwill impairment was recorded for the years ended December 31, 2012 and 2013 and the period ended September 30, 2014.

        The principal assumptions in preparing the financial projection for the purpose of determining whether the goodwill is impaired included the following:

  •
  As of December 31, 2012, we assumed that our business will growing at a compound annual revenue growth rate of 16% during the years from 2013 to 2020 and a terminal growth rate of 3% after 2020. EBIT margin was expected to turnaround from negative in 2013 to a positive level during the years from 2014 to 2020, ranging from 9% to 31%. The discount rate selected was 26%.

  •
  As of December 31, 2013, we assumed that our business will growing at a compound annual revenue growth rate of 14% during the years from 2014 to 2020 and a terminal growth rate of 3% after 2020. EBIT margin was expected to turnaround from negative in 2014 to a positive level during the years from 2015 to 2020, ranging from 8% to 28%. The discount rate selected was 25%.

  •
  As of September 30, 2014, we assumed that our business will growing at a compound annual revenue growth rate of 40% during the years from 2015 to 2020 and a terminal growth rate of 3% after 2020. EBIT margin was expected to turnaround from negative in 2015 and 2016 to a positive level during the years from 2017 to 2020, ranging from 3% to 28%. The discount rate selected was 27%.

        The estimation of fair value of a reporting unit or goodwill using the DCF method requires significant judgment, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for our business, estimation of the useful life over which cash flows will occur, and determination of our weighted average cost of capital, or WACC, which are used as the discount rates under the income approach. The estimates used to calculate the fair value of a reporting unit change from year to year based on operating results and market conditions. Changes in these estimates and assumptions could materially affect the determination of fair value and goodwill impairment of the reporting unit. A lower revenue growth rate due to failure to achieve expected sales, or higher costs and expenses in operation due to the loose budget control, could negatively impact the result of the fair value of the reporting unit. The risk associated with achieving our forecasts were assessed in selecting the appropriate discount rates as discussed above. A higher discount rate would result in a lower fair value of reporting unit and could negatively impact the result of goodwill impairment test. However, as the calculated and implied fair value of the goodwill are much larger than its carrying value on the book, any change to increase the weighted average cost of capital, or WACC, or an estimated low growth rate even to a level as low as zero growth rate on annual revenue over the projected period, would not result in an impairment of the carrying amount at goodwill.

        The fair values of the intangible assets were estimated by us, with the assistance from an independent third-party appraiser. We are ultimately responsible for the determination of all amounts related to the intangible assets recorded in the financial statements.

        Acquired intangible assets are amortized over their useful lives. Useful lives are based on management's estimates of the period that the assets will generate revenue. In particular, trade name/domain name acquired through the business acquisitions which will be used to redirect the users to the primary sites is amortized using the straight-line method over two years and the trade name/domain name acquired for the operation of the online group buying/flash sale business are amortized using the straight-line method over ten years. Theoretically, the acquired domain name can be used indefinitely by renewing the registration with relevant authority upon expiry at immaterial costs. Therefore, its legal life would be indefinite. However, with a consideration of the fact that the group buying/flash sale industry in China is relatively new with intense competition, the management, after taking into consideration the benefits expected to be generated from the trade name/domain name, has estimated a useful life of two years for the trade name/domain name which will be used to redirect the users to the primary sites and a useful life of 10 years for trade name/domain name of 55.com.

        We acquired user base that contains information about the user's name, contact information, order history and demographic information. As most of the users were attracted by lucky draw activities and had no stable order history, the economic life of the user base is estimated to be short, approximately 2 years. Operating system acquired is amortized using the straight-line method over three years based on the estimated technological life of the operating system.

        We amortize intangible assets with determinable useful lives on a straight-line basis. We evaluate intangible assets with determinable useful lives for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. We measure recoverability of long-lived assets to be held and used as part of a cash generating unit by comparing the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If we believe the assets are impaired, the impairment will equal the amount by which the carrying value of the assets exceeds the fair value of the assets. We recorded an impairment of intangible assets of $2,034,791 for the year ended December 31, 2013 because the post-acquisition performance contributed by the acquired intangible assets was not in line with our expectations at the date of acquisition.

        Estimates of fair value involve a complex series of judgments about future events and uncertainties and rely heavily on estimates and assumptions. Our judgments in determining an estimate of fair value can materially impact our results of operations. We base these valuations on information available as of the impairment review date and on expectations and assumptions that management deems reasonable. Any changes in key assumptions, including unanticipated events and circumstances, may affect the accuracy or validity of such estimates and could potentially result in impairment charges.

Income Taxes

        In preparing our consolidated financial statements, we must estimate our income taxes in each of the jurisdictions in which we operate. We estimate our actual tax exposure and assess temporary differences resulting from different treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which we include in our consolidated balance sheet. We must then assess the likelihood that we will recover our deferred tax assets from future taxable income. If we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance, we must include an expense within the tax provision in our statement of operations.

        Management must exercise significant judgment to determine our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We base the valuation allowance on our estimates of taxable income in each jurisdiction in which we operate and the period over which our deferred tax assets will be recoverable. If actual results differ from these estimates or we adjust these estimates in future periods, we may need to establish an additional valuation allowance, which could materially impact our financial position and results of operations.

        U.S. GAAP requires that the impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more likely than not to be sustained upon audit by the relevant tax authority. If we ultimately determine that the payment of these liabilities will be unnecessary, we reverse the liability and recognize a tax benefit during that period. Conversely, we record additional tax charges in a period in which we determine that a recorded tax liability is less than we expect the ultimate assessment to be. We did not recognize any significant unrecognized tax benefits during the periods presented in this prospectus.

Fair Value of Our Ordinary Shares and Share-Based Compensation

        We are a private company with no quoted market prices for our ordinary shares. We therefore needed to make estimates of the fair value of our ordinary shares at various dates for the purposes of (1) determining the fair value of our ordinary shares at the date of the grant/re-measurement of share-based compensation award to our employees as one of the inputs in determining the fair value of the award and (2) at the date of issuance of convertible instruments as one of the inputs into determining the intrinsic value of the beneficial conversion feature.

        The fair value of the ordinary shares and share-based compensation award granted to our employees were estimated by us, with assistance from an independent third-party appraiser (the

"Appraiser"). We are ultimately responsible for the determination of all amounts related to share-based compensation and the convertible instruments recorded in the financial statements.

        The following table sets forth the fair value of our ordinary shares estimated at different dates prior to September 30, 2014:

Date	Class of shares	Fair value		Purpose of valuation	Type of valuation
February 29, 2012 and March 9, 2012	Ordinary Shares	US$	0.0989	Re-measurement of share options granted and determination of potential beneficial conversion feature in connection with the issuance of Series B Preferred Shares	Contemporaneous
July 1, 2012	Ordinary Shares	US$	0.0600	Share options granted as of July 1 2012	Contemporaneous
October 1, 2012	Ordinary Shares	US$	0.0594	Share options granted as of October 1, 2012	Contemporaneous
March 15, 2013	Ordinary Shares	US$	0.0611	Share options granted as of March 15, 2013	Contemporaneous
April 18, 2014	Ordinary Shares	US$	0.0081	Share options granted as of April 18, 2014	Contemporaneous
June 29, 2014	Ordinary Shares	US$	0.0221	Ordinary share compensation to executives and certain directors as of June 29, 2014	Contemporaneous

        In determining the fair value of our ordinary shares, we have considered the guideline prescribed by the AICPA Audit and Accounting Practice Aid, Valuation of Privately-Held Company Equity Securities Issued and Compensation, or the Practice Aid. Specifically, paragraph 16 of the Practice Aid sets forth the preferred types of valuation that should be used.

        The Appraiser used the discounted cash flow, or DCF, method of the income approach to derive the fair value of our ordinary shares as of June 29, 2014. We considered the market approach and searched for public companies located in China with similar business nature and in a stage of development similar to ours. However, no companies similar to us in many aspects could be identified, and we therefore only used the results obtained from the market approach as a sanity check on the results obtained from the income approach. The determination of the fair value of our ordinary shares required complex and subjective judgments to be made regarding our projected financial and operating results, our unique business risks, the liquidity of our shares and our operating history and prospects at the time of valuation. These estimations will not be necessary to determine the fair value of our ordinary shares once trading commences.

        The major assumptions used in calculating the fair value of ordinary shares include:

  •
  Weighted average cost of capital, or WACC: The WACCs were determined based on a consideration of such factors as risk-free rate, comparative industry risk, equity risk premium, company size and company-specific factors. The changes in WACC from 26% as of October 1, 2012 to 25% as of March 15, 2013 were primarily due to our business growth and recovery in the global capital markets and economic conditions for accelerating our development. In deriving the WACCs, which are used as the discount rates under the income approach, certain publicly traded companies in the online commerce and travel service agency business were selected for reference as our guideline companies. To reflect the operating environment in China and the general sentiment in the U.S. capital markets towards the online commerce industries, the guideline companies were selected with consideration of the following factors: (i) the guideline companies should be online services provider; and (ii) the guideline companies should either have their principal operations in China, as we operate in China, and/or are publicly listed companies in the U.S., as we plan to become a public company in the U.S. The WACC increased from 25% as of April 18, 2014 to 27% as of June 29, 2016. Additional 2% risk premium was added to reflect additional risk/uncertainty involved in the new business operation of WoWo Merchant App.

  •
  Discount for lack of marketability, or DLOM: When determining the DLOM, the option-pricing method (put option) was applied to quantify the DLOM where applicable. Although it is reasonable to expect that the completion of this offering will add value to our ordinary shares because we will have increased liquidity and marketability as a result of this offering, the amount of additional value can be measured with neither precision nor certainty. The DLOMs were estimated to be 22% as of October 1, 2012 and 25% as of March 15, 2013. The higher DLOM is used for the valuation, the lower is the determined fair value of the ordinary shares. DLOM decreased from 13% as of April 18, 2014 to 9% as of June 29, 2014 due to a shorter period to the expected initial public offering date.

        The income approach involves applying appropriate discount rates to estimated cash flows that are based on earnings forecasts developed by us. The assumptions used in deriving the fair values were consistent with our business plan. However, these assumptions were inherently uncertain and highly subjective. These assumptions include: no material changes in the existing political, legal and economic conditions in China; no major changes in the tax rates applicable to our subsidiaries and consolidated affiliated entities in China; our ability to retain competent management, key personnel and staff to support our ongoing operations; and no material deviation in market conditions from economic forecasts. The risk associated with achieving our forecasts were assessed in selecting the appropriate discount rates, which ranged from 27% to 25%.

        The fair value of our ordinary shares slightly decreased from US$0.06 per share as of July 1, 2012 to US$0.0594 per share as of October 1, 2012, primarily due to the following reasons:

  •
  revenue growth rate was lower when the management expected more intense competition in the group buying business;

  •
  the company's 2012 actual performance missed budget; but

  •
  additional cost from platform usage fee and cost reduction that achieved more efficient cost control which could result in increase in EBIT.

        The fair value of our ordinary shares increased from US$0.0594 per share as of October 1, 2012 to US$0.0611 per share as of March 15, 2013, primarily due to the following reasons:

  •
  revenue growth rate is higher as the company aims to expand market share from the growing Internet consumption market though lower profit margin; and

  •
  recovery in the global capital markets and economic conditions.

        The fair value of our ordinary shares decreased from US$0.0611 per share as of March 15, 2013 to US$0.0081 per share as of April 18, 2014, primarily due to the following reasons:

  •
  the company's 2013 actual performance missed budget; and

  •
  profitibility declined due to intense competition in the market resulting in our lower bargaining power to counterparties in negotiating the take rate (margin) and higher operating expenses (e.g. sales commission cost).

        The fair value of our ordinary shares increased from US$0.0081 per share as of April 18, 2014 to US$0.0221 per share as of June 29, 2014, primarily due to the following reasons:

  •
  Financial performance was expected to be better in the long run when the company's business was expected to receive contribution from the new operation of WoWo Merchant App; and

  •
  DLOM was lower due to a shorter period to the expected initial public offering date.

        Our share-based compensation with employees are measured based on the grant date fair value of the equity instrument we issued and recognized as compensation expense over the requisite service period based on the straight-line method, with a corresponding impact reflected in additional paid-in capital.

        The following table sets forth certain information regarding the share options granted to our employees at different dates prior to June 30, 2014:

Grant/Re-measurement date	Type of award	Number of award	Exercise price		Fair value of ordinary share		Intrinsic value		Type of valuation
January 1, 2012	Employee share option	2,532,600	US$	0.00	US$	0.1078	US$	273,014	Contemporaneous
January 1, 2012	Employee share option	583,550	US$	0.20	US$	0.1078		—	Contemporaneous
July 1, 2012	Employee share option	661,100	US$	0.20	US$	0.0600		—	Contemporaneous
October 1, 2012	Employee share option	7,977,216	US$	0.00	US$	0.0594	US$	473,847	Contemporaneous
October 1, 2012	Employee share option	175,000	US$	0.20	US$	0.0594		—	Contemporaneous
March 15, 2013	Employee share option	1,228,590	US$	0.20	US$	0.0611		—	Contemporaneous
April 18, 2014	Employee share option	11,445,500	US$	0.01	US$	0.0081		—	Contemporaneous

        In determining the value of share options to employees, we have used the Binomial option-pricing model, with assistance from the Appraiser. Under this option pricing model, certain assumptions, including risk-free interest rate, the contractual life of the options, the expected dividends on the underlying ordinary shares, the expected volatility of the price of the underlying shares for the contractual life of the options, the post-vesting forfeiture rate and the expected exercise multiple are required in order to determine the fair value of our options. Changes in these assumptions could significantly affect the fair value of share options and hence the amount of compensation expense we recognize in our consolidated financial statements.

        In determining the value of ordinary shares to directors and executives, we have considered the fair value of the ordinary share and the expected dividend paid-out ratio. Because we have no plan to pay dividend, the fair value of the share granted to directors and executives is the fair value of the ordinary share.

        The key assumptions used in valuation of the employee share options are summarized in the following table:

	Grants on January 1, 2012	Grants on July 1, 2012	Grants on October 1, 2012	Grants on March 15, 2013	Grants on April 18, 2014
Risk-free rate of return(1)	1.8%	1.7%	1.7%	0.9%	1.8%
Contractual life of the options(2)	5.0 years	5.0 years	5.0 years	5.0 years	5.0 years
Volatility(3)	53%	64%	64%	65%	55%
Expected dividend yield(4)	0%	0%	0%	0%	0%
Post-vesting forfeiture rate(5)	5.0%/10.0%/0%	20.0%	0%/5.0%/20.0%	25.0%/40.0%	9.0%/40.0%
Exercise multiple(6)	2x / 3x	2x	2x / 3x	2x / 3x	3x / 2x

(1)
The risk-free rate of return is based on the yield curve of USD China Sovereign Bonds as of the valuation dates as extracted from Bloomberg.

(2)
The contractual life of the options is based on the option grant letter.

(3)
The volatility of the underlying ordinary shares during the life of the options was estimated based on the historical stock price volatility of listed guideline companies over a period comparable to the contractual life of the options.

(4)
We estimate the dividend yield based on our expected dividend policy over the expected term of the options.

(5)
The post vesting forfeiture rate was based on our historical statistical data. 9.0% and 40.0% was applied to options granted to general staff as of different valuation dates. 0% was applied to options granted to executive management with expectation that the executive management will not quit from the company over the contractual life of the options.

(6)
Exercise multiple is the ratio of fair value of share over the exercise price at the time which the option will be exercised, estimated based on a consideration of research study regarding exercise pattern from historical statistical data. A multiple of three was used for the executive management and a multiple of two was used for general staff.

Limited Operating History

        We began our current business operations in March 2010 and, accordingly, we have a very limited operating history upon which you can evaluate the viability and sustainability of our business. It may also be difficult to evaluate the viability of our group buying/flash sale services as a business model because we may not have sufficient experience to address the risks frequently encountered by early stage companies using new business models and entering new and rapidly evolving markets. In addition, certain of our senior management and employees have worked with us for only a relatively short period of time. Our future results and performance are likely to depend on the success of our group buying/flash sale services, as well as other services we may launch and that remain untested, and on the synergies that may develop among our senior management in implementing our business model.

Internal Control over Financial Reporting

        Prior to this offering, we were a private company and had limited accounting personnel and other resources with which to address our internal control over financial reporting.

        In connection with the audit of our consolidated financial statements as of and for the two years ended December 31, 2012 and 2013, we and our independent registered public accounting firm identified three material weaknesses as of December 31, 2013. As defined in standards established by the PCAOB, a "material weakness" is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. A significant deficiency is a deficiency, or combination of deficiencies, in internal control that is less severe than a material weakness, yet important enough to merit attention by those charged with governance.

        The material weaknesses identified related to (i) lack of accounting personnel with appropriate knowledge of accounting principles generally accepted in the United States of America, or U.S. GAAP, (ii) the lack of comprehensive accounting policies and procedures manual in accordance with U.S. GAAP, and (iii) the lack of risk assessment process. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal control over financial reporting. We and they are required to do so only after we become a public company. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control deficiencies may have been identified.

        To remedy our identified material weaknesses we have adopted several measures to improve our internal control over financial reporting, including (i) hiring more U.S. GAAP experienced personnel and setting up the U.S. GAAP reporting team in near future to strengthen the resources in preparing the financial statements under U.S. GAAP and developing and implementing a full set of U.S. GAAP accounting policies and financial reporting procedures as well as related internal control policies; (ii) preparing a comprehensive accounting manual in accordance with U.S. GAAP and will conduct training for the relevant personnel; and (iii) designing the risk assessment process, preparing the risk assessment documentation and performing the formal evaluation process for evaluating related risks based on such documentation. We expect to complete the measures above as soon as practicable and we will continue to implement measures to remedy our internal control deficiencies in order to meet the deadline imposed under Section 404 of the Sarbanes-Oxley Act.

        The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligation. See "Risk Factors—Risks Relating to Our Business and Industry—During the course of the audit of our financial statements, we and our independent registered public accounting firm identified three material weaknesses in our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting, our ability to accurately and timely report our financial results in accordance with U.S. GAAP could be materially and adversely affected. In addition, investor confidence in us and the market price of our ADSs may decline significantly if we or our independent registered public accounting firm conclude that our internal control over financial reporting is not effective".

Exemptions Available Under the JOBS Act

        We are an "emerging growth company" under the Jumpstart Our Business Startups Act (the "JOBS Act"), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. Furthermore, we are not required to present selected financial information or any management's discussion herein for any period prior to the earliest audited period presented in connection with this prospectus.

        We have not opted out of these exemptions available to the emerging growth companies from various reporting requirements that are applicable to other public companies. This decision allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies or otherwise become applicable to us. As a result, our financial statements might not be comparable to public companies or other emerging growth companies that have opted out of these exemptions. We cannot predict if investors will find our ADSs less attractive because we will rely on these exemptions. If some investors find our ADSs less attractive as a result, our stock price could be lower than it otherwise would be, there could be a less active trading market for our ADSs and our stock price could be more volatile.

        We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year during which we have total annual gross revenues of at least $1.0 billion; (ii) the last day of our fiscal year ending after the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a "large accelerated filer" under the Exchange Act.

Results of Operations

        The following table presents selected financial data from consolidated statements of operations of Wowo Limited for the periods indicated. Our limited operating history makes it difficult to predict future operating results. We believe that period-to-period comparisons of results of operations should not be relied upon as indicative of our future performance.

	For the year ended December 31,		For the nine months ended September 30,
	2012	2013	2013	2014
	(US$ in thousands)
Consolidated statements of operations data
Net revenues	27,815	36,253	27,633	20,642
Cost of revenues	7,185	6,583	4,739	5,516

Gross profit	20,630	29,670	22,894	15,126
Operating expenses:
Marketing	12,487	10,426	8,077	8,719
Selling, general and administrative	47,010	49,280	35,825	38,697
Impairment of intangible assets	—	2,035	—	—

Total operating expenses	59,497	61,741	43,902	47,416

Loss from operations	(38,867)	(32,071)	(21,008)	(32,290)
Interest income	21	44	43	6
Interest expense	(224)	(137)	(107)	(12)
Other income/(expenses), net	20	(89)	(55)	(151)
Loss from disposal of VIE and VIE's subsidiaries	(29)	—	—	—

Loss before provision for income tax	(39,079)	(32,253)	(21,127)	(32,447)
Provision for income tax benefits	(69)	(81)	6	—

Net loss	(39,010)	(32,172)	(21,121)	(32,447)

Nine Months ended September 30, 2013 compared to the Nine Months ended September 30, 2014

  Net revenues

        Our net revenues decreased by US$6.9 million, or 25.3%, from US$27.6 million for the nine months ended September 30, 2013 to US$20.6 million for the nine months ended September 30, 2014.

        Net revenues from commission decreased by US$7.6 million, or 36.2%, from US$20.9 million for the nine months ended September 30, 2013 to US$13.4 million for the nine months ended September 30, 2014, primarily due to a decrease in our effective take rate due to competition and as we continue to offer lower take rate to increase our merchant client base. Our effective take rate was 7.2% and 4.6% for the nine months ended September 30, 2013 and 2014, respectively.

        Net revenues from our storefront fees increased by US$0.6 million, or 8.6%, from US$6.7 million for the nine months ended September 30, 2013 to US$7.3 million for the nine months ended September 30, 2014 as we signed up more merchant clients by continue to improve our service offerings and web page contents. In the three months ended September 30, 2014, we had approximately 13,100 storefront fee paying merchant clients.

  Cost of revenues

        Our cost of revenues increased by US$0.8 million, or 16.4%, from US$4.7 million for the nine months ended September 30, 2013 to US$5.5 million for the nine months ended September 30, 2014, primarily due to an increase in electronic payment processing fees of US$0.6 million resulting from an increase of mobile app customers. Our gross billings for the nine months ended September 30, 2013 and 2014 was US$338.0 million and US$356.2 million.

  Total Operating expenses

        Our total operating expenses increased by US$3.5 million, or 8.0%, from US$43.9 million for the nine months ended September 30, 2013 to US$47.4 million for the nine months ended September 30, 2014, primarily due to increases in selling, general and administrative expenses of US$2.9 million.

  Marketing expenses

        Our marketing expenses increased by US$0.6 million, or 7.9%, from US$8.1 million for the nine months ended September 30, 2013 to US$8.7 million for the nine months ended September 30, 2014, primarily due to our expansion into the mobile commerce market and the related marketing expenses.

  Selling, general and administrative expenses

        Our selling, general and administrative expenses increased by US$2.9 million, or 8.0%, from US$35.8 million for the nine months ended September 30, 2013 to US$38.7 million for the nine months ended September 30, 2014, primarily due to an increase in share based compensation of US$1.0 million, an increase in salary of US$0.9 million, an increase in offices expenses of US$0.5 million and an increase in selling expenses for vouchers of US$0.5 million.

  Loss from operation

        As a result of the foregoing our loss from operation increased by US$11.3 million, or 53.7%, from US$21.0 million for the nine months ended September 30, 2013 to US$32.3 million for the nine months ended September 30, 2014.

  Net loss

        As a result of the foregoing, our net losses increased by US$11.3 million, or 53.6%, from US$21.1 million for the nine months ended September 30, 2013 to US$32.4 million for the nine months ended September 30, 2014.

Year ended December 31, 2012 compared to Year ended December, 2013

  Net revenues

        Starting from November 2011, we began to encourage our local merchant clients to open online stores on our WoWo Mall website. Starting from July 2012, we began to charge an annual storefront fee for a limited category of merchant clients that have opened an online store with us. Our net revenues increased significantly by US$8.5 million, or 30.3%, from US$27.8 million for the year ended December 31, 2012 to US$36.3 million for the year ended December 31, 2013.

        Net revenues from commission increased by US$1.3 million, or 5.2%, from US$25.0 million for the year ended December 31, 2012 to US$26.3 million for the year ended December 31, 2013, primarily due to an increase in gross billings, offset in part by a decrease in our effective take rate. Our effective take rate was 7.5% and 6.9% for the years ended December 31, 2012 and 2013, respectively.

        Net revenues from our storefront fees increased by US$7.2 million, or 254.4%, from US$2.8 million for the year ended December 31, 2012 to US$10.0 million for the year ended December 31, 2013, primarily due to increases in the number of fee paying merchants.

  Cost of revenues

        Our cost of revenues decreased by US$0.6 million, or 8.4%, from US$7.2 million for the year ended December 31, 2012 to US$6.6 million for the year ended December 31, 2013, primarily due to a decrease in employee salary and benefit costs by US$1.1 million as we became more efficient in our operation and required fewer writers/editors and logistic personnel and a decrease in amortization of intangibles by US$0.2 million, offset in part by an increase in electronic payment processing fees of US$0.9 million due to an increase in gross billings.

  Total Operating expenses

        Our total operating expenses increased by US$2.2 million, or 3.8%, from US$59.5 million for the year ended December 31, 2012 to US$61.7 million for the year ended December 31, 2013, primarily due to increases in selling, general and administrative expenses of US$2.3 million and an increase in impairment of intangible assets of US$2.0 million; offset in part by a decrease in marketing expenses of US$2.1 million.

  Marketing expenses

        Our marketing expenses decreased by US$2.1 million, or 16.5%, from US$12.5 million for the year ended December 31, 2012 to US$10.4 million for the year ended December 31, 2013, primarily due to a decrease in the marketing and promotion expenses of US$1.8 million as we forego certain low performance online advertising channels and became more performance oriented in our selection of online advertising channels.

  Selling, general and administrative expenses

        Our selling, general and administrative expenses increased by US$2.3 million, or 4.8%, from US$47.0 million for the year ended December 31, 2012 to US$49.3 million for the year ended December 31, 2013, primarily due to an increase in employee expenses of US$5.4 million. Head count for our merchant client representatives increased from 1,506 as of December 31, 2012 to 2,119 as of December 31, 2013, as we continue to expand our network of client service centers. The increase in our employee expenses is offset in part by a decrease in share based compensation expenses of US$1.0 million, a decrease in office expenses of US$1.1 million, a decrease in bad debts of US$0.5 million and a decrease in depreciation of equipment of US$0.3 million.

  Loss from operation

        As a result of the foregoing our loss from operation decreased by US$6.8 million, or 17.5%, from US$38.9 million for the year ended December 31, 2012 to US$32.1 million for the year ended December 31, 2013.

  Net loss

        As a result of the foregoing, our net losses decreased by US$6.8 million, or 17.5%, from US$39.0 million for year ended December 31, 2012 to US$32.2 million for the year ended December 31, 2013.

Selected Quarterly Results of Operations

        The following table sets forth our selected unaudited quarterly results of operations for the 11 quarters in the period from January 1, 2012 to September 30, 2014. You should read the following table in conjunction with our audited consolidated financial statements and related notes contained elsewhere in this prospectus. We have prepared the selected unaudited quarterly financial information on the same basis as our audited consolidated financial statements, and it includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented.

	For the three months ended,
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014	June 30, 2014	September 30, 2014
	US$ in thousands, except share and share related data
Selected consolidated statements of operations
Net revenues
Commission	5,133	5,527	7,509	6,836	7,160	6,773	6,988	5,375	4,184	4,073	5,096
Storefront fees	76	299	1,357	1,078	1,997	1,981	2,734	3,245	1,333	2,625	3,331

Total net revenues	5,209	5,826	8,866	7,914	9,157	8,754	9,722	8,620	5,517	6,698	8,427

Cost of revenues	1,931	1,757	1,808	1,689	1,405	1,515	1,819	1,844	1,851	1,732	1,934

Gross profit	3,278	4,069	7,058	6,225	7,752	7,239	7,903	6,776	3,666	4,966	6,493

Operating expenses:
Marketing	2,912	3,669	3,188	2,718	2,327	2,895	2,855	2,349	2,518	2,735	3,466
Selling, general and administrative	14,277	11,427	10,789	10,517	11,080	11,715	13,030	13,455	11,248	13,584	13,865
Impairment of intangible assets	—	—	—	—	—	—	—	2,035	—	—	—

Total operating expenses	17,189	15,096	13,977	13,235	13,407	14,610	15,885	17,839	13,766	16,319	17,331

Loss from operations	(13,911)	(11,027)	(6,919)	(7,010)	(5,655)	(7,371)	(7,982)	(11,063)	(10,100)	(11,353)	(10,838)
Interest income	11	2	4	4	3	39	1	1	2	3	1
Interest expense	(88)	(53)	(43)	(40)	(35)	(33)	(40)	(29)	(11)	—	—
Other (expense)/ income, net	227	(194)	9	(22)	(199)	161	(17)	(34)	(8)	(69)	(74)
Gain/(loss) from disposal of VIE and VIE's subsidiaries	(33)	2	2	—	—	—	—	—	—	—	—

Loss before provision for income taxes	(13,794)	(11,270)	(6,947)	(7,068)	(5,886)	(7,204)	(8,038)	(11,125)	(10,117)	(11,419)	(10,911)

Provision for income tax (benefits)/expense	(15)	(18)	(18)	(18)	(11)	8	(3)	(75)	—	—	—

Net loss attributable to Wowo Limited	(13,779)	(11,252)	(6,929)	(7,050)	(5,875)	(7,212)	(8,035)	(11,050)	(10,117)	(11,419)	(10,911)

        Our net revenue generally increased throughout the 11 quarters presented above due to an increase in our merchant client and customer base, subject to the following factors that affected our net revenue: seasonality, increase in merchant clients paying storefront fees and changes in our blended take rate.

  •
  Seasonality.  Similar to all retail operations, our business is affected by seasonality. For example, purchasing activities in China are usually lower in the first quarter over Chinese New Year and in the fourth quarter over PRC National Holidays, when people stayed at home to enjoy the holidays. Purchasing activities may be the highest in the third quarter during summer vacation, when students increase their purchases. We also tend to sign up more merchant clients or have more merchant clients renew their subscription of an online store according to the expected seasonality changes in consumer habit.

  •
  Increased Merchant Client Base.  Over the 11 quarters, our total number of merchant clients increased, among which, more of our merchant clients have opened an online store in our WoWo Mall as oppose to only participating in our group buying/flash sale services, demonstrating the attractiveness of the WoWo Mall business model over the traditional group buying/flash sale model. Among the Merchant Clients who have opened an online store with us, an increasing number of merchants are also adopting to the business model that pays a fixed store front fees of between RMB4,000 to RMB6,000 per year to receive a more attractive deal.

  •
  Changes in Take Rate.  Our average take rate has decreased throughout the 11 quarters. We believe the decrease in average take rate is affected by two factors. Take rate in China's group buying/flash sale businesses have generally decreased due to competition. We have reacted to the competition and attempted to stabilize the decrease through the adopting of the storefront fee paying business model to receive a more attractive deal. Our take rate can range from 2% to 8%, depending on our merchant clients' business category and our other strategic considerations. We believe WoWo Mall, WoWo Mobile and WoWo EMS, would prove to be more attractive to the local merchants and would result in an increase in our profit in the long run.

Liquidity and Capital Resources

        We had US$4.2 million, US$0.4 million and US$0.5 million in cash and cash equivalents as of December 31, 2012 and 2013 and September 30, 2014, respectively.

        The following table sets forth a summary of our cash and cash equivalents inside and outside of the PRC as of December 31, 2013:

	Cash and cash equivalents denominated	Cash and cash equivalents denominated	Total cash and cash equivalents
	in RMB	in USD
	(US$ in thousands)
Entities outside of the PRC	$—	$137	$137
PRC VIE	263	—	263
Outside of VIE	12	7	19

Entities inside of the PRC	275	7	282

Total	$275	$144	$419

        The following table sets forth a summary of our cash and cash equivalents inside and outside of the PRC as of September 30, 2014:

	Cash and cash equivalents denominated	Cash and cash equivalents denominated	Total cash and cash equivalents
	in RMB	in USD
	(US$ in thousands)
Entities outside of the PRC	$—	$64	$64
PRC VIE	339		339
Outside of VIE	104	7	111

Entities inside of the PRC	443	7	450

Total	$443	$71	$514

        Our net losses were US$39.0 million for the years ended December 31, 2012, US$32.2 million for the year ended December 31, 2013 and US$32.4 million for the nine months ended September 30, 2014. We expanded quickly from 5 service centers as of January 1, 2011 to 150 as of September 30, 2014 in order to provide merchant service coverage in most of the major cities and populations centers across China. During this expansion process, we also implemented rigorous performance appraisal and sales training in order to retain the best local merchant service representatives that will allow us to increase sales to local merchants and provide outstanding services. During this period, we also continued to focus on empowering our merchant clients to self manage their online presence, including rolling out our WoWo EMS to automate a number of back office supports. As a result, we do not foresee that we would continue to have strong demand for additional merchant service representatives going forward, as we have already established a significant network of merchant client service centers covering most of the major cities and population centers in China. We intend to leverage this nationwide infrastructure to acquire more local merchants and convert them to our e-commerce platform. As merchants migrate to our online storefronts and start paying storefront fees, we believe this recurrent revenue will help improve our financial performance.

        We have incurred net losses and experienced negative cash flow from operating activities since our inception. In addition, as of September 30, 2014, out of $53,674,400 total loan amounts due to Mr. Maodong Xu, $48,210,961 had become overdue and the remaining balance $5,463,439 was due within 90 days. If Mr. Maodong Xu exercises his contractual rights to demand repayments, the Company will not have sufficient working capital for daily operation. However, we believe that our current cash balance, anticipated cash flows from operations and the financial support obtained from our Chairman and CEO, Mr. Maodong Xu, will be sufficient to meet our anticipated capital needs through December 31, 2015. Specifically, we project we will continue to incur future operating losses by the end of 2015. In this regard, Mr. Maodong Xu has personally committed to provide adequate funds to enable us to meet in full our financial obligations as they fall due through December 31, 2015, which commitment is further supported by pledges of certain assets from Mr. Xu. The funds, if and when called, will be provided in the form of a cash equity investment. This commitment is for an amount subject to our actual deficiency without any limitation and regardless of whether this offering has taken place. We may also need external financing if there is any change in business conditions or other future developments, including any investments we may decide to pursue, and if our existing cash balance and commitment from our Chairman and CEO are insufficient to meet our requirements, we may also seek to sell additional equity securities or debt securities or borrow from lending institutions. Financing may be unavailable in the amounts we need or on terms acceptable to us, if at all. The sale of additional equity securities, including convertible debt securities, would dilute our earnings per share. The incurrence of debt would divert cash for working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict our operations and our ability to pay dividends to our shareholders. If we are unable to obtain additional equity or debt financing as required, our business operations and prospects may suffer.

        In the future, we may rely on dividends and other distributions on equity paid by our wholly-owned PRC subsidiaries for our cash and financing requirements. There are potential restrictions on the dividends and other distributions by our PRC subsidiaries. For instance, if WoWo Shijie, our PRC subsidiary, incurs debt on its own behalf in the future, the instruments governing the debt could restrict its ability to pay dividends or make other distributions to us. The PRC tax authorities may require us to adjust our taxable income under the contractual arrangements WoWo Shijie currently has in place with Beijing Wowo Tuan and Kai Yi Shi Dai in a way that could adversely affect the latter's ability to pay dividends and other distributions to us. In addition, under PRC laws and regulations, WoWo Shijie, as a wholly foreign-owned enterprise in the PRC, may only pay dividends out of its accumulated profits. Wholly foreign-owned enterprises, such as WoWo Shijie, are required to set aside at least 10% of their accumulated after-tax profits each year, if any, to fund a statutory reserve fund, until the aggregate amount of such fund reaches 50% of their respective registered capital. At their discretion, wholly foreign-owned enterprises may allocate a portion of their after-tax profits to staff welfare and bonus funds. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends. See "Risk factors—Risk related to our corporate structure—We rely principally on dividends and other distributions on equity paid by our PRC and Hong Kong subsidiaries to fund any cash and financing requirements we might have. Any limitation on the ability of our PRC and Hong Kong subsidiaries to pay dividends to us could have an adverse effect on our ability to conduct our business". In addition, our investment made as registered capital and additional paid in capital of our subsidiaries, VIE and VIE's subsidiaries are also subject to restrictions in their distribution and transfer according to the laws and regulations in China. Owing to the above, our subsidiaries, VIE and VIE's subsidiaries in China are restricted in their ability to transfer their net assets to us in terms of cash dividends, loans or advances. As of September 30, 2014, the restricted net assets of our PRC subsidiary and VIE entities, which represents registered capital and additional paid-in capital, was US$26.2 million. Any limitation on the ability of Wowo Shijie or Wowo Mall (China) Ltd. (HK) to pay dividends or make other distributions to us could adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

        We are an offshore holding company conducting our operations in China through our PRC subsidiaries and VIEs. The functional and reporting currency of our company, Wowo Group Limited (BVI) and Wowo Mall (China) Ltd. (HK) is US dollars. The financial record of our subsidiary, VIEs, and VIEs' subsidiaries located in the PRC are maintain in Renminbi. Fluctuation in the exchange rate between Renminbi and other foreign currency may affect our ability to inject capital in to PRC. See "—Quantitative and Qualitative Disclosure about Market Risk—Foreign Exchange Risk". We could lend to our PRC subsidiaries and VIEs, or we could make additional capital contributions to our PRC subsidiaries, or we could establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, or we could acquire offshore entities with business operations in China in an offshore transaction. Most of these uses are subject to PRC regulations and approvals. For example, loans by us to our wholly owned PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE. If we decide to finance our wholly owned PRC subsidiaries by means of capital contributions, these capital contributions must be approved by the MOC or its local counterpart. Due to the restrictions imposed on loans in foreign currencies extended to any PRC domestic companies, we are unlikely to lend money to our VIEs which are PRC domestic companies. See "Risk factors—Risks Related to Our Corporate Structure and Dependence on our Contractual Arrangements with our Affiliates—PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion could limit our use of the proceeds we receive from this offering to fund our expansion or operations".

        The following table sets forth a summary of our cash flows for the periods indicated:

	For the year ended December 31,		For the nine months ended September 30,
	2012	2013	2013	2014
	(US$ in thousands)
Net cash used in operating activities	(14,647)	(28,753)	(15,276)	(24,104)
Net cash provided by/(used in) investing activities	2,992	2,065	2,367	(412)
Net cash provided by financing activities	11,798	22,736	10,590	24,584
Effect of exchange rate changes	(227)	124	125	26

(Decrease)/increase in cash	(84)	(3,828)	(2,194)	94

Cash at the beginning of the period	4,331	4,247	4,247	419

Cash at the end of the period	4,247	419	2,053	513

  Net cash used in operating activities

        Net cash used in operating activities was US$24.1 million for the nine months ended September 30, 2014. We had net loss of US$32.4 million, which was further increased by a decrease in accrued expenses and other current liabilities of US$3.8 million, offset in part by an increase in advance from customers of US$1.3 million and an increase in accounts payable of US$5.6 million.

        Net cash used in operating activities was US$28.8 million for the year ended December 31, 2013. We had net loss of US$32.2 million, which was further increased primarily by an increase in prepaid expenses and other current assets of US$6.3 million for engaging new merchant clients and a decrease in account payable of US$4.3 million as our management decided to shorten our account payable cycle; offset in part by an increase in advance from retail customers of US$7.0 million, as our gross billings increased we also experienced an increase in unredeemed coupons that we accounted for as advance from consumers.

        Net cash used in operating activities was US$14.6 million for the year ended December 31, 2012. We had net loss of US$39.0 million, which was offset in part by an increase in accrued expenses and other current liabilities of US$6.1 million due to an increase in accrued employee benefits, an increase in advance from retail customer of US$5.6 million, as our gross billings increased we also experienced an increase in unredeemed coupons that we accounted for as advance from consumers, an increase in accounts payable of US$3.1 million due to an increase in accounts payable and the lengthening of our account payment cycle, and a decrease in prepaid expenses and other current assets of US$2.3 million as we became more selective in engaging merchant clients.

  Net cash provided by/used in investing activities

        Net cash used in investing activities was US$0.4 million for the nine months ended September 30, 2014 consisted primarily of purchase of property and equipment of US$0.4 million.

        Net cash provided by investing activities was US$2.1 million for the year ended December 31, 2013, consisted primarily of a release of restricted cash of US$2.5 million due to repayment of loan, offset in part by purchase of property and equipment of US$0.6 million.

        Net cash provided by investing activities was US$3.0 million for the year ended December 31, 2012, consisted primarily of a release of restricted cash of US$5.0 million due to repayment of loan, offset in part by purchase of property and equipment of US$1.2 million and an increase in amounts due from related parties in relation to funds we provided to our Chairman and CEO, Mr. Xu, for the purchase of a VIE, Kai Yi Shi Dai and payment of certain operating expenses for Wowo Shiji and certain payments for acquisition of business of US$0.3 million.

  Net cash provided by financing activities

        Net cash provided by financing activities was US$24.6 million for the nine months ended September 30, 2014, consisted primarily of an increase in amounts due to related parties of US$26.8 million in relation to a shareholder loan from our Chairman and CEO, Mr. Xu, offset in part by repayments of borrowing of US$1.7 million.

        Net cash provided by financing activities was US$22.7 million for the year ended December 31, 2013, consisted primarily of an increase in amounts due to related parties of US$24.6 million in relation to a shareholder loan from our Chairman and CEO, Mr. Xu, and an increase in proceeds from short-term loan of US$1.6 million, offset in part by repayments of borrowing of US$2.3 million.

        Net cash provided by financing activities was US$11.8 million for the year ended December 31, 2012, consisted primarily of proceeds from issuance of Series B convertible redeemable preferred shares of US$12.5 million, proceeds from third party loans of US$4.4 million and an increase in amounts due to related party of US$1.1 million in relation to fees for short message service provided LMobile Media, a related party, offset in part by repayments of borrowings of US$3.9 million and repayments for third party loans of US$2.2 million.

        We estimate that we will receive net proceeds of approximately US$         million from this offering, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, based on the initial offering price of US$        per ADS. Assuming that we convert the full amount of the net proceeds from this offering into RMB, a 10% appreciation of the RMB against the U.S. dollar, from a rate of RMB        to US$1.00 to a rate of RMB        to US$1.00, will result in a decrease of RMB          million (US$         million) of the net proceeds from this offering. Conversely, a 10% depreciation of the RMB against the U.S. dollar, from a rate of RMB         to US$1.00 to a rate of RMB        to US$1.00, will result in an increase of RMB         million (US$         million) of the net proceeds from this offering.

Short-Term Loan

        On April 6, 2012, we entered into a short-term loan agreement with a PRC bank with a term of twelve-month and 7.216% annual interest rate. The credit limit of this loan is US$2,247,154 (equivalent to RMB14 million) and an amount of US$2,247,154 (equivalent to RMB14 million) was drawn as of December 31, 2012. We pledged a bank deposit of US$2,500,000 for this loan. On April 1, 2013, we repaid the full amounts of principal and interests for this loan. Interest expenses accrued and paid for this loan was US$119,638 and US$44,277 for the years ended December 31, 2012 and 2013, respectively.

        On March 1, 2013, we entered into a short-term loan agreement with a PRC bank with a term of twelve-month and the annual interest rate was adjusted to 120% of the annual interest rate published by People's Bank of China in March 2013 and the credit limit of this loan is US$3,968,254 (equivalent to RMB25 million). An amount of US$1,651,880 (equivalent to RMB10 million) was drawn as of December 31, 2013. Interest expenses accrued for this loan was US$92,378 for the year ended December 31, 2013. On January 10, 2014 and February 11, 2014, we repaid US$825,940 and US$825,940, respectively, as repayment of principle, and on March 20, 2014, we repaid US$104,084, as repayment of interest, for the repayment in full of the short-term loan.

Convertible Redeemable Preferred Shares

        Series A-1 Preferred Shares.    On April 3, 2011, we issued an aggregate of 5,489,604 Series A-1 Convertible Redeemable Preferred Shares ("Series A-1 Preferred Shares") to an investor at an issuance price of US$0.9108 per Series A-1 Preferred Share for total cash proceeds of US$5,000,000 before issuance cost of US$18,072.

        Series A-2 Preferred Shares.    On May 25, June 8, and July 5, 2011, we issued 30,803,678, 2,053,580 and 18,482,206 Series A-2 Convertible Redeemable Preferred Shares ("Series A-2 Preferred Shares") to investors at an issuance price of US$0.9739 per Series A-2 Preferred Share for total cash proceeds of US$30,000,000, US$2,000,000 and US$18,000,000, respectively. The related issuance cost was US$192,149 and deducted from proceeds of Series A-2 Preferred Shares.

        Series B Preferred Shares.    On February 29, 2012, we issued an aggregate of 30,507,471 Series B Convertible Redeemable Preferred Shares ("Series B Preferred Shares") to our existing shareholders at an issuance price of US$0.4097 per Series B Preferred Shares for total cash proceeds of US$12,500,000. The related issuance cost was US$31,153 and deducted from proceeds of Series B Preferred Shares. Meanwhile, we also issued an aggregate of 6,713,384 Series A-1 Preferred Shares and 70,690,413 Series A-2 Preferred Shares to existing Series A-1 and Series A-2 investors for no consideration.

Capital Expenditures

        We made capital expenditure of US$0.4 million for the nine months ended September 30, 2014, consisted of the purchase of property and equipment of US$0.4 million.

        We made capital expenditure of US$0.6 million for the year ended December 31, 2013, consisted of the purchase of property and equipment of US$0.6 million.

        We made capital expenditures of US$1.5 million for the year ended December 31, 2012, primarily consisted of the purchase of property and equipment of US$1.2 million and payments for acquisitions of businesses of US$0.3 million.

        Going forward, as more merchant clients utilize our WoWo EMS and more consumers download and utlize our WoWo Mobile Apps, our server demand will increase and we intend to purchase additional servers to service our expanded networking.

Operating Leases

        We have entered into operating lease agreements primarily for our office spaces in China. Rental expenses under operating leases were US$2.8 million, US$2.1 million and US$1.7 million, respectively, for the years ended December 31, 2012 and 2013 and the nine months ended September 30, 2014, respectively.

        The future aggregate minimum lease payments were as follows:

	Payments Due by Period
	Total	2014	2015	2016	2017
	(US$ in thousands)
Operating leases	1,721	539	936	244	2

Withholding Tax Obligation

        Pursuant to PRC individual income tax laws, when a corporation purchases equity interest from individuals, the individuals are obligated to pay individual income tax based on 20% of the capital gain from the transaction with the corporation as the withholding agent. We have purchased equity interests of certain entities from individual sellers. There is a possibility that if individual sellers fail to meet their income tax obligations, the tax authority may require us, who is withholding agent, to pay the taxes for the sellers firstly. Based on the information currently available, we are unable to make a reasonable estimate of the related liability due to the uncertainty related to the outcome and amount of payment and relating penalty and interest.

Off-Balance Sheet Commitments and Arrangements

        Save for the contingent withholding tax obligation disclosed above, we do not currently have any outstanding off-balance sheet arrangements or commitments. We have no plans to enter into transactions involving, or otherwise form relationships with, unconsolidated entities or financial partnerships established for the purpose of facilitating off-balance sheet arrangements or commitments.

Inflation

        Since our inception, inflation in China has not materially affected our results of operations. According to the National Bureau of Statistics of China, the annual average percentage changes in the consumer price index in China for both 2012 and 2013 were 2.6%. Although we have not been materially affected by inflation in the past, we can provide no assurance that we will not be affected in the future by higher rates of inflation in China.

Quantitative and Qualitative Disclosures about Market Risk

  Foreign Exchange Risk

        Currently all of our revenues and expenses are denominated in RMB. We do not believe that we currently have any significant direct foreign exchange risk and have not used any derivative financial instruments to hedge our exposure to such risk. Although in general, our exposure to foreign exchange risks should be limited, the value of your investment in our ADSs will be affected by the exchange rate between the U.S. dollar and the RMB because the value of our business is effectively denominated in RMB, while the ADSs will be traded in U.S. dollars.

        The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China's political and economic conditions. The conversion of RMB into foreign currencies, including U.S. dollars, has been based on rates set by the People's Bank of China. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the revised policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy resulted in a more than 20% appreciation of the RMB against the U.S. dollar in the following three years. Since July 2008, however, the RMB has traded within a narrow range against the U.S. dollar. As a consequence, the RMB has fluctuated significantly since July 2008 against other freely traded currencies, in tandem with the U.S. dollar. On June 20, 2010, the People's Bank of China announced that the PRC government would further reform the RMB exchange rate regime and increase the flexibility of the exchange rate. It is difficult to predict how this new policy may impact the RMB exchange rate. To the extent that we need to convert U.S. dollars we receive from this offering into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we receive from the conversion. Conversely, if we decide to convert RMB into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amounts available to us.

  Interest Risk

        Our exposure to interest rate risk primarily relates to the interest income generated by excess cash, which is mostly held in interest-bearing bank accounts. We have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in market interest rates. However, our future interest income may fall short of expectations due to changes in market interest rates.

Recent Accounting Pronouncements

        In July 2013, the FASB issued a pronouncement that provides guidance on financial statement presentation of an unrecognized tax benefits when a net operating loss carry forward, a similar tax loss, or a tax credit carry forward exists. The FASB's objective in issuing this ASU is to eliminate diversity in practice resulting from a lack of guidance on this topic in current U.S. GAAP.

        The amendments in this ASU state that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carry forward, a similar tax loss, or a tax credit carry forward, except as follows. To the extent a net operating loss carry forward, a similar tax loss, or a tax credit carry forward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets.

        This ASU applies to all entities that have unrecognized tax benefits when a net operating loss carry forward, a similar tax loss, or a tax credit carry forward exists at the reporting date. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. We do not expect the adoption of this guidance will have a significant effect on our consolidated financial statements.

        In May 2014, the FASB issued a new pronouncement that affects any entity using U.S. GAAP that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards (e.g., insurance contracts or lease contracts). This ASU will supersede the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance. This ASU also supersedes some cost guidance included in Subtopic 605-35, Revenue Recognition—Construction-Type and Production-Type Contracts. In addition, the existing requirements for the recognition of a gain or loss on the transfer of nonfinancial assets that are not in a contract with a customer (e.g., assets within the scope of Topic 360, Property, Plant, and Equipment, and intangible assets within the scope of Topic 350, Intangibles—Goodwill and Other) are amended to be consistent with the guidance on recognition and measurement (including the constraint on revenue) in this ASU.

        The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

  •
  Step 1: Identify the contract(s) with a customer.

  •
  Step 2: Identify the performance obligations in the contract.

  •
  Step 3: Determine the transaction price.

  •
  Step 4: Allocate the transaction price to the performance obligations in the contract.

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  Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

        For a public entity, the amendments in this ASU are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted.

        An entity should apply the amendments in this ASU using one of the following two methods:

  1.
  Retrospectively to each prior reporting period presented and the entity may elect any of the following practical expedients:

  •
  For completed contracts, an entity need not restate contracts that begin and end within the same annual reporting period.

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  For completed contracts that have variable consideration, an entity may use the transaction price at the date the contract was completed rather than estimating variable consideration amounts in the comparative reporting periods.

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  For all reporting periods presented before the date of initial application, an entity need not disclose the amount of the transaction price allocated to remaining performance obligations and an explanation of when the entity expects to recognize that amount as revenue.

  2.
  Retrospectively with the cumulative effect of initially applying this ASU recognized at the date of initial application. If an entity elects this transition method it also should provide the additional disclosures in reporting periods that include the date of initial application of:

  •
  The amount by which each financial statement line item is affected in the current reporting period by the application of this ASU as compared to the guidance that was in effect before the change.

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  An explanation of the reasons for significant changes.

        We are in the process of evaluating the impact of adoption of this guidance on our consolidated financial statements.

        In June 2014, the FASB issued a new pronouncement which requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in Topic 718, Compensation—Stock Compensation, as it relates to awards with performance conditions that affect vesting to account for such awards. The performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. The total amount of compensation cost recognized during and after the requisite service period should reflect the number of awards that are expected to vest and should be adjusted to reflect those awards that ultimately vest. The requisite service period ends when the employee can cease rendering service and still be eligible to vest in the award if the performance target is achieved. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. We do not expect the adoption of this guidance will have a significant effect on our consolidated financial statements.

INDUSTRY OVERVIEW

Our Market Opportunity

        The local entertainment and lifestyle service industry in China has undergone significant changes in the past few years. The most notable trends driving these changes were the migration of offline transactions to online channels and the rise of consumers' demand for discounted local services and the local merchants' needs for alternative channels to reach their target customers. The industry data discussed below are primarily sourced from "2014 China Comprehensive Local Lifestyle E-Commerce Report" that we recommissioned from iResearch Consulting Group, or iResearch, an independent third party focusing on in-depth research at China's internet industry.

        We believe significant market opportunity has been presented to us primarily driven by the following factors:

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  China's online shopping population remains relatively underpenetrated. According to iResearch, online shopping reached 8% of the total retail sales of consumer goods in China in 2013 and is expected to surpass 10% by 2014.

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  We believe that the increased usage of mobile devices will make access to the Internet even more convenient, drive higher online shopper engagement. The penetration rate of mobile shopping among all online shoppers shopping in China was 14.4% in 2013 and is expected to reach 54.7% by 2017, according to iResearch.

  •
  The online-to-offline (O2O) business model is expected to grow significantly among the local lifestyle service market in China, supported by the development along the mobile commerce industry chain, according to iResearch. In 2013, the gross billings of China's local lifestyle services amounted to RMB4,681.0 billion, while the gross billings for O2O business among local lifestyle service market was only RMB171.7 billion, representing a penetration rate of only 3.7%, according to iResearch.

Difficulties Faced by Local Merchants

        Local merchants typically have high fixed cost such as rent and salaries. For example, an empty seat during a movie showing is opportunity lost to the movie theatres. Even the best local lifestyle service merchants have idle capacity, such as morning and afternoon office hours for the restaurants.

        Except for very large franchises, however, independently developing and maintaining an online sales channel by any individual local merchant is not very cost-effective.

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  Most local merchants in China have problem promoting their brands. New customers who are purchasing coupons from third party channel have not been developing loyalty to the local merchants.

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  Local merchants also lack effective mechanisms or tools to retain customers and maintain customer relationship.

Our Unique Solutions

        As one of China's leading third-party e-commerce platforms focusing on local entertainment and lifestyle services, our platform allows local merchants to create online stores, make direct sales to their target customers and process a large volume of online sales for consumption at their brick and mortar stores. Compared with other lifestyle service channels, we believe our platform model is particularly effective for local merchants for the following reasons.

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  We allow merchants to create online stores with their own identities, look and feel. Our platform also allows the merchants to integrate their online and offline resources and efficiently self manage their businesses without a significant increase in capital expenditures.

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  Our electronic management system allows our merchants clients to more efficiently utilize their idle capacity, conduct data analysis and make follow-on service recommendations.

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  Our mobile apps allow our merchant clients to instantaneously communicate with potential customers to take seat reservations, ensure instantly verifiable transactions, and provide interactive feedbacks for tailored services.

Growth in China's Mobile Internet User

        In 2013, there were 500 million mobile Internet users in China with a penetration rate of 80.9%, according to iResearch. From 2010 to 2017, the compound average growth rate of China's mobile Internet users was and will be higher than that of China's overall Internet users, reach approximately 745 million by 2017, according to iResearch.

Number and Penetration of China Mobile Internet Users 2010-2017

Source: 2010-2013 data from CNNIC and 2014-2017 data from iResearch estimates.

Growth in China's Online Shopping Market

        In 2013, the gross billings of China's online shopping market reached RMB1,892.5 billion, an increase of RMB705.4 billion, or 59.4%, compared to 1,187.1 billion 2012, according to iResearch. Online shopping exceeded 8% of the total retail sales of consumer goods in China and is expected to surpass 10% by 2014, according to iResearch. Many bricks and mortar companies have been forced to develop e-commerce strategies. This growth will be supported in the near future by the continuous penetration among Western China and lower-tier cities in the Central and Eastern China, according to iResearch.

Gross Billings and Growth of Online Shopping Market 2010-2017

Source: iResearch statistical model based on financial results published by enterprises and interviews with expert

Note: Gross billings for online shopping refer to the sum of business-to-consumer (B2C) and consumers-to-consumers (C2C) gross billings.

Growth in China's Mobile Shopping Market

        In 2013, the gross billings of China's mobile shopping market reached RMB272.7 billion, an increase of RMB203.7 billion, or 295.5%, compared to RMB69.0 billion 2012, according to iResearch. This represents a penetration rate of mobile shopping among online shoppers in China of 14.4% in 2013, an increase of 8.6% over the penetration rate of 5.8% in 2012, according to iResearch. Factors that contributed to this growth include, (i) availability of better and less expensive smart phones and mobile devices, and (ii) development along the mobile shopping industry chains, according to iResearch.

Gross Billings and Growth of Mobile Shopping Market 2010-2017

Source: iResearch statistical model based on financial results published by enterprises and interviews with expert

China's Local Lifestyle Service Market

        Local lifestyle services refers to location-based services such as restaurants, catering, movie theaters, entertainment, beauty and hair styling, hotel, wedding and parent-child activities, excluding auto repair and domestic services. In 2013, the gross billings of China's local lifestyle services amounted to RMB4,681.0 billion, an increase of RMB548.7. billion, or 13.3%, compared to RMB4,132.3 billion in 2012, according to iResearch.

Gross Billings of Local Lifestyle Service Market 2010-2017

Source: iResearch statistical model based on financial results published by enterprises and interviews with expert

China's O2O Users for Local Lifestyle Services

        Online-to-offline (O2O) refers to a business model where consumers buy or reserve goods or services through Internet (via PC or mobile devices), with Internet involved in any part of the process. In 2013, there were 194 million online-to-offline (O2O) users for local lifestyle services in China, an increase of 59 million, or 43.7% compared to 135 million in 2012.

Number and Penetration of Local Lifestyle Service Users 2010-2017

Source: iResearch statistical model based on financial results published by enterprises and interviews with expert

China's O2O Penetration Among its Local Lifestyle Service Providers

        In 2013, the gross billings for O2O business among local lifestyle service market was RMB171.7 billion, an increase of RMB53.3 billion, or 45.0%, compared to RMB118.4 million in 2012. This represents a penetration rate of O2O businesses among local lifestyle service providers of 3.7% in 2013, according to iResearch. The O2O business model is expected to grow significantly among the local lifestyle service market, supported by the development along the mobile commerce industry chain, according to iResearch.

Gross Billings and Penetration of Local Lifestyle O2O Market 2010-2017

Source: iResearch statistical model based on financial results published by enterprises and interviews with expert

Competition Landscape

        E-commerce for location based, entertainment and lifestyle service providers began to grow rapidly in China since 2011. The e-commerce service providers in China can be categorized into two sectors. One sector consists of self-operated vendors modeled after Amazon and Groupon, including jd.com, meituan.com and the group buy channel of dianping.com. Another sector consists of third-party platform operators such tmall.com, which focuses on the sales of goods, and us, focusing on sales of local services. Within our sub-sector, we compete primarily on the following:

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  effectiveness to increase the number of online stores in our WoWo Mall;

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  breadth of our geographic coverage;

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  service features available;

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  number of vertical of service offerings and the depth of offerings in each vertical,

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  ability to integrate online and offline resources for our merchant clients;

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  ability to foster an easy, convenient and secured direct sales through our e-commerce and mobile commerce interface; and

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  ability to supply comprehensive offline technical support.

        Our competitors also include industry- or content-specific vertical websites, whose information serves the same underlying industries in certain verticals of our WoWo Mall. We may also face competition from major Internet companies, who may enter into the e-commerce for local services space.

        In terms of advertising and marketing services, we also compete with other traditional and new media advertising and marketing firms. We believe our well targeted marketing solutions will continue to gain traction with local merchants. See "Risk Factors—Risks Relating to Our Business and Industry—We operate in an intensely competitive environment, which could lead to declining revenue growth or other circumstances that could negatively affect our business, financial condition and results of operations".

        Some of our current and potential competitors may have greater financial, marketing and other resources than we do. In addition, certain industry- or content-specific vertical websites could be acquired by, receive investment from or enter into strategic relationships with larger, well-established and well-financed companies or investors. Certain of our competitors might be able to devote greater resources to marketing and promotional campaigns and devote substantially more resources to website and system development than us.

OUR BUSINESS

Our Goal

        Our goal is to make direct interaction possible between local lifestyle merchants and their target customers through unique offerings. We help local customers discover food, shops, activities and events near the places where they live and work, while supporting local merchants to grow their businesses exponentially and raise awareness of their brands.

Overview

        We operate one of China's leading third-party e-commerce platforms, focusing on local entertainment and lifestyle services such as restaurants, movie theaters and beauty salons. We do not compete with our merchant clients by offering our own goods and services nor do we keep inventory of any merchandise. Our unique platform allows local merchants to customize and arrange their online stores, make direct sales to their target customers and process a large volume of online sales for consumption at their brick and mortar stores. According to iResearch, our platform represents the largest e-commerce platform for local lifestyle services in terms of number of merchants and registered users as of June 30, 2014. As of September 30, 2014, we have also established a nationwide network of merchant service centers to support local businesses in 150 major cities and population centers across China.

        Our platform consists of an e-commerce website, "WoWo Mall", a mobile commerce infrastructure, "WoWo Mobile", and an electronic management system, "WoWo EMS". The three components of our platform are designed to create an integrated network that enhances the interaction between businesses and consumers that reinforces brand awareness and fosters repeat customers for our merchant clients.

        Our "WoWo Mall" website located at 55.com is used to promote and market our company's brand eminence and complete e-service platform by exhibiting our merchant client's online stores and introduce certain selected services and products. Potential customers may then be directed to 55tuan.com to obtain information on the latest attractive offerings available through such merchants. We began our business as a group buying website under the brand "WoWo Buy" located at 55tuan.com in March 2010. We quickly found that the group buying business model did not fully meet the needs of local service providers. While the group buying business model often helps merchants increase their sales by selling extra capacity, we believe it does not, as a stand-alone offering, significantly promote brand awareness for the merchants or create customer loyalty to the merchants. Merchants also face additional margin pressure from the fees charged by these group buying sites that could further erode their margins. For example, flash sales conducted by third-party group buying websites often promote the brands of the websites over the brands of the merchants. At the same time, local merchants continue to have limited branding power or control over the marketing direction. By June 2012, we augmented our WoWo Buy model with our promotional portal at 55.com to complete our WoWo Mall. WoWo Mall not only permits merchants to establish their own online stores, it also allows the merchants to increase their branding power by providing them with customizable features to establish the look and feel they want to be associated with their brands. In the third quarter of 2014, we hosted and provided operating services to over 100,000 local entertainment and lifestyle merchants on our websites.

        Our "WoWo Mobile" services focus on enhancing the real time interactions between consumers' mobile devices and our e-commerce platform. Since most local merchants in China have a geographic coverage of only a few miles around their brick and mortar stores, location-based search result is the best way to provide local merchants with access to instant potential customers within a few miles around their stores. As of September 30, 2014, we had 17.3 million activated WoWo Mobile App installed on mobile devices. We believe a significant portion of our nationwide subscriber base can still be converted to mobile users, which will continue to facilitate the expansion of our mobile commerce business with low subscriber acquisition and retention costs. As of September 30, 2014, approximately 64% of our monthly gross billings were derived from mobile device transactions. In July 2014, we launched our latest "WoWo Merchant App", a customized storefront on mobile devices that integrates reservations, payment, special promotions, membership management and other features which enables local merchants to directly self-manage their marketing and sales campaign on mobile devices.

        Our "WoWo EMS" is a proprietary electronic management system designed for the local merchants. WoWo EMS provides linkage to our central server and facilitates a number of back-office services to our merchant clients. Through WoWo EMS, our merchant clients may also instantly communicate with the WoWo Mobile App utilized by our retail customers. This extends the capabilities of WoWo Mobile by providing our merchant clients with additional customer relationship management tools, such as sending follow-on promotional messages to customers with identifiable purchasing habits.

        We believe our focus in helping local merchants to promote their own brands distinguishes our platform from other e-commerce providers in China. With the technical support available through 150 service centers and over 2,000 merchant service representatives, we have empowered local merchants with limited resources to create sophisticated online branding campaigns and offer better integration of their online and offline resources. With the promotional power of our WoWo Mall, the ability to capture mobile consumers through WoWo Mobile and the specialized electronic management system of our WoWo EMS, we believe we are uniquely positioned to fulfill the needs of local merchants and can be the trusted one-stop e-commerce platform for them.

        We have two major revenue sources: (i) storefront fees for a limited category of merchants that have opened online stores with us through WoWo Mall, and (ii) commissions on sales made by merchant clients through the use of WoWo Coupons in our e-commerce platform. We have experienced rapid growth in recent years. Our net revenues were US$27.8 million and US$36.3 million for the years ended December 31, 2012 and 2013, respectively, including storefront fees of US$2.8 million and US$10.0 million, respectively. At the same time, our net loss decreased from US$39.0 million to US$32.2 million for the years ended December 31, 2012 and 2013, respectively. For the nine months ended September 30, 2013 and 2014, our net revenue was US$27.6 million and US$20.6 million, respectively, including storefront fees of US$6.7 million and US$7.3 million, respectively. At the same time, our net loss was US$21.1 million and US$32.4 million for the nine months ended September 30, 2013 and 2014, respectively. We have incurred significant expenses to achieve our current economy of scale and build a premier platform, including establishing 150 service centers and promoting our "WoWo" brand across the major cities and population centers in China. However, we believe that our current cash balance, anticipated cash flows from operations, proceeds from this offering and the financial support obtained from our Chairman and CEO, Mr. Maodong Xu, will be sufficient to meet our anticipated capital needs through December 31, 2015. Specifically, Mr. Maodong Xu has personally committed to provide adequate funds to enable us to meet in full our financial obligations as they fall due through December 31, 2015, which commitment is further supported by pledges of certain assets from Mr. Xu. The funds, if and when called, will be provided in the form of a cash equity investment. This commitment is for an unlimited amount subject to our requirements and regardless of whether this offering has taken place. As of January 7, 2015, Mr. Xu has provided interest free funds to support our working capital needs to the amount of US$62.6 million. We will convert all of our indebtedness owed to Mr. Xu to additional ordinary shares to be issued to him, or his designees, at our initial offering price upon the completion of this offering. Mr. Xu will own approximately            shares and      % of our ordinary shares after this offering. With the financing provided by this offering and the commitment from Mr. Xu, we believe we are ready to leverage on the success we have in the past few years in terms of initial infrastructure building, gaining merchant and consumer recognition and deployment of highly effective teams to achieve future growth.

Our Competitive Advantages

        We believe the following strengths differentiate us from our competitors and provide us with competitive advantages:

Early Mover in Establishing E-Commerce Platform Dedicated to Local Merchants

        We believe we are one of the first e-commerce platforms created with a view to provide dedicated services to location-based, entertainment and lifestyle merchants. Our platform empowers our merchant clients to create a stronger online presence without a significant increase in capital expenditures. By creating a dedicated online store in our WoWo Mall, we provide a channel to connect the local merchants to online and mobile consumers. Our merchant clients can enjoy the network effect from our large subscriber base, cross sell to customers with related needs and conduct targeted marketing for potential consumers in their neighborhood. In addition, the ability to promote multiple service packages online also allows our merchant clients to price their services dynamically to attract customers at non-peak hours to increase sales and better manage their production yield. Over the years, we have established a strong brand name among merchants and customers and successfully extended our network across China.

Established Local Service Network and Expertise

        By nature, location-based, entertainment and lifestyle merchants require location-based targeting of customers in their neighborhood. Culture, dialects and habits can vary significantly from one region of China to another. As a result, strong local presence and knowledge is critical to the long-term competitiveness of our business. We have over 2,000 merchant service representatives serving over 100,000 local merchants located in 150 major cities and population centers in China as of September 30, 2014. We staff each service center with a view to provide localized services, including employing local personnel who are familiar with the local culture, dialect, merchant and consumer habits and behavior. We believe a local employee base, with extensive local knowledge and experience, provides us with a unique competitive advantage to establish a favorable working relationship with local merchants.

Instantaneous Mobile Connection Between Merchant Clients and Retail Consumers

        We conduct location-based marketing through our customers' use of smart phones and mobile devices. Our WoWo Mobile App, which can be installed on customers' smart phones or mobile devices, provides a direct link for our merchant clients to reach everyone in our nationwide customer base. Location-based search result is also the best way to provide location-based service providers with access to instant potential customers within a few miles around their stores. WoWo EMS allows our merchant clients to instantaneously communicate with potential customers through WoWo Mobile App. This allows our merchant clients to more efficiently utilize their idle capacity by offering discount or otherwise dynamically price their services at non-peak hours to the consumers to sell goods and services with low marginal costs. WoWo EMS also communicates with our central server to receive instant record of purchases or seat reservations made by the retail customers. We believe our platform uniquely fit the needs of location-based service providers in dealing with the intense competition to be more efficient and the consumers of modern China, who rely on Internet searches for price comparison.

Proprietary Electronic Management System Facilitates Real Time Interactivity and Data Analysis

        Our WoWo EMS enhances our merchant clients' customer relationship management ability and foster data analysis. WoWo EMS simplifies and increases the efficiency of the purchase authentication process. WoWo EMS also communicates with our central server to upload customer behavior data such as price and timing of the purchases. In turn, the customer database stored at our server can produce reports on customer analysis and feedbacks to enable the merchants or us to make follow-on service recommendation. Integration of WoWo EMS with WoWo Mobile also significantly expands our merchant clients' ability to interact with consumers in real time. We believe WoWo EMS is a unique solution that enhances local merchants' ability to conduct better customer relationship management that differentiates us from our competitors and promotes long-term relationships with our merchant clients.

Superior Online Experience and Strong Brand Recognition

        We believe our commitment to maintain the highest quality in every aspect of our service offerings enhances the online experience of the retail consumers and increases brand recognition for our merchant clients. We believe this commitment is the foundation that attract consumers to our website and drive growth among our merchant clients.

        Customer experience begins with our product and service offerings. Each day, we help our merchant clients put attractive entertainment and lifestyle packages online. Our team of writers/editors provides informative and engaging descriptions to highlight the featured deals, often with colloquial dialect designed to appeal to the retail consumers of the target location. Our on-the-ground merchant service representatives are familiar with the local dialect of each of the 150 local markets we operate to offer technical support and ensure client satisfaction. In addition, we have built two 24 × 7 call center services that employ advanced and scalable technology dedicated to support the needs of retail consumers and our merchant clients. Our call centers provide a variety of services, including merchant services, customer refunds, complaint processing and general inquiry. In order to ensure that our merchant clients can achieve and maintain success, we provide support services to assist in teaching strategies for selecting featured packages and guidance on managing purchase orders and customer relationships.

Management Team with Significant Online and Offline Experience

        Our Chairman and Chief Executive Officer, Mr. Maodong Xu, has extensive entrepreneurial experience in the retail and new media industries in China. Mr. Xu has over two decades of experiences in managing China-based retail business and technology companies. Between 1992 and 2000, he founded and managed Qilu Supermarket, the largest supermarket chain in Shandong province. Mr. Xu also founded one of the leading wireless advertising company in China, Welink Information Technology Co., Ltd. in 2009. Our Chief Financial Officer, Mr. Frank Zhao has over two decades of experience in financial and accounting management with auditing firms and public companies. Prior to joining us, Mr. Zhao was the chief financial officer of Borqs International Limited, from 2012 to 2014. Mr. Zhao was the chief financial officer of Simcere Pharmaceutical Group, from 2006 to 2011. From 2005 to 2006, Mr. Zhao worked as the chief financial officer of Sun New Media Inc. From 2003 to 2005, Mr. Zhao worked at FARO Technologies, Inc. as a financial controller. Mr. Zhao received his bachelor's degree in economics from Peking University and MBA degree from University of Hartford. Mr. Zhao is a U.S. certified public accountant since 1993. Our Executive President, Mr. Tiger Jianguang Wu, has over 10 years of experience in the Internet industry. He served as our Chief Technology Officer from September 2011 and was promoted to our Executive President in November 2013. Before he joined us, Mr. Wu was the founder of two information technology companies and served as senior management in technology. In addition, many of our senior management team and engineers have prior working experiences with well-known companies in China such as Alibaba, Baidu, China Mobile, Hua Wei and Focus Media.

Our Strategy

        Our goal is to make direct interaction possible between local lifestyle merchants and their target customers. Key elements of our strategy to achieve this goal include the following:

Increase Market Penetration Rate within our Covered Market

        China is experiencing rapid urbanization among its second-, third- and fourth-tier cities. We believe the increases in disposable income in these cities will also increase demand among the entertainment and lifestyle service providers in these cities for location-based Internet searches that can target customers in their neighborhoods. To leverage on this trend, we intend to deepen our reach in the 150 cities and population centers we cover by raising awareness among the untapped local merchants the benefits of opening a store in our WoWo Mall. We believe our focus in helping local merchants to create their own brand distinguishes our platform from other e-commerce providers in China. Local service providers that seek repeat local customers but do not have the resources to independently create or efficiently maintain a strong online presence can rely on our one-stop platform for online and offline integration of their services. In addition, we believe that following two years of marketing campaign and platform building, we have achieved significant recognition among the local entertainment and lifestyle merchants. On this basis, we will continue to fine-tune various features on our e-commerce platform and help our merchant clients to increase yield and build brands.

Increase Service Features to Solidify Client Loyalty

        We intend to increase the service features we offer to our merchant clients, including online reservations, cash coupons, takeout orders and other features dedicated to each vertical of service offerings. Within each vertical, we intend to develop features to accommodate the business models of various types of merchants. We will continue to add features to our services in order to provide options for our merchant clients to have more tailored services for their retail customers. Through broadening our services available to the merchant clients, we will help our merchant clients increase loyalty among their customers, which, in turn, we believe would also solidify our merchant clients' loyalty to us.

Leverage our Comprehensive Electronic Management System to Sign More Clients

        We will continue to invest in and make improvements to our merchant interface. With each upgraded versions of our WoWo EMS, we intend to provide more features that will empower our merchant clients to more efficiently self manage their online stores and businesses and, at the same time, improve our services to our merchant clients. For example, our WoWo Mobile App will enhance our merchant clients' ability to target nearby consumers through the smart phones or mobile devices they carry. Depending on the business models of our merchant clients, they may also be able to offer dynamically priced services instantly through push technology to potential customers that fits certain specific details or exhibit certain consumer behavior. We will continue to introduce and deploy WoWo EMS services to more local merchants. We believe that our own success must derive from the success of our merchant clients. As a result, we strive to help our clients increase their production yield and build brand. We believe loyalty of our own clients must come from their own success through utilizing our platform.

Grow our Mobile Commerce Platform

        We plan to continue to add service features to mobile consumers, including options for recording both online payment and on-site cash payment. We are currently rolling out our "WoWo Merchant App". Once installed, the WoWo Merchant App creates an icon on a retail customer's smart phones or mobile devices that provides an instant link to a particular merchant client's dedicated online store as well as other features available through our WoWo Mall. We have made the availability of WoWo Merchant App as a service feature that our merchant clients may request starting from August 1, 2014. As of September 30, 2014, we have signed approximately 1,000 contracts with various merchant clients to develop dedicated WoWo Merchant Apps for them. Integration between our WoWo EMS and WoWo Merchant Apps will also allow our merchant clients to provide interactive feedbacks to the mobile consumers and provide more tailored services. We believe WoWo Merchant App will increase customer stickiness for our merchant clients and thereby increase client loyalty to us.

Our Business Operations

WoWo Mall

        Our WoWo Mall includes links to verticals of service offerings such as: restaurants, movies and entertainment, hotels and travel, beauty and health, and lifestyle and household services, as well as retail goods. These merchants present their online storefronts in our WoWo Mall to promote their services and goods to enable consumers to make purchase of coupons on 55tuan.com. In addition, our WoWo Buy serves as a marketing and promotional channel that provides merchants a flash sale platform to sell deep, discounted services and goods to increase yield and attract new customers. The discounted offerings sold through WoWo Buy typically have no time limit or minimum participant requirement, so consumers could search and purchase deals they want at any time.

        Illustrated below is the lead page to our WoWo Mall:

        Through WoWo Mall, our merchant clients can better manage their production yield by offering various service packages. Local service merchants usually have fixed operational costs, such as rent, salary and utility charges, with idle capacity outside of peak traffic hours. However, the availability of the idle capacity is often short lived. Methods that allow these merchants to utilize the idle capacity with low marginal cost can increase their profit significantly. Dedicated storefronts in our WoWo Mall and flash sale channel allow the merchants to sell multiple packages and price their services dynamically, which, as a result, allow them to achieve higher yield.

        Illustrated below is a representative storefront from a notable restaurant.

        Typical contract period for a dedicated storefront in our WoWo Mall is one year. Each storefront usually provides a number of service packages at different price points or redeemable at different time. In addition, the online store model allows our merchant service representatives to develop long term working relationship with the local merchant clients they serve and greatly increases the efficiency of their services. As of September 30, 2014, we collect storefront fees from certain small- and medium-sized merchants in selected verticals that have opened online stores with us. We intend to gradually increase the number of merchants to which we would charge storefront fees when this business model has gained wider acceptance.

        Currently, retail consumers may be attracted to the services offered by our merchant clients through a WoWo Buy flash sale. Once clicked into our WoWo Mall through their computers or mobile devices, the consumers will be offered a number of promotional discounts and package options, as well as other features that are designed to enhance the brand of our merchant clients. Our merchant clients may also alter the design of their virtual stores and update menus or sales packages with the assistance of our merchant service representatives or directly online through our WoWo EMS interface. Within our WoWo Mall, a retail customer may click into any store directly for a repeat visit or find other points of interest nearby, such as a place for dinner before or after a movie or a relaxing cafe after a rigorous yoga session. Purchases are made with a click of a button through all major online payment systems in China and WoWo Coupons are validated at the stores by a two-dimensional barcode or an alphanumeric security code that appears on the customer's smart phones or mobile devices. Purchase records are also made available to the merchants for data mining in the future.

        Transactions are conducted through the sale of WoWo Coupon. A WoWo Coupon normally has a redemption period of one to three months from the date of the offering. The composition of our offerings in terms of contribution to gross billings for the nine months ended September 30, 2014 was as follows: 60.2% for restaurants, 20.1% for movies and entertainment, 11.5% for hotels and travel, 3.5% for beauty and health, and 3.2% for lifestyle and household services. Only 1.5% of our gross billings in the nine months ended September 30, 2014 consisted of sales of goods. The composition of our offerings in terms of contribution to gross billings could be affected by factors such as seasonality. For example, during holidays, WoWo Coupons for movie tickets may sell better while WoWo Coupons for outdoor activities may be in higher demand during spring and fall.

WoWo Mobile

        In order to drive growth in our customer base, we have been focusing on enhancing the linkage between their mobile devices and our e-commerce platform. Consumers may now download our Android and iOS-based mobile application, the "WoWo Mobile App", to gain full access to our WoWo Mall from their smart phones and mobile devices. An increasing number of users in China have been accessing the Internet through their smart phones and mobile devices rather than computers. While most local merchants have a geographic coverage of only a few miles around their brick and mortar stores, consumers also often make decisions on where to eat, drink and shop while in transit or at a remote location where smart phones and mobile devices are their primary access to Internet searches. As a result, location-based search result is the best way to provide merchants with access to instant potential customers within a few miles around their stores. As of September 30, 2014, gross billings from mobile commerce accounted for approximately 64% of our total gross billings for the month. We believe this subscriber base will provide significant business opportunities for our merchant clients.

        Illustrated below is lead page of our WoWo Mobile App.

        Starting from the third quarter of 2014, we also began to promote "WoWo Merchant App", a mobile device applications designed for each specific merchant that allow their customers direct access to their dedicated online stores. Through WoWo Merchant App, our merchant clients can make direct sales, conduct promotional marketing, provide reservation services, receive instant customer feedbacks and otherwise manage their customer relation more efficiently than their traditional offline channels, such as newspaper advertisement and direct mailing. WoWo Merchant App allows our merchant clients to provide individualized services, reward customer loyalty and increase brand value. Local merchants may now leverage the power of mobile commerce without significant capital expenditures.

WoWo EMS

        We developed a web-based electronic management system, WoWo EMS, to enhance our merchant clients' customer relationship management ability and foster data analysis. WoWo EMS consists of an Android device that provides linkage to our central server and a web-based software. The linkage to our central server facilitates a number of back-office services to our merchant clients, including validating WoWo Coupons, processing payments, providing customer data and yield management.

        WoWo EMS currently provides two important functions to our local merchant clients. First, WoWo EMS enables immediate validation when retail customers redeem WoWo Coupons with the local merchants. For instance, when purchases of movie tickets are being redeemed at the movie theater box office, customers may have to wait in line for a long time while the cashiers authenticate the coupon security code provided by other vendors. WoWo EMS allows the cashiers to complete the validation of our WoWo Coupons within seconds by scanning the barcode or key in the alphanumeric security code to an Android tablet, thereby greatly reduces the processing period. Second, WoWo EMS provides local merchants with interactive marketing capability based on user redemption activities. Through our centralized servers, the local merchants may reach these existing customers with follow-on offers in conjunction with or after their initial purchases are completed.

        When a customer purchases a WoWo Coupon, an SMS message is sent to the customer's smart phone or mobile device. The message contains coupon information, a description of the coupons purchased, a two-dimensional barcode and a back-up alphanumeric security code. When redeeming the WoWo Coupon, a customer can simply swipe the two-dimensional barcode on the barcode scanner of an Android tablet and the coupon validation is completed within seconds. In case of unexpected network failure, the local merchants may always use our service hotline to verify the WoWo Coupons with the back-up security code.

        Illustrated below is an Android tablet that serves as the merchant client interface to our WoWo EMS:

        Illustrated below is two-dimensional barcode that leads to our WoWo Mall. Information in our WoWo Mall is not a part of this prospectus:

        The main function of our web-based software is to provide interactive marketing solutions to our merchant clients. After the expiration of a featured WoWo Coupon, the local merchant may continue to use our software to send promotional messages to customers through our servers. We plan to offer additional interactive marketing solutions to our merchant clients to enable them to reach new customers using our data mining technology.

        Through WoWo EMS, our merchant clients may also instantly communicate directly with the WoWo Mobile Apps and WoWo Merchant Apps utilized by the consumers. This allows our merchant clients to more efficiently utilize their idle capacity by offering discount or otherwise dynamically price their services to the consumers and increase profit. WoWo EMS also communicates with our central server to receive record of purchases and seat reservations made by the retail customers. Through WoWo EMS, we offer our merchant clients a customizable electronic management system that effectively and efficiently manages their direct to customer offerings and service many of their back-office needs.

Our Merchant Clients

        Our local merchant clients provide direct sales to retail customers through our e-commerce platform. We enter into contractual relationships with our local merchant clients with terms typically not lasting more than one year. Our merchant clients come from a wide range of location-based service industries, including restaurants, movies and entertainment, hotels and travel, beauty and health, and lifestyle and household services, as well as other entertainment and lifestyle service providers. From the inception of our business on March 20, 2010 to September 30, 2014, we have served over 300,000 local merchant clients throughout China. Having a large number and a wide variety of merchant clients enable us to continue to offer high-quality local service deals to online retail customers on a daily basis.

Our Value Proposition

        Our goal is to make direct interaction possible between local lifestyle merchants and their target customers.

Why merchants choose us:

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  Affordable and effective e-commerce platform.  We offer our online and mobile commerce platform for local lifestyle merchants to build their online and mobile presence. Our platform helps merchants remain competitive in gaining and retaining the new generation of internet and mobile consumers.

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  Ability to customize promotions.  Our platform empowers the traditional merchants to run special promotions on a real-time basis to create better offering packages and conduct targeted marketing. We also allow our merchant clients to reach a broader customer base in a way that cannot be achieved through traditional media or offline marketing.

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  Brand building and cost effectiveness.  Our merchant service representatives help local merchants bring their business online and promote their own brands. Our WoWo Stores are designed as an online place where merchants can distinguish their own brand identities and customize their image and brand awareness. We also do not compete with the merchants to sell services like group buying sites.

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  Complete cost-effective and integrated infrastructure.  Merchants not only build their storefronts online; they can also rely on our platform for a range of essential support services to operate their businesses. These include integration of online reservation payment system, management of customer orders and relationships, data analysis, availability of mobile apps to conduct mobile commerce and direct assistance by live personal merchant service representatives.

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  Broad network of relevant location-based customers.  Our platform enables local merchants to access a large number of prospective consumers from our existing customer base that seek local lifestyle services through our precise, location-based searches.

Why consumers choose us:

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  Personalization.  Our platform is designed to provide a massive amount of local information that consumers can quickly and effectively view and search. Our data analysis and management capabilities allow us to anticipate consumers' needs and tailor the service offering displays to match the consumer with the most relevant merchants and information.

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  Compelling mobile experience.  Our WoWo Mobile App makes it easy for consumers to access our WoWo Mall through smart phones and mobile devices. Location-based services and other mobile functionalities drive a higher level of user engagement.

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  Up-to-date interconnectivity to the merchants.  Customers have the option to install only the WoWo Merchant Apps of the stores that they desire or frequent and receive tailored promotion, interact with the merchants and make reservations. The convenience exceeds traditional membership cards.

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  Delightful shopping experience.  We believe that our marketplaces deliver a delightful shopping experience to consumers. The simple and clear layout of our WoWo Mall, the bargains available from the online stores and our optimized search capabilities allow consumers to easily browse and find the suitable service provider at the ideal location.

        We obtained a majority of our merchant clients through our merchant services representatives who also acts as our sales team. Our centralized and dedicated merchant service team are also available via phone or email 24 hours a day in order to support our merchant clients during their service period to enhance the effectiveness of their marketing and operating efforts and improve the likelihood of renewal. A majority of our merchant clients are small and medium-sized local service providers. We believe our merchant service teams have been effective in retain existing merchant clients through good services, increase the number of our merchant clients and increase spending per merchant client, all of which are important to the growth of our revenues.

        We provide all of our merchant clients with a basic service package consisting of merchant certification, display of an online storefront on our WoWo Mall and access to our dedicated merchant service representatives and our proprietary electronic management system. We can also provide additional tailored services as part of our service package. Some of our more tailored services may include:

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  Further tailored online storefronts.  Most of our merchant clients would set up their online storefronts by utilizing our standard website templates that we have developed in-house. Certain merchants may ask for additional features depending on their specific marketing requirements for a negotiated fee. Our writers/editors and website designers stand ready to provide further tailored online storefronts to our merchant clients.

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  WoWo Merchant App.  WoWo Merchant App is a mobile device applications designed for each specific merchant that allow their customers direct access to their dedicated online stores in addition to our general portal on mobile devices, WoWo Mobile App. Once installed, the WoWo Merchant App creates an icon on a retail customer's smart phones or mobile devices that provides an instant link to a particular merchant client's dedicated online store as well as other features available through our WoWo Mall. Through WoWo Merchant App, our merchant clients can make direct sales, conduct promotional marketing, provide reservation services, receive instant customer feedbacks.

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  Preferential listing benefits.  We offer priority placement in the listings and search results for a negotiated fee. We also allow merchant clients to designate time intervals throughout a day to refresh their listings up to a pre-set number of times a day.

Our Client and Customer Services

        Our organization is built to serve the needs of retail customers and our local merchant clients. Besides administrative personnel, our operation teams include:

Merchant Service Representatives

        We believe that maintaining strong relationships with our local merchant clients is critical to the long-term success of our business model. We have built a team of over 2,000 merchant service representatives across China as of September 30, 2014, who are responsible to source local merchant clients and serve our existing merchant clients. Our merchant service representatives are based in each local market where we operate and are responsible for providing innovative sales and marketing solutions to our local merchant clients. In addition, our merchant service representatives are responsible for checking the quality of the local merchant services prior to the signing of a contract to ensure that our retail customers will be satisfied with their purchases. Once a local merchant has engaged us, a merchant service representative will visit the local merchant client to provide training for creating sales package, online and offline integration and coupon redemption. The merchant service representatives also provide technical supports to the merchant clients before, during and after the opening of an online store. We place particular emphasis on our merchant service representatives' local and industry knowledge. Our merchant service representatives know the local community they serve and can speak the local dialect with the local merchants. In addition, each merchant service representative typically focuses on a few particular industry sectors, and is able to provide valuable advice to local merchants on operations and advertising strategy in their industry sector.

        We formulate the overall business strategy at our headquarters in Beijing while giving latitude to our local merchant service representatives to manage the daily operations in their respective cities. We provide our local merchant service representatives with the necessary capital, nationwide brand recognition, management expertise and a centralized technology platform, and, in exchange, we leverage their in-depth knowledge of the local culture and community to increase our merchant client base and increase the number of local customers.

Customer Service Representatives

        Customer service representatives in our call centers are available via phone or e-mail 24 hours a day. We have two centralized locations for our call center services, one in our executive offices in Beijing and one in Rizhao, Shangdong Province. Our call centers are an important point of interaction between our customer service representatives, merchant clients and retail customers. We strive to improve overall customer experience by providing a variety of services such as merchant services, complaint processing, customer refunds and general inquiry services on a real-time basis.

Writers/Editors

        As local merchants in China are typically not experienced in producing high quality online marketing materials on their own, our writers/editors department works with them to create editorial descriptions and graphic designs for the products and services we feature on our websites. As of September 30, 2014, we have a 223 person team consists of writers/editors including designers who create the web presentation and descriptive content of the featured deal and photographers who take pictures for the web presentation at the merchants' sites. We have implemented a strict internal control and review process to ensure the quality of the content shown on our websites. Because of the cultural diversity in China, our writers/editors are based locally in the cities in which we operate, and are capable of producing editorial content based on the local culture and dialect.

Technology

        We devote a substantial portion of our resources to improve website experience for the retail customers and develop new solutions for our merchant clients to market their location-based service offerings to customers. We have a team of engineers with various expertise to support our websites, our mobile applications and our electronic management system. Our engineers in our technology group have past hardware and software experiences at technology companies including Microsoft, China Mobile, Huawei Technologies, Datang Telecom and Linktone.

Online Marketing

        We believe improvement in consumers' website experience, which drives word-of-mouth and repeat usage, is an important and efficient form of marketing. In addition, we employ a variety of programs and online marketing activities to promote our brand and our services. These marketing activities include paid marketing through Internet navigation sites, such as tuan800.com and qihoo360.com, and various popular search engines in China such as baidu.com.

        We also conduct merchant related marketing events, such as seminars and workshops, where we meet with local merchants to share insights in the industries, introduce and promote our various online marketing services to deepen our relationship with the merchant network. We regularly monitor the effectiveness of our marketing activities to control the overall costs of our marketing programs. We utilize an automated tracking system to monitor the traffic directed to our advertisements and can quickly adjust our spending in different marketing channels based on the results based on strategic and pricing considerations.

Payment System

        Retail customers can make purchases through all major online payment systems in China including Alipay, Unionpay, Tenpay and Chinabank Payments. Each online payment system provides payment processing services to us and we pay service fees to pursuant to our agreements with the payment system operators. Typically the term of each of these agreements is one year, and would be automatically renewed for a term of one year unless otherwise requested by payment system operator or us in writing within one month prior to the expiration date.

Network Security

        Our data center serves the important functions of supporting transactions on our websites. We use leading commercial antivirus and firewall technology to protect and maintain the systems located at our data center, our offices and our local merchant clients. We use leading encryption technology to protect the safety of our data during data transmission. We have designed our website to be always available and secured using a variety of proprietary software and commercially available tools. We believe our network infrastructure is scalable and can support our growing customer base and transaction volume.

Competition

        E-commerce for location based, entertainment and lifestyle service providers began to grow rapidly in China since 2011. The e-commerce service providers in China can be categorized into two sectors. One sector consists of self-operated vendors modeled after Amazon and Groupon, including jd.com, meituan.com and the group buy channel of dianping.com. Another sector consists of third-party platform operators such tmall.com, which focuses on facilitating the sales of goods, and us, focusing on facilitating the sales of local services. Within our sub-sector, we compete primarily on the following:

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  effectiveness to increase the number of online stores in our WoWo Mall;

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  breadth of our geographic coverage;

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  service features available;

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  number of vertical of service offerings and the depth of offerings in each vertical,

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  ability to integrate online and offline resources for our merchant clients;

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  ability to foster an easy, convenient and secured direct sales through our e-commerce and mobile commerce interface; and

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  ability to supply comprehensive offline technical support.

        Our competitors also include industry- or content-specific vertical websites, whose information serves the same underlying industries in certain verticals of our WoWo Mall. We may also face competition from major Internet companies, who may enter into the e-commerce for local services space.

        We believe the location-based, entertainment and lifestyle e-commerce sector will continue to experience technical upgrades, evolution in market standards, changes in the needs of merchants and continuous innovation. We believe we are well positioned to maintain our leading position in the industry. Our ability to maintain our position and market share depends on many factors, such as:

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  quality of merchant clients' goods and services and customer satisfaction;

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  our ability to retain and expand customer base and merchant client network;

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  the number and variety of merchant clients we can source and number of products offered;

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  our reputation and brand recognition relative to our competitors; and

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  the continued growth of the economy in China in general and the online service industry in particular.

        Our strong local presence and dedication to merchant services will help us to continue to provide high quality location-based services to our customers. Our innovative e-commerce business model for location-based, entertainment and lifestyle service providers will differentiate us from our competitors and foster long-term relationship with our local merchant clients. Our WoWo EMS service is unique among the platform service providers in China and will help to improve and solidify our business partnerships with local merchant clients and enhance our brand recognition among local merchants.

        In terms of advertising and marketing services, we also compete with other traditional and new media advertising and marketing firms. We believe our well targeted marketing solutions will continue to gain traction with local merchants. See "Risk Factors—Risks Relating to Our Business and Industry—We operate in an intensely competitive environment, which could lead to declining revenue growth or other circumstances that could negatively affect our business, financial condition and results of operations".

        Some of our current and potential competitors may have greater financial, marketing and other resources than we do. In addition, certain industry- or content-specific vertical websites could be acquired by, receive investment from or enter into strategic relationships with larger, well-established and well-financed companies or investors. Certain of our competitors might be able to devote greater resources to marketing and promotional campaigns and devote substantially more resources to website and system development than us.

Employees

        Our ability to retain experienced management and employees is critical to the success of our business. As of September 30, 2014, we had a total of 3,049 employees, consisting of 2,041 merchant service representatives, 223 writers/editors, 155 customer service representatives, 237 engineers and other staff members in our business operation, administrative and management departments. The number of our employees has grown significantly to support the growth of our business since our inception.

        Because we aim to build one of the largest online businesses in China, we are highly committed to systematic and on-going employee training. Our internal training program, known as "WoWo University", offers our employees regular trainings in a wide variety of subjects such as industry knowledge, business development skills, corporate culture building and case studies.

        The remuneration package of our employees includes salary, sales commissions and employee share option programs. In accordance with applicable regulations in China, we participate in a number of social insurance schemes, namely, a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a personal injury insurance plan, a maternity insurance and a housing reserve fund for the benefit of all of our employees. We have not experienced any material labor disputes or disputes with the labor department of the PRC government since our inception.

Intellectual Property

        As of September 30, 2014, we have 18 trademarks registered with the Trademark Office of the State Administration for Industry and Commerce, and we had registered 90 domain names, including 55.com and 55tuan.com. These websites are not a part of this prospectus.

Facilities

        We lease our premises from unrelated third parties. Our executive offices are located at Third Floor, Chuangxin Building, No.18 Road Xinxi, Haidian District, Beijing, China and occupy a total of 4,578 square meters under a two years lease. We operate two call centers. One located in our executive offices in Beijing and one located in Rizhao City, Shangdong province and occupies a total of 562 square meters, currently provided by a company jointly owned by Ms. Fangzhou Xu and Mr. Tianqin Xu, the wife and brother of our Chairman and CEO, Mr. Xu, respectively, free of charge. In addition, we have leased office space in the 150 local cities in which we operate. These office leases vary in duration from one to three years.

Legal Proceedings

        We are currently not a party to any material legal or administrative proceedings and are not aware of any pending or threatened material legal or administrative proceedings against us. We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business.

REGULATIONS

        This section sets forth a summary of the most significant regulations or requirements that affect our business activities in China or our shareholders' rights to receive dividends and other distributions from us.

        Our online and mobile commerce businesses are classified as value-added telecommunication businesses by the PRC government. Current PRC laws, rules and regulations restrict foreign ownership in value-added telecommunication services. As a result, we operate our online and mobile commerce businesses in which foreign investment is restricted through our PRC consolidated affiliated entities, each of which is owned by PRC citizens or by PRC entities owned by PRC citizens and holds all licenses associated with these businesses.

        The applicable PRC laws, rules and regulations governing value-added telecommunication services may change in the future. We may be required to obtain additional approvals, licenses and permits and to comply with any new regulatory requirements adopted from time to time. Moreover, substantial uncertainties exist with respect to the interpretation and implementation of these PRC laws, rules and regulations. See "Risk Factors—Risks Relating to Doing Business in China".

Regulations on Foreign Investment

        Investment activities in the PRC by foreign investors are principally governed by the Guidance Catalog of Industries for Foreign Investment, or the Catalog, which was promulgated and is amended from time to time by the Ministry of Commerce and the National Development and Reform Commission. Industries listed in the Catalogue are divided into three categories: encouraged, restricted and prohibited. Industries not listed in the Catalogue are generally deemed as constituting a fourth "permitted" category. Establishment of wholly foreign-owned enterprises is generally allowed in the encouraged and permitted industries. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority interests in such joint ventures. In addition, restricted category projects are subject to higher-level government approvals. Foreign investors are not allowed to invest in industries in the prohibited category. Industries not listed in the Catalogue are generally open to foreign investment unless specifically restricted by other PRC regulations. For example, pursuant to the latest Catalog that was amended in 2011 and became effective in January 2012, sales and distribution of audio and video products are in the restricted categories and only contractual joint ventures can engage in the distribution of audio and video products in China. Online wholesale and retail are in the restricted category and the establishment of foreign-invested enterprises is subject to certain higher-level approvals. The provision of value-added telecommunications services falls in the restricted category and the percentage of foreign ownership cannot exceed 50%. We conduct business operations that are restricted to foreign investment through our PRC consolidated affiliated entities.

        Currently, the business scope of our wholly-owned subsidiary in the PRC, Wowo Shijie, mainly includes the business of development of computer software and hardware, information system and network technology, technical consultancy and technical services, which are in the permitted category. Under the PRC laws, the establishment of a wholly foreign owned enterprise is subject to the approval of the Ministry of Commerce or its local counterparts and the wholly foreign owned enterprise must register with the competent industry and commerce authority. We have duly obtained the approvals from the competent commerce authority for our interest in Wowo Shijie and completed the registration of Wowo Shijie with the competent industry and commerce authority.

Regulation on Telecommunication and Internet Information Services

        The telecommunication industry, including the Internet sector, is highly regulated in China. Regulations issued or implemented by the State Council of China, the MIIT, and other relevant government authorities cover many aspects of the operation of telecommunication and Internet information services, including entry into the telecommunication industry, the scope of permissible business activities, licenses and permits for various business activities and foreign investment.

        The principal regulations governing the telecommunication and Internet information services that we provide in China include:

        Telecommunication Regulations (2000), or the Telecom Regulations. The Telecom Regulations categorize all telecommunication businesses in the PRC as either "basic" or "value-added". Value-added telecommunication services are defined as telecommunication and information services provided through public network infrastructures. The "Catalog of Telecommunication Business", an attachment to the Telecom Regulations and updated by the MIIT's Notice on Adjusting the Catalog of Telecommunication Business effective from April 1, 2003, categorizes various types of telecommunication and telecommunication-related activities into basic or value-added telecommunication services. According to the "Catalog of Telecommunication Business", Internet information services, or ICP services, such as the operations of our WoWo Mall and other online store websites, are classified as value-added telecommunication businesses. Under the Telecom Regulations, commercial operators of value-added telecommunication services must first obtain an operating license for value-added telecommunication services, or the ICP license, from the MIIT or its provincial level counterparts.

        Administrative Measures on Internet Information Services (2011, revised), or the Internet Measures. According to the Internet Measures, a commercial Internet information service operator must obtain an ICP license from the relevant government authorities before engaging in any commercial Internet information service within China. When the Internet information service involves news, publications, education, medicine, health, pharmaceuticals, medical equipment and other industries and if required by law or relevant regulations, prior approval from the respective regulating authorities must be obtained prior to applying for the ICP license from MIIT or its local branch at the provincial level. Moreover, an Internet information service operator must display its ICP license number in a conspicuous location on its website and must monitor its website to remove categories of harmful content that are broadly defined. Internet content providers are prohibited from producing, copying, publishing or distributing information that is humiliating or defamatory to others or that infringes the lawful rights and interests of others. Internet content providers that violate the prohibition could face criminal charges or administrative sanctions by PRC security authorities. In addition, relevant authorities may suspend their services, revoke their licenses or temporarily suspend or close down their websites. Currently, Beijing Wowo Tuan, one of our PRC consolidated affiliated entities, holds the ICP license necessary for the operation of our 55.com and 55tuan.com websites and also a value-added telecommunication license for the provision of information services. Our ICP license will expire in July 2015 and we will renew such license prior to its expiration date. See "Risk Factors—Risks Relating to Doing Business in China—We could be adversely affected by the complexity, uncertainties and changes in PRC regulation of Internet businesses and companies".

        Regulations for Administration of Foreign-Invested Telecommunication Enterprises (2008, revised), or the FITE Regulations. The FITE Regulations set forth detailed requirements with respect to, among others, capitalization, investor qualifications and application procedures in connection with the establishment of a foreign-invested telecommunication enterprise. Under the FITE Regulations, a foreign entity is prohibited from owning more than 50% of the total equity interest in any value-added telecommunication service business in China and the major foreign investor in any value-added telecommunication service business in China is required to have a good track record in such industry. Due to such restrictions and requirements, we operate our businesses through the contractual arrangements between our PRC subsidiary, Wowo Shijie, and our PRC consolidated affiliated entities.

        Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunication Business (2006). Under this circular, a domestic PRC company that holds an ICP license is prohibited from leasing, transferring or selling the ICP license to foreign investors in any form, and from providing any assistance, including providing resources, sites or facilities, to foreign investors that engaged in value-added telecommunication business illegally in China. Further, the domain names and registered trademarks used by an operating company providing value-added telecommunication services are required to be legally owned by such company and/or its shareholders. In addition, such company's operating premises and equipment should comply with its approved ICP license, and such company should establish and improve internal Internet and information security policies and standards and emergency management procedures. See "Risk Factors—Risks Relating to Doing Business in China—We could be adversely affected by the complexity, uncertainties and changes in PRC regulation of Internet businesses and companies".

        Under various laws and regulations governing ICP services, ICP service operators are required to monitor their websites. They cannot produce, duplicate, post or disseminate any content that falls within prohibited categories and must remove any such content from their websites, including any content that:

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  opposes the fundamental principles determined in China's Constitution;

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  compromises state security, divulges state secrets, subverts state power or damages national unity;

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  harms the dignity or interests of the State;

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  incites ethnic hatred or racial discrimination or damages inter-ethnic unity;

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  sabotages China's religious policy or propagates heretical teachings or feudal superstitions;

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  disseminates rumors, disturbs social order or disrupts social stability;

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  propagates obscenity, pornography, gambling, violence, murder or fear or incites the commission of crimes;

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  insults or slanders a third party or infringes upon the lawful rights and interests of a third party; or

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  includes other content prohibited by laws or administrative regulations.

        The PRC government may shut down the websites of ICP license holders that violate any of such content restrictions and requirement, revoke their ICP licenses or impose other penalties pursuant to applicable law.

Regulations of Advertising Services

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  The principal regulations governing advertising businesses in China are:

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  The Advertising Law of the PRC (1994);

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  The Advertising Administrative Regulations (1987);

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  The Implementing Rules for the Advertising Administrative Regulations (2004); and

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  The Administration Rules of Foreign-invested Advertising Enterprises (2008).

        These laws, rules and regulations require companies such as ours that engage in advertising activities to obtain a business license that explicitly includes advertising in the business scope from the industry and commerce authorities.

        Applicable PRC advertising laws, rules and regulations contain certain prohibitions on the content of advertisements in China (including prohibitions on misleading content, superlative wording, socially destabilizing content or content involving obscenities, superstition, violence, discrimination or infringement of the public interest). Advertisements for anesthetic, psychotropic, toxic or radioactive drugs are prohibited, and the dissemination of advertisements of certain other products, such as tobacco, patented products, pharmaceuticals, medical instruments, agrochemicals, foodstuff, alcohol and cosmetics, are also subject to specific restrictions and requirements. Advertisers, advertising operators and advertising distributors are required by applicable PRC advertising laws, rules and regulations to ensure that the content of the advertisements they prepare or distribute are true and in compliance with applicable laws, rules and regulations. Violation of these laws, rules and regulations could result in penalties, including fines, confiscation of advertising income, orders to cease dissemination of the advertisements and orders to publish an advertisement correcting the misleading information. In circumstances involving serious violations, the industry and commerce authorities may revoke the violator's license or permit for advertising business operations. In addition, advertisers, advertising operators or advertising distributors could be subject to civil liability if they infringe the legal rights and interests of third parties, such as infringement of intellectual proprietary rights, unauthorized use of a name or portrait and defamation.

        Although advertising services are no longer categorized as a prohibited or restricted area for foreign investment, the Administration Rules of Foreign-invested Advertising Enterprises issued on in August 2008 by the State Administration for Industry and Commerce and the Ministry of Commerce, require all foreign investors of advertising enterprises to have a track record in, and mainly engage in, advertising businesses overseas. The establishment of a foreign-invested advertising enterprise is also subject to pre-approval by the industry and commerce authorities.

Regulation Relating to Privacy Protection

        As an Internet content provider, we are subject to regulations relating to the protection of privacy. Under the Internet Measures, Internet content providers are prohibited from producing, copying, publishing or distributing information that is humiliating or defamatory to others or that infringes on the lawful rights and interests of others. Internet content providers that violate the prohibition could face criminal charges or administrative sanctions by PRC security authorities. In addition, relevant authorities may suspend their services, revoke their licenses or temporarily suspend or close down their websites. Under the Several Provisions on Regulating the Market Order of Internet Information Services, issued by the MIIT on in December 2011, Internet content providers are also prohibited from collecting any user personal information or providing any such information to third parties without the consent of a user. Internet content providers must expressly inform the users of the method, content and purpose of the collection and processing of such user personal information and may only collect such information necessary for its services. Internet content providers are also required to properly maintain the user personal information, and in case of any leak or likely leak of the user personal information, Internet content providers must take remedial measures immediately and report any material leak to the telecommunications regulatory authority. In addition, the Decision on Strengthening Network Information Protection promulgated by the Standing Committee of the National People's Congress on in December 2012 emphasizes the need to protect electronic information that contains individual identification information and other private data. The decision requires Internet content providers to establish and publish policies regarding the collection and use of personal electronic information and to take necessary measures to ensure the security of the information and to prevent leakage, damage or loss. Furthermore, MIIT's Rules on Protection of Personal Information of Telecommunications and Internet Users promulgated on in July 2013 contain detailed requirements on the use and collection of personal information as well as the security measures to be taken by Internet content providers. The PRC government retains the power and authority to order Internet content providers to provide an Internet user's personal information if such user posts any prohibited content or engages in any illegal activities through the Internet.

Regulation Relating to Online Commodities Trading and Relevant Services

        China's online and mobile commerce industry is at an early stage of development and there are few PRC laws, regulations or rules specifically regulating this industry. The State Administration for

Industry and Commerce adopted the Interim Measures for the Administration of Online Commodities Trading and Relevant Services on May 31, 2010 and replaced those measures with the Administrative Measures for Online Trading on January 26, 2014, which became effective on March 15, 2014. The State Administration for Industry and Commerce also issued the Opinions on Strengthening the Administration of Online Group Buying Operations on March 12, 2012 to subject group buying website operators to the foregoing measures, especially those relating to marketplace platform service providers. These newly issued measures impose more stringent requirements and obligations on the online trading or service operators as well as the marketplace platform providers. For example, the marketplace platform providers are obligated to examine the legal status of each third-party merchant selling products or services on the platform and display on a prominent location on the web page of such merchant the information stated in the merchant's business license or a link to such business license, and a group buying website operator must only allow a third-party merchant with a proper business license to sell products or services on its platform. Where the marketplace platform providers also act as online distributors, these marketplace platform providers must make a clear distinction between their online direct sales and sales of third-party merchant products on the marketplace platform. Consumers are generally entitled to return products purchased from online business operators within seven days upon receipt, without giving any reason.

Regulation Relating to Product Quality and Consumer Protection

        Pursuant to the Product Quality Law of China promulgated by the National People's Congress Standing Committee in 1993 and amended in 2000 and 2009 respectively, a seller must establish and practice a check-for-acceptance system for replenishment of his stock, and examine the quality certificates and other marks and must also adopt measures to keep the products for sale in good quality. Violation of the Product Quality Law of China could result in various penalties, including the imposition of fines, suspension of business operations, revocation of business licenses and criminal liabilities. Where a defective product causes physical injury to a person or damage to another person's property, the victim may claim compensation from the manufacturer or from the seller of the product. If the seller pays compensation and it is the manufacturer that should bear the liability, the seller has a right of recourse against the manufacturer. Similarly, if the manufacturer pays compensation and it is the seller that should bear the liability, the manufacturer has a right of recourse against the seller.

        The Consumer Protection Law of China, which was promulgated by the National People's Congress Standing Committee on October 31, 1993, and became effective on 1 January 1994 and as amended in 2009, prescribes that businesses like ours must comply with laws and regulations in relation to personal safety and protection of property, and customers must be provided with truthful information on the goods and services. Consumers who suffer personal injury or property damage due to product defects may demand compensation from either the manufacturer or the seller. The Consumer Protection Law was further amended in October 2013 and became effective in March 2014. The amended Consumer Protection Law further strengthen the protection of consumers and impose more stringent requirements and obligations on business operators, especially on the business operators through Internet. For example, the consumers are entitled to return the goods (except for certain specific goods) within seven days upon receipt without any reasons when they purchase the goods from business operators on the Internet. The consumers whose interests have been damaged due to their purchase of goods or acceptance of services on online marketplace platforms may claim damages from sellers or service providers. Where the providers of the online marketplace platforms are unable to provide the real names, addresses and valid contact details of the sellers or service providers, the consumers may also claim damages from the providers of the online marketplace platforms. Providers of online marketplace platforms that know or should have known that sellers or service providers use their platforms to infringe upon the legitimate rights and interests of consumers but fail to take necessary measures must bear joint and several liabilities with the sellers or service providers. Moreover, if business operators deceive consumers or knowingly sell substandard or defective products, they should not only compensate consumers for their losses, but also pay additional damages equal to three times the price of the goods or services.

Tort Liability Law

        Pursuant to the Tort Liability Law of China, which was promulgated by the National People's Congress Standing Committee on December 30, 2009 and became effective on July 1, 2010, producers are liable for damages caused by defects in their products and sellers are liable for damages attributable to their fault. If the defects are caused by the fault of third parties such as the transporter or storekeeper, producers and sellers are entitled to claim for compensation from these third parties after paying the compensation amount. The producers and sellers are obligated to take remedial measures such as issuing warnings or recalling the products in a timely manner if defects are found in products that are in circulation. If the products are manufactured and sold with known defects that cause death or severe personal injury to others, the injured person has the right to claim punitive compensation.

Regulations Relating to Taxation

        In January 2008, the New EIT Law took effect. The New EIT Law applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises, except where tax incentives are granted to special industries and projects. Under the New EIT Law and the Implementation Rules, dividends generated from the business of a PRC subsidiary after January 1, 2008 and payable to its foreign enterprise investor could be subject to a withholding tax rate of 10% if the PRC tax authorities determine that the foreign investor is a non-resident enterprise, unless there is a tax treaty with China that provides for a preferential withholding tax rate.

        Under the New EIT Law, an enterprise established outside China with "de facto management bodies" within China is considered a "resident enterprise" for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. A circular issued by the State Administration of Taxation in April 2009 regarding the standards used to classify certain Chinese invested enterprises controlled by Chinese enterprises or Chinese enterprise groups and established outside of China as "resident enterprises" indicated that dividends and other income paid by such PRC "resident enterprises" could be considered PRC-source income and subject to PRC withholding tax, currently at a rate of 10%, when paid to non-PRC enterprise shareholders. This circular also subjects such PRC "resident enterprises" to various reporting requirements with the PRC tax authorities.

        Under the Implementation Rules, a "de facto management body" is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. The only detailed guidance currently available for the definition of "de facto management body" as well as the determination of offshore incorporated PRC tax resident and its administration are set forth in two notices, i.e. Circular 82 and Circular 45, issued by the PRC State Administration of Taxation, or the Circulars, which provide guidance on the administration as well as determination of the tax residency status of a Chinese controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the law of a foreign country or territory and that has a PRC company or PRC corporate group as its primary controlling shareholder. The Circulars provide that a foreign enterprise controlled by a PRC enterprise or a PRC enterprise group will be classified as a "resident enterprise" with its "de facto management body" located within China if all of the following requirements are satisfied: (i) the enterprise's day-to-day operations management is primarily exercised in China, (ii) decisions relating to the enterprise's financial and human resource matters are made or subject to approval by organizations or personnel in China, (iii) the enterprise's primary assets, accounting books and records, company seals, board and shareholders' meeting minutes are located or maintained in China, and (iv) 50% or more of voting board members or senior executives of the enterprise habitually reside in China. If all of these criteria are met, the relevant offshore enterprise controlled by PRC enterprises or PRC enterprise groups will be deemed to have its "de facto management body" in China and therefore be deemed a PRC resident enterprise. The Circulars made clarification in the areas of resident status determination, post-determination administration, as well as the exercise of competent tax authorities' procedures. The Circulars also specify that when provided with a copy of Chinese tax resident determination certificate from a resident Chinese controlled offshore incorporated enterprise, a payer of China-sourced dividends, interest, royalties, etc. should not withhold 10% income tax on such payments to such Chinese controlled offshore incorporated enterprise. Although the Circulars apply only to offshore enterprises controlled by PRC enterprises and not those controlled by PRC individuals such as us, the determination criteria and administration clarification made in the Circulars reflect the PRC State Administration of Taxation's general position on how the "de facto management body" test should be applied in determining the tax residency status of offshore enterprises and how the administration measures should be implemented. There is no assurance that the PRC State Administration of Taxation will not apply the same or similar criteria as stated in the Circulars to determine whether the "de facto management body" of an offshore incorporated enterprise controlled by PRC individuals (like us) is located within the PRC in the future.

        See "Risk Factors—Risks Related to Doing Business in China—Under the PRC enterprise income tax law, we could be classified as a "resident enterprise" of China. Such classification could result in unfavorable tax consequences to us and our non-PRC shareholders".

Regulations Relating to Labor

        Pursuant to the PRC Labor Law effective in 1995 and the PRC Labor Contract Law effective in 2008 and amended in 2012, a written labor contract is required when an employment relationship is established between an employer and an employee. Other labor-related regulations and rules of China stipulate the maximum number of working hours per day and per week as well as the minimum wages. An employer is required to set up occupational safety and sanitation systems, implement the national occupational safety and sanitation rules and standards, educate employees on occupational safety and sanitation, prevent accidents at work and reduce occupational hazards.

        An employer is obligated to sign an indefinite term labor contract with an employee if the employer continues to employ the employee after two consecutive fixed-term labor contracts, with certain exceptions. The employer also has to pay compensation to the employee if the employer terminates an indefinite term labor contract, with certain exceptions. Except where the employer proposes to renew a labor contract by maintaining or raising the conditions of the labor contract and the employee is not agreeable to the renewal, an employer is required to compensate the employee when a definite term labor contract expires. Furthermore, under the Regulations on Paid Annual Leave for Employees issued by the State Council in December 2007 and effective as of January 2008, an employee who has served an employer for more than one year and less than ten years is entitled to a 5-day paid vacation, those whose service period ranges from 10 to 20 years are entitled to a 10-day paid vacation, and those who have served for more than 20 years are entitled to a 15-day paid vacation. An employee who does not use such vacation time at the request of the employer must be compensated at three times their normal salaries for each waived vacation day.

        Pursuant to the Regulations on Occupational Injury Insurance effective in 2004, as amended in 2010, and the Interim Measures concerning the Maternity Insurance for Enterprise Employees effective in 1995, PRC companies must pay occupational injury insurance premiums and maternity insurance premiums for their employees. Pursuant to the Interim Regulations on the Collection and Payment of Social Insurance Premiums effective in 1999 and the Interim Measures concerning the Administration of the Registration of Social Insurance effective in 1999, basic pension insurance, medical insurance and unemployment insurance are collectively referred to as social insurance. Both PRC companies and their employees are required to contribute to the social insurance plans. The aforesaid measures are reiterated in the Social Insurance Law of China effective in July 2011, which stipulates the system of social insurance of China, including basic pension insurance, medical insurance, unemployment insurance, occupational injury insurance and maternity insurance. Pursuant to the Regulations on the Administration of Housing Fund effective in 1999, as amended in 2002, PRC companies must register with applicable housing fund management centers and establish a special housing fund account in an entrusted bank. Both PRC companies and their employees are required to contribute to the housing funds.

Regulations on Foreign Exchange

  Foreign Exchange Regulation

        The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations. Under the PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, may be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of foreign currency-denominated loans or foreign currency is to be remitted into China under the capital account, such as a capital increase or foreign currency loans to our PRC subsidiaries.

        In August 2008, SAFE issued the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 142, regulating the conversion by a foreign-invested enterprise of foreign currency-registered capital into RMB by restricting how the converted RMB may be used. In addition, SAFE promulgated Circular 45 on November 9, 2011 in order to clarify the application of SAFE Circular 142. Under SAFE Circular 142 and Circular 45, the RMB capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable government authority and cannot be used for equity investments within the PRC. In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of foreign-invested enterprises. The use of such RMB capital cannot be changed without SAFE's approval, and such RMB capital cannot in any case be used to repay RMB loans if the proceeds of such loans have not been used. Furthermore, SAFE promulgated Circular 59 in November 2010, which tightens the regulation over settlement of net proceeds from overseas offerings, such as our initial public offering, and requires, among other things, the authenticity of settlement of net proceeds from offshore offerings to be closely examined and the net proceeds to be settled in the manner described in the offering documents or otherwise approved by our board. Violations of these SAFE regulations could result in severe monetary or other penalties, including confiscation of earnings derived from such violation activities, a fine of up to 30% of the RMB funds converted from the foreign invested funds or in the case of a severe violation, a fine ranging from 30% to 100% of the RMB funds converted from the foreign-invested funds.

        In November 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, which substantially amends and simplifies the current foreign exchange procedure. Pursuant to this circular, the opening of various special purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity could be opened in different provinces, which was not possible previously. In addition, SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents in May 2013, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC must be conducted by way of registration and banks must process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches.

  SAFE Circular 37

        In July 2014, SAFE issued SAFE Circular 37, which supersedes SAFE Circular 75, and requires that PRC citizens or residents must register with the relevant local SAFE branch before making capital contribution to any offshore entity directly established or indirectly controlled by that PRC citizen or resident for the purpose of investment or financing and with onshore or offshore assets or equity interests legally owned by that PRC citizen or resident. In addition, the SAFE registrations are required to be updated with local SAFE branch with respect to that offshore special purpose company in connection with the change of its basic information, such as its company name, business term, shareholding by individual PRC citizens or residents, merger, or division and, with respect to the individual PRC citizens or residents in case of any increases or decreases of capital in that offshore special purpose company, or share transfers or swaps by the individual PRC citizens or residents

        We understand that most of our PRC citizen or resident beneficial owners have completed registration with the local counterpart of SAFE in Beijing. However, we might not be fully informed of the identities of all our beneficial owners who are PRC citizens or residents, and we cannot compel our beneficial owners to comply with SAFE Circular 37 requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC citizens or residents have complied with and will in the future make or obtain any applicable registrations or approvals required by SAFE Circular 37 or other related regulations. Failure to comply with the required SAFE registration and updating requirements described above could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects. See "Risk Factors—Risks Relating to Doing Business in China—A failure by our shareholders or beneficial owners who are PRC citizens or residents in China to comply with certain PRC foreign exchange regulations could restrict our ability to distribute profits, restrict our overseas and cross-border investment activities or subject us to liability under PRC laws, which could adversely affect our business and financial condition".

  Employee Stock Option Plans

        In February 2012, SAFE promulgated the Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, replacing earlier rules promulgated in March 2007, to regulate the foreign exchange administration of PRC citizens and non-PRC citizens who reside in the PRC for a continuous period of not less than one year, with a few exceptions, who participate in stock incentive plans of overseas publicly-listed companies. Pursuant to these rules, these individuals who participate in any stock incentive plan of an overseas publicly-listed company, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas listed company, and complete certain other procedures. We and our executive officers and other employees who are PRC citizens or non-PRC citizens who reside in the PRC for a continuous period of not less than one year and have been granted options would be subject to these regulations upon the completion of this offering. Failure to complete such SAFE registrations could subject us and these employees to fines and other legal sanctions. The State Administration of Taxation has issued certain circulars concerning employee share options or restricted shares. Under these circulars, our employees working in the PRC who exercise share options or are granted restricted shares would be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we could face sanctions imposed by the tax authorities or other PRC government authorities. In addition, under the SAFE Circular 37 effective from July 2014, the individual PRC citizens or residents who are directors, supervisors, senior management or other employees of an enterprise in the PRC that is directly or indirectly controlled by an overseas non-listed special purpose company and participate in any stock incentive plan of such non-listed special purpose company, can submit relevant materials to the relevant local SAFE branch for the foreign exchange registration before the exercise of the share option. However, as a newly implemented regulation, specific terms of SAFE Circular 37 remain subject to interpretation and application by SAFE.

        See "Risk Factors—Risks Relating to Doing Business in China—A failure to comply with PRC regulations regarding the registration of shares and share options held by our employees who are PRC citizens could subject such employees or us to fines and legal or administrative sanctions".

  Regulations on Dividend Distribution

        Wholly foreign-owned companies in China, such as our PRC subsidiary, Wowo Shijie, may pay dividends only out of their accumulated profits after tax as determined in accordance with PRC accounting standards. Remittance of dividends by a wholly foreign-owned enterprise out of China is subject to examination by the commercial banks. Wholly foreign-owned companies is not permitted to pay dividends unless they set aside at least 10% of their respective accumulated profits after-tax each year, if any, to fund certain reserve funds, until such time as the accumulative amount of such fund reaches 50% of the wholly foreign-owned company's registered capital. In addition, these companies also may allocate a portion of their after-tax profits based on PRC accounting standards to other funds at their discretion. These statutory reserve funds and other funds are not distributable as cash dividends.

Regulation on Overseas Listings

        On August 8, 2006, six PRC regulatory agencies, including the CSRC, jointly promulgated the 2006 M&A Rules, which became effective on September 8, 2006 and were amended on June 22, 2009. Under the 2006 M&A Rules, the prior approval of the CSRC is required for the overseas listing of offshore special purpose vehicles that are directly or indirectly controlled by PRC companies or individuals and used for the purpose of listing PRC onshore interests on an overseas stock exchange.

        Although the application of the 2006 M&A Rules remains unclear to a certain extent, we believe, based on the advice of our PRC counsel, B & D Law Firm, that we are not required to obtain CSRC approval for the listing and trading of our ADSs on the Nasdaq Global Market. However, there remains some uncertainty as to how this regulation could be interpreted or implemented in the context of an overseas offering. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as we do. If the CSRC or other PRC regulatory agency subsequently determines that we need to obtain the CSRC's approval for this offering or if the CSRC or any other PRC government authorities promulgate any interpretation or implementing rules that would require the CSRC or other governmental approvals for this offering, we could face sanctions by the CSRC or other PRC regulatory agencies. See "Risk Factors—Risks Relating to Doing Business in China—The approval of the China Securities Regulatory Commission, or the CSRC, could be required in connection with this offering. Any requirement to obtain prior CSRC approval could delay, or create uncertainties regarding, this offering, and our failure to obtain this approval, if required, could have an adverse effect on our business, results of operations, reputation and trading price of our ADSs".

        The 2006 M&A Rules also establish procedures and requirements that could make some acquisitions of Chinese companies by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a Chinese domestic enterprise. See "Risk Factors—Risks Factors Relating to Doing Business in China—PRC laws and regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China".

Regulations Relating to Intellectual Property Rights

        Patent.    Patents in the PRC are principally protected under the Patent Law of the PRC. The duration of a patent right is either 10 years or 20 years from the date of application, depending on the type of patent right.

        Copyright.    Copyright in the PRC, including copyrighted software, is principally protected under the Copyright Law of the PRC and related rules and regulations. Under the Copyright Law, the term of protection for copyrighted software is 50 years.

        Trademark.    Registered trademarks are protected under the Trademark Law of the PRC and related rules and regulations. Trademarks are registered with the Trademark Office of the State Administration for Industry and Commerce. Where registration is sought for a trademark that is identical or similar to another trademark that has already been registered or given preliminary examination and approval for use in the same or similar category of commodities or services, the application for registration of such trademark could be rejected. Trademark registrations are effective for a renewable ten-year period, unless otherwise revoked.

        Domain names.    Domain names are protected under the Administrative Measures on the Internet Domain Names promulgated by the MIIT. The MIIT is the major regulatory body responsible for the administration of the PRC Internet domain names, under supervision of which the CNNIC is responsible for the daily administration of .cn domain names and Chinese domain names. CNNIC adopts the "first to file" principle with respect to the registration of domain names.

Regulation on Property Lease

        In December 2010, the Ministry of Housing and Urban-Rural Development issued the Administrative Measures for Leasing of Commodity Housing effective as of February 1, 2011. According to the Administrative Measures for Leasing of Commodity Housing, the landlords and tenants are required to enter into lease contracts that must contain specified provisions, the floor area per tenant cannot be less than the minimum living space stipulated by the local government where the building is located, no kitchens, lavatories, balconies or basement storerooms can be rented out as residence, and the lease contract should be registered with the relevant construction or property authorities at municipal or county level within 30 days after its conclusion. If the lease contract is extended or terminated or if there is any change to the registered items, the landlord and the tenant are required to effect alteration registration, extension of registration or deregistration with the relevant construction or property authorities within 30 days after the occurrence of the extension, termination or alteration. We lease all of the premises used for our offices pursuant to leasing agreements. Certain lessors have not been able to provide the relevant housing ownership certificates for the properties leased by us. We have not filed any leases of the properties for registration with the relevant government authorities, as required under PRC law. In addition, some of our leased premises were mortgaged by the owners before we entered into lease agreements with them. See "Risk Factors—Risks Relating to Our Business and Industry—Our legal right to lease certain properties could be challenged by property owners or other third parties, which could cause interruptions to our business operations".

MANAGEMENT

Directors and Executive Officers

        The following table sets forth certain information relating to our directors and executive officers upon closing of this offering. The business address of each of our directors and executive officers is Third Floor, Chuangxin Building No. 18 Xinxi Road, Haidian District, Beijing, People's Republic of China.

Directors and Executive Officers	Age	Position/Title
Maodong Xu	46	Chairman of the Board of Directors, Chief Executive Officer
Jianguang Wu	40	Director, Executive President
Xiaoyi Niu(1)	33	Director
Yongming Zhang	42	Director
Frank Zhigang Zhao	50	Chief Financial Officer
Xiangjun Liu	38	Senior Vice President, sales
Lijun Yang	37	Vice President, mobile research and development
Yan Feng	38	Vice President, research and development
Yun Zheng	37	Vice President, research and development
Guang Gu	32	Vice President, online operation
Jinghan Wei	46	Vice President, marketing and public relations

(1)
Under our existing charter, CDH Barley Limited is entitled to appoint and remove one director of the Company as one of the preferred rights granted to CDH Barley Limited as a holder of preferred shares in an earlier round of venture capital financing. Mr. Niu had been appointed by CDH Barley Limited pursuant to such rights.

        Mr. Maodong Xu has served as the chairman of our board of directors and the Chief Executive Officer since December 2010. Mr. Xu is the founder of Welink Information Technology Co., Ltd., a leading wireless advertising service company in China. Between 2006 and 2008, Mr. Xu served as a senior vice president of Focus Media Limited after Focus Media acquired Dotad Media Limited, a China-based wireless advertising service provider founded by Mr. Xu in 2005. Mr. Xu was also the founder and CEO of Qilu Supermarket, one of the largest chain supermarkets in Shandong province in late 1990s. Mr. Xu received a bachelor's degree from Wuhan University of Technology in 1990.

        Mr. Jianguang Wu has served as our executive president since November 2013. Before that, Mr. Wu was our chief technology officer from September 2011 to November 2013. Between 2008 and 2011, he served as the Executive Vice President of Welink Information Technology Co., Ltd. Between 2007 and 2008, Mr. Wu served as the Executive Vice President of Focus Media Limited. In 2005, Mr. Wu founded Beijing Mingzhi Unlimited Information Technology Co., Ltd., and served as the Chief Technology Officer until 2007. In 2004, Mr. Wu founded Beijing eTone Infotech Co., Ltd., and served as the Chief Technology Officer until 2005. Mr. Wu received a bachelor's degree from Beijing Union University School of Information Engineering in 2000.

        Mr. Xiaoyi Niu has served as our non-executive director since January 2015. Since October 2010, Mr. Niu has been serving as assistant vice president in CDH Venture. From December 2003 to July 2006, he served as strategic development analyst of China Netcom. From July 2006 to March 2009, Mr. Niu served as equity financing director of Asia Media Co., Ltd. From March 2009 to September 2010, Mr. Niu served as business development manager of China National Offshore Oil Corporation. Mr. Niu obtained a bachelor degree in Philosophy and Mathematics from London School of Economics in July 2003, and obtained a MBA degree from Cheung Kong Graduate School of Business in October 2013.

        Mr. Yongming Zhang has served as our non-executive director since July 2014. Mr. Zhang has over 20 years of experience in management and investment. Mr. Zhang has served as the chairman of the board of directors of Beijing Kaiming Zhida Science & Technology Co., Ltd. since December 2003. Mr. Zhang has served as the executive partner of Beijing Century Tianfu Venture Capital Center L.P. since May 2010, the chairman of the board of directors of Beijing Tianyou Investment Co., Ltd. since March 2011, the director of YSY (Shanghai) Pharmaceutical Co., Ltd. since June 2011, the director of Jiangsu Changshu Automotive Interiors Group Stock Limited since January 2012, the executive director and manager of Guangzhou Tianfu Investment Co., Ltd. since November 2012, the executive director and manager of Jiangsu Tianyou Jinxin Investment Co., Ltd. since January 2013, the chairman of the board of directors of Nanjing Aotecar Refrigerating Co., Ltd. since March 2013, the executive director of Nanjing Aotecar Xiangyun Refrigerating Co., Ltd. since March 2013, the director of Guangzhou Rural Commercial Bank since May 2014 and the chairman of the board of directors of Beijing Changjiang Xingye Assets Management Co., Ltd. from March 2008 to May 2014.

        Mr. Frank Zhigang Zhao has served as our chief financial officer since June 2014. Mr. Zhao has over two decades of experience in financial and accounting management with auditing firms and public companies. Prior to joining us, Mr. Zhao was the chief financial officer of Borqs International Limited, from 2012 to 2014. Mr. Zhao was the chief financial officer of Simcere Pharmaceutical Group, from 2006 to 2011. From 2005 to 2006, Mr. Zhao worked as the chief financial officer of Sun New Media Inc. From 2003 to 2005, Mr. Zhao worked at FARO Technologies, Inc. as a financial controller. Mr. Zhao received his bachelor's degree in economics from Peking University and MBA degree from University of Hartford. Mr. Zhao is a US certified public accountant since 1993.

        Mr. Xiangjun Liu has served as our vice president in charge of sales since December 2010. Mr. Liu has over 10 years of experience in sale management in internet and wireless advertising industry. Prior to joining us, Mr. Liu was the vice president of sales in Beijing LMobile Information Technology Co., Ltd. from 2008 to 2010. Mr. Liu was the general manager in customer management department in Shandong provincial division of Focus Media from 2005 to 2008. Mr. Liu received a bachelor degree from Shandong University majored in biology in 1999.

        Mr. Lijun Yang has served as our vice president in mobile research and development since August 2011. Mr. Yang has over 10 years of experience in leading mobile application development and operations. Prior to joining us, Mr. Yang was the vice president and general manager of the wireless business department of Beijing Meixun Information Technology Co., Ltd. from 2010 to 2011. Mr. Yang served as the vice president and research and development director of Beijing LMobile Information Technology Co., Ltd. from 2008 to 2010. Mr. Yang was one of the founders of Beijing Pingco Information Technology Co., Ltd. and simultaneously served as its reserach and development director from 2004 to 2007. Mr. Yang served as the lead R&D engineer of Focus Wireless Company from 2000 to 2004. Mr. Yang obtained a master degree from Beijing University majored in computer science.

        Mr. Yan Feng has served as our vice president in charge of research and development since May 2011. Mr. Yan has over 10 years of experience in developing, implementing and managing products and leading research and development teams in telecommunication and internet industry. Prior to joining us, Mr. Feng worked in China Mobile Group Beijing Co., Ltd. from 2002 to 2010. During his service in China Mobile Group Beijing Co., Ltd, Mr. Feng was the lead manager of Fetion, an instant mobile communication software, and its network message service. Mr. Feng obtained a bachelor degree and a master degree from Qinghua University in 1999 and 2002, respectively.

        Mr. Yun Zheng has served as our vice president in charge of research and development since May 2011. Mr. Zheng has over 10 years of experience in technology and product development and management in internet industry. Prior to joining us, Mr. Zheng founded ju690.com and served as its chief executive officer, in 2006. Mr. Zheng joined UltraPower to set up application development department and took the position of chief technology officer in March 2005. From 2004 to 2005, Mr. Zheng worked at LinkTone (a Nasdaq listed company) and took the position of senior project officer. From 2000-2004, Mr. Zheng took positions including programmer, development manager and chief technology officer at TomoSoft, principally in telecom data services development. Mr. Zheng obtained a bachelor degree from University of Science and Technology of China in 1999.

        Mr. Guang Gu has served as our vice president in charge of online operations since March 2011. Mr. Gu has extensive experience in web operation and management in internet industry. Prior to joining us, Mr. Gu was the director of operations at lotour.com from 2010 to 2011. Mr. Gu also worked as the operation manager of Alipay from 2009 to 2010. Mr. Gu served as the website content chief editor at yidaba.com from 2007 to 2009. Mr. Gu obtained a bachelor degree from Hebei Normal University.

        Ms. Jinghan Wei has served as our vice president in charge of marketing and public relations since October 2010. Ms. Wei has over 10 years in both online and offline marketing and public relations. Prior to joining us, Ms. Wei served as the chief marketing officer of Carlsberg (China) from 2008 to 2010. Before that, Ms. Wei served as the vice general manager of marketing department of China Resources Snow Breweries from 1998 to 2008. Ms. Wei obtained a bachelor degree from Wuhan University of Technology in 1990.

Duties of Directors

        Under Cayman Islands law, our directors owe certain fiduciary duties to our company, including duties of loyalty, to act honestly, and to act in what they consider in good faith to be in our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. In fulfilling their duty of care to us, our directors must ensure compliance with our [third] amended and restated memorandum and articles of association. We have the right to seek damages if a duty owed by our directors is breached.

        The powers of our board of directors include, among others:

  •
  convening shareholders' annual general meetings and reporting its work to shareholders at such meetings;

  •
  issuing authorized but unissued shares;

  •
  declaring dividends and distributions;

  •
  exercising the borrowing powers of our company and mortgaging the property of our company;

  •
  approving the transfer of shares of our company, including the registering of such shares; and

  •
  exercising any other powers conferred by the shareholders' meetings or under our [third] amended and restated memorandum and articles of association.

Terms of Directors and Executive Officers

        We will initially have [four] directors, [two] of whom will be independent directors, on our board of directors upon the closing of this offering. Any director on our board may be removed by way of an ordinary resolution of shareholders. Any vacancies on our board of directors or additions to the existing board of directors can be filled by the affirmative vote of a majority of the remaining directors. The shareholders may also by ordinary resolution elect any person to be a director either to fill a casual vacancy or as an addition to the existing board of directors. The directors shall be divided into three different classes, namely Class I Directors, Class II Directors and Class III Directors.

        Any director appointed to fill a casual vacancy shall hold office for the remaining term of the director in whose place he is appointed and shall be eligible for re-election at the expiry of the said term. Any director appointed as an additional to the existing board of directors shall be designated a class in accordance with the [third] amended and restated articles of association, shall hold office until the expiry of the term of the class for which said director is designated and shall then be eligible for re-election.

        At the first annual general meeting after the adoption of the [third] amended and restated articles of association, all Class II Directors shall retire from office and be eligible for re-election. At the second annual general meeting after the adoption of the [third] amended and restated articles of association, all Class III Directors shall retire from office and be eligible for re-election. At the third annual general meeting after the adoption of the [third] amended and restated articles of association, all Class I Directors shall retire from office and be eligible for re-election.

        At each subsequent annual general meeting after the third annual general meeting after the adoption of the [third] amended and restated articles of association, one-third of the directors for the time being (or, if their number is not a multiple of three (3), the number nearest to but not greater than one third) shall retire from office by rotation. A retiring director shall be eligible for re-election. The directors to retire by rotation shall include (so far as necessary to ascertain the number of directors to retire by rotation) any director who wishes to retire and not to offer himself for re-election. Any further directors so to retire shall be those of the other directors subject to retirement by rotation who have been longest in office since their last re-election or appointment and so that as between persons who became or were last re-elected directors on the same day those to retire shall (unless they otherwise agree among themselves) be determined by lot.

        For the avoidance of doubt, every director shall be subject to retirement in accordance with the [third] amended and restated articles of association at least once every three years.

        If the number of directors is changed, any increase or decrease shall be apportioned among the classes of directors so as to maintain the size of the three classes as nearly equal as possible, and any director added to a class as a result of an increase in the board size shall hold office for a term that shall coincide with the remaining term of that class.

Grounds for vacating a director

        The office of a director shall be vacated if the director:

  •
  resigns his office by notice in writing delivered to us or tendered at a meeting of the board of directors;

  •
  becomes of unsound mind or dies;

  •
  without special leave of absence from the board or directors, is absent from meetings of the board of directors for six consecutive months and the board of directors resolves that his office be vacated;

  •
  becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors;

  •
  is prohibited by law from being a director; or

  •
  ceases to be a director by virtue of any provisions of Cayman law or is removed from office pursuant to the [third] amended and restated articles of association.

        All of our executive officers are appointed by and serve at the discretion of our board of directors. Our executive officers are elected by and may be removed by a majority vote of our board of directors.

Board Committees

        Our board of directors will establish an audit committee and a compensation committee.

  Audit Committee

        Our audit committee will initially consist of            ,             and            .            will be the chairman of our audit committee.            satisfies the criteria of an audit committee financial expert as set forth under the applicable rules of the SEC.            and             satisfy the requirements for an "independent director" within the meaning of Nasdaq Marketplace Rule 4350 and will meet the criteria for independence set forth in Rule 10A-3 of the United States Securities Exchange Act of 1934, as amended, or the Exchange Act. Our audit committee will consist solely of independent directors within one year of this offering.

        The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements. Our audit committee is responsible for, among other things:

  •
  selecting the independent auditor;

  •
  pre-approving auditing and non-auditing services permitted to be performed by the independent auditor;

  •
  annually reviewing the independent auditor's report describing the auditing firm's internal quality control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors and all relationships between the independent auditor and our company;

  •
  setting clear hiring policies for employees and former employees of the independent auditors;

  •
  reviewing with the independent auditor any audit problems or difficulties and management's response;

  •
  reviewing and approving all related party transactions on an ongoing basis;

  •
  reviewing and discussing the annual audited financial statements with management and the independent auditor;

  •
  reviewing and discussing with management and the independent auditors major issues regarding accounting principles and financial statement presentations;

  •
  reviewing reports prepared by management or the independent auditors relating to significant financial reporting issues and judgments;

  •
  discussing earnings press releases with management, as well as financial information and earnings guidance provided to analysts and rating agencies;

  •
  reviewing with management and the independent auditors the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on our financial statements;

  •
  discussing policies with respect to risk assessment and risk management with management, internal auditors and the independent auditor;

  •
  timely reviewing reports from the independent auditor regarding all critical accounting policies and practices to be used by our company, all alternative treatments of financial information within U.S. GAAP that have been discussed with management and all other material written communications between the independent auditor and management;

  •
  establishing procedures for the receipt, retention and treatment of complaints received from our employees regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

  •
  annually reviewing and reassessing the adequacy of our audit committee charter;

  •
  such other matters that are specifically delegated to our audit committee by our board of directors from time to time;

  •
  meeting separately, periodically, with management, internal auditors and the independent auditor; and

  •
  reporting regularly to the full board of directors.

  Compensation Committee

        Our compensation committee will initially consist of            , and            .            is the chairman of our compensation committee.            and            satisfy the requirements for an "independent director" within the meaning of Nasdaq Marketplace Rule 4350.

        Our compensation committee is responsible for, among other things:

  •
  reviewing and approving our overall compensation policies;

  •
  reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer's performance in light of those goals and objectives, reporting the results of such evaluation to the board of directors, and determining our Chief Executive Officer's compensation level based on this evaluation;

  •
  determining the compensation level of our other executive officers;

  •
  making recommendations to the board of directors with respect to our incentive-compensation plan and equity-based compensation plans;

  •
  administering our equity-based compensation plans in accordance with the terms thereof; and

  •
  such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.

Corporate Governance

        Our board of directors has adopted a code of ethics, which is applicable to our senior executive and financial officers. In addition, our board of directors has adopted a code of conduct, which is applicable to all of our directors, officers and employees. We will make our code of ethics and our code of conduct publicly available on our website.

        In addition, our board of directors has adopted a set of corporate governance guidelines. The guidelines reflect certain guiding principles with respect to our board's structure, procedures and committees. The guidelines are not intended to change or interpret any law, or our [third] amended and restated memorandum and articles of association.

Remuneration and Borrowing

        The directors may determine remuneration to be paid to the directors. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors. The directors may exercise all the powers of the company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, and to issue debentures or other securities whether outright or as security for any debt obligations of our company or of any third party.

Qualification

        There is no requirement for our directors to own any shares in our company in order for them to qualify as a director.

Employment Agreements

        We have entered into employment agreements with each of our executive officers. We may terminate an executive officer's employment for cause, at any time, without notice or remuneration, for certain acts of the officer, including, but not limited to, a conviction or plea of guilty to a felony, willful misconduct to our detriment or a failure to perform agreed duties. We may also terminate an executive officer's employment under certain conditions, including, but not limited to, incapacity or disability of the officer, by a one-month prior written notice. An executive officer may terminate his or her employment with us for cause, at any time for certain reasons, or by a one-month prior written notice.

        Our executive officers have also agreed not to engage in any activities that compete with us, or to directly or indirect solicit the services of our employees, during employment or for a period of two years after termination of employment. Each executive officer has agreed to hold in strict confidence any confidential information or trade secrets of our company. Each executive officer also agrees to comply with all material applicable laws and regulations related to his or her responsibilities at our company as well as all material corporate and business policies and procedures of our company.

Compensation of Directors and Executive Officers

        In 2013, we paid an aggregate of approximately US$377,000 in cash as salaries and fees to our senior executives, officers and directors named in this prospectus. Other than salaries, fees and share incentives, we do not otherwise provide pension, retirement or similar benefits to our officers and directors.

Share Incentive Plan

        We have adopted our 2011 share incentive plan to attract and retain the best available personnel, provide additional incentives to our employees, directors and consultants, and promote the success of our business. The 2011 share incentive plan provides for the grant of options, restricted shares and other share-based awards, collectively referred to as "awards." Our board of directors has authorized the issuance of ordinary shares of up to 10% of the issued and outstanding share capital of our company from time to time.

        Plan Administration.    Our compensation committee, or prior to such committee's formation, our board of directors, will administer the 2011 share incentive plan. The committee or the full board of directors, as appropriate, will determine the participants to receive awards, the type and number of awards to be granted, and the terms and conditions of each award grant.

        Award Agreements.    Awards granted under our 2011 share incentive plan are evidenced by an award agreement that sets forth the terms, conditions and limitations for each grant, which may include the term of the award, the provisions applicable in the event that the grantee's employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award. Unless specifically approved by our board of directors, the purchase price per share of an option shall not be less than 100% of the fair market value of the shares on the date of grant.

        Transfer Restrictions.    The right of a grantee in an award granted under our 2011 share incentive plan may not be transferred in any manner by the grantee other than by will or the laws of descent and, with limited exceptions, may be exercised during the lifetime of the grantee only by the grantee.

        Option Exercise.    The term of options granted under the 2011 share incentive plan may not exceed five years from the date of grant. The consideration to be paid for our ordinary shares upon exercise of an option or purchase of ordinary shares underlying the option may include cash, check or other cash-equivalent, ordinary shares, consideration received by us in a cashless exercise, or any combination of the foregoing methods of payment.

        Acceleration upon a Change of Control.    If a change of control of our company occurs, (i) the compensation committee may determine that any outstanding unexercisable, unvested or lapsable awards shall automatically be deemed exercisable, vested and not subject to lapse immediately prior to the event triggering the change of control and (ii) the compensation committee may cancel such awards for fair value, provide for the issuance of substitute awards or provide that for a period of at least 15 days prior to the event triggering the change of control, such options shall be exercisable and that upon the occurrence of the change of control, such options shall terminate and be of no further force and effect.

        Termination and Amendment.    Unless terminated earlier, our share incentive plan will expire after five years. Our board of directors has the authority to amend or terminate our share incentive plan subject to shareholder approval to the extent necessary to comply with applicable laws. Shareholders' approval is required for any amendment to the 2011 share incentive plan that (i) increases the number of ordinary shares available under the 2011 share incentive plan or changes the maximum number of shares for which awards may be granted to any participant, or (ii) diminishes any of the rights of the participant under any award previously granted to such participant under the plan without such participant's consent.

        The table below sets forth, as of the date of the prospectus, the options that we granted to our employees and certain non-employee consultants under our 2011 share incentive plan:

Type of award	Number of Options	Exercise Price or Purchase Price (US$/Share)	Date of Grant	Date of Expiration
Employee share option	13,674,170	0.2	February 1, 2011	January 31, 2016
Employee share option	1,300,000	0.00001	February 1, 2011	January 31, 2016
Employee share option	590,000	0.2	July 1, 2011	June 30, 2016
Employee share option	6,472,600	0.2	July 1, 2011	June 30, 2016
Employee share option	7,849,144	0.2	July 25, 2011	July 25, 2016
Independent directors share option	450,000	0.00001	December 9, 2011	December 9, 2016
Executive share option	3,650,000	0.01	December 9, 2011	December 9, 2016
Staff share option	800,250	0.2	December 9, 2011	December 9, 2016
Staff share option	9,724,000	0.01	December 9, 2011	December 9, 2016
Employee share option	564,000	0.00001	January 1, 2012	December 31, 2016
Employee share option	583,550	0.2	January 1, 2012	December 31, 2016
Employee share option	1,968,600	0.00001	January 1, 2012	December 31, 2016
Employee share option	661,100	0.2	July 1, 2012	June 30, 2017
Employee share option	7,977,216	0.00001	October 1, 2012	September 30, 2017
Employee share option	175,000	0.2	October 1, 2012	September 30, 2017
Executive share option	100,000	0.2	March 15, 2013	March 15, 2018
Staff share option	1,128,590	0.2	March 15, 2013	March 15, 2018
Executive share option	2,104,000	0.01	April 18, 2014	April 18, 2019
Staff share option	9,341,500	0.01	April 18, 2014	April 18, 2019
Total number of options	69,113,720

PRINCIPAL SHAREHOLDERS

        The following table sets forth information as of the date of this prospectus with respect to the beneficial ownership of our ordinary shares, by:

  •
  each person known to us to own beneficially more than 5.0% of our ordinary shares; and

  •
  each of our directors and executive officers.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them. The percentage of beneficial ownership for each of the persons listed below is determined by dividing (i) the number of ordinary shares beneficially owned by such person, including ordinary shares such person has the right to acquire within 60 days after the date of this prospectus, by (ii) the total number of ordinary shares outstanding plus the number of ordinary shares such person has the right to acquire within 60 days after the date of this prospectus. The total number of ordinary shares outstanding as of the date of this prospectus is 468,626,976, assuming the conversion of all outstanding Series A-1, A-2 and Series B Preferred Shares into ordinary shares at a conversion ratio of one preferred share to one ordinary share. The total number of ordinary shares outstanding after completion of this offering will be            , assuming no change in the number of ADSs offered by us as set forth on the cover page of this prospectus. The underwriters may choose to exercise the over-allotment option in full, in part or not at all.

	Shares Beneficially Owned Prior to This Offering		Shares Beneficially Owned After This Offering
	Number	Percent	Number	Percent
Directors and Executive Officers*:
Maodong Xu(1)	175,021,909	37.35%
Xiaoyi Niu(2)	80,539,719	17.19%
Jianguang Wu(3)	38,115,693	8.13%
Frank Zhigang Zhao(4)	10,372,540	2.21%
Directors and Executive Officers as a group	312,147,027	66.61%
Principal Shareholders:
CDH Barley Limited(5)	80,539,719	17.19%
Tianyou Investment Limited(6)	47,418,079	9.94%

*
The address of our directors and executive officers is Third Floor, Chuangxin Building, No. 18 Xinxi Road, Haidian District, Beijing, People's Republic of China.

(1)
representing (i) 5,447,208 ordinary shares owned by Link Crossing Limited, a BVI company wholly owned by Maodong Xu, the registered address of which is Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands, (ii) 170,350,074 ordinary shares, (iii) 7,321,793 ordinary shares issuable upon conversion of 7,321,793 Series B Preferred Shares owned by New Field Worldwide Limited, a BVI company wholly owned by Maodong Xu, the registered address of which is Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands and (iv)                          ordinary shares issuable upon conversion of certain indebtedness owed to him at the assumed initial offering price of US$                        per ADS.

(2)
representing (i) 73,217,926 ordinary shares issuable upon conversion of 73,217,926 Series A-2 preferred shares, and (ii) 7,321,793 ordinary shares issuable upon conversion of 7,321,793 Series B preferred shares owned by CDH Barley Limited, a British Virgin Islands company 100% beneficially owned by CDH Venture Partners II, L.P. CDH Venture GP II Company Limited, a Cayman Islands exempted limited liability company, is the general partner of CDH Venture Partners II, L.P. and has the power to direct CDH Venture Partners II, L.P. as to the voting and disposition of shares directly and indirectly held by CDH Venture Partners II, L.P. Mr. Niu serves as an assistant vice president of CDH Venture. The registered address of CDH Barley Limited is Kingston Chambers, P.O. Box 173, Road Town, British Virgin Islands.

(3)
representing 38,115,693 ordinary shares owned by Jade Investments Ventures Limited, a BVI company wholly owned by Jianguang Wu, the registered address of which is Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands.

(4)
10,372,540 ordinary shares owned by Milky Way Development Limited, a BVI company wholly owned by Frank Zhigang Zhao, the registered address of which is Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands.

(5)
representing (i) 73,217,926 ordinary shares issuable upon conversion of 73,217,926 Series A-2 preferred shares, and (ii) 7,321,793 ordinary shares issuable upon conversion of 7,321,793 Series B preferred shares owned by CDH Barley Limited, a British Virgin Islands company 100% beneficially owned by CDH Venture Partners II, L.P. CDH Venture GP II Company Limited, a Cayman Islands exempted limited liability company, is the general partner of CDH Venture Partners II, L.P. and has the power to direct CDH Venture Partners II, L.P. as to the voting and disposition of shares directly and indirectly held by CDH Venture Partners II, L.P. Mr. Niu serves as an assistant vice president of CDH Venture. The registered address of CDH Barley Limited is Kingston Chambers, P.O. Box 173, Road Town, British Virgin Islands.

(6)
including (i) 27,364,846 ordinary shares, (ii) 18,832,934 ordinary shares issuable upon conversion of 18,832,934 Series A-2 Preferred shares, and (iii) 1,220,299 ordinary shares issuable upon conversion of 1,220,299 Series B Preferred Shares owned by Tianyou Investment Limited, a BVI company wholly owned by Yongming Zhang, the registered address of which is Trinity Chambers, P.O. Box 4301, Road Town, Tortola, British Virgin Islands.

        As of the date of this prospectus, no ordinary share is held by record holder resident in the United States. Except as stated in the footnotes to the table above, we are not aware of any of our shareholders being affiliated with a registered broker-dealer or being in the business of underwriting securities.

        None of our existing shareholders has voting rights that will differ from the voting rights of other shareholders after the completion of this offering. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

 RELATED PARTY TRANSACTIONS

Contractual Arrangements with Our Consolidated Affiliated Entities and Their Shareholders

        Due to certain restrictions under PRC law on foreign ownership of businesses engaged in Internet businesses, we conduct our operations in China principally through contractual arrangements among our wholly-owned PRC subsidiary, Wowo Shijie, our consolidated affiliated entities in China, Beijing Wowo Tuan, Kai Yi Shi Dai, and Yi You Bao and their subsidiaries and shareholders. For a description of these contractual arrangements, see "Our History and Corporate Structure".

Related Party Loans and Other Payments

        Since December 31, 2011, we had the following transactions with our related parties:

        We provided US$0.5 million in total to our Chairman and CEO, Mr. Xu, in connection with his acquisition of a VIE, Beijing Kai Yi Shi Dai Network Technology Co., Ltd., or Kai Yi Shi Dai, on our behalf on May 2011. As of December 31, 2012, amount due from Mr. Xu was US$0.2 million after netting off working capital provided by him to support Beijing Wowo Tuan's daily operations.

        We paid certain operating expenses and purchased software on behalf of Beijing Wowo Shiji Information Technology Co., Ltd., or Wowo Shiji. Wowo Shiji is principally owned by Mr. Hanyu Liu, Mr. Yongming Zhang, Mr. Weihong Xiao, Mr. Jianguang Wu and Ms. Yonghong Lv. as of December 31, 2012 and 2013 and September 30, 2014, amount due from Wowo Shiji were US$71,354, US$3,799 and nil, respectively.

        Through Rizhao Yingxingshu Equity Investment Fund, L.P., ("Yingxingshu"), our Chairman and CEO, Mr. Xu, provided certain shareholder loans to us from time to time to support our working capital. Yingxingshu is 90.0% beneficially owned by Mr. Xu. As of September 30, 2014, amount due to Yinxingshu was US$23.3 million.

        Through Beijing Shiletao E-business Co., Ltd. ("Shiletao"), our Chairman and CEO, Mr. Xu., provided certain shareholder loans to us from time to time to support our working capital. Shiletao is 90.0% beneficially owned by Mr. Xu. As of September 30, 2014, amounts due to Shiletao was US$1.0 million.

        Through Dallsfield Ltd. ("Dallsfield"), our Chairman and CEO, Mr. Xu, provided certain shareholder loans to us from time to time to support our working capital. Dallsfield is 100% beneficially owned by Mr. Xu. As of September 30, 2014, amounts due to Dallsfield was US$0.3 million.

        Our Chairman and CEO, Mr. Xu, also provided certain shareholders loans to us directly from time to time to support our working capital. As of September 30, 2014, amount due to Mr. Xu was US$29.1 million.

        We send short messaging service to our subscribers as a part of our advertising and promotional campaign. Beijing Weiwang Tonglian Media Technology Co., Ltd. (formerly known as Beijing Baifen Tonglian Media Technology Co., Ltd.) has been our primary short message service provider and is 75.9% owned by our Chairman and CEO, Mr. Xu. As of December 31, 2012 and 2013 and September 30, 2014, we had unpaid outstanding SMS distribution fees of US$0.7 million, US$0.7 million and US$0.3 million, respectively.

        Shangdong Kaiwei Digital Technology Co., Ltd., a company jointly owned by Ms. Fangzhou Xu, the wife our Chairman and CEO, Mr. Xu, as to 73.2%, and Mr. Tianqin Xu, the brother of Mr. Xu as to 26.8%, provided an office that occupies a total of 562 square meters in Rizhao City, Shangdong province to serve as one of our call center, free of charge. Based on a comparable renter price of RMB45 per square meter in the nearby buildings, the market price for this lease would be less than

US$50,000 per year. All the amount due from/to related parties are unsecured, non-interest bearing and payable on demand.

Employment Agreements

        See "Management—Employment Agreements".

Share Options

        See "Management—Compensation of Directors and Executive Officers—Share Incentive Plan".

 DESCRIPTION OF SHARE CAPITAL

        We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, and the Companies Law (2013 Revision), as amended, of the Cayman Islands, which is referred to as the Companies Law below.

        As of the date of this prospectus, our authorized share capital is US$            consisting of US$            divided into            shares of par value of US$0.00001 each, comprised of            ordinary shares,            Series A-1 Preferred Shares and            Series A-2 Preferred Shares and            Series B Preferred Shares. As of the date of this prospectus, there are            ordinary shares issued and outstanding. Upon the completion of this offering, we will have            ordinary shares issued and outstanding. All of our ordinary shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our shares to be issued in the offering will be issued as fully paid. Our authorized share capital post-offering will consist of                     ordinary shares with a par value of US$0.00001 each.

        Our [third] amended and restated memorandum and articles of association will be adopted, subject to the approval of our shareholders, and which will become effective upon completion of this offering. The following are summaries of material provisions of our [third] amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

  General

        All of our outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form and are issued when registered in our register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. Our [third] amended and restated memorandum and articles of association do not permit us to issue bearer shares.

  Dividends

        The holders of our ordinary shares are entitled to such dividends as may be declared by our shareholders or board of directors subject to the Companies Law and to the [third] amended and restated articles of association. Under Cayman Islands law, dividends may be declared and paid only out of funds legally available therefor, namely out of either profit or our share premium account, and provided further that a dividend may not be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

  Voting Rights

        Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one shareholder present in person or by proxy.

        An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of votes attached to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of at least two-thirds of votes cast attached to the ordinary shares in a meeting. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

  Transfer of Ordinary Shares

        Subject to the restrictions contained in our [third] amended and restated articles of association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

        Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up to a person of whom it does not approve, or any share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists. Our board of directors may also decline to register any transfer of any ordinary share unless:

  •
  the instrument of transfer is lodged with us or such other place at which the register of members is kept in accordance with Cayman Islands law, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

  •
  the instrument of transfer is in respect of only one class of shares;

  •
  the instrument of transfer is properly stamped, if required;

  •
  the ordinary shares transferred are fully paid and free of any lien in favor of us;

  •
  a fee of such maximum sum as the Nasdaq Global Market may determine to be payable or such lesser sum as the board may from time to time require is paid to us in respect thereof; and

  •
  the transfer is not to more than four joint holders.

        If our directors refuse to register a transfer they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

        The registration of transfers may, after compliance with any notice requirement of the Nasdaq Global Market, be suspended and the register closed at such times and for such periods as our directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our directors may determine.

  Liquidation

        On a return of capital on winding up or otherwise (other than on redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares will be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

  Calls on Ordinary Shares and Forfeiture of Ordinary Shares

        Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

  Share Repurchases

        We are empowered under our [third] amended and restated memorandum of association to purchase our shares subject to the Companies Law and our [third] amended and restated articles of association. Our third amended and restated articles of association provide that this power is exercisable by our board of directors in such manner, upon such terms and subject to such conditions as it in its absolute discretion thinks fit subject to the Companies Law and, where applicable, the rules of the Nasdaq Global Market and the applicable regulatory authority.

  Variations of Rights of Shares

        If at any time, our share capital is divided into different classes of shares, all or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. Consequently, the rights of any class of shares cannot be detrimentally altered without a majority of two-thirds of the vote of all of the shares in that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights will not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

  General Meetings of Shareholders

        Shareholders' meetings may be convened by a majority of our board of directors or our chairman. Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our [third] amended and restated articles of association allow our shareholders holding shares representing in aggregate not less than [30]% of our voting share capital in issue, to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our [third] amended and restated articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. Advance notice of at least ten clear days is required for the convening of our annual general shareholders' meeting and any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of at least two shareholders present or by proxy, representing not less than one-third in nominal value of the total issued voting shares in our company.

  Retirement, Election and Removal of Directors

        Unless otherwise determined by the members in the general meeting, our [third] amended and restated articles of association provide that our board will consist of not less than [three] directors. There are no provisions relating to retirement of directors upon reaching any age limit.

        Our [third] amended and restated articles of association provide that persons standing for election as directors at a duly constituted general meeting with requisite quorum are appointed by our shareholders by a simple majority of the votes cast on the resolution.

        The directors shall be divided into three different classes, namely Class I Directors, Class II Directors and Class III Directors. Any director appointed to fill a casual vacancy shall hold office for the remaining term of the director in whose place he is appointed and shall be eligible for re-election at the expiry of the said term. Any director appointed as an additional to the existing board of directors shall be designated a class in accordance with the [third] amended and restated articles of association, shall hold office until the expiry of the term of the class for which said director is designated and shall then be eligible for re-election.

        At the first annual general meeting after the adoption of the [third] amended and restated articles of association, all Class II Directors shall retire from office and be eligible for re-election. At the second annual general meeting after the adoption of the [third] amended and restated articles of association, all Class III Directors shall retire from office and be eligible for re-election. At the third annual general meeting after the adoption of the [third] amended and restated articles of association, all Class I Directors shall retire from office and be eligible for re-election.

        At each subsequent annual general meeting after the third annual general meeting after the adoption of the [third] amended and restated articles of association, one-third of the directors for the time being (or, if their number is not a multiple of three (3), the number nearest to but not greater than one third) shall retire from office by rotation. A retiring director shall be eligible for re-election. The directors to retire by rotation shall include (so far as necessary to ascertain the number of directors to retire by rotation) any director who wishes to retire and not to offer himself for re-election. Any further directors so to retire shall be those of the other directors subject to retirement by rotation who have been longest in office since their last re-election or appointment and so that as between persons who became or were last re-elected directors on the same day those to retire shall (unless they otherwise agree among themselves) be determined by lot.

        For the avoidance of doubt, every director shall be subject to retirement in accordance with the [third] amended and restated articles of association at least once every three years.

        If the number of directors is changed, any increase or decrease shall be apportioned among the classes of directors so as to maintain the size of the three classes as nearly equal as possible, and any director added to a class as a result of an increase in the board size shall hold office for a term that shall coincide with the remaining term of that class.

Grounds for vacating a director

        The office of a director shall be vacated if the director:

  •
  resigns his office by notice in writing delivered to us or tendered at a meeting of the board of directors;

  •
  becomes of unsound mind or dies;

  •
  without special leave of absence from the board or directors, is absent from meetings of the board of directors for six consecutive months and the board of directors resolves that his office be vacated;

  •
  becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors;

  •
  is prohibited by law from being a director; or

  •
  ceases to be a director by virtue of any provisions of Cayman law or is removed from office pursuant to the [third] amended and restated articles of association.

  Proceedings of Board of Directors

        Our [third] amended and restated articles of association provide that our business is to be managed and conducted by our board of directors. The quorum necessary for the board meeting may be fixed by the board and, unless so fixed at another number, will be [two] directors.

  Inspection of Books and Records

        Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will in our [third]

amended and restated articles of association provide our shareholders with the right to inspect our list of shareholders and to receive annual audited financial statements. See "Where You Can Find More Information".

  Changes in Capital

        We may from time to time by ordinary resolution:

  •
  increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

  •
  consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

  •
  sub-divide our existing shares, or any of them into shares of a smaller amount; or

  •
  cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

        We may by special resolution reduce our share capital or any capital redemption reserve in any manner permitted by law.

  Register of Members

        Under Cayman Islands law, we must keep a register of members and there should be entered therein:

  (a)
  the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

  (b)
  the date on which the name of any person was entered on the register as a member; and

  (c)
  the date on which any person ceased to be a member.

        Under Cayman Islands law, the register of members of our company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members should be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Upon the closing of this offering, the register of members should be immediately updated to record and give effect to the issue of shares by us to the Depositary (or its nominee) as the depositary. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

        If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our company, the person or member aggrieved (or any member of our company or our company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

History of Securities Issuances

        The following is a summary of the securities issuances of Wowo Group Limited in the past and have been adjusted to give effect to a share split effected on January 15, 2011 by Wowo Group Limited which resulted in the sole ordinary share held by New Field Worldwide Ltd. becoming 300,000,000 ordinary shares.

  Ordinary Shares

        On January 20, 2011, Wowo Group Limited issued 7,692,308 ordinary shares to Ms. Yonghong Lv and Mr. Xiaoyong Hu, for total consideration of US$2,964,930 in cash.

        On March 8, 2011, Wowo Group Limited issued 16,194,332 ordinary shares to Mr. Yongming Zhang, for total consideration of US$8,006,085 in cash.

  Preferred Shares

        On April 3, 2011, Wowo Group Limited issued 5,489,604 Series A-1 Preferred Shares to Zero2IPO China Fund II L.P., for total consideration of US$5,000,000 in cash.

        On May 25, 2011 and June 8, 2011, Wowo Group Limited issued 30,803,678 and 2,053,580 Series A-2 Preferred Shares to CDH Barley Limited and Zero2IPO China Fund II L.P., respectively, for total consideration of US$30,000,000 and US$2,000,000 in cash, respectively.

        On July 5, 2011, Wowo Group Limited issued 7,923,246, 5,133,946, 4,398,225, and 1,026,789 Series A-2 Preferred Shares to Mr. Yongming Zhang, Besto Holdings Limited, Mr. Xiangqing Lin and Mr. David Tse Young Chou, respectively, for total consideration of US$7,716,526, US$5,000,000, US$4,283,474, and US$1,000,000 in cash, respectively.

        On February 29, 2012, Wowo Limited issued 7,321,793, 7,321,793, 1,220,229, 976,239, 7,321,793, 2,440,598, 2,684,657 and 1,220, 299 Series B Preferred Shares to CDH Barley Limited, Besto Holdings Limited, Zero2IPO China Fund II L.P., Mr. David Tse Young Chou, New Field Worldwide Ltd., NEO Power Ltd., Blue Ivy Holdings Limited, Tianyou Investment Limited, respectively, for a total consideration of US$12.5 million. On the same day, as a part of the anti-dilution adjustment, the Company issued 6,713,384 Series A-1 Preferred Shares to its Series A investor, Zero2IPO China Fund II L.P. and 2,827,616, 42,414,248, 7,069,041, 10,909,688, 1,413,809 and 6,056,011 Series A-2 Preferred Shares to its Series A-2 investors Zero2IPO China Fund II, L.P., CDH Barley Limited, Besto Holdings Limited, Mr. Yongming Zhang, Mr. David Tse Young Chou and Mr. Xianqing Lin, respectively, for no consideration.

  Option granted

        As of September 30, 2014, we have granted to certain of our directors, officers, and employees options to purchase an aggregate of 69,113,720 ordinary shares. See "Management—Share Incentive Plan".

Exempted Company

        We are an exempted company with limited liability under the Companies Law of the Cayman Islands. The Companies Law in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

  •
  an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

  •
  an exempted company's register of members is not open to inspection;

  •
  an exempted company does not have to hold an annual general meeting;

  •
  an exempted company may issue no par value, negotiable or bearer shares;

  •
  an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

  •
  an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

  •
  an exempted company may register as a limited duration company; and

  •
  an exempted company may register as a segregated portfolio company.

        "Limited liability" means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil). Upon the closing of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Except as otherwise disclosed in this prospectus, we currently intend to comply with the Nasdaq Listing Rules in lieu of following home country practice after the closing of this offering. The Nasdaq Listing Rules require that every company listed on the Nasdaq Global Market hold an annual general meeting of shareholders. In addition, our [third] amended and restated articles of association allow directors to call an extraordinary general meeting of shareholders pursuant to the procedures set forth in our [third] amended and restated articles of association.

Differences in Corporate Law

        The Companies Law is derived, to a large extent, from the Older Companies Acts of England but does not follow recent statutory enactments in England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States.

  Mergers and Similar Arrangements

        The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a "consolidation" means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company's articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

        In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the Grand Court can be expected to approve the arrangement if it determines that:

  •
  the statutory provisions as to the required majority vote have been met;

  •
  the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

  •
  the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

  •
  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

        When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

        If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

  Shareholders' Suits

        In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

  •
  a company acts or proposes to act illegally or ultra vires;

  •
  the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

  •
  those who control the company are perpetrating a "fraud on the minority".

  Indemnification of Directors and Executive Officers and Limitation of Liability

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our [third] amended and restated

memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our [third] amended and restated memorandum and articles of association.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

  Anti-Takeover Provisions in the Memorandum and Articles of Association

        Some provisions of our [third] amended and restated memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

        However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company.

  Directors' Fiduciary Duties

        As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

        In addition, directors of a Cayman Islands company must not place themselves in a position in which there is a conflict between their duty to the company and their personal interests. However, this obligation may be varied by the company's articles of association, which may permit a director to vote on a matter in which he has a personal interest provided that he has disclosed that nature of his interest to the board. Our [third] amended and restated memorandum and articles of association provides that a director with an interest (direct or indirect) in a contract or arrangement or proposed contract or arrangement with the company must declare the nature of his interest at the meeting of the board of directors at which the question of entering into the contract or arrangement is first considered, if he knows his interest then exists, or in any other case at the first meeting of the board of directors after he is or has become so interested.

        A general notice may be given at a meeting of the board of directors to the effect that (i) the director is a member/officer of a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the notice in writing be made with that company or firm; or (ii) he is to be regarded as interested in any contract or arrangement which may after the date of the notice in writing to the board of directors be made with a specified person who is connected with him, will be deemed sufficient declaration of interest. Following the disclosure being made pursuant to our [third] amended and restated memorandum and articles of association and subject to any separate requirement for Audit Committee approval under applicable law or the listing rules of Nasdaq, and unless disqualified by the chairman of the relevant board meeting, a director may vote in respect of any contract or arrangement in which such director is interested and may be counted in the quorum at such meeting. However, even if a director discloses his interest and is therefore permitted to vote, he must still comply with his duty to act bona fide in the best interest of our company.

        In comparison, under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

  Shareholder Proposals

        Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

        There are no statutory requirements under Cayman Islands law allowing our shareholders to requisition a shareholders' meeting. However, under our [third] amended and restated articles of association, on the requisition of shareholders representing not less than 30% of the voting rights entitled to vote at general meetings, the board shall convene an extraordinary general meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders' annual general meetings. However, our [third] amended and restated articles of association require us to call such meetings every year.

  Cumulative Voting

        Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation's certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder's voting power with respect to electing such director. As permitted under Cayman Islands law, our [third] amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

  Removal of Directors

        Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our [third] amended and restated articles of association, directors may be removed by an ordinary resolution of shareholders.

  Transactions with Interested Shareholders

        The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation's outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

  Dissolution; Winding Up

        Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

        Under the Companies Law of the Cayman Islands and our [third] amended and restated articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

  Variation of Rights of Shares

        Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our [third] amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

  Amendment of Governing Documents

        Under the Delaware General Corporation Law, a corporation's certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under Cayman Islands law, our [third] amended and restated memorandum and articles of association may only be amended by a special resolution of our shareholders.

  Rights of Non-Resident or Foreign Shareholders

        There are no limitations imposed by our [third] amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our [third] amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

  Directors' Power to Issue Shares

        Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

  Registration Rights Under Investors' Rights Agreement

        Pursuant to our shareholders' agreement entered into in February 2012, we have granted certain registration rights to holders of our registrable securities, which include our Series A-1, A-2 and B preferred shares and ordinary shares convertible from our preferred shares. Set forth below is a description of the registration rights granted under this agreement.

        Demand Registration Rights.    Holders of at least 20% of the registrable securities then outstanding have the right to demand that we file a registration statement covering the offer and sale of their securities. We, however, are not obligated to effect a demand registration if, among other things, we have already effected three demand registrations. We have the right to defer filing of a registration statement for up to 90 days upon reception of request from the initiating holders if our board of directors determine in good faith that filing of a registration will be materially detrimental to us and our shareholders, but we cannot exercise the deferral right more than once in any twelve-month period.

        Piggyback Registration Rights.    If we propose to file a registration statement in connection with a public offering of securities of our company other than relating to any employee benefit plan or corporate reorganization, then we must offer each holder of the registrable securities the opportunity to include all or any part of their shares in the registration statement. We must use our reasonable best efforts to cause the underwriters in any underwritten offering to permit any such shareholder who so requests to include their shares. Such requests for registrations are not counted as demand registrations.

        Form F-3 Registration Rights.    When we are eligible for use of Form F-3, holders of at least 20% of the registrable securities then outstanding have the right to request in written form that we file a registration statement under Form F-3. We, however, are not obligated to effect a registration on Form F-3 if, among other things, we have already effected a registration within any six-month period preceding the date of the registration request. We have the right to defer filing of a registration statement for up to 90 days upon receipt of request from the initiating holders if our board of directors determines in good faith that filing of a registration will be materially detrimental to us and our shareholders, but we cannot exercise the deferral right more than once in any twelve-month period.

        Expenses of Registration.    We will pay all expenses relating to any demand, piggyback or Form F-3 registration, except for underwriting discounts and commissions relating to the sale of registrable securities, unless, subject to a few exceptions, a registration request is subsequently withdrawn at the request of the holders of registrable securities.

        Termination of Our Obligation.    Notwithstanding the foregoing, we will have no obligations to effect the demand registration, piggyback registration and Form F-3 registration with respect to any registrable securities proposed to be sold by a holder of registrable securities in a registered public offering (i) two years after the consummation of a qualified initial public offering, or (ii) if, in the opinion of our counsel, all such registrable securities proposed to be sold by a holder may then be sold without registration in any 90 day period pursuant to Rule 144 under the Securities Act.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

        [Citibank, N.A.] has agreed to act as the depositary bank for the American Depositary Shares. [Citibank's] depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as "ADSs" and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as "American Depositary Receipts" or "ADRs". The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is [Citibank, N.A.—Hong Kong, located at 10/F, Harbour Front (II), 22, Tak Fung Street, Hung Hom, Kowloon, Hong Kong].

        We have appointed [Citibank] as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC's website (www.sec.gov). Please refer to Registration Number 333-            when retrieving such copy.

        We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

        Each ADS represents the right to receive, and to exercise the beneficial ownership interests in,            ordinary shares that are on deposit with the depositary bank and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. The custodian, the depositary bank and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian or their nominees. Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary bank, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary bank, and the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

        If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of the Cayman Islands, which may be different from the laws in the United States.

        In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

        As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary bank will hold on your behalf the shareholder rights attached to the ordinary shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholders rights for the ordinary shares represented by your ADSs through the depositary bank only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

        As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the "direct registration system", or DRS). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company, or DTC, the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the "holder". When we refer to "you", we assume the reader owns ADSs and will own ADSs at the relevant time.

        The registration of the ordinary shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable ordinary shares with the beneficial ownership rights and interests in such ordinary shares being at all times vested with the beneficial owners of the ADSs representing the ordinary shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Distributions

        As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction the applicable fees, taxes and expenses.

Distributions of Cash

        Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of the Cayman Islands.

        The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

        The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

        Whenever we make a free distribution of ordinary shares for the securities on deposit with the custodian, we will deposit the applicable number of ordinary shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the ordinary shares deposited or modify the ADS-to-ordinary share ratio, in which case each ADS you hold will represent rights and interests in the additional ordinary shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

        The distribution of new ADSs or the modification of the ADS-to-ordinary share ratio upon a distribution of ordinary shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new ordinary shares so distributed.

        No such distribution of new ADSs will be made if it would violate a law (i.e., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the ordinary shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

        Whenever we intend to distribute rights to purchase additional ordinary shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to purchase additional ADSs to holders.

        The depositary bank will establish procedures to distribute rights to purchase additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to purchase new ordinary shares other than in the form of ADSs.

        The depositary bank will not distribute the rights to you if:

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  We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

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  We fail to deliver satisfactory documents to the depositary bank; or

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  It is not reasonably practicable to distribute the rights.

        The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

        Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

        The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

        If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the Cayman Islands would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

        Whenever we intend to distribute property other than cash, ordinary shares or rights to purchase additional ordinary shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

        If it is reasonably practicable to distribute such property to you and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

        The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

        The depositary bank will not distribute the property to you and will sell the property if:

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  We do not request that the property be distributed to you or if we ask that the property not be distributed to you; or

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  We do not deliver satisfactory documents to the depositary bank; or

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  The depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

        Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.

        The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert the redemption funds received into U.S. dollars upon the terms of the deposit agreement and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Ordinary Shares

        The ordinary shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such ordinary shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

        If any such change were to occur, your ADSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the ordinary shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs Upon Deposit of Ordinary Shares

        Upon completion of this offering, the ordinary shares being offered pursuant to this prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will issue ADSs to the underwriters named in this prospectus.

        After the completion of this offering, the ordinary shares that are being offered for sale pursuant to this prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will issue ADSs to the underwriters named in this prospectus.

        After the closing of this offer, the depositary bank may create ADSs on your behalf if you or your broker deposit ordinary shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the ordinary shares to the custodian. Your ability to deposit ordinary shares and receive ADSs may be limited by U.S. and Cayman Islands legal considerations applicable at the time of deposit.

        The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the ordinary shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

        When you make a deposit of ordinary shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

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  The ordinary shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

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  All preemptive (and similar) rights, if any, with respect to such ordinary shares have been validly waived or exercised.

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  You are duly authorized to deposit the ordinary shares.

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  The ordinary shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, "restricted securities" (as defined in the deposit agreement).

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  The ordinary shares presented for deposit have not been stripped of any rights or entitlements.

        If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

        As an ADR holder, you will be entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

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  ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

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  provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

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  provide any transfer stamps required by the State of New York or the United States; and

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  pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

        To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Ordinary Shares Upon Cancellation of ADSs

        As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying ordinary shares at the custodian's offices. Your ability to withdraw the ordinary shares held in respect of the ADSs may be limited by U.S. and Cayman Islands considerations applicable at the time of withdrawal. In order to withdraw the ordinary shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the ordinary shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

        If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the ordinary shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

        You will have the right to withdraw the securities represented by your ADSs at any time except for:

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  Temporary delays that may arise because (i) the transfer books for the ordinary shares or ADSs are closed, or (ii) ordinary shares are immobilized on account of a shareholders' meeting or a payment of dividends.

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  Obligations to pay fees, taxes and similar charges.

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  Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

        The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

        As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the ordinary shares represented by your ADSs. The voting rights of holders of ordinary shares, see "Description of Share Capital—Voting Rights".

        At our request, the depositary bank will distribute to you any notice of shareholders' meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs.

        If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder's ADSs as follows:

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  In the event of voting by show of hands, the depositary bank will vote (or cause the custodian to vote) all ordinary shares held on deposit at that time in accordance with the voting instructions received from a majority of holders of ADSs who provide timely voting instructions.

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  In the event of voting by poll, the depositary bank will vote (or cause the Custodian to vote) the ordinary shares held on deposit in accordance with the voting instructions received from the holders of ADSs.

        Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated herein). Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.

Fees and Charges

        As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service	Fees
• Issuance of ADSs upon deposit of shares (excluding issuances as a result of distributions of shares)	Up to US$0.05 per ADS issued
• Cancellation of ADSs	Up to US$0.05 per ADS canceled
• Distribution of cash dividends or other cash distributions (i.e., sale of rights and other entitlements)	Up to US$0.05 per ADS held
• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs	Up to US$0.05 per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs (i.e., spin-off shares)	Up to US$0.05 per ADS held
• ADS Services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank

        As an ADS holder you will also be responsible to pay certain charges such as:

  •
  taxes (including applicable interest and penalties) and other governmental charges;

  •
  the registration fees as may from time to time be in effect for the registration of ordinary shares on the share register and applicable to transfers of ordinary shares to or from the name of the custodian, the depositary bank or any nominees upon the making of deposits and withdrawals, respectively;

  •
  certain cable, telex and facsimile transmission and delivery expenses;

  •
  the expenses and charges incurred by the depositary bank in the conversion of foreign currency;

  •
  the fees and expenses incurred by the depositary bank in connection with compliance with exchange control regulations and other regulatory requirements applicable to ordinary shares, ADSs and ADRs; and

  •
  the fees and expenses incurred by the depositary bank, the custodian, or any nominee in connection with the servicing or delivery of deposited property.

        ADS fees and charges payable upon (i) deposit of ordinary shares against issuance of ADSs and (ii) surrender of ADSs for cancellation and withdrawal of ordinary shares are charged to the person to whom the ADSs are delivered (in the case of ADS issuances) and to the person who delivers the ADSs for cancellation (in the case of ADS cancellations). In the case of ADSs issued by the depositary bank into DTC or presented to the depositary bank via DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs or the DTC participant(s) surrendering the ADSs for cancellation, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account(s) of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participant(s) as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs.

        In the event of refusal to pay the depositary bank fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary bank fees from any distribution to be made to the ADS holder.

        Certain ADS fees and charges (such as the ADS service fee may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes.

        The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Amendments and Termination

        We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days' prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

        You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the ordinary shares represented by your ADSs (except as permitted by law).

        We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

        After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

        The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

        The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

        The deposit agreement limits our obligations and the depositary bank's obligations to you. Please note the following:

  •
  We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

  •
  The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

  •
  The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in ordinary shares, for the validity or worth of the ordinary shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

  •
  We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

  •
  We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our memorandum and articles of association, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

  •
  We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our memorandum and articles of association or in any provisions of or governing the securities on deposit.

  •
  We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

  •
  We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of ordinary shares but is not, under the terms of the deposit agreement, made available to you.

  •
  We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

  •
  We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

  •
  No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

Pre-Release Transactions

        Subject to the terms and conditions of the deposit agreement, the depositary bank may issue to broker/dealers ADSs before receiving a deposit of ordinary shares or release ordinary shares to broker/dealers before receiving ADSs for cancellation. These transactions are commonly referred to as "pre-release transactions", and are entered into between the depositary bank and the applicable broker/dealer. The deposit agreement limits the aggregate size of pre-release transactions (not to exceed 30% of the ordinary shares on deposit in the aggregate) and imposes a number of conditions on such transactions (i.e., the need to receive collateral, the type of collateral required, the representations required from brokers, etc.). The depositary bank may retain the compensation received from the pre-release transactions.

Taxes

        You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

        The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

        The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

        If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

  •
  Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

  •
  Distribute the foreign currency to holders for whom the distribution is lawful and practical.

  •
  Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

        The deposit agreement and the ADRs will be interpreted in accordance with the laws of the State of New York. The rights of holders of ordinary shares (including ordinary shares represented by ADSs) is governed by the laws of the Cayman Islands.

        AS A PARTY TO THE DEPOSIT AGREEMENT, YOU WAIVE YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY BANK.

SHARES ELIGIBLE FOR FUTURE SALES

        Upon closing of this offering, we will have        ADSs outstanding representing approximately    % of our ordinary shares. All of the ADSs sold in this offering and the ordinary shares they represent will be freely transferable by persons other than our "affiliates" without restriction or further registration under the Securities Act. Rule 144 of the Securities Act defines an "affiliate" of a company as a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, our company. All outstanding ordinary shares prior to this offering are "restricted securities" as that term is defined in Rule 144 because they were issued in a transaction or series of transactions not involving a public offering. Restricted securities, in the form of ADSs or otherwise, may be sold only if they are the subject of an effective registration statement under the Securities Act or if they are sold pursuant to an exemption from the registration requirement of the Securities Act such as those provided for in Rules 144 or 701 promulgated under the Securities Act, which rules are summarized below. Restricted ordinary shares may also be sold outside of the United States to non-U.S. persons in accordance with Rule 904 of Regulation S under the Act. This prospectus may not be used in connection with any resale of our ADSs acquired in this offering by our affiliates.

        Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs. Prior to this offering, there has been no public market for our ordinary shares or ADSs, and while our application has been made to list our ADSs on the Nasdaq Global Market, we cannot assure you that a regular trading market will develop in the ADSs. We do not expect that a trading market will develop for our ordinary shares not represented by ADSs.

Lock-up Agreements

        We, our directors, executive officers, existing shareholders and certain option holders have agreed, subject to some exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares, in the form of ADSs or otherwise, or any securities convertible into or exchangeable or exercisable for our ordinary shares, in the form of ADSs or otherwise, for a period of 180 days after the date this prospectus becomes effective. After the expiration of the 180-day period, the ordinary shares or ADSs held by our directors, executive officers or our other existing shareholders or certain option holders may be sold subject to the restrictions under Rule 144 under the Securities Act or by means of registered public offerings.

Rule 144

        All of our ordinary shares outstanding prior to this offering are "restricted securities" as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

        In general, under Rule 144 as currently in effect, a person who has beneficially owned our restricted securities for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to certain restrictions. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares) may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

  •
  1% of the number of our ordinary shares then outstanding, in the form of ADSs or otherwise, which will equal approximately            shares immediately after this offering, or            shares if the underwriters exercise in full their option to purchase additional ADSs; and

  •
  the average weekly trading volume of our ADSs on the Nasdaq Global Market during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. The manner-of-sale provisions require the securities to be sold either in "brokers' transactions" as such term is defined under the Securities Act, through transactions directly with a market maker as such term is defined under the Exchange Act or through a riskless principal transaction as described in Rule 144. In addition, the manner-of-sale provisions require the person selling the securities not to solicit or arrange for the solicitation of orders to buy the securities in anticipation of or in connection with such transaction or make any payment in connection with the offer or sale of the securities to any person other than the broker or dealer who executes the order to sell the securities. If the amount of securities to be sold in reliance upon Rule 144 during any period of three months exceeds 5,000 shares or other units or has an aggregate sale price in excess of US$50,000, three copies of a notice on Form 144 should be filed with the SEC. If such securities are admitted to trading on any national securities exchange, one copy of such notice also must be transmitted to the principal exchange on which such securities are admitted. The Form 144 should be signed by the person for whose account the securities are to be sold and should be transmitted for filing concurrently with either the placing with a broker of an order to execute a sale of securities or the execution directly with a market maker of such a sale. Pursuant to Rule 144, the 226,105,708 ordinary shares owned by Maodong Xu and an aggregate of 23,315,392 ordinary shares owned by members of our management cannot be sold without registration under the Security Act before January 11, 2012 and January 19, 2012, respectively.

        Persons who are not our affiliates and have beneficially owned our restricted securities for more than six months but not more than one year may sell the restricted securities without registration under the Securities Act subject to the availability of current public information about us. Persons who are not our affiliates and have beneficially owned our restricted securities for more than one year may freely sell the restricted securities without registration under the Securities Act. Pursuant to Rule 144, the 30,803,678 ordinary shares owned by CDH Barley Limited and the 7,923,246 ordinary shares owned by Yongming Zhang on an as-converted basis may not be sold without registration under the Security Act before December 17, 2011 and January 7, 2012, respectively.

Rule 701

        Beginning 90 days after the date of this prospectus, persons other than affiliates who purchased ordinary shares under a written compensatory plan or contract may be entitled to sell such shares in the United States in reliance on Rule 701 under the Securities Act, or Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

        Upon closing of this offering, the holders of            of our ordinary shares or their transferees will be entitled to request that we register their ordinary shares under the Securities Act, following the expiration of the lock-up agreements described above. See "Description of Share Capital—Registration Rights Under Investors' Rights Agreement".

 TAXATION

        The following is a general summary of the material Cayman Islands, People's Republic of China and U.S. federal income tax consequences relevant to an investment in our ADSs and ordinary shares. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser. The discussion is based on laws and relevant interpretations thereof as of the date of this prospectus, all of which are subject to change or different interpretations, possibly with retroactive effect. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder, our Cayman Islands legal counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of B&D Law Firm, our PRC legal counsel. To the extent that the discussion states definitive legal conclusions under United States federal income tax law as to the material United States federal income tax consequences of an investment in the ADSs or our Class A ordinary shares, and subject to the qualifications herein, it represents the opinion of Jones Day, our special United States counsel. The discussion does not address U.S. state or local tax laws, or tax laws of jurisdictions other than the Cayman Islands, the People's Republic of China and the United States. You should consult your own tax advisors with respect to the consequences of acquisition, ownership and disposition of our ADSs and ordinary shares.

Cayman Islands Taxation

        The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or to any holder of our ADSs and ordinary shares. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies. The Cayman Islands is not party to any double tax treaties applicable to any payments made by or to our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People's Republic of China Taxation

        We are a holding company incorporated in the Cayman Islands and our only source of income is dividends from our Hong Kong subsidiary which originated from our PRC subsidiary. The New EIT Law and the Implementation Rules, both of which became effective on January 1, 2008, provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its foreign investor, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor's jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. To be eligible for treaty benefits, the recipient of income must be its beneficial owner. The State Administration of Taxation promulgated Circular 601, which provides guidance for determining whether a resident of a contracting state is the "beneficial owner" of an item of income under China's tax treaties and tax arrangements. According to Circular 601 a beneficial owner generally must be engaged in substantive business activities. An agent or conduit company will not be regarded as a beneficial owner and, therefore, will not qualify for treaty benefits. The conduit company normally refers to a company that is set up for the purpose of avoiding or reducing taxes or transferring or accumulating profits. Therefore, there is no assurance whether our Hong Kong subsidiary will be eligible for the treaty benefits in respect of the dividends paid by our PRC subsidiary under the tax treaty between Hong Kong and the PRC.

        Under the New EIT Law, enterprises established under the laws of jurisdictions outside China with their "de facto management bodies" located within China may be considered to be PRC resident enterprises for tax purposes. If we are considered a PRC resident enterprise under the above definition and if dividends from Wowo Shijie are not excluded from our taxable income, then our global income will be subject to PRC enterprise income tax at the rate of 25%. See "Risk Factors—Risks Relating to Doing Business in China—Under the PRC enterprise income tax law, we could be classified as a "resident enterprise" of China. Such classification could result in unfavorable tax consequences to us and our non-PRC shareholders".

        The Implementation Rules provide that, (i) if the enterprise that distributes dividends is domiciled in the PRC, or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or capital gains are treated as China-sourced income. It is not clear how "domicile" may be interpreted under the New EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered to be a PRC resident enterprise for tax purposes, any dividends we pay to our overseas corporate shareholders or ADS holders as well as gains realized by such shareholders or ADS holders from the transfer of our shares or ADSs may be regarded as China-sourced income and as a result subject to PRC tax at a rate of up to 10% (20% in the case of individuals), subject to the provisions of any applicable tax treaty. Generally, under the income tax treaty between the PRC and the United States, dividends paid by a PRC enterprise to its U.S. shareholders or ADS holders will be subject to withholding tax at a rate of no more than 10%. There is no income tax treaty between the PRC and the Cayman Islands. The PRC tax authorities have not yet issued guidance with respect to the processing of outbound remittances to offshore entities that are treated as resident enterprises for PRC enterprise income tax purposes.

        Pursuant to SAT Circular 698, issued by the State Administration of Taxation on December 10, 2009 with retroactive effect from January 1, 2008, where a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly via disposing of the equity interests of an overseas holding company, or an Indirect Transfer, and such overseas holding company is located in a tax jurisdiction that: (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the non-resident enterprise, being the transferor, shall report to the relevant tax authority of the PRC resident enterprise this Indirect Transfer. Using a "substance over form" principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax at the rate of up to 10%. SAT Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interest in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction. There is little guidance and practical experience regarding the application of SAT Circular 698, and there is uncertainty as to its interpretation and application. SAT Circular 698 may be determined by the PRC tax authorities to be applicable to our private equity financing transactions or other transactions regarding this offering where non-resident investors were involved. See "Risk Factors-Risks Relating to Doing Business in China-We face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies".

British Virgin Islands Taxation

        A British Virgin Islands business company is exempt from all provisions of the Income Tax Act of the British Virgin Islands (including with respect to any tax or withholding tax on dividends, interests, rents, royalties, compensations and other amounts payable by the company to persons who are not persons resident in the British Virgin Islands). Capital gains realized with respect to any shares, debt obligations or other securities of the company by persons who are not persons resident in the British Virgin Islands are also exempt from all provisions of the Income Tax Act of the British Virgin Islands.

        No estate, inheritance, succession or gift tax is payable by persons who are not persons resident in the British Virgin Islands with respect to any shares, debt obligations or other securities of the company.

        A British Virgin Islands business company is required to pay an annual government fee which is determined by reference to the amount of shares the company is authorized to issue.

Material United States Federal Income Tax Considerations

        The following summary describes the material United States federal income tax consequences to United States Holders (as defined below) of the ownership of our ordinary shares and ADSs as of the date hereof. Except where noted, this summary deals only with ordinary shares and ADSs held as capital assets. As used herein, the term "United States Holder" means a beneficial owner of an ordinary share or ADS that is for United States federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

        This summary does not represent a detailed description of all of the United States federal income tax consequences that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

  •
  a dealer in securities or currencies;

  •
  a financial institution of certain types;

  •
  a regulated investment company;

  •
  a real estate investment trust;

  •
  an insurance company;

  •
  a tax-exempt organization;

  •
  a person holding our ordinary shares or ADSs as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

  •
  a trader in securities that has elected the mark-to-market method of accounting for your securities;

  •
  a person liable for alternative minimum tax;

  •
  a person who owns or is deemed to own 10% or more of our voting stock;

  •
  a partnership or other pass-through entity for United States federal income tax purposes; or

  •
  a person whose "functional currency" is not the United States dollar.

        The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, final and proposed regulations thereunder, rulings and judicial decisions as of the date hereof, and such authorities may be replaced, revoked or modified so as to result in United States federal income tax consequences different from those discussed below. In addition, this summary is based, in part, upon representations made by the depositary to us and assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms.

        If a partnership holds our ordinary shares or ADSs, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding our ordinary shares or ADSs, you should consult your tax advisors.

        This summary does not contain a detailed description of all the United States federal income tax consequences that may be applicable to you in light of your particular circumstances and, except as set forth below with respect to PRC tax considerations, does not address the effects of any state, local or non-United States tax laws. If you are considering the purchase, ownership or disposition of our ordinary shares or ADSs, you should consult your own tax advisors concerning the United States federal income tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

        The United States Treasury has expressed concerns that intermediaries in the chain of ownership between the holders of American depositary shares and the issuer of the securities underlying the American depositary shares may be taking actions (including the pre-release of American depositary shares) that are inconsistent with the claiming of foreign tax credits by United States holders of American depositary shares. Such actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by non-corporate holders. Accordingly, the analysis of the creditability of PRC taxes and the availability of the reduced tax rate for dividends received by non-corporate holders, each described below, could be affected by actions taken by intermediaries in the chain of ownership between the holder of an ADS and our company.

  ADSs

        If you hold ADSs, for United States federal income tax purposes, you generally will be treated as the owner of the underlying ordinary shares that are represented by such ADSs. Accordingly, deposits or withdrawals of ordinary shares for ADSs will not be subject to United States federal income tax.

  Taxation of Dividends

        Subject to the discussion under "—Passive Foreign Investment Company" below, the gross amount of any distributions on the ADSs or ordinary shares (including any amounts withheld to reflect PRC withholding taxes) will be taxable as dividends, to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Such income (including withheld taxes) will be includable in your gross income as ordinary income on the day actually or constructively received by you, in the case of the ordinary shares, or by the depositary, in the case of ADSs. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

        With respect to non-corporate United States Holders, dividends received in taxable years beginning before January 1, 2013 from a qualified foreign corporation generally will be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on ordinary shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States. We have applied to list the ADSs on the Nasdaq Global Market. Provided that the listing is approved, United States Treasury Department guidance indicates that our ADSs will be readily tradable on an established securities market in the United States. Thus, we believe that dividends we pay on our ADSs will meet the conditions required for the reduced tax rate. Since we do not expect that our ordinary shares will be listed on an established securities market, we do not believe that dividends that we pay on our ordinary shares that are not backed by ADSs currently meet the conditions required for these reduced tax rates. There can be no assurance that our ADSs will be considered readily tradable on an established securities market in later years. A qualified foreign corporation also includes a foreign corporation that is eligible for the benefits of certain income tax treaties with the United States. In the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we believe we would be eligible for the benefits of the income tax treaty between the United States and the PRC (including any protocol thereunder), or the Treaty, and if we are eligible for such benefits, dividends we pay on our ordinary shares, regardless of whether such shares are represented by ADSs or are readily tradable on an established securities market in the United States, would be eligible for the reduced rates of taxation. For discussion regarding whether we may be classified as a PRC resident enterprise, see "Taxation—People's Republic of China Taxation". Even if dividends would be treated as paid by a qualified foreign corporation, non-corporate United States Holders will not be eligible for reduced rates of taxation if they do not hold our ADSs or ordinary shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date or if such United States Holders elect to treat the dividend income as "investment income" pursuant to Section 163(d)(4) of the Code. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You should consult your own tax advisors regarding the application of these rules given your particular circumstances.

        Non-corporate United States Holders will not be eligible for reduced rates of taxation on any dividends received from us in taxable years beginning prior to January 1, 2013, if we are a passive foreign investment company, or PFIC, for United States federal income tax purpose for the taxable year in which such dividends are paid or for the preceding taxable year.

        In the event that we are deemed to be a PRC resident enterprise under the PRC tax law, you may be subject to PRC withholding taxes on dividends paid to you with respect to the ADSs or ordinary shares. See "Taxation—People's Republic of China Taxation". In that case, PRC withholding taxes on dividends, to the extent not exceeding any applicable rate under the Treaty, generally will be treated as foreign taxes eligible for credit against your United States federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the ADSs or ordinary shares will be treated as foreign-source income and will generally constitute passive category income. Furthermore, if you have not held the ADSs or ordinary shares for more than 15 days during the 31-day period beginning 15 days before the ex-dividend date (during which you are not protected from risk of loss), or are obligated to make payments related to the dividends, you generally will not be allowed a foreign tax credit for any PRC withholding taxes imposed on dividends paid on the ADSs or ordinary shares. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

        To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under United States federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted basis of the ADSs or ordinary shares (thereby increasing the amount of gain, or decreasing the amount of loss, to be recognized by you on a subsequent disposition of the ADSs or ordinary shares), and the balance in excess of adjusted basis will be taxed as capital gain recognized on a sale or exchange. However, we do not expect to calculate our earnings and profits in accordance with United States federal income tax principles. Therefore, you should expect that a distribution will generally be treated as a dividend (as discussed above).

        Distributions of ADSs, ordinary shares or rights to subscribe for ordinary shares that are received as part of a pro rata distribution to all of our shareholders generally will not be subject to United States federal income tax.

  Passive Foreign Investment Company

        In general, we will be a PFIC for any taxable year in which:

  •
  at least 75% of our gross income is passive income, or

  •
  at least 50% of the value (determined on a quarterly basis) of our assets is attributable to assets that produce or are held for the production of passive income.

        For this purpose, passive income generally includes dividends, interest, royalties and rents (other than certain royalties and rents derived in the active conduct of a trade or business and not derived from a related person). Furthermore, cash is categorized as a passive asset and our goodwill is generally taken into account unless, for United States federal income tax purposes, we are a "controlled foreign corporation", or CFC, that is not a "publicly traded corporation for the taxable year". If we are a CFC for the 2011 taxable year (which we believe will be the case), it is not clear whether we will be treated as a "publicly traded corporation for the taxable year" as a result of this offering for 2011 and, accordingly, the extent, if any, that our goodwill (or any portion thereof) may be taken into account for the 2011 taxable year is also unclear. We anticipate, however, that we will qualify as a "publicly traded corporation" for the 2012 taxable year and future taxable years and therefore we would be able to take into account our goodwill for such taxable years. In estimating the value of our goodwill, we generally take into account our anticipated market capitalization. If we own at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation's assets and receiving our proportionate share of the other corporation's income.

        We do not believe we were a PFIC for our most recent taxable year. However, in light of our significant cash balances (taking into account the expected proceeds from this offering) and, as discussed above, the uncertainty as to the extent, if any, that our goodwill may be taken into account for the 2011 taxable year, we may be a PFIC for the 2011 taxable year. With respect to the 2012 taxable year and foreseeable future taxable years, and subject to the uncertainty regarding the treatment of our contractual arrangements with our consolidated affiliated entities (discussed below), we presently do not anticipate that we will be a PFIC based upon the expected composition of our income and assets and the expected value of our assets, including goodwill (determined, in part, based on the expected price of our ADSs in the offering). The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may be a PFIC for the 2012 taxable year or any future taxable year due to changes in our asset or income composition or the value of our assets. Because the value of our assets may be determined by reference to our market capitalization, and because the market price of our ADSs may be volatile, a decrease in the price of our ADSs may also result in our becoming a PFIC. The composition of our income and our assets will also be affected by how, and how quickly, we spend the cash raised in this offering. Under circumstances where the cash is not deployed for active purposes, our risk of becoming a PFIC may increase. In addition, it is not entirely clear how the contractual arrangements between us and our consolidated affiliated entities will be treated for purposes of the PFIC rules. If it is determined that we do not own the stock of our consolidated affiliated entities for United States federal income tax purposes, we may be treated as a PFIC. If we are a PFIC for any taxable year during which you hold our ADSs or ordinary shares, we generally will continue to be treated as a PFIC as to you for all succeeding taxable years during which you hold our ADSs or ordinary shares, and you will be subject to the special tax rules discussed below, except if you have made a mark-to-market election as discussed below. However, if we are a PFIC for any taxable year (such as the 2011 taxable year) and subsequently cease to be a PFIC, you can avoid the continuing impact of the PFIC rules by making a special election, or a Purging Election, to recognize gain (but not loss) in the manner described below as if your ADSs or ordinary shares had been sold on the last day of the last taxable year during which we were a PFIC. After the Purging Election, your ADSs or ordinary shares will not be treated as shares in a PFIC unless we subsequently become a PFIC. You are urged to consult your own tax advisors about the availability of this election, and whether making the election would be advisable in your particular circumstances.

        If we are a PFIC for any taxable year during which you hold our ADSs or ordinary shares, you will be subject to special tax rules with respect to any "excess distribution" received and any gain realized from a sale or other disposition, including a Purging Election or pledge, of ADSs or ordinary shares. Distributions received in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or your holding period for the ADSs or ordinary shares will be treated as excess distributions. Under these special tax rules:

  •
  the excess distribution or gain will be allocated ratably over your holding period for the ADSs or ordinary shares,

  •
  the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC with respect to you, will be treated as ordinary income, and

  •
  the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

You will be required to file Internal Revenue Service Form 8621 if you hold our ADSs or ordinary shares in any year in which we are classified as a PFIC. In addition, under recently enacted legislation, if you hold ADSs or ordinary shares in any year in which we are a PFIC, you are required to file an annual report containing such information as the U.S. Treasury may require.

        If we are a PFIC for any taxable year during which you hold our ADSs or ordinary shares and any of our non-United States subsidiaries is also a PFIC, a United States Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

        In lieu of being subject to the excess distribution rules discussed above, you may make an election to include gain on the stock of a PFIC as ordinary income under a mark-to-market method, provided that such stock is regularly traded on a qualified exchange. Under current law, the mark-to-market election would be available to holders of ADSs if the ADSs are listed on the Nasdaq Global Market, which constitutes a qualified exchange, and are "regularly traded" for purposes of the mark-to-market election (for which no assurance can be given). It should also be noted that it is intended that only the ADSs and not the ordinary shares will be listed on the Nasdaq Global Market. Consequently, if you are a holder of ordinary shares that are not represented by ADSs, you generally will not be eligible to make a mark-to-market election if we are or were to become a PFIC.

        If you make an effective mark-to-market election, you will include in each year that we are a PFIC as ordinary income the excess of the fair market value of your ADSs at the end of the year over your adjusted tax basis in the ADSs. You will be entitled to deduct as an ordinary loss in each such year the excess of your adjusted tax basis in the ADSs over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. If you make an effective mark-to-market election, any gain you recognize upon the sale or other disposition of your ADSs will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

        Your adjusted tax basis in the ADSs will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. If you make a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ADSs are no longer regularly traded on a qualified exchange or the

Internal Revenue Service consents to the revocation of the election. You are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.

        A U.S. investor in a PFIC generally can mitigate the consequences of the rules described above by electing to treat the PFIC as a "qualified electing fund" under Section 1295 of the Code. However, this option is not available to you because we do not intend to comply with the requirements necessary to permit you to make this election.

        We expect to file annual reports on Form 20-F with the U.S. Securities and Exchange Commission in which we will indicate whether or not we believe we were a PFIC for the relevant year. We do not intend to make any other annual determination or otherwise notify you regarding our status as a PFIC for any taxable year. You are urged to consult your tax advisors concerning the United States federal income tax consequences of holding ADSs or ordinary shares if we are considered a PFIC in any taxable year.

  Taxation of Capital Gains

        For United States federal income tax purposes you will recognize taxable gain or loss on any sale or exchange of ADSs or ordinary shares in an amount equal to the difference between the amount realized for the ADSs or ordinary shares and your tax basis in the ADSs or ordinary shares. Subject to the discussion under "—Passive Foreign Investment Company" above, such gain or loss will generally be capital gain or loss. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

        Any gain or loss recognized by you will generally be treated as United States source gain or loss. However, if we are treated as a PRC resident enterprise for PRC tax purposes and PRC tax were imposed on any gain, and if you are eligible for the benefits of the Treaty, you may elect to treat such gain as PRC source gain under the Treaty and, accordingly, you may be able to credit the PRC tax against your United States federal income tax liability. If you are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you generally would not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of our ADSs or ordinary shares unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. You will be eligible for the benefits of the Treaty if, for purposes of the Treaty, you are a resident of the United States, and you meet other factual requirements specified in the Treaty. Because qualification for the benefits of the Treaty is a fact-intensive inquiry which depends upon the particular circumstances of each investor, you are specifically urged to consult your tax advisors regarding your eligibility for the benefits of the Treaty. You are also urged to consult your tax advisor regarding the tax consequences if PRC tax is imposed on gain on a disposition of our ordinary shares or ADSs, including the availability of the foreign tax credit and the election to treat any gain as PRC source under your particular circumstances.

  Information Reporting and Backup Withholding

        In general, information reporting will apply to dividends in respect of our ADSs or ordinary shares and the proceeds from the sale, exchange or redemption of our ADSs or ordinary shares that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient such as a corporation. Backup withholding may apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service in a timely manner.

        Under the recently enacted Hiring Incentives to Restore Employment Act of 2010, individuals that own "specified foreign financial assets" with an aggregate value in excess of US$50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. "Specified foreign financial assets" include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons; (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties; and (iii) interests in foreign entities. United States Holders who are individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of ADSs or ordinary shares.

UNDERWRITING

        Axiom Capital Management, Inc. is the underwriter of the offering. We have entered into an underwriting agreement dated                         , 2015 with the underwriter. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell and the underwriter has agreed to sell on our behalf, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus, up to                        shares of ADSs.

        The offering will be made on a best-efforts basis such that the underwriter is required, subject to certain conditions, to take and pay for only such ADSs as it may sell to the public. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriter's obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriter of officers' certificates and legal opinions.

        The underwriter proposes to offer the ADSs directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers that are members of the Financial Industry Regulatory Authority, or FINRA, at that price less a concession not in excess of $ per ADS. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $ per ADS from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriter.

Overallotment Option

        We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this Prospectus, permits the underwriters to sell up to an additional            ADSs (15% of the ADSs sold in this Offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase ADSs covered by the option at the public offering price that appears on the cover page of this Prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $            and the total net proceeds to us, before expenses, will be $            .

Discounts, Commissions and Expense Reimbursement

        The following table shows the per ADS and total public offering price, underwriting discounts and commissions to be paid to the underwriters by us, and proceeds to us, before expenses. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per ADS	Total without Over-Allotment Option	Total with Over-Allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions (6.5%), paid by us	$	$	$
Underwriting discounts and commissions (3.5%), paid by selling stockholder	$	$	$
Proceeds to us, before expenses	$	$	$
Proceeds to selling stockholder, before expenses	$	$	$

        We have agreed to reimburse the underwriters for all reasonable fees and expenses of the underwriters' legal counsel and for all reasonable travel and out-of-pocket expenses incurred in connection. We have agreed to pay the underwriters' other expenses relating to the Offering in an aggregate amount that fully complies with FINRA Rule 5110(f)(2)(B). We estimate that the total expenses of this Offering, excluding the total underwriting discount, will be approximately $            .

Discretionary Accounts.

        The underwriters have informed us that they do not intend to make sales to any accounts over which they have discretionary authority.

Warrants

        We have agreed to issue to the underwriters and to register herein warrants to purchase up to a total of            ADSs (equal to 7% of the gross proceeds of this Offering, including the over-allotment) and to also register herein such underlying ADSs. The warrants will be exercisable at any time, and from time to time, in whole or in part, commencing six months from the effective date of the Offering and expiring three years from the effective date of the Offering. The warrants are exercisable at a per ADS price equal to 100% of the public offering price per ADS in the Offering. The warrants are also exercisable on a cashless basis. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The underwriters (or permitted assignees under FINRA Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the Offering. In addition, the warrants provide for registration rights upon request, in certain cases. The piggyback registration right provided will not be greater than seven (7) years commencing 180 days from the effective date of the Offering in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of ADSs issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying ADSs will not be adjusted for issuances of ADSs at a price below the warrant exercise price.

Indemnification and Other Matters

        We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof. We have also granted the underwriters a right of first refusal to provide investment banking services to us in matters relating to our equity securities for which investment banking services are sought by us, in compliance with FINRA Rule 5110(f)(2)(E). The underwriters and their affiliates may also provide from time to time in the future certain financial advisory, investment banking and other services for us and our affiliates in the ordinary course of their business, for which they may receive customary fees and commissions. From time to time, the underwriters and their affiliates may affect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Lock-Up

        We, our executive officers and directors, and certain of our significant stockholders (with respect to        % of the ADSs or ordinary shares owned by such significant stockholders), have agreed with the underwriters, subject to certain exceptions, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any ADSs or ordinary shares, or any options or warrants to purchase any ADSs or ordinary shares, or any securities convertible into or exercisable or exchangeable for or that represent the right to receive ADSs or ordinary shares during the period from the date of this Prospectus continuing through the date 180 days after the date of this Prospectus, except with the prior written consent of the underwriters.

        The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 10-day restricted period. In either case, the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Stabilization

        In connection with the Offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the Offering. Short sales may be "covered" shorts or may be "naked" shorts. The underwriters may close out any covered short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchase in this Offering. To the extent that the underwriters create a naked short position, they will purchase ADSs in the open market to cover the position. Stabilizing transactions consist of various bids for or purchases of ADSs made by the underwriters in the open market prior to the consummation of the Offering.

        Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our ADSs, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our ADSs. As a result, the price of our ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on The NASDAQ Capital Market, in the over-the-counter market or otherwise.

Determination of Offering Price

        Prior to this Offering, there has been no public market for our ADSs. The principal factors considered in determining the initial public offering price include:

  •
  the information presented in this Prospectus and otherwise available to the underwriters;

  •
  our past and present operations;

  •
  our historical results of operations;

  •
  our current financial condition and results of operations;

  •
  our prospects for future business and earning potential;

  •
  our management;

  •
  the recent market prices of, and the demand for, publicly traded securities of generally comparable companies;

  •
  the history and prospects for the industry in which we compete;

  •
  the general condition of the securities markets at the time of this Offering;

  •
  the market capitalization and stages of development of other companies which we and the representatives believe to be comparable to us; and

  •
  other factors deemed to be relevant.

        We cannot offer any assurance that the offering price corresponds to the price at which the ADSs will trade in the public market subsequent to the Offering or that an active trading market for the ADSs will develop and continue after the Offering.

Passive Market Making

        In connection with this Offering, the underwriters may engage in passive market making transactions in our ADSs on the The Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before commencement of offers or sales of the ADSs and extending through completion of the distribution. A passive market maker must display their bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, then that bid must then be lowered when specified purchase limits are exceeded.

Electronic Offer, Sale and Distribution of Securities

        A prospectus in electronic format may be delivered to potential investors by the underwriters. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on the underwriters' websites and any information contained in any other websites maintained by the underwriters is not part of the prospectus or the registration statement of which this Prospectus forms a part.

Sales Outside the U.S.

        No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ADSs, or the possession, circulation or distribution of this Prospectus or any other material relating to us or the ADSs in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and none of this Prospectus or any other offering material or advertisements in connection with the ADSs may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction. The underwriters may arrange to sell ADSs offered hereby in certain jurisdictions outside the United States, either directly or indirectly or through affiliates, where they are permitted to do so.

  European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, with effect from and including the date on which the Prospectus Directive is implemented in that Member State, an offer of securities may not be made to the public in that Member State, other than:

  a)
  to any legal entity that is a qualified investor as defined in the Prospectus Directive;

  b)
  to fewer than 100 or, if that Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than "qualified investors" as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative; or

  c)
  in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive; provided that no such offer of securities shall require us or any underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of the above, the expression an "offer of securities to the public" in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in that Member State), and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in that Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

  United Kingdom

        This Prospectus and any other material in relation to the ADSs described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive ("qualified investors") that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as "relevant persons"). The ADSs are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such ADSs will be engaged in only with, relevant persons. This Prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this Prospectus or any of its contents.

  Hong Kong

        The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571 Laws of Hong Kong) and any rules made thereunder.

  People's Republic of China

        This Prospectus has not been and will not be circulated or distributed in the PRC, and ADSs may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan, and the special administrative regions of Hong Kong and Macau.

  Singapore

        This Prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (SFA), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the ADSs are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire ADS capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, ADSs, debentures and units of ADSs and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the ADSs under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

  Japan

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

  Notice to Prospective Investors in Switzerland

        The ADSs may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the ADSs or the Offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the Offering, the Company, or the ADSs have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of ADSs will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of ADSs has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ADSs.

  Notice to Prospective Investors in the Dubai International Financial Centre

        This Prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (DFSA). This Prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this Prospectus nor taken steps to verify the information set forth herein and has no responsibility for the Prospectus. The ADSs to which this Prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this Prospectus you should consult an authorized financial advisor.

EXPENSES RELATED TO THIS OFFERING

        Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, which are expected to be incurred in connection with the offer and sale of the ADSs by us. With the exception of the SEC registration fee and the Financial Industry Regulatory Authority filing fee, all amounts are estimates.

SEC registration fee	US$
Nasdaq Global Market listing fee
Financial Industry Regulatory Authority filing fee
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Miscellaneous

Total	US$

        These expenses will be borne by us, except for underwriting discounts and commissions, which will be borne by us in proportion to the numbers of ADSs sold in the offering by us.

 LEGAL MATTERS

        We are being represented by Jones Day with respect to legal matters of United States federal securities and New York State law. Certain legal matters of United States federal securities and New York State law in connection with this offering will be passed upon for the underwriters by DLA Piper LLP (US). The validity of the ordinary shares represented by the ADSs offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder. Certain legal matters as to PRC law will be passed upon for us by B & D Law Firm.

EXPERTS

        The financial statements as of December 31, 2012 and 2013, and for each of the two years in the period ended December 31, 2013 and the related financial statement schedule included in the prospectus, have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph referring to the ability to continue as a going concern). Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The office of Deloitte Touche Tohmatsu Certified Public Accountants LLP is located at 8/F, W2 Tower, The Towers, Oriental Plaza, 1 East Chang An Avenue, Beijing 100738, the People's Republic of China.

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to underlying ordinary shares represented by the ADSs, to be sold in this offering. A related registration statement on F-6 will be filed with the SEC to register the ADSs. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits and schedules for further information with respect to us and our ADSs.

        Immediately upon closing of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Additional information may also be obtained over the Internet at the SEC's web site at www.sec.gov.

        As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders' meeting and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and will mail to all record holders of ADSs the information contained in any notice of a shareholders' meeting received by the depositary from us.

WOWO LIMITED

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2013 AND 2014

CONTENTS	PAGE(S)
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2014	F-52 - F-53
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2013 AND 2014	F-54
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2013 AND 2014	F-55
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIT FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2013 AND 2014	F-56
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2013 AND 2014	F-57
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2013 AND 2014	F-58 - F-77

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF
 WOWO LIMITED

        We have audited the accompanying consolidated balance sheets of Wowo Limited (the "Company"), its subsidiaries, its variable interest entities ("VIEs"), and its VIEs' subsidiaries (collectively, the "Group") as of December 31, 2012 and 2013, and the related consolidated statements of operations, comprehensive loss, changes in deficit, and cash flows for each of the two years in the period ended December 31, 2013, and the related financial statement schedule included in Schedule I. These financial statements and financial statement schedule are the responsibility of the Group's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2012 and 2013, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2013, in conformity with the accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        The accompanying consolidated financial statements have been prepared assuming that the Group will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Group's recurring losses from operations and shareholders' capital deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also discussed in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP
Beijing, the People's Republic of China
August 8, 2014

WOWO LIMITED

CONSOLIDATED BALANCE SHEETS

(In U.S. dollars, except share and per share data)

	December 31, 2012	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$4,247,374	$419,305
Restricted cash	2,500,000	—
Accounts receivable, net	1,037,959	1,722,001
Prepaid expenses and other current assets	3,711,853	9,494,511
Amounts due from related parties	255,558	3,799

Total current assets	11,752,744	11,639,616

Property and equipment, net	5,347,138	4,085,945
Acquired intangible assets, net	2,457,702	—
Goodwill	7,433,142	7,649,731

Total assets	26,990,726	23,375,292

Current liabilities:
Short-term loan (including short-term loan of the consolidated VIE entities without recourse to Wowo Limited of nil and $1,651,880 as of December 31, 2012 and 2013, respectively)	2,247,154	1,651,880
Accounts payable (including accounts payable of the consolidated VIE entities without recourse to Wowo Limited of $17,269,435 and $13,437,234 as of December 31, 2012 and 2013, respectively)	17,273,124	13,437,234
Accrued expenses and other current liabilities (including accrued expenses and other current liabilities of the consolidated VIE entities without recourse to Wowo Limited of $23,254,826 and $24,118,536 as of December 31, 2012 and 2013, respectively)	26,033,491	26,345,151
Advance from customers (including advance from customers of consolidated VIE entities without recourse to Wowo Limited of $20,999,239 and $28,690,785 as of December 31, 2012 and 2013, respectively)	20,999,239	28,690,785
Amounts due to related parties (including amount due to related parties of the consolidated VIE entities without recourse to Wowo Limited of $699,665 and $26,254,333 as of December 31, 2012 and 2013, respectively)	699,665	26,254,333
Income tax payable (including income tax payable of the consolidated VIE entities without recourse to Wowo Limited of $43,919 and $45,199 as of December 31, 2012 and 2013, respectively)	43,919	45,199

Total current liabilities	67,296,592	96,424,582

Deferred tax liabilities (including deferred tax liabilities of the consolidated VIE entities without recourse to Wowo Limited of $90,048 and nil as of December 31, 2012 and 2013, respectively)	90,048	—

Total liabilities	67,386,640	96,424,582

The accompanying notes are an integral part of these consolidated financial statements.

WOWO LIMITED

CONSOLIDATED BALANCE SHEETS (Continued)

(In U.S. dollars, except share and per share data)

	December 31, 2012	December 31, 2013
Commitments and contingencies (Note 17)
Mezzanine equity:
Series A-1 convertible redeemable preferred shares ($0.00001 par value; total 20,000,000 preferred shares authorized, 12,202,988 and 12,202,988 shares issued and outstanding, liquidation value $10,055,909 and $10,055,909 as of December 31, 2012 and 2013, respectively)	4,111,914	5,310,921
Series A-2 convertible redeemable preferred shares ($0.00001 par value; total 122,029,877 preferred shares authorized, 122,029,877 and 122,029,877 shares issued and outstanding, liquidation value $100,559,091 and $100,559,091 as of December 31, 2012 and 2013, respectively)	28,072,921	62,409,342
Series B convertible redeemable preferred shares ($0.00001 par value; total 30,507,471 preferred shares authorized, 30,507,471 and 30,507,471 shares issued and outstanding, liquidation value $25,139,774 and $25,139,774 as of December 31, 2012 and 2013, respectively)	14,012,736	16,119,156

Total mezzanine equity	46,197,571	83,839,419

Deficit:
Ordinary shares ($0.00001 par value; 1,928,660,537 shares authorized, 303,886,640 and 303,886,640 shares issued and outstanding as of December 31, 2012 and 2013, respectively)	3,039	3,039
Subscription receivable	(3,000)	(3,000)
Additional paid-in capital	43,761,660	7,029,716
Accumulated deficit	(129,033,247)	(161,205,591)
Accumulated other comprehensive loss	(1,321,937)	(2,712,873)

Total deficit	(86,593,485)	(156,888,709)

TOTAL LIABILITIES, MEZZANINE EQUITY AND DEFICIT	$26,990,726	$23,375,292

The accompanying notes are an integral part of these consolidated financial statements.

WOWO LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS

(In U.S. dollars, except share and per share data)

	Years ended December 31,
	2012	2013
Net revenues	$27,815,399	$36,253,309
Cost of revenues (including share-based compensation of $14,867 and $8,095 for the years ended December 31, 2012 and 2013, respectively)	7,185,148	6,583,501

Gross profit	20,630,251	29,669,808

Operating expenses:
Marketing (including share-based compensation of $108,913 and $45,327 for the years ended December 31, 2012 and 2013, respectively)	12,487,068	10,426,400
Selling, general and administrative (including share-based compensation of $1,815,546 and $856,482 for the years ended December 31, 2012 and 2013, respectively)	47,010,505	49,280,231
Impairment of intangible assets	—	2,034,791

Total operating expenses	59,497,573	61,741,422

Loss from operations	(38,867,322)	(32,071,614)
Interest income	20,560	43,865
Interest expense	(223,801)	(136,655)
Other income/(expenses), net	20,299	(89,354)
(Loss) gain from disposal of VIE and VIE's subsidiaries	(28,878)	895

Loss before provision for income taxes	(39,079,142)	(32,252,863)
Provision for income tax benefits	(68,666)	(80,519)

Net loss attributable to Wowo Limited	(39,010,476)	(32,172,344)

Accretion for Series A-1 convertible redeemable preferred shares	289,069	1,199,007
Accretion for Series A-2 convertible redeemable preferred shares	15,747,313	34,336,421
Accretion for Series B convertible redeemable preferred shares	1,543,889	2,106,420

Net loss attributable to holders of ordinary shares of Wowo Limited	$(56,590,747)	$(69,814,192)

Net loss per ordinary shares
Basic	$(0.18)	$(0.23)
Diluted	(0.18)	(0.23)
Net income per Series A-1 preferred shares—Basic	0.03	0.10
Net income per Series A-2 preferred shares—Basic	0.14	0.28
Net income per Series B preferred shares—Basic	$0.06	$0.07

Weighted average shares used in calculating net loss per ordinary shares
Basic	310,188,010	303,886,640
Diluted	310,188,010	303,886,640

Weighted average shares used in calculating net loss per
Series A-1 preferred shares	11,151,244	12,202,988
Series A-2 preferred shares	110,937,536	122,029,877
Series B preferred shares	25,659,708	30,507,471

The accompanying notes are an integral part of these consolidated financial statements.

WOWO LIMITED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In U.S. dollars)

	Years ended December 31,
	2012	2013
Net loss	$(39,010,476)	$(32,172,344)
Other comprehensive loss, net of tax:
Change in cumulative foreign currency translation adjustment	(478,896)	(1,390,936)

Comprehensive loss attributable to Wowo Limited's shareholders	$(39,489,372)	$(33,563,280)

The accompanying notes are an integral part of these consolidated financial statements.

WOWO LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIT

(In U.S. dollars, except share and share related data)

	Wowo Limited's deficit
	Ordinary shares					Accumulated other comprehensive loss
			Additional paid-in capital	Subscription receivable	Accumulated deficit		Total deficit
	Shares	Amount
Balance as of January 1, 2012	313,886,640	$3,139	$16,321,667	$(3,000)	$(90,022,771)	$(843,041)	$(74,544,006)
Repurchase of ordinary shares	(10,000,000)	(100)	98	—	—	—	(2)
Beneficial conversion feature on Series A-1 and Series A-2 convertible redeemable preferred shares	—	—	43,234,050	—	—	—	43,234,050
Accretion for Series A-1, Series A-2 and Series B convertible redeemable preferred shares	—	—	(17,580,271)	—	—	—	(17,580,271)
Net loss	—	—	—	—	(39,010,476)	—	(39,010,476)
Share-based compensation	—	—	1,939,326	—	—	—	1,939,326
Disposal of VIE	—	—	(153,210)	—	—	—	(153,210)
Foreign currency translation adjustment	—	—	—	—	—	(478,896)	(478,896)

Balance as of December 31, 2012	303,886,640	$3,039	$43,761,660	$(3,000)	$(129,033,247)	$(1,321,937)	$(86,593,485)

Accretion for Series A-1, Series A-2 and Series B convertible redeemable preferred shares	—	—	(37,641,848)	—	—	—	(37,641,848)
Net loss	—	—	—	—	(32,172,344)	—	(32,172,344)
Share-based compensation	—	—	909,904	—	—	—	909,904
Foreign currency translation adjustment	—	—	—	—	—	(1,390,936)	(1,390,936)

Balance as of December 31, 2013	303,886,640	$3,039	$7,029,716	$(3,000)	$(161,205,591)	$(2,712,873)	$(156,888,709)

WOWO LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. dollars)

	Years ended December 31,
	2012	2013
Cash flows from operating activities:
Net loss	$(39,010,476)	$(32,172,344)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	1,939,326	909,904
Depreciation and amortization	2,768,122	2,352,797
Allowance for doubtful advance to suppliers	1,371,650	1,333,519
Impairment of intangible assets	—	2,034,791
Loss (gain) on disposal of VIE and VIE's subsidiaries	28,878	(895)
Loss from disposal of property and equipment	533,190	123,470
Changes in operating assets and liabilities:
Accounts receivable	718,795	(643,796)
Prepaid expenses and other current assets	2,284,487	(6,329,424)
Accounts payable	3,123,431	(4,272,818)
Advance from customers	5,603,253	6,971,363
Accrued expenses and other current liabilities	6,062,110	1,031,371
Income tax payable	1,508	—
Deferred income taxes	(70,991)	(91,254)

Net cash used in operating activities	(14,646,717)	(28,753,316)

Cash flows from investing activities:
Purchase of property and equipment	(1,151,470)	(646,953)
Payments for acquisition of business (net of cash acquired of nil and nil for the years ended December 31, 2012 and 2013, respectively)	(285,089)	—
Proceeds from disposal of property and equipment	91,715	—
Proceeds from disposal of VIE and VIE's subsidiaries (net of cash disposed of $3,370 and nil for the years ended December 31, 2012 and 2013, respectively)	900	895
Amounts due from related parties	(664,074)	211,387
Restricted cash	5,000,000	2,500,000

Net cash provided by investing activities	2,991,982	2,065,329

Cash flows from financing activities:
Proceeds from issuance of Series B convertible redeemable preferred shares (net of issuance cost of $31,153)	12,468,847	—
Amounts due to related parties	1,077,387	24,587,142
Proceeds from short-term loan	—	1,626,610
Proceeds from third party loan	4,397,602	—
Repayments for third party loans	(2,247,075)	(1,200,438)
Repayments of borrowings	(3,898,821)	(2,277,254)

Net cash provided by financing activities	11,797,940	22,736,060

Effect of exchange rate changes	(226,935)	123,858

Decrease in cash	(83,730)	(3,828,069)
Cash and cash equivalents, beginning of the year	4,331,104	4,247,374

Cash and cash equivalents, end of the year	$4,247,374	$419,305

Supplement disclosure of cash flow information:
Income taxes paid	$817	$2,727
Interest paid	244,930	136,655

The accompanying notes are an integral part of these consolidated financial statements.

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES

        Wowo Limited ("the Company") was incorporated in Cayman Islands on July 13, 2011. The Company and its subsidiaries, variable interest entities ("VIEs") and VIEs' subsidiaries (the "Group") are primarily engaged in providing the e-commerce platform networking services, focusing on local entertainment and lifestyle services such as restaurants, movie theaters and beauty salons and also allow local merchants to create online stores and make direct sales to their target customers for consumption at their brick and mortar stores in the People's Republic of China ("PRC").

        As of December 31, 2013, details of the Group's subsidiaries, VIEs and VIEs' subsidiaries were as follows:

	Date of acquisition/ incorporation	Place of establishment/ incorporation	Percentage of legal ownership
Subsidiaries:
Wowo Group Limited ("Wowo BVI")	January 11, 2011	British Virgin Islands	100%
("BVI")
Wowo Mall (China) Ltd. (HK) (formerly named Wowo Holding Limited (HK)) ("Wowo HK")	January 24, 2011	Hong Kong	100%
Beijing Wowo Shijie Information Technology Co., Limited ("Wowo Shijie" or "WOFE")	May 19, 2011	PRC	100%
VIEs:
Beijing Wowo Tuan Information Technology Co., Ltd. ("Beijing Wowo Tuan")	December 31, 2010	PRC	N/A
Beijing Kai Yi Shi Dai Network Technology Co., Ltd. ("Kai Yi Shi Dai")	April 1, 2011	PRC	N/A
VIEs' subsidiaries:
Changzhou Wowo Tuan Information Technology Co., Ltd. ("Changzhou Wowo Tuan")	February 9, 2011	PRC	N/A
Wuxi Yuzhong Internet Technology Co., Ltd. ("Wuxi Wowo Tuan")	February 28, 2011	PRC	N/A
Hunan Wowo Tuan Information Technology Co., Ltd. ("Hunan Wowo Tuan")	March 2, 2011	PRC	N/A
Shenyang Wowo Shijiu Internet Technology Co., Ltd. ("Shenyang Wowo Tuan")	April 1, 2011	PRC	N/A
Langfang Wowo Tuan Internet Technology Co., Ltd. ("Langfang Wowo Tuan")	May 10, 2011	PRC	N/A
Jilin Wowo Tuan Information Technology Co., Ltd. ("Jilin Wowo Tuan")	June 2, 2011	PRC	N/A
Shandong Wowo Mall Information Technology Co., Ltd. ("Shandong Wowo Tuan")	September 25, 2013	PRC	N/A

The VIE arrangements

        The PRC laws and regulations currently place certain restrictions on foreign ownership of companies that engage in Internet business, including the provision of Internet content distribution

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

services. Specifically, foreign investors are not allowed to own more than 50% of the equity interests in any entity conducting Internet content distribution business or other value-added telecom businesses. To comply with these PRC laws and regulations, the Company conducts substantially the majority of its businesses through the VIEs and VIEs' subsidiaries. To provide the Company control over the VIEs and the rights to them the expected residual returns of the VIEs and VIEs' subsidiaries, WOFE entered into a series of contractual arrangements as described below with the VIEs including Beijing Wowo Tuan, Kai Yi Shi Dai and their shareholders.

        As a result of entering into these contractual agreements, the Company through its wholly owned subsidiary, Wowo Shijie has (1) power to direct the activities of the VIEs that most significantly affect the entity's economic performance and (2) the right to receive economic benefits of the VIEs that could be significant to the VIEs. Accordingly, the Company is considered the primary beneficiary of the VIEs and has consolidated the VIEs' financial results of operations, assets, and liabilities in the Company's consolidated financial statements. The Company also believes that this ability to exercise control ensures that the VIEs will continue to execute and renew the exclusive consulting and services agreements and pay service fees to the Company. The ability to charge service fees in amounts determined at the Company's sole discretion, and by ensuring that the exclusive consulting and services agreements are executed and renewed indefinitely, the Company has the right to receive substantially all of the economic benefits from the VIEs.

  •
  Agreements that Transfer Economic Benefits and Risks to the Company

        Exclusive Consulting and Service Agreements.    WOFE and each of Beijing Wowo Tuan and Kai Yi Shi Dai entered into exclusive consulting and service agreements, under which each of Beijing Wowo Tuan and Kai Yi Shi Dai, including its subsidiaries or any companies or entities under its control, agrees to engage WOFE as its exclusive provider of technical platform, technical support, maintenance and other services. Beijing Wowo Tuan and Kai Yi Shi Dai shall pay to WOFE service fees determined based on the gross billings of the affiliated consolidated entities on a quarterly basis. WOFE shall exclusively own any intellectual property arising from the performance of the exclusive consulting and service agreements. The fees for such consulting and services are determined at WOFE's discretion. The exclusive consulting and service agreements will be effective for ten years unless earlier terminated as set forth in the agreements or other written agreements entered into by the parties thereto. The exclusive consulting and service agreements shall be extended upon the written confirmation by WOFE before the expiry of thereof, the extended term shall be determined by WOFE. During the term of the exclusive consulting and service agreements, any of the affiliated consolidated entities may not terminate the agreements except in the case of WOFE's gross negligence, fraud, other illegal action, bankruptcy or termination of WOFE, and in the event of bankruptcy or termination of the affiliated consolidated entities before the expiry of the exclusive consulting and service agreements, the agreements shall be terminated automatically.

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

  •
  Agreements that Provide the Company with Effective Control over VIEs

        Equity Pledge Agreements.    The shareholders of each of Beijing Wowo Tuan and Kai Yi Shi Dai entered into equity pledge agreements with WOFE, under which the shareholders pledged all of their equity interests in each of Beijing Wowo Tuan and Kai Yi Shi Dai to WOFE as collateral to secure performance of all obligations of the affiliated consolidated entities and their shareholders under the applicable exclusive consulting and service agreement and the exclusive call option agreement. WOFE is entitled to collect dividends and other distributions (in cash or non-cash) of the shares pledged during the term of the pledge. If any event of default as provided for therein occurs, WOFE, as the pledgee, will be entitled to request immediate payment of the service fees or other fees, or to dispose of the pledged equity interests through transfer or assignment.

        Power of Attorney.    The shareholders of each of Beijing Wowo Tuan and Kai Yi Shi Dai signed irrevocable power of attorney to appoint WOFE as the attorney-in-fact to act on his behalf on all matters pertaining to Beijing Wowo Tuan and Kai Yi Shi Dai and to exercise all of his rights as a shareholder of Beijing Wowo Tuan and Kai Yi Shi Dai including the right to attend shareholders meeting, to exercise voting rights and to transfer all or a part of his equity interests therein pursuant to the exclusive call option agreements. The power of attorney with each shareholder expires when the shareholder ceases to hold any equity interests in Beijing Wowo Tuan and Kai Yi Shi Dai

        Exclusive Call Option Agreements.    The shareholders of Beijing Wowo Tuan and Kai Yi Shi Dai entered into exclusive call option agreements with WOFE, pursuant to which WOFE has an exclusive option to purchase, or to designate other persons to purchase, to the extent permitted by applicable PRC laws, rules and regulations, all of the equity interest in Beijing Wowo Tuan and Kai Yi Shi Dai from the shareholders. The purchase price for the entire equity interest is to be the minimum price permitted by applicable PRC laws, rules and regulations, unless otherwise required by PRC laws or agreed in writing by WOFE and the shareholders of the affiliated consolidated entities. The term of each exclusive call option agreement will be ten years, and can be extended upon the written confirmation by WOFE prior to the expiration of the agreement and the extended term shall be determined by WOFE.

Risks in relation to the VIE structure

        The Company believes that Wowo Shijie's contractual arrangements with the VIEs and their respective subsidiaries are in compliance with PRC law and are legally enforceable. The shareholders of the VIE entities are also shareholders of the Company and therefore have no current interest in seeking to act contrary to the contractual arrangements. However, uncertainties in the PRC legal system could limit the Company's ability to enforce these contractual arrangements and if the shareholders were to reduce their interest in the Company, their interests may diverge from that of the Company and that may potentially increase the risk that they would seek to act contrary to the contractual terms.

        However, uncertainties in the PRC legal system could limit the Company's ability to enforce these contractual arrangements and if the shareholders of the VIE entities were to reduce their interest in the Company, their interests may diverge from that of the Company and that may potentially increase

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

the risk that they would seek to act contrary to the contractual terms, for example by influencing the VIE entities not to pay the service fees when required to do so.

        The Company's ability to control the VIE entities also depends on the power of attorney. Wowo Shijie has to vote on all matters requiring shareholder approval in the VIE entities. As noted above, the Company believes this power of attorney is legally enforceable but may not be as effective as direct equity ownership.

        In addition, if the legal structure and contractual arrangements were found to be in violation of any existing PRC laws and regulations, the PRC regulatory authorities could:

  •
  revoke the Group's business and operating licenses;

  •
  require the Group to discontinue or restrict its operations;

  •
  restrict the Group's right to collect revenues;

  •
  block the Group's websites;

  •
  require the Group to restructure the operations in such a way as to compel the Group to establish a new enterprise, re-apply for the necessary licenses or relocate its businesses, staff and assets;

  •
  impose additional conditions or requirements with which the Group may not be able to comply; or

  •
  take other regulatory or enforcement actions against the Group that could be harmful to the Group's business.

        The imposition of any of these penalties could result in a material adverse effect on the Group's ability to conduct the Group's business. In addition, if the imposition of any of these penalties causes the Group to lose the rights to direct the activities of the VIEs, VIEs' subsidiaries, or the right to receive their economic benefits, the Group would no longer be able to consolidate the VIEs and VIEs' subsidiaries. The Group does not believe that any penalties imposed or actions taken by the PRC government would result in the liquidation or dissolution of the Company, Wowo Shijie, the VIEs and their respective subsidiaries.

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

        The following financial statement balances and amounts of the VIEs and VIEs' subsidiaries were included in the accompanying audited consolidated financial statements as follows after the elimination of intercompany balances and transactions as of and for the years ended:

	December 31, 2012	December 31, 2013
Cash and cash equivalents	$4,123,268	$263,160
Prepaid expenses and other current assets	3,980,970	10,527,317

Total current assets	$8,104,238	$10,790,477

Property and equipment, net	3,491,576	2,692,457
Other non-current assets	7,921,225	7,649,731

Total non-current assets	11,412,801	10,342,188

Total assets	19,517,039	21,132,665

Advance from customers	20,999,239	28,690,785
Amounts due to related parties	699,665	26,254,333
Accrued expenses and other current liabilities	40,568,180	39,252,849

Total current liabilities	62,267,084	94,197,967

Total non-current liabilities	90,048	—

Total liabilities	$62,357,132	$94,197,967

	Years ended December 31,
	2012	2013
Net revenues	$27,791,703	$36,253,309
Net loss	$(14,135,152)	$(13,853,713)

	Years ended December 31,
	2012	2013
Net cash provided by/(used in) operating activities	$10,959,596	$(13,892,405)
Net cash used in investing activities	(1,029,900)	(754,917)
Net cash provided by financing activities	$5,089,533	$16,119,244

        The VIEs contributed an aggregate of 99.9% and 100% of the consolidated net revenues for the years ended December 31, 2012 and 2013, respectively. As of December 31, 2012 and 2013, the VIEs accounted for an aggregate of 72.3% and 90.4%, respectively, of the consolidated total assets, and 92.5% and 97.7%, respectively, of the consolidated total liabilities. The assets not associated with the VIEs primarily consist of cash and cash equivalents, prepaid expenses and other current assets and property and equipment. The recognized and unrecognized revenue-producing assets that are held by the VIEs are primarily the following:

  •
  Property and equipment

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

1. ORGANIZATION AND PRINCIPAL ACTIVITIES (Continued)

  •
  Acquired intangible assets, such as trade name/domain names, user base, operating system and customer relationship

        There are no consolidated VIEs' assets that are collateral for the VIEs' obligations and can only be used to settle the VIEs' obligations. There are no creditors (or beneficial interest holders) of the VIEs that have recourse to the general credit of the Company or any of its consolidated subsidiaries. There are no terms in any arrangements, considering both explicit arrangements and implicit variable interests that require the Company or its subsidiaries to provide financial support to the VIEs. However, if the VIEs ever need financial support, the Company or its subsidiaries may, at its option and subject to statutory limits and restrictions, provide financial support to its VIEs through loans to the shareholder of the VIEs or entrustment loans to the VIEs. Relevant PRC laws and regulations restrict the VIEs from transferring a portion of their net assets, equivalent to the balance of its statutory reserve and its share capital, to the Company in the form of loans and advances or cash dividends. Please refer to Note 19 for disclosure of restricted net assets.

2. GOING CONCERN

        The Group's history of losses has resulted in its total liabilities and mezzanine equity exceeding its total assets by $156.9 million as of December 31, 2013. The Group experienced a net loss of approximately $39.0 million and $32.2 million in the years ended December 31, 2012 and 2013, respectively, and negative cash flows from operations of approximately $14.6 million and $28.8 million for the years ended December 31, 2012 and 2013, respectively. In addition, the Group's total current liabilities exceed its total current assets by $84.8 million as of December 31, 2013. These conditions raise substantial doubt about the Group's ability to continue as a going concern. However, management believes the Group has the ability to fulfill its financial obligations as they fall due through December 31, 2015 and will continue as a going concern because its primary shareholder, Mr. Maodong Xu ("Maodong"), has agreed to provide adequate funds to enable the Group to meet in full its financial obligations as they fall due through December 31, 2015.

        In the first half year of 2014, Maodong provided interest-free funds which enabled the Company to meet its working capital requirements to fund the Group's daily operations with total amount of $22,300,380 (equivalent to RMB135,000,000).

        The Group believes that it can realize its assets and satisfy its liabilities in the normal course of business with the financial support from Maodong. As a result, the accompanying consolidated financial statements have been prepared assuming the Group will continue as a going concern. The accompanying consolidated financial statements do not reflect any adjustments relating to the recoverability and reclassification of assets and liabilities as that might be necessary if the Group is unable to continue as a going concern.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

        The consolidated financial statements of the Group have been prepared in accordance with the accounting principles generally accepted in the United States of America ("US GAAP").

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The audited consolidated financial statements included the financial statements of the Company, its consolidated subsidiaries, VIEs and VIEs' subsidiaries. All inter-company transactions and balances are eliminated upon consolidation.

Revenue recognition

        The Group primarily generates revenues from sales commission of the online coupons and storefront fees.

(a)
Sales commission of the online coupons

        The Group presents revenues on a net basis (representing the amount billed to subscribers less the amount paid to merchants). The Group acts as an agent rather than as the principal in the delivery of the products or services underlying the coupon as it does not assume the risks and rewards of ownership of goods nor is it responsible for the actual fulfillment of services. Both of these are the responsibilities of the merchants.

        The Group recognizes revenues when all of the following criteria are met: persuasive evidence of an arrangement exists, which is typically at the point when the Group enters into cooperating agreements to sell online coupons with its merchants and the point when the price becomes fixed or determinable; collectability is reasonably assured, which occurs when the subscribers remit payments to third party payment service providers for coupons purchased; and services to the merchants have been rendered.

        The Group earns the related commission revenue as an agent when its subscribers actually redeem their coupons. Until such time, the proceeds received by the Group from selling the online coupons are recorded as advance from customers. During the period from the offer validation to the point of online coupon redemption, the Group is also contractually obligated to provide, maintain and support an online coupon verification system which its merchants must use to validate coupons before services can be redeemed by the Group's subscribers. The Group also provides ongoing customer service support to its merchants through the redemption of the coupons. The Group has concluded these performance obligations to be a substantive and integral part of the Group's service delivery process from which it earns its revenue. Based on the above considerations, revenue recognition is deferred until the redemption of the online coupons by the subscribers for the delivery of products or consumption of the services, at which time the underlying sale from which the Group earns its commission has been culminated and the Group has completed its service obligations to its merchants. The Group's remaining obligations to its merchants after coupon redemption by its subscribers are inconsequential.

        The Group adopts operational return and refund policy which offers the subscribers refunds on the coupon they have purchased, if a subscriber is not satisfied with the goods or services after redemption, or if a customer has not redeemed the coupon within twenty days after expiration date of the coupon (the "Refund Period"). Historically, the amounts of refund claimed by customers for the redeemed coupons was clearly insignificant. Based on an analysis of historical patterns and amounts of claims by customers, the Group provides a refund reserve with an estimated refund rate close to zero for the redeemed coupons. Currently, unredeemed amounts beyond the Refund Period remains in advance from customers on the balance sheet on a gross basis due to the ambiguity and uncertainty regarding

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

interpretation and application of current PRC laws with respect to the nature of these unredeemed amounts, such as PRC Civil Law, Law on the Protection of the Rights and Interests of Consumers and certain normative documents enacted by the State Administration of Industry and Commerce, or the SAIC. The Group recognizes revenue from these unredeemed amounts until the third anniversary from the expiration date of the coupon, when the possibility for a customer to initiate a claim becomes remote. The Group did not recognize any revenue from these unredeemed amounts for the years ended December 31, 2012 and 2013, respectively.

        In addition, the merchants are contractually responsible and liable for the quality of the products or services provided and the Group also holds the right to claim reimbursements from the merchants, therefore, the amounts of costs that the Group incurred as a result of such refunds have been minimal for the years presented.

(b)
Storefront fees

        The Group also derives the revenue from storefront fees for merchants that have opened online stores with the Company's website. The merchants pay a fixed fee for an agreed contract period. The Group recognizes revenues ratably over the period the storefront services are provided.

Business tax

        The Group is subject to business taxes at the rate of 5% on certain types of services and the related revenues are presented net of business taxes incurred. Business taxes deducted in arriving net revenue for the years ended December 31, 2012 and 2013 totaled $1,266,642 and $727,821, respectively.

Value-added tax

        In July 2012, the Ministry of Finance and the State Administration of Taxation jointly issued a circular regarding the pilot collection of value-added tax ("VAT") in lieu of business tax in certain areas and industries in the PRC. Such VAT pilot program is to be phased in Beijing, Jiangsu, Anhui, Fujian, Guangdong, Tianjin, Zhejiang, and Hubei between September and December 2012. Starting from September 1, 2012, certain subsidiaries and VIEs became subject to VAT at the rates of 6% or 3%, on certain revenues which were previously subject to business tax, and the VAT totaled $371,736 and $1,965,911 for the years ended December 31, 2012 and 2013, respectively.

Rewards programs

        The Group issues referral credits to its existing registered subscribers ("referrers") pursuant to certain of the Group's marketing programs offered to promote its group-purchase platform to new subscribers ("referees"). In exchange for the promotional services provided by the referrers, the Group deposits credits that can be used for future purchases in the referrers' accounts upon the referees make purchases. The merchants are considered the Group's customers under the deemed agency relationship model, therefore when the Group provides the paying subscribers with credits, the Group accrues the costs at issuance in accrued expenses on the balance sheets, with a charge to selling, general and administrative expenses on the statements of operations.

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cost of revenue

        Costs of revenues primarily consist of depreciation of property and equipment, payroll of the editorial personnel, processing fees paid to third-party payment service providers, logistics fees paid to third-party courier companies, website hosting costs, short message distribution costs, share-based compensation expenses, amortization of acquired trade name/domain name and refunds to subscribers for redeemed coupons that are not reimbursed by the merchants.

Marketing expenses

        Marketing expenses primarily consist of online marketing costs, such as sponsored search and advertising on social networking sites, offline advertising expenses, such as bus exterior or metro walkway advertising and print advertising, payroll of marketing personnel, the amount of the cumulative shortfall incurred when the Group sells online coupons for a specific merchant to its paying subscribers at a loss that results in negative revenue on a cumulative basis in order to enhance market penetration and recognition since the inception of the overall relationship between the merchant and the Group, and email distribution marketing costs.

Use of estimates

        The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Significant accounting estimates reflected in the Group's consolidated financial statements include useful lives and impairment for property and equipment and intangible assets, impairment of goodwill, valuation allowance for deferred tax assets, fair value of ordinary shares, share-based compensation and purchase price allocation for business acquisition. Actual results could differ from those estimates.

Cash and cash equivalents

        Cash and cash equivalents consist of cash on hand and term deposits, which are unrestricted as to withdrawal and use, and have original maturities of three months or less when purchased.

Restricted cash

        Restricted cash represented the bank deposits pledged for the bank loan.

Accounts receivable

        Accounts receivable primarily represent the cash due from the third-party payment account paid by customers for Wowo coupons. No allowance for doubtful accounts is provided as there is no risk of collecting this account receivable.

Advance to suppliers

        Advance to suppliers primarily represent the cash paid to merchants in advance based on the payment terms of the contracts. The carrying amount of the Group's advance to suppliers is reduced by an allowance for advance to suppliers that reflects management's best estimate of amounts that will not

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

be collected. The allowance is based on historical loss experiences and any specific risks identified in collection matters. Advance to suppliers are charged off against the allowance for doubtful accounts when it is determined that the advance is uncollectible. The Group's allowance for doubtful advance to suppliers for the years ended December 31, 2012 and 2013 was $1,371,650 and $1,333,519, respectively and included in Selling, general and administrative expenses in the consolidated statements of operations.

Property and equipment, net

        Property and equipment are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated on a straight-line basis over the following estimated useful lives:

Computer and software	4 - 5 years
Furniture and fixtures	5 years
Leasehold improvement	Shorter of the term of the lease or the estimated useful lives of the assets

Acquired intangible assets

        Acquired intangible assets with finite lives are carried at cost less accumulated amortization and impairment. Amortization of user base and customer relationship is calculated using the estimated attrition pattern. Amortization of other finite lived intangible assets is calculated on a straight-line basis over the shorter of the contractual terms or the expected useful lives of the acquired assets. The amortization years by major intangible asset classes are as follows:

Trade name/domain name	2 - 10 years
User base	2 years
Operating system	3 years
Customer relationship	2 years

Impairment of intangible assets with finite life

        The Group evaluates the recoverability of its intangible assets with finite life, whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Group measures impairment by comparing the carrying value of the intangible assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Group would recognize an impairment loss based on the excess of carrying amount over the fair value of the assets, as well as whenever events or changes in circumstances indicate the carrying amount of the assets may no longer be recoverable.

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Considering that the Group has recurring operating losses, the Group has determined to perform the annual impairment tests on December 31 of each year. As a result of the annual impairment test, the Group recognized impairment loss of nil and $2,034,791 for the years ended December 31, 2012 and 2013, respectively (see note 6).

Impairment of goodwill

        The Group annually, or more frequently if the Group believes indicators of impairment exist, reviews the carrying value of goodwill to determine whether impairment may exist.

        Specifically, goodwill impairment is determined using a two-step process. The first step compares the fair value of each reporting unit to its carrying amount, including goodwill. If the fair value of each reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and the second step will not be required. If the carrying amount of a reporting unit exceeds its fair value, the second step compares the implied fair value of the affected reporting unit's goodwill to the carrying value of that goodwill. The implied fair value of goodwill is determined in a manner similar to accounting for a business combination with the allocation of the assessed fair value determined in the first step to the assets and liabilities of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to the assets and liabilities is the implied fair value of goodwill. An impairment loss is recognized for any excess in the carrying value of goodwill over the implied fair value of goodwill. Estimating fair value is performed by utilizing various valuation techniques, with the primary technique being a discounted cash flow.

        The Group has determined to perform the annual impairment tests on December 31 of each year. There was no impairment loss incurred for the years ended December 31, 2012 and 2013.

Operating leases

        Leases where substantially all the rewards and risks of the ownership of the assets remain with the leasing companies are accounted for as operating leases. Payments made for the operating leases are charged to the consolidated statements of operations on a straight-line basis over the lease term and have been included in the operating expenses in the consolidated statements of operations.

Income taxes

        Current income taxes are provided in accordance with the laws and regulations applicable to the Company as enacted by the relevant tax authorities. Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. Net operating loss carry forwards and credits are applied using enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that a portion of or all of the deferred tax assets will not be realized. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on the characteristics of the underlying assets and liabilities.

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Interest and penalties on income taxes will be classified as a component of the provisions for income taxes.

Foreign currency translation

        The functional and reporting currency of the Company, Wowo BVI and Wowo HK is the United States dollar ("U.S. dollars"). The financial records of the Group's subsidiaries, VIEs and VIEs' subsidiaries located in the PRC are maintained in their local currencies, the Renminbi ("RMB"), respectively, which are also the functional currencies of these entities.

        Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at the rates of exchange ruling on the balance sheet date. Transactions in currencies other than the functional currency during the year are converted into functional currency at the applicable rates of exchange prevailing when the transactions occurred. Transaction gains and losses are recognized in the statements of operations.

        The Company's entities with functional currency of RMB translate their operating results and financial position into the U.S. dollars, the Group's reporting currency. Assets and liabilities are translated using the exchange rates in effect on the balance sheet date. Revenues, expenses, gains and losses are translated using the average rate for the year. Translation adjustments are reported as cumulative translation adjustments and are shown as a separate component of other comprehensive loss.

Share-based payments

        Share-based payment awards with employees are measured based on the grant date fair value of the equity instrument issued, and recognized as compensation costs net of an estimated forfeiture rate using the straight-line method over the requisite service period, which is generally the vesting period of the options, with a corresponding impact reflected in additional paid-in capital. The estimate of forfeitures will be adjusted over the requisite service period to the extent that actual forfeitures differ, or is expected to differ, from such estimate. Changes in estimated forfeitures will be recognized through a cumulative catch-up adjustment in the period of change and will also impact the amount of share-based compensation expenses to be recognized in future years.

        Shares of acquired entities were granted to employees, who were also the selling shareholders of the acquired entities, as the compensation of their future services. Share-based payment transactions with employees are measured based on the grant date fair value of equity instrument, and recognized as compensation expenses using straight-line method over the requisite service periods.

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Beneficial conversion feature

        For convertible instruments, a beneficial conversion feature is recognized when the conversion price is less than the fair value of the ordinary share into which the instrument is converted at the commitment date. A portion of the proceeds from issuance of the convertible instruments, equal to the intrinsic value, is then allocated to additional paid-in capital. For convertible instruments that have a stated redemption date (such as debt and mandatorily redeemable preferred shares), the discount resulting from recording a beneficial conversion option is accreted from the date of issuance to the stated redemption date of the convertible instrument, regardless of when the earliest conversion date occurs.

        In circumstances in which the instrument is converted prior to amortization of the full amount of the discount, the remaining unamortized discount at the date of conversion is immediately recognized as interest expense or as a dividend, as appropriate.

Comprehensive loss

        Comprehensive loss includes net loss and foreign currency translation adjustments and is presented net of tax, the amount of which is nil for the two years ended December 31, 2013.

Concentration of credit risk

        Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of cash. The Group places its cash and cash equivalents with financial institutions with high-credit ratings and quality.

        No customer accounted for 10% or more of total revenues for the years ended December 31, 2012 and 2013. No customer accounted for 10% or more of accounts receivable as of December 31, 2012 and 2013.

Business combinations

        Business combinations are recorded using the acquisition method of accounting. The assets acquired, the liabilities assumed, and any noncontrolling interest of the acquiree at the acquisition date, if any, are measured at their fair values as of that date. Goodwill is recognized and measured as the excess of the total consideration transferred plus the fair value of any noncontrolling interests of the acquiree, if any, at the acquisition date over the fair values of the identifiable net assets acquired.

        Cash is the common form of the consideration paid for acquisitions. Consideration transferred in a business acquisition is measured at the fair value as at the date of acquisition.

        Where the consideration in an acquisition includes contingent consideration the payment of which depends on the achievement of certain specified conditions post-acquisition, the contingent consideration is recognized and measured at its fair value at the acquisition date and if recorded as a liability it is subsequently carried at fair value with changes in fair value reflected in the statements of operations.

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair value

        Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

        Authoritative literature provides a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The level in the hierarchy within which the fair value measurement in its entirety falls is based upon the lowest level of input that is significant to the fair value measurement as follows:

•	Level 1—	inputs are based upon quoted prices for instruments traded in active markets.
•	Level 2—
inputs are based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based calculation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
•	Level 3—
inputs are generally unobservable and typically reflect management's estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, cash flow models, and similar techniques.

Fair value of financial instruments

        Financial instruments include cash and cash equivalents, amounts due from/to a related party, accounts receivable and accounts payable. The carrying values of cash and cash equivalents, amounts due from/to related parties, accounts receivable and accounts payable approximate their fair values reported in the consolidated balance sheets due to the short-term maturities.

        Financial assets and liabilities measured at fair value on a non-recurring basis include acquired assets and liabilities based on Level 3 inputs in connection with impairment of intangible assets set out in Note 6.

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Net loss per share

        Basic loss per ordinary share is computed by dividing net loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period.

        The Group's convertible redeemable participating preferred shares are participating securities as they participate in undistributed earnings on an as-if-converted basis. Accordingly, the Group uses the two-class method whereby undistributed net income is allocated on a pro rata basis to the ordinary shares and preferred shares to the extent that each class may share in income for the period; whereas the undistributed net loss for the period is allocated to ordinary shares only because the convertible redeemable participating preferred shares are not contractually obligated to share the loss.

        Diluted loss per ordinary share reflects the potential dilution that could occur if securities were exercised or converted into ordinary shares. The Group had convertible redeemable participating preferred shares, and stock options, which could potentially dilute basic loss per share in the future. To calculate the number of shares for diluted loss per ordinary share, the effect of the convertible redeemable participating preferred shares is computed using the as-if-converted method; the effect of the stock options is computed using the treasury stock method.

Recent accounting pronouncements not yet adopted

        In July 2013, the FASB issued a pronouncement which provides guidance on financial statement presentation of an unrecognized tax benefits when a net operating loss carry forward, a similar tax loss, or a tax credit carry forward exists. The FASB's objective in issuing this ASU is to eliminate diversity in practice resulting from a lack of guidance on this topic in current U.S. GAAP.

        The amendments in this ASU state that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carry forward, a similar tax loss, or a tax credit carry forward, except as follows. To the extent a net operating loss carry forward, a similar tax loss, or a tax credit carry forward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets.

        This ASU applies to all entities that have unrecognized tax benefits when a net operating loss carry forward, a similar tax loss, or a tax credit carry forward exists at the reporting date. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. The Group does not expect the adoption of this guidance will have a significant effect on the Group's consolidated financial statements.

        In May 2014, the FASB issued a new pronouncement which affects any entity using U.S. GAAP that either enters into contracts with customers to transfer goods or services or enters into contracts for

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

the transfer of nonfinancial assets unless those contracts are within the scope of other standards (e.g., insurance contracts or lease contracts). This ASU will supersede the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance. This ASU also supersedes some cost guidance included in Subtopic 605-35, Revenue Recognition—Construction-Type and Production-Type Contracts. In addition, the existing requirements for the recognition of a gain or loss on the transfer of nonfinancial assets that are not in a contract with a customer (e.g., assets within the scope of Topic 360, Property, Plant, and Equipment, and intangible assets within the scope of Topic 350, Intangibles—Goodwill and Other) are amended to be consistent with the guidance on recognition and measurement (including the constraint on revenue) in this ASU.

        The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

  •
  Step 1: Identify the contract(s) with a customer.

  •
  Step 2: Identify the performance obligations in the contract.

  •
  Step 3: Determine the transaction price.

  •
  Step 4: Allocate the transaction price to the performance obligations in the contract.

  •
  Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

        For a public entity, the amendments in this ASU are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted.

        An entity should apply the amendments in this ASU using one of the following two methods:

  1.
  Retrospectively to each prior reporting period presented and the entity may elect any of the following practical expedients:

  •
  For completed contracts, an entity need not restate contracts that begin and end within the same annual reporting period.

  •
  For completed contracts that have variable consideration, an entity may use the transaction price at the date the contract was completed rather than estimating variable consideration amounts in the comparative reporting periods.

  •
  For all reporting periods presented before the date of initial application, an entity need not disclose the amount of the transaction price allocated to remaining performance obligations and an explanation of when the entity expects to recognize that amount as revenue.

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  2.
  Retrospectively with the cumulative effect of initially applying this ASU recognized at the date of initial application. If an entity elects this transition method it also should provide the additional disclosures in reporting periods that include the date of initial application of:

  •
  The amount by which each financial statement line item is affected in the current reporting period by the application of this ASU as compared to the guidance that was in effect before the change.

  •
  An explanation of the reasons for significant changes.

        The Group is in the process of evaluating the impact of adoption of this guidance on the Group's consolidated financial statements.

        In June 2014, the FASB issued a new pronouncement which requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in Topic 718, Compensation—Stock Compensation, as it relates to awards with performance conditions that affect vesting to account for such awards. The performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. The total amount of compensation cost recognized during and after the requisite service period should reflect the number of awards that are expected to vest and should be adjusted to reflect those awards that ultimately vest. The requisite service period ends when the employee can cease rendering service and still be eligible to vest in the award if the performance target is achieved. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. The Group does not expect the adoption of this guidance will have a significant effect on the Group's consolidated financial statements.

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

4. PREPAID EXPENSES AND OTHER CURRENT ASSETS

        Prepaid expenses and other current assets consisted of the following:

	December 31,
	2012	2013
Advance to suppliers	$1,518,090	$6,337,707
Rental and other deposits	1,033,319	1,839,663
Prepaid rental expenses	558,802	723,075
Prepaid other tax	264,211	—
Prepaid advertisement expenses	246,437	440,064
Advances to employees	64,420	83,848
Other current assets	26,574	70,154

	$3,711,853	$9,494,511

        Movement of allowance for advance to suppliers is as follows:

	Balance at beginning of the year	Charge to expenses	Write off	Exchange adjustments	Balance at end of the year
2012	$269,201	$1,371,650	—	$20,271	$1,661,122
2013	$1,661,122	$1,333,519	—	$69,122	$3,063,763

5. PROPERTY AND EQUIPMENT, NET

        Property and equipment, net, consisted of the following:

	December 31,
	2012	2013
Computer and software	$6,455,129	$7,116,803
Furniture and fixtures	709,131	692,149
Leasehold improvement	646,977	665,828

Total	7,811,237	8,474,780
Less: accumulated depreciation	(2,464,099)	(4,388,835)

Property and equipment, net	$5,347,138	$4,085,945

        Depreciation expenses for the years ended December 31, 2012 and 2013 were $1,800,937 and $1,937,221, respectively.

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

6. ACQUIRED INTANGIBLE ASSETS, NET

        Acquired intangible assets, net, consisted of the following:

	December 31,
	2012	2013
Trade name/domain name	$3,297,120	$3,202,608
User base	682,365	485,735
Operating system	113,995	87,467
Customer relationship	20,706	21,309

Total	4,114,186	3,797,119
Less: Accumulated amortization	(1,656,484)	(1,762,328)
Less: Impairment of intangible assets	—	(2,034,791)

Acquired intangible assets, net	$2,457,702	$—

        The amortization expenses of acquired intangible assets were $967,185 and $415,576 for the years ended December 31, 2012 and 2013, respectively.

        In 2013, the Group recognized an impairment loss of $2,034,791 as carrying amount of the intangible assets exceeded the fair value of the assets based on a discounted cash flow method using assumptions about revenue growth rates and the appropriate discount rates. No impairment loss for the intangible assets was recognized for the year ended December 31, 2012.

7. GOODWILL

        The changes in the goodwill balance for the years ended December 31, 2012 and 2013 is as follows:

Balance as of January 1, 2012	$7,357,797
Exchange difference	75,345

Balance as of December 31, 2012	$7,433,142
Exchange difference	216,589

Balance as of December 31, 2013	$7,649,731

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

8. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consisted of the following:

	December 31,
	2012	2013
Accrued payroll and welfare	$11,642,826	$17,081,601
Advance from subscribers	8,550,482	5,518,550
Payable for advertisements	2,126,091	1,258,428
Consideration payable in connection with business acquisitions	269,338	—
Other tax payable	—	11,298
Deposit payable	758,591	941,295
Amount due to a third party	2,150,527	994,101
Payable for professional fee	261,729	252,540
Others	273,907	287,338

Total accrued expenses and other current liabilities	$26,033,491	$26,345,151

        Advance from subscribers represent primarily the cash balances placed in individual Wowo accounts.

        Amount due to a third party represents loans from a third party. On January 17, 2012 and February 8, 2012, the Group entered into two loan agreements with a third party for the credit limit of $1,123,577 (equivalent to RMB7 million) and $1,926,133 (equivalent to RMB12 million), respectively. During the year of 2012, the Group advanced $4,397,602 (equivalent to RMB27.4 million) accumulatively and repaid $2,247,075 (equivalent to RMB14 million) accumulatively. As such, the outstanding loan was $2,150,527 (equivalent to RMB13.4 million) as of December 31, 2012. According to the agreements, the repayment dates for the loans are by January 30, 2013 and March 10, 2013, respectively. The interest rate was zero without any assets pledged.

        On March 8, 2013, the Group entered into a renewal agreement with the third party for both loans mentioned above and the repayment dates for both loans were extended to June 30, 2014 without any changes in other terms. In 2013, the Group repaid $1,156,426 (equivalent to RMB7.38 million). As such, the outstanding loan was $994,101 (equivalent to RMB6.02 million) as of December 31, 2013.

9. SHORT-TERM LOAN

        On April 6, 2012, the Group entered into a short-term loan agreement with a PRC bank with a term of twelve-month and 7.216% annual interest rate. The credit limit of this loan is $2,247,154 (equivalent to RMB14 million) and an amount of $2,247,154 (equivalent to RMB14 million) was drawn as of December 31, 2012. The Group pledged a bank deposit of $2,500,000 for this loan.

        On April 1, 2013, the Group repaid the full amounts of principal and interests for this loan. Interest expenses accrued and paid for this loan was $119,638 and $44,277 for the years ended December 31, 2012 and 2013, respectively.

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

9. SHORT-TERM LOAN (Continued)

        On March 1, 2013, the Group entered into a short-term loan agreement with a PRC bank with a term of twelve-month and the annual interest rate was adjusted to 120% of the annual interest rate published by People's Bank of China in March 2013 and the credit limit of this loan is $3,968,254 (equivalent to RMB25 million). An amount of $1,651,880 (equivalent to RMB10 million) was drawn as of December 31, 2013. Interest expenses accrued for this loan was $92,378 for the year ended December 31, 2013.

10. INCOME TAXES

Cayman

        Under the current laws of the Cayman Islands, the Company is not subject to tax on its income or capital gains. In addition, upon payments of dividends by the Company to its shareholders, no Cayman Islands withholding tax is imposed.

British Virgin Islands

        Under the current BVI law, Wowo BVI is not subject to taxation.

Hong Kong

        No provision for Hong Kong Profits Tax was made for the years ended December 31, 2012 and 2013 on the basis that Wowo HK did not have any assessable profits arising in or derived from Hong Kong for the year.

PRC

        The enterprise income tax ("EIT") law applies a uniform 25% EIT rate to both foreign invested enterprises and domestic enterprises. The EIT rate for the Group's entities operating in the PRC was 25%.

        Provision (credit) for income tax consisted of the following:

	Years ended December 31,
	2012	2013
Income tax benefits:
PRC current income tax expenses	$2,324	$10,735
PRC deferred income tax benefits	(70,990)	(91,254)

Total	$(68,666)	$(80,519)

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

10. INCOME TAXES (Continued)

        The significant components of the Group's deferred tax assets and liabilities were as follows:

	December 31,
	2012	2013
Deferred tax assets
Current
Allowance for doubtful accounts	$414,177	$526,160
Accrued payroll	2,798,685	582,954
Advertisement expenses	9,765,605	11,107,768

Total current deferred tax assets	12,978,467	12,216,882

Non-current
Net operating loss carry forwards	12,814,681	21,233,802

Total deferred tax assets	25,793,148	33,450,684
Less: valuation allowance	(25,793,148)	(33,450,684)

Net deferred tax assets	$—	$—

Deferred tax liabilities
Non-current
Acquired intangible assets	$90,048	$—

Total deferred tax liabilities	$90,048	$—

        The Group considers the following factors, among other matters, when determining whether some portion or all of the deferred tax assets will more likely than not be realized: the nature, frequency and severity of recent losses, forecasts of future profitability, the duration of statutory carry forward years, the Group's experience with tax attributes expiring unused and tax planning alternatives. The Group's ability to realize deferred tax assets depends on its ability to generate sufficient taxable income within the carry forward years provided for in the tax law.

        The Group had incurred net operating losses carry forwards of $25,152,067 and $31,898,384 from the Group's PRC entities for the years ended December 31, 2012 and 2013, respectively, which would expire on various dates through 2018. The Group operates its business through its subsidiaries, its VIEs and their subsidiaries. The Group does not file consolidated tax returns, therefore, losses from individual subsidiaries or the VIEs and their subsidiaries may not be used to offset other subsidiaries' or VIEs' earnings within the Group. Valuation allowance is considered on each individual subsidiary and VIE basis. As of December 31, 2012 and 2013, valuation allowance was $25,793,148 and $33,450,684, respectively, which were provided against deferred tax assets as it is considered more likely than not that the relevant deferred tax assets will not be realized in the foreseeable future.

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

10. INCOME TAXES (Continued)

        Reconciliation between the expense (benefit) of income taxes computed by applying the PRC tax rate to loss before income taxes and the actual provision of income taxes is as follows:

	Years ended December 31,
	2012	2013
Net loss before provision for income taxes	$(39,079,142)	$(32,252,863)
Statutory tax rates in the PRC	25%	25%
Income tax at statutory tax rate	(9,769,785)	(8,063,216)
Expenses not deductible for tax purposes
Entertainment expenses exceeded tax limit	31,564	51,166
Effect of income tax rate difference in other jurisdiction	4,372,527	273,995
Changes of valuation allowance	5,297,028	7,657,536

Income tax benefit	$(68,666)	$(80,519)

        The EIT Law includes a provision specifying that legal entities organized outside PRC will be considered residents for Chinese income tax purposes if their place of effective management or control is within PRC. If legal entities organized outside PRC were considered residents for Chinese income tax purpose, they would become subject to the EIT Law on their worldwide income. This would cause any income legal entities organized outside PRC earned to be subject to PRC's 25% EIT. The Implementation Rules to EIT Law provide that non-resident legal entities will be considered as PRC residents if substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. reside within PRC.

        Pursuant to the additional guidance released by the Chinese government on April 22, 2009 and issued bulletin on August 3, 2011 which provide more guidance on the implementation, management does not believe that the legal entities organized outside PRC should be characterized as PRC tax residents for EIT Law purposes.

        Under the EIT Law and its implementation rules which became effective on January 1, 2008, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in PRC to its foreign investors who are non-resident enterprises are subject to a 10% withholding tax, unless any such foreign investor's jurisdiction of incorporation has a tax treaty with PRC that provides for a different withholding arrangement. The Cayman Islands and BVI, where the Company and Wowo BVI are incorporated, does not have a tax treaty with PRC.

        There were no aggregate undistributed earnings of the Company's subsidiaries, VIEs and VIEs' subsidiaries located in the PRC available for dividend distribution. Therefore, no deferred tax liability has been accrued for the Chinese dividend withholding taxes that might be payable upon the distribution of aggregate undistributed earnings as of December 31, 2013.

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

10. INCOME TAXES (Continued)

        The impact of an uncertain income tax position on the income tax return is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Interest and penalties on income taxes will be classified as a component of the provisions for income taxes. The Group has concluded that there are no significant uncertain tax positions requiring recognition in financial statements for the years ended December 31, 2012 and 2013, respectively. The Group did not incur any interest and penalties related to potential underpaid income tax expenses and also does not anticipate any significant increases or decreases in unrecognized tax benefits within 12 months from December 31, 2013. The Group has no material unrecognized tax benefits which would favorably affect the effective income tax rate in future years.

        Since January 1, 2008, the relevant tax authorities of the Group's subsidiaries, VIEs and VIEs' subsidiaries located in the PRC have not conducted a tax examination. In accordance with relevant PRC tax administration laws, tax years from 2008 to 2013 of the Group's PRC subsidiaries, VIEs and VIEs' subsidiaries, remain subject to tax audits as of December 31, 2013, at the tax authority's discretion.

11. ORDINARY SHARES

        As of January 1, 2012, there were 313,886,640 ordinary shares outstanding. On January 1, 2012, the Company repurchased and cancelled 2,000,000 ordinary shares for total consideration of $1 to increase the share options pool number for its incentive share plan. The par value of 2,000,000 ordinary shares was $20, and the excess of $19 was recorded in additional paid in capital. The fair value of 2,000,000 ordinary shares was $215,600. The Board of Directors authorized the issuance of up to 42,000,000 ordinary shares under the new share incentive plan.

        On October 1, 2012, the Company repurchased and cancelled 8,000,000 ordinary shares for $1 consideration to increase the share options pool number for its incentive share plan. The par value of 8,000,000 ordinary shares was $80, and the excess of $79 was recorded in additional paid in capital. The fair value of 8,000,000 ordinary shares was $475,200. The Board of Directors authorized the issuance of up to 50,000,000 ordinary shares under the new share incentive plan.

12. CONVERTIBLE REDEEMABLE PREFERRED SHARES

        On April 3, 2011, Wowo BVI issued an aggregate of 5,489,604 Series A-1 Convertible Redeemable Preferred Shares ("Series A-1 Preferred Shares") to an investor at an issuance price of $0.9108 per Series A-1 Preferred Share for total cash proceeds of $5,000,000 before issuance cost of $18,072.

        On May 25, June 8, and July 5, 2011, Wowo BVI issued 30,803,678, 2,053,580 and 18,482,206 Series A-2 Convertible Redeemable Preferred Shares ("Series A-2 Preferred Shares") to investors at an issuance price of $0.9739 per Series A-2 Preferred Share for total cash proceeds of $30,000,000, $2,000,000 and $18,000,000, respectively. The related issuance cost was $192,149 and deducted from proceeds of Series A-2 Preferred Shares.

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

12. CONVERTIBLE REDEEMABLE PREFERRED SHARES (Continued)

        On February 29, 2012, the Company issued an aggregate of 30,507,471 Series B Convertible Redeemable Preferred Shares ("Series B Preferred Shares") to its existing shareholders at an issuance price of $0.4097 per Series B Preferred Shares for total cash proceeds of $12,500,000. The related issuance cost was $31,153 and deducted from proceeds of Series B Preferred Shares. Meanwhile, the Company issued an aggregate of 6,713,384 Series A-1 Preferred Shares and 70,690,413 Series A-2 Preferred Shares to existing Series A-1 and Series A-2 investors for no consideration, and the conversion price of Series A-1 Preferred Shares and Series A-2 Preferred Shares were adjusted to $0.4097. A beneficial conversion feature of $43,234,050 was recognized as the adjusted conversion price was lower than the fair value of the ordinary shares on respective issuance dates for Series A-1 and Series A-2 Preferred Shares.

        The rights, preferences, privileges and restriction granted to and imposed on the Series A-1, A-2 (collectively referred to as "Series A Preferred Shares") and B Preferred Shares are as follows:

Voting rights

        Each Preferred Share shall carry a number of votes equal to the number of Ordinary Shares then issuable upon its conversion into Ordinary Shares. The Preferred Shares shall generally vote together with the Ordinary Shares and not as a separate class.

        According to the Amended Memorandum and Article of Association after above issuance of Series A-1, Series A-2 and Series B Preferred Shares, the number of directors of the board of the Company is four, including one appointed by preferred shareholders and three appointed by ordinary shareholders.

Dividends

        No dividends shall be declared or paid on the ordinary shares or any future series of Preferred Shares, unless and until a dividend in like amount is declared and paid on each outstanding Preferred Share on an as-if converted basis.

        Each holder of Series B Preferred Shares shall be entitled to receive, on annual basis, preferential, non-cumulative dividends at the rate equal to the greater of (i) 8% of the Series B Preferred Share Issue Price, (ii) the dividend that would be paid with respect to the Ordinary Shares into which the Series B Preferred Shares could be converted.

        After the full preferential dividends for Series B Preferred Shares has been paid on all outstanding Series B Preferred Shares, each holder of Series A-2 Preferred Shares shall be entitled to receive, on an annual basis, preferential, non-cumulative dividends at the rate equal to the greater of (i) 8% of the Series A-2 Preferred Share Issue Price, (ii) the dividend that would be paid with respect to the Ordinary Shares into which the Series A-2 Preferred Shares could be converted.

        After the full preferential dividends for Series B and Series A-2 Preferred Shares has been paid on all outstanding Series B and Series A-2 Preferred Shares, each holder of Series A-1 Preferred Shares shall be entitled to receive, on an annual basis, preferential, non-cumulative dividends at the rate equal to the greater of (i) 8% of the Series A-1 Preferred Share Issue Price, (ii) the dividend that would be

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

12. CONVERTIBLE REDEEMABLE PREFERRED SHARES (Continued)

paid with respect to the Ordinary Shares into which the Series A-1 Preferred Shares could be converted.

        In addition to any dividend pursuant to above, the holders of Preferred Shares shall be entitled to receive on a pari passu basis, when as and if declared at the sole discretion of the Board, but only out of funds that are legally available therefor, cash dividends at the rate or in the amount as the Board considers appropriate.

Liquidation preference

        In the event of any liquidation, dissolution or winding up of the Company, each holder of Series B Preferred Shares shall be entitled to receive, prior to any distribution to the holders of Series A Preferred Shares, Ordinary Shares or any other class or series of shares then outstanding, an amount per Series B Preferred Share equal to 100% of Series B Issue Price, plus all declared but unpaid dividends ("Series A-2 Preference Amount").

        After the full Series B Preference Amount has been paid on all outstanding Series B Preferred Shares, the each holder of Series A-2 Preferred Shares shall be entitled to receive, prior to any distribution to the holders of Ordinary Shares or any other class or series of shares then outstanding, an amount per Series A-2 Preferred Share equal to 100% of Series A-2 Issue Price, plus all declared but unpaid dividends ("Series A-2 Preference Amount").

        After the full Series A-2 Preference Amount has been paid on all outstanding Series A-2 Preferred Shares, the each holder of Series A-1 Preferred Shares shall be entitled to receive, prior to any distribution to the holders of Ordinary Shares or any other class or series of shares then outstanding, an amount per Series A-1 Preferred Share equal to 100% of Series A-1 Issue Price, plus all declared but unpaid dividends ("Series A-1 Preference Amount").

        After the full Series B and Series A Preference Amount has been paid, any remaining funds or assets of the Company legally available for distribution to shareholders shall be distributed pro rata among the holders of Preferred Shares (on an as-converted basis) and the holders of the Ordinary Shares.

        In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holders of Preferred Shares and Ordinary Shares shall be determined by the Board.

Conversion

Optional conversion

        Each holder of Preferred Shares shall have the right to convert all or any portion of the Preferred Shares into Ordinary Shares at any time. The conversion rate for the Series B Preferred Shares and Series A Preferred Shares shall be determined by dividing the Series B and Series A Issue Price for each of the Series B Preferred Shares and Series A Preferred Shares by its conversion price, respectively, provided that in the event of any share splits, share combinations, share dividends,

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

12. CONVERTIBLE REDEEMABLE PREFERRED SHARES (Continued)

recapitalizations and similar events, the initial Series B and Series A Conversion Price shall be adjusted accordingly, respectively.

Automatic conversion

        The Preferred Shares would automatically be converted into Ordinary Shares, at its then respective Conversion Prices, upon a Qualified IPO, which is defined as an initial public offering of securities of the Company on a recognized regional or national exchange or quotation system in the United States, Hong Kong, the PRC or any other jurisdiction approved by the Investors, and the aggregate proceeds to the Company in such initial public offering shall be not less than $100,000,000, unless otherwise agreed upon by the Investors and the Company (the "Qualified IPO").

        No adjustment in the Series B Conversion Price shall be made in respect of the issuance of additional ordinary shares unless the consideration per share for an additional ordinary share issued or deemed to be issued by the Company is less than the Series B Conversion Price. If the Company issues any additional ordinary shares and 0.85 times of the subscription price less than Series B Conversion Price, the Series B Conversion Price shall be reduced to a price (to the nearest one thousandth (1/1000) of a cent) equal to 0.85 times of the consideration per share for the additional ordinary shares issued.

        No adjustment in the Series A Preferred Shares Conversion Price shall be made in respect of the issuance of additional ordinary shares unless the consideration per share for an additional ordinary share issued or deemed to be issued by the Company is less than the Series A Conversion Price. If the Company issues any additional ordinary shares at a subscription price less than Series A Conversion Price, the Series A Conversion Price shall be reduced to a price (to the nearest one thousandth(1/1000) of a cent) equal to the consideration per share for the additional Ordinary Shares issued.

        The conversion price will be adjusted for share dividends, subdivisions, combinations or consolidations of ordinary shares, other distributions, reclassification, exchange and substitution.

        The Company will protect the Conversion Rights of the holders of the Preferred Shares against impairment, and not amend its Memorandum and Articles of Association or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Company.

        The Group has determined that there was embedded beneficial conversion feature of $43,234,050 attributable to the Series A-1 and Series A-2 Preferred Shares because the adjusted conversion price of Series A-1 and Series A-2 Preferred Shares is lower than the fair value of the Group's ordinary share as of respective issuance dates and there was no embedded beneficial conversion feature attributable to the Series B Preferred Shares because the conversion price of the Series B Preferred Shares is higher than the fair value of the Group's ordinary share as of the issuance date.

        The initial conversion price of Series B and Series A Preferred Shares shall be their Issue Price, therefore, the initial conversion rate was one for one. The conversion rate for each class of preferred shares were both one for one as of December 31, 2012 and 2013.

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

12. CONVERTIBLE REDEEMABLE PREFERRED SHARES (Continued)

Redemption rights

        In the event that (i) the Company fails to consummate a Qualified IPO within five years after the Series B Original Issue Date, or (ii) there is any breach by any Group, Company or any Founder of any of their representations, warranties, undertakings or other obligations, the Company shall redeem all of the Preferred Shares held by the Initiating Holders and such other holders who elect to participate in the redemption at the price per Preferred Share held by such holder of Preferred Shares.

        Series A or B Redemption Price shall be an amount equal to:

        Series A or B Preferred Share Issue Price × (115%)^N plus all declared but unpaid dividends thereon up to the date of redemption

        (N = a fraction the numerator of which is the number of calendar days between the Series A or B Original Issue Date and the date when the Series A or B Redemption Price has been actually paid to the holder of such Series A or B Preferred Share and the denominator of which is 365)

        If on the Redemption Date, the number of Preferred Shares that may then be legally redeemed by the Company is less than the number of all Preferred Shares to be redeemed, then (i) all of Series B Preferred Shares required to be redeemed shall be redeemed prior to any of the Series A Preferred Shares, (ii) if not all of Series B Preferred Shares required to be redeemed are able to be redeemed, then the Series B Preferred Shares to be redeemed shall be allocated ratably to the holders of the Series B Preferred Shares in proportion to the total number of Series B Preferred Shares held by each such holder of Series B Preferred Shares, and then the remaining Series B Preferred Shares to be redeemed shall be carried forward and redeemed as soon as the Company has legally available funds to do so, (iii) once all of the Series B Preferred Shares required to be redeemed have been redeemed, then the Series A-2 Preferred Shares shall be redeemed, (iv) if not all of Series A-2 Preferred Shares required to be redeemed are able to be redeemed, then the Series A-2 Preferred Shares to be redeemed shall be allocated ratably to the holders of the Series A-2 Preferred Shares in proportion to the total number of Series A-2 Preferred Shares held by each such holder of Series A-2 Preferred Shares, and then the remaining Series A-2 Preferred Shares to be redeemed shall be carried forward and redeemed as soon as the Company has legally available funds to do so, and (v) once all of the Series A-2 Preferred Shares required to be redeemed have been redeemed, then the Series A-1 Preferred Shares shall be redeemed. No other securities of the Company shall be redeemed unless and until the Company shall have redeemed all of the Preferred Shares requested to be redeemed and shall have paid all the applicable Redemption Price for such Preferred Shares requested to be redeemed payable.

        The Group assesses the probability of redemption and accrues proper accretion over the period from the date of issuance to the earliest redemption date of the Series A-1 Preferred Shares, Series A-2 Preferred Shares and Series B Preferred Shares using the effective interest rate method. The Group recognized $17,580,271 and $ 37,641,848 as accretion for Series A-1 Preferred Shares, Series A-2 Preferred Shares and Series B Preferred Shares for the years ended December 31, 2012 and 2013, respectively.

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

12. CONVERTIBLE REDEEMABLE PREFERRED SHARES (Continued)

        The change in the balance of Preferred Shares included in the mezzanine equity for the years ended December 31, 2012 and 2013 is as follows:

	Series A-1 Preferred Shares	Series A-2 Preferred Shares	Series B Preferred Shares	Total
Balance as of January 1, 2012	$5,534,489	$53,848,014	$—	$59,382,503

Issuances of preferred shares	—	—	12,468,847	12,468,847
Beneficial conversion feature	1,711,644	41,522,406	—	43,234,050
Accretion for the Preferred Shares	289,069	15,747,313	1,543,889	17,580,271

Balance as of December 31, 2012	$4,111,914	$28,072,921	$14,012,736	$46,197,571

Accretion for the Preferred Shares	1,199,007	34,336,421	2,106,420	37,641,848

Balance as of December 31, 2013	$5,310,921	$62,409,342	$16,119,156	$83,839,419

13. FAIR VALUE MEASUREMENT

Measured at fair value on a recurring basis

        The Group had no financial assets and liabilities measured and recorded at fair value on a recurring basis as of December 31, 2012 and 2013.

Measured at fair value on a non-recurring basis

        The Group's financial assets and liabilities measured at fair value on a non-recurring basis include acquired assets and liabilities in connection with business acquisitions based on Level 3 inputs.

        The Group measured share options granted to employees and directors and executives using various valuation methods. These share options are considered Level 3 fair value measurement because the Company used unobservable inputs, reflecting the Company's assessment of the assumptions that market participants would use in valuing these share options.

        The Group measured the intangible assets at fair value on a nonrecurring basis as results of the impairment loss of $2,034,791 recognized in 2013, as set out in Note 6. The fair value was determined using models with significant unobservable inputs (Level 3 inputs) which primary includes the discount rate of 25% which is the weighted average cost of capital and expected revenue growth rates ranging from 3% to 6%.

14. SHARE-BASED COMPENSATION

        On February 1, 2011, the board of directors approved the Company 2011 Share Incentive Plan ("2011 Plan"). The 2011 Plan provides for the grant of options, restricted shares, and other share-based awards. The maximum number of ordinary shares that is authorized under 2011 Plan is 30,000,000 ordinary shares. Under 2011 Plan, the Group granted 11,929,466 and 1,228,590 share options to employees in 2012 and 2013, respectively. The estimated fair value of the share options on the date of grant was evaluated using binomial model. The number of options granted, exercise price, estimated

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

14. SHARE-BASED COMPENSATION (Continued)

fair value of options and the forfeiture rate of options granted to its employees are summarized as follows:

Grant date	Number of options	Exercise price at grant date	Estimated fair value at grant date	Forfeiture rate
		(Note)
2012/01/01	564,000	0.00001	0.0896	25.0%
	583,550	0.2	0.0254	40.0%
	1,968,600	0.00001	0.0896	40.0%

Subtotal	3,116,150

2012/07/01	661,100	0.2	0.0137	40.0%

2012/10/01	400,000	0.00001	0.0594	0.0%
	344,000	0.00001	0.0594	25.0%
	7,233,216	0.00001	0.0594	40.0%
	175,000	0.2	0.0133	40.0%

Subtotal	8,152,216

2013/03/15	100,000	0.2	0.0145	25.0%
	1,128,590	0.2	0.0133	40.0%

Subtotal	1,228,590

Note:
The exercise price of all options with the original exercise price greater than $0.2 per option granted before March 2012 had been adjusted to $0.2 per option.

        On January 1, 2012, the Company repurchased and cancelled 2,000,000 ordinary shares from Xu for total consideration of $1 to increase the share options pool number for its incentive share plan. The par value of 2,000,000 ordinary shares is $20, and the excess of $19 is recorded in additional paid in capital. The Board of Directors authorized the issuance of up to 42,000,000 ordinary shares under the new share incentive plan.

        On March 22, 2012, the Board of Directors approved the adjustment of the exercise price of all options with the original exercise price greater than $0.2 per option granted before March 2012 to $0.2 per option. The fair value of the options on the modification date was calculated using the binominal model. The incremental compensation cost of the re-priced options was $389,269, of which $100,917 recognized as share based compensation for the year ended December 31, 2012.

        The Group recognized compensation cost on the share options to employees on a straight-line basis over the requisite service period. The options vest ratably over 48 months and are exercisable up to 5 years from the date of grant.

        The share-based compensation of $1,939,326 and $909,904 were charged to operating expenses and cost of revenues for the years ended December 31, 2012 and 2013, respectively.

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

14. SHARE-BASED COMPENSATION (Continued)

        The fair value of the options granted was estimated on the date of grant with the assistance of an independent third-party appraiser, and was determined using binomial model with the following assumptions:

	January 1, 2012	July 1, 2012	October 1, 2012	March 15, 2013
Expected volatility(1)	53%	64%	64%	65%
Risk-free interest rate(2)	1.8%	1.7%	1.7%	0.90%
Expected dividend yield(3)	nil	nil	nil	nil
Exercise price(4)	$0.00001 or $0.2	$0.20	$0.00001 or $0.2	$0.2
Fair value of the underlying ordinary shares(5)	$0.1078	$0.0600	$0.0594	$0.0611

(1)
Volatility

The volatility of the underlying ordinary shares during the life of the options was estimated based on average historical volatility of comparable companies for the period before the valuation date with lengths equal to the life of the options.

(2)
Risk-free rate

Risk free rate is estimated based on yield to maturity of PRC international government bonds with maturity term close to the life of the options.

(3)
Dividend yield

The dividend yield was estimated by the Group based on its expected dividend policy over the life of the options.

(4)
Exercise price

The exercise price of the options was determined by the Group's board of directors.

(5)
Fair value of underlying ordinary shares

The estimated fair value of the ordinary shares underlying the options as of the respective valuation dates was determined based on a contemporaneous valuation. When estimating the fair value of the ordinary shares on the valuation dates, management has considered a number of factors, including the result of a third-party appraisal and equity transactions of the Group, while taking into account standard valuation methods and the achievement of certain events. The fair value of the ordinary shares in connection with the option grants on the valuation dates was determined with the assistance of an independent third-party appraiser.

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

14. SHARE-BASED COMPENSATION (Continued)

        The following table summarizes information regarding options granted:

Options	Number of share options	Weighted average exercise price	Weighted average grant date fair value	Weighted average remaining contractual life	Aggregate intrinsic value
Outstanding as of January 1, 2012	38,608,174	$0.45	$0.16	4.56	$520,000

Granted	11,929,466	$0.02	$0.06	—	—
Forfeited and expired	(5,541,480)	$0.15	$0.18	—	—

Outstanding as of December 31, 2012	44,996,160	$0.10	$0.13	3.83	$1,315,610
Granted	1,228,590	$0.20	$0.02	—	—
Forfeited and expired	(11,543,396)	$0.09	$0.10	—	—

Outstanding as of December 31, 2013	34,681,354	$0.13	$0.13	2.88	$1,270,279

Exercisable as of December 31, 2013	—	—	—	—	—

        As of December 31, 2013, there was $1,710,018 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted to employees under the 2011 Plan, which is expected to be recognized over a weighted-average period of 1.28 years.

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

15. NET LOSS PER SHARE

        The calculation of the net loss per share is as follows:

	Years ended December 31,
	2012	2013
Numerator:
Net loss attributable to Wowo Limited	$(39,010,476)	$(32,172,344)
Accretion for Series A-1 Preferred Shares	(289,069)	(1,199,007)
Accretion for Series A-2 Preferred Shares	(15,747,313)	(34,336,421)
Accretion for Series B Preferred Shares	(1,543,889)	(2,106,420)

Net loss attributable to ordinary shareholders for computing basic net loss per ordinary shares	(56,590,747)	(69,814,192)

Accretion for Series A-1 Preferred Shares	289,069	1,199,007
Net income attributable to Series A-1 preferred Shareholders for computing basic net income per Series A-1 Preferred Shares	289,069	1,199,007

Accretion for Series A-2 Preferred Shares	15,747,313	34,336,421
Net income attributable to Series A-2 preferred Shareholders for computing basic net income per Series A-2 Preferred Shares	15,747,313	34,336,421

Accretion for Series B Preferred Shares	1,543,889	2,106,420
Net income attributable to Series B preferred Shareholders for computing basic net income per Series B Preferred Shares	$1,543,889	$2,106,420

Denominator:
Weighted average ordinary shares outstanding used in computing basic net loss per ordinary shares	310,188,010	303,886,640
Weighted average ordinary shares outstanding used in computing diluted net loss per ordinary shares	310,188,010	303,886,640
Weighted average shares outstanding used in computing basic net income per Series A-1 Preferred Shares	11,151,244	12,202,988
Weighted average shares outstanding used in computing basic net income per Series A-2 Preferred Shares	110,937,536	122,029,877
Weighted average shares outstanding used in computing basic net income per Series B Preferred Shares	25,659,708	30,507,471
Net loss per ordinary shares
Basic	$(0.18)	$(0.23)
Diluted	$(0.18)	$(0.23)
Net income per Series A-1 preferred shares—Basic	$0.03	$0.10
Net income per Series A-2 preferred shares—Basic	$0.14	$0.28
Net income per Series B preferred shares—Basic	$0.06	$0.07

        Series A-1, Series A-2 and Series B Preferred Shares were excluded from the computation of diluted net loss per ordinary share for the years ended December 31, 2012 and 2013 because their effects were anti-dilutive.

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

15. NET LOSS PER SHARE (Continued)

        For the years ended December 31, 2012 and 2013, 6,669,219 and 527,693 ordinary shares resulting from the assumed exercise of share options using the treasury stock method were excluded as their effect was anti-dilutive, respectively.

16. RELATED PARTY BALANCES AND TRANSACTIONS

        Nature of the relationships with related parties:

Name	Relationship with the Company
Beijing Baifen Tonglian Media Technology Co., Ltd. ("Lmobile Media")	Controlled by Maodong
Maodong	Shareholder
Beijing Wowo Shiji	Controlled by top management of the Company
Rizhao Yinxingshu Business Information Consulting Center. ("Yinxingshu")	Controlled by Maodong
(a)
As of December 31, 2012 and 2013 the following balances were due from/to the related parties:

	December 31,
	2012		2013
Amount due from Maodong	$184,204	(i)	$—
Amount due from Wowo Shiji	71,354		3,799	(ii)

Total	$255,558		$3,799

(i)
The amount represents $456,700 short-term loan to Maodong to acquire Kai Yi Shi Dai, netoff working capital provided by him to support Beijing Wowo Tuan's daily operations.

(ii)
The amount represents payments of operating expenses and purchasing software on behalf of Wowo Shiji.

	December 31,
	2012		2013
Amount due to Yinxingshu	$—		$12,058,724	(iv)
Amount due to Maodong	—		13,528,897	(iv)
Amount due to Lmobile Media	699,665	(iii)	666,712

Total	$699,665		$26,254,333

(iii)
The amount represents short messaging service ("SMS") distribution platform fee, which has not been paid to Lmobile Media.

(iv)
The amount represents the funds provided by the founder shareholder, Maodong, to support the working capital for Beijing Wowo Tuan's daily operations. The amounts are interest-free with maturity of 90 days and are repayable on demand once the loans fall due. As of December 31, 2013, total loan amounts of $25,587,621 had become overdue.

  All the amounts due from/to related parties are unsecured and non-interest bearing.

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

16. RELATED PARTY BALANCES AND TRANSACTIONS (Continued)

(b)
The SMS distribution platform fee incurred to Lmobile Media were $547,177 and $588,190 for the years ended December 31, 2012 and 2013, respectively.

(c)
The Company repurchased 2,000,000 and 8,000,000 ordinary shares from Maodong on January 1 and October 1, 2012, respectively (see note 11).

17. COMMITMENTS AND CONTINGENCIES

Operating lease

        The Group leases certain office premises under non-cancellable leases. Rental expenses under operating leases for the years ended December 31, 2012 and 2013 were $2,825,412 and $2,132,612, respectively.

        The future aggregate minimum lease payments under non-cancelable operating lease agreements were as follows:

Years ending December 31:
2014	$1,110,959
2015	93,971
2016	69,293
2017	—
2018	—

Total	$1,274,223

Withholding tax obligation

        Pursuant to PRC individual income tax laws, when a corporation purchases equity interest from individuals, the individuals are obligated to pay individual income tax based on 20% of the capital gain from the transaction with the corporation as the withholding agent. The Group has purchased equity interests of certain entities from individual sellers. There is a possibility that if individual sellers fail to meet their income tax obligations, the tax authority may require the Group who is withholding agent to pay the taxes for the sellers firstly. Based on the information currently available, the Group was unable to make a reasonable estimate of the related liability due to the uncertainty related to the outcome and amount of payment and relating penalty and interest.

18. MAINLAND CHINA CONTRIBUTION PLAN

        Full time PRC employees of the Group are eligible to participate in a government-mandated multi-employer defined contribution plan under which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to these employees. The PRC labor regulations require the Group to accrue for these benefits based on a percentage of each employee's income. Total provisions for employee benefits were $11,896,735 and $10,401,282 for the

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

18. MAINLAND CHINA CONTRIBUTION PLAN (Continued)

years ended December 31, 2012 and 2013, respectively, reported as a component of operating expenses when incurred.

19. STATUTORY RESERVES AND RESTRICTED NET ASSETS

        In accordance with the Regulations on Enterprises with Foreign Investment of China and their articles of association, the Group's subsidiaries, VIEs and VIEs' subsidiaries located in the PRC, being foreign invested enterprises established in the PRC, are required to provide for certain statutory reserves. These statutory reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund or discretionary reserve fund, and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires a minimum annual appropriation of 10% of after-tax profit (as determined under accounting principles generally accepted in China at each year-end); the other fund appropriations are at the subsidiaries' or the affiliated PRC entities' discretion. These statutory reserve funds can only be used for specific purposes of enterprise expansion, staff bonus and welfare, and are not distributable as cash dividends except in the event of liquidation of our subsidiaries, our affiliated PRC entities and their respective subsidiaries. The Group's subsidiaries, VIEs and VIEs' are required to allocate at least 10% of their after-tax profits to the general reserve until such reserve has reached 50% of their respective registered capital. As of December 31, 2012 and 2013, none of the Group's PRC subsidiaries and VIE entities has a general reserve that reached 50% of their registered capital threshold and therefore they will continue to allocate at least 10% of their after tax profits to the general reserve fund.

        Appropriations to the enterprise expansion reserve and the staff welfare and bonus reserve are to be made at the discretion of the board of directors of each of the Group's subsidiaries.

        The appropriation to these reserves by the Group's PRC subsidiaries and VIE entities was nil and nil for the years ended December 31, 2012 and 2013, respectively.

        As a result of these PRC laws and regulations and the requirement that distributions by PRC entities can only be paid out of distributable profits computed in accordance with PRC GAAP, the PRC entities are restricted from transferring a portion of their net assets to the Group. Amounts restricted include paid-in capital and the statutory reserves of the Group's PRC subsidiaries and VIE entities. The aggregate amounts of capital and statutory reserves restricted which represented the amount of net assets of the relevant subsidiaries and VIE entities in the Group not available for distribution were $26,703,531 and $26,868,317 as of December 31, 2012 and 2013, respectively, including $5,010,660 and $5,175,446 of net restricted assets recorded under VIE entities in the Group.

20. SEGMENT INFORMATION

        The Group is mainly engaged in online group buying services and storefront services throughout the PRC.

        The Group's chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. The Group's revenue and net income are substantially derived from sales

WOWO LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2013

(In U.S. dollars, except share and share related data)

20. SEGMENT INFORMATION (Continued)

commission of online coupons and storefront fees. But the Group does not have discrete financial information of costs and expenses between various services in its internal reporting, and reports costs and expenses by nature as a whole. Therefore, the Group has one operating segment.

        The table below is only presented at the revenue level with no allocations of direct or indirect cost and expenses. The Group primarily operates in the PRC and substantially all of the Group's long-lived assets are located in the PRC.

        Components of net revenue are presented in the following table:

	Years ended December 31,
	2012	2013
Sales commission of online coupons	$25,005,546	$26,296,454
Storefront fees	2,809,853	9,956,855

Total	$27,815,399	$36,253,309

21. SUBSEQUENT EVENTS

        On January 10, 2014 and February 11, 2014, the Group repaid the short-term loans of $825,940 (equivalent to RMB5 million) and $825,940 (equivalent to RMB5 million), respectively, there was no outstanding short-term loan as of August 8, 2014.

        On April 18, 2014, the Board of Directors approved to grant 9,341,500 and 2,104,000 option shares to the employee and managements under 2011 Share Incentive Plan with exercise price of $0.01 and $0.01 per share, respectively. The Group is in the process of evaluating the fair value of the share options on the grant date.

        On June 29, 2014, Maodong decided to transfer his 30,372,540 ordinary shares of the Company to certain directors and executives to compensate them. The Group is in the process of evaluating the fair value of the ordinary shares on the transfer date.

WOWO LIMITED

ADDITIONAL INFORMATION—FINANCIAL STATEMENT SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

BALANCE SHEETS

(In U.S. dollars, except share and share related data)

	As of December 31,
	2012	2013
ASSETS
Current assets:
Cash and cash equivalents	$1,679	$8,758
Amounts due from related party	240,000	—
Amounts due from subsidiaries	49,642,384	49,759,350
Other current assets	—	2

Total Current Assets	49,884,063	49,768,110

TOTAL ASSETS	49,884,063	49,768,110

LIABILITIES
Current liabilities:
Amount due to subsidiaries	490,496	553,479
Liabilities in subsidiaries	89,683,632	122,263,921
Other current liabilities	105,849	—

TOTAL LIABILITIES	90,279,977	122,817,400

MEZZANINE EQUITY
Series A-1 convertible redeemable preferred shares ($0.00001 par value; total 20,000,000 preferred shares authorized, 12,202,988 and 12,202,988 shares issued and outstanding, liquidation value $10,055,909 and $10,055,909 as of December 31, 2012 and 2013, respectively)	4,111,914	5,310,921
Series A-2 convertible redeemable preferred shares ($0.00001 par value; total 122,029,877 preferred shares authorized, 122,029,877 and 122,029,877 shares issued and outstanding, liquidation value $100,559,091 and $100,559,091 as of December 31, 2012 and 2013, respectively)	28,072,921	62,409,342
Series B convertible redeemable preferred shares ($0.00001 par value; total 30,507,471 preferred shares authorized, 30,507,471 and 30,507,471 shares issued and outstanding, liquidation value $25,139,774 and $25,139,774 as of December 31, 2012 and 2013, respectively)	14,012,736	16,119,156

TOTAL MEZZANINE EQUITY	46,197,571	83,839,419

DEFICIT
Ordinary shares ($0.00001 par value; 1,928,660,537 shares authorized, 303,886,640 and 303,886,640 shares issued and outstanding as of December 31, 2012 and 2013, respectively)	3,039	3,039
Subscription receivable	(3,000)	(3,000)
Additional paid-in capital	43,761,660	7,029,716
Accumulated deficit	(129,033,247)	(161,205,591)
Accumulated other comprehensive loss	(1,321,937)	(2,712,873)

TOTAL DEFICIT	(86,593,485)	(156,888,709)
TOTAL LIABILITIES, MEZZANINE EQUITY AND DEFICIT	$49,884,063	$49,768,110

WOWO LIMITED

ADDITIONAL INFORMATION—FINANCIAL STATEMENT SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

STATEMENTS OF OPERATIONS

(In U.S. dollars)

	Years ended December 31,
	2012	2013
Operating expenses:
Selling, general and administrative	$1,952,419	$937,667
Marketing	108,913	45,327

Total operating expenses	2,061,332	982,994

Equity in loss of subsidiaries	(36,949,365)	(31,189,351)
Interest income	221	1

Net loss	$(39,010,476)	$(32,172,344)

WOWO LIMITED

ADDITIONAL INFORMATION—FINANCIAL STATEMENT SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

STATEMENTS OF COMPREHENSIVE LOSS

(In U.S. dollars)

	Years ended December 31,
	2012	2013
Net loss	$(39,010,476)	$(32,172,344)
Other comprehensive loss, net of tax:
Change in cumulative foreign currency translation adjustment	(478,896)	(1,390,936)

Comprehensive loss attributed to Parent Company	$(39,489,372)	$(33,563,280)

WOWO LIMITED
ADDITIONAL INFORMATION—FINANCIAL STATEMENT SCHEDULE I
CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY
STATEMENTS OF CHANGES IN DEFICIT
(In U.S. dollars, except share and share related data)

	Wowo Limited's deficit
	Ordinary shares					Accumulated other comprehensive loss
			Additional paid-in capital	Subscription receivable	Accumulated deficit
	Shares	Amount					Total deficit
Balance as of January 1, 2012	313,886,640	$3,139	$16,321,667	$(3,000)	$(90,022,771)	$(843,041)	$(74,544,006)
Repurchase of ordinary shares	(10,000,000)	(100)	98	—	—	—	(2)
Beneficial conversion feature on Series A-1 and Series A-2 convertible redeemable preferred shares	—	—	43,234,050	—	—	—	43,234,050
Accretion for Series A-1, Series A-2 and Series B convertible redeemable preferred shares	—	—	(17,580,271)	—	—	—	(17,580,271)
Net loss	—	—	—	—	(39,010,476)	—	(39,010,476)
Share-based compensation	—	—	1,939,326	—	—	—	1,939,326
Disposal of VIE	—	—	(153,210)	—	—	—	(153,210)
Foreign currency translation adjustment	—	—	—	—	—	(478,896)	(478,896)

Balance as of December 31, 2012	303,886,640	$3,039	$43,761,660	$(3,000)	$(129,033,247)	$(1,321,937)	$(86,593,485)

Accretion for Series A-1, Series A-2 and Series B convertible redeemable preferred shares	—	—	(37,641,848)	—	—	—	(37,641,848)
Net loss	—	—	—	—	(32,172,344)	—	(32,172,344)
Share-based compensation	—	—	909,904	—	—	—	909,904
Foreign currency translation adjustment	—	—	—	—	—	(1,390,936)	(1,390,936)

Balance as of December 31, 2013	303,886,640	$3,039	$7,029,716	$(3,000)	$(161,205,591)	$(2,712,873)	$(156,888,709)

WOWO LIMITED

ADDITIONAL INFORMATION-FINANCIAL STATEMENT SCHEDULE I

CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

STATEMENTS OF CASH FLOWS

(In U.S. dollars)

	Years ended December 31,
	2012	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(39,010,476)	$(32,172,344)
Equity in loss of subsidiaries	36,949,365	31,189,351
Share-based compensation	1,939,326	909,904
Changes in working capital accounts
Other current assets	—	(2)
Other current liabilities	105,849	(105,849)
Amount due to subsidiaries	77,727	62,983
Amount due from subsidiaries	(6,642,384)	(116,966)

Net cash used in operating activities	(6,580,593)	(232,923)

CASH FLOWS FROM INVESTING ACTIVITIES
Liabilities in subsidiaries	(5,552,974)	(53,134)

Net cash used in investing activities	(5,552,974)	(53,134)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercises of options	(93,601)	53,136
Amount due from related party	(240,000)	240,000
Proceeds from issuance of Series B convertible redeemable preferred shares	12,500,000	—
Issuance cost	(31,153)	—

Net cash provided by financing activities	12,135,246	293,136

Net increase in cash	1,679	7,079
Cash, at beginning of year	—	1,679

Cash, at end of year	$1,679	$8,758

WOWO LIMITED

NOTES TO ADDITIONAL INFORMATION—FINANCIAL STATEMENT SCHEDULE I

FINANCIAL INFORMATION OF PARENT COMPANY

(In U.S. dollars)

Notes:

1.     BASIS FOR PREPARATION

        The condensed financial information of the parent company, Wowo Limited, has been prepared using the same accounting policies as set out in the Company's consolidated financial statements except that the parent company has used equity method to account for its investment in its subsidiaries and its variable interest entities ("VIEs").

2.     LIABILITIES IN SUBSIDIARIES AND VARIABLE INTEREST ENTITIES

        The Company, its subsidiaries, its VIEs and VIEs' subsidiaries are included in the consolidated financial statements where the intercompany balances and transactions are eliminated upon consolidation. For the purpose of the Company's stand-alone financial statements, its liabilities in subsidiaries, VIEs and VIEs' subsidiaries are reported using the equity method of accounting. The Company's share of income and losses from its subsidiaries, VIEs and VIEs' subsidiaries is reported as loss from subsidiaries, VIEs and VIEs' subsidiaries in the accompanying condensed financial information of parent company.

3.     INCOME TAXES

        The Company is a tax exempted company incorporated in the Cayman Islands.

4.     CONVERTIBLE REDEEMABLE PREFERRED SHARES

        The Company assesses the probability of redemption and accrues proper accretion over the period from the date of issuance to the earliest redemption date of the Series A-1 Preferred Shares, Series A-2 Preferred Shares and Series B Preferred Shares using the effective interest rate method. The Company recognized $17,580,271 and $37,641,848 as accretion for Series A-1 Preferred Shares, Series A-2 Preferred Shares and Series B Preferred Shares for the years ended December 31, 2012 and 2013, respectively.

        The changes in the balance of Preferred Shares included in the mezzanine equity for the years ended December 31, 2012 and 2013 are as follows:

	Series A-1 Preferred Shares	Series A-2 Preferred Shares	Series B Preferred Shares	Total
Balance as of January 1, 2012	$5,534,489	$53,848,014	$—	$59,382,503

Issuances of preferred shares	—	—	12,468,847	12,468,847
Beneficial conversion feature	1,711,644	41,522,406	—	43,234,050
Accretion for the Preferred Shares	289,069	15,747,313	1,543,889	17,580,271

Balance as of December 31, 2012	$4,111,914	$28,072,921	$14,012,736	$46,197,571

Accretion for the Preferred Shares	1,199,007	34,336,421	2,106,420	37,641,848

Balance as of December 31, 2013	$5,310,921	$62,409,342	$16,119,156	$83,839,419

WOWO LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In U.S. dollars, except share and per share data)

	December 31, 2013	September 30, 2014	September 30, 2014
			(Unaudited Pro forma)
ASSETS
Current assets:
Cash and cash equivalents	$419,305	$513,639	$513,639
Accounts receivable, net	1,722,001	1,307,788	1,307,788
Prepaid expenses and other current assets	9,494,511	8,487,548	8,487,548
Amounts due from related parties	3,799	—	—

Total current assets	11,639,616	10,308,975	10,308,975

Property and equipment, net	4,085,945	2,928,316	2,928,316
Goodwill	7,649,731	7,544,701	7,544,701

Total assets	23,375,292	20,781,992	20,781,992

Current liabilities:
Short-term loan (including short-term loan of the consolidated VIEs without recourse to Wowo Limited of $1,651,880 and nil as of December 31, 2013 and September 30, 2014, respectively)	1,651,880	—	—
Accounts payable (including accounts payable of the consolidated VIEs without recourse to Wowo Limited of $13,437,234 and $18,899,686 as of December 31, 2013 and September 30, 2014, respectively)	13,437,234	18,899,686	18,899,686
Accrued expenses and other current liabilities (including accrued expenses and other current liabilities of the consolidated VIEs without recourse to Wowo Limited of $24,118,536 and $19,050,235 as of December 31, 2013 and September 30, 2014, respectively)	26,345,151	21,232,341	21,232,341
Advance from customers (including advance from customers of consolidated VIE entities without recourse to Wowo Limited of $28,690,785 and $29,609,836 as of December 31, 2013 and September 30, 2014, respectively)	28,690,785	29,609,836	29,609,836
Amounts due to related parties (including amount due to related parties of the consolidated VIEs without recourse to Wowo Limited of $26,254,333 and $53,717,782 as of December 31, 2013 and September 30, 2014, respectively)	26,254,333	53,967,782	293,382
Income tax payable (including income tax payable of the consolidated VIEs without recourse to Wowo Limited of $45,199 and $44,578 as of December 31, 2013 and September 30, 2014, respectively)	45,199	44,578	44,578

Total current liabilities	96,424,582	123,754,223	70,079,823

Total liabilities	96,424,582	123,754,223	70,079,823

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

 WOWO LIMITED

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (Continued)

(In U.S. dollars, except share and per share data)

	December 31, 2013	September 30, 2014	September 30, 2014
			(Unaudited Pro forma)
Commitments and contingencies (Note 15)
Mezzanine equity:
Series A-1 convertible redeemable preferred shares ($0.00001 par value; total 20,000,000 preferred shares authorized, 12,202,988 and 12,202,988 shares issued and outstanding, liquidation value $10,055,909 and $10,055,909 as of December 31, 2013 and September 30, 2014, respectively)	5,310,921	6,369,091	—
Series A-2 convertible redeemable preferred shares ($0.00001 par value; total 122,029,877 preferred shares authorized, 122,029,877 and 122,029,877 shares issued and outstanding, liquidation value $100,559,091 and $100,559,091 as of December 31, 2013 and September 30, 2014, respectively)	62,409,342	98,852,033	—
Series B convertible redeemable preferred shares ($0.00001 par value; total 30,507,471 preferred shares authorized, 30,507,471 and 30,507,471 shares issued and outstanding, liquidation value $25,139,774 and $25,139,774 as of December 31, 2013 and September 30, 2014, respectively)	16,119,156	17,903,844	—

Total mezzanine equity	83,839,419	123,124,968	—

Deficit:
Ordinary shares ($0.00001 par value; 1,928,660,537 shares authorized, 303,886,640 and 303,886,640 shares issued and outstanding as of December 31, 2013 and September 30, 2014, respectively)	3,039	3,039	4,686
Subscription receivable	(3,000)	—	—
Additional paid-in capital	7,029,716	—	176,797,721
Accumulated deficit	(161,205,591)	(224,242,747)	(224,242,747)
Accumulated other comprehensive loss	(2,712,873)	(1,857,491)	(1,857,491)

Total deficit	(156,888,709)	(226,097,199)	(49,297,831)

TOTAL LIABILITIES, MEZZANINE EQUITY AND DEFICIT	$23,375,292	$20,781,992	$20,781,992

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WOWO LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In U.S. dollars, except share and per share data)

	Nine-Month Period Ended September 30,
	2013	2014
Net revenues	$27,633,285	$20,642,062
Cost of revenues (including share-based compensation of $6,072 and $7,562 for the periods ended September 30, 2013 and 2014, respectively)	4,738,892	5,516,265

Gross profit	22,894,393	15,125,797

Operating expenses:
Marketing (including share-based compensation of $33,996 and $56,332 for the periods ended September 30, 2013 and 2014, respectively)	8,076,807	8,718,546
Selling, general and administrative (including share-based compensation of $642,194 and $1,601,347 for the periods ended September 30, 2013 and 2014, respectively)	35,825,333	38,697,415

Total operating expenses	43,902,140	47,415,961

Loss from operations	(21,007,747)	(32,290,164)
Interest income	42,407	5,910
Interest expense	(107,093)	(11,798)
Other expenses, net	(55,674)	(150,512)
Gain from disposal of VIE and VIE's subsidiaries	895	—

Loss before provision for income taxes	(21,127,212)	(32,446,564)
Provision for income tax benefits	5,819	—

Net loss attributable to Wowo Limited	(21,121,393)	(32,446,564)

Accretion for Series A-1 convertible redeemable preferred shares	877,954	1,058,170
Accretion for Series A-2 convertible redeemable preferred shares	24,424,663	36,442,691
Accretion for Series B convertible redeemable preferred shares	1,551,902	1,784,688

Net loss attributable to holders of ordinary shares of Wowo Limited	(47,975,912)	(71,732,113)

Net loss per ordinary shares
Basic	(0.16)	(0.24)
Diluted	(0.16)	(0.24)
Net income per Series A-1 preferred shares—Basic	0.07	0.09
Net income per Series A-2 preferred shares—Basic	0.20	0.30
Net income per Series B preferred shares—Basic	0.05	0.06

Weighted average shares used in calculating net loss per ordinary shares
Basic	303,886,640	303,886,640
Diluted	303,886,640	303,886,640

Weighted average shares used in calculating net loss per
Series A-1 preferred shares	12,202,988	12,202,988
Series A-2 preferred shares	122,029,877	122,029,877
Series B preferred shares	30,507,471	30,507,471

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WOWO LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In U.S. dollars)

	Nine-Month Period Ended September 30,
	2013	2014
Net loss	$(21,121,393)	$(32,446,564)
Other comprehensive loss, net of taxes of nil:
Change in cumulative foreign currency translation adjustment	(565,912)	855,382

Comprehensive loss attributable to Wowo Limited's shareholders	$(21,687,305)	$(31,591,182)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WOWO LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIT
(In U.S. dollars, except share and share related data)

	Wowo Limited's deficit
	Ordinary shares					Accumulated other comprehensive loss
			Additional paid-in capital	Subscription receivable	Accumulated deficit		Total deficit
	Shares	Amount
Balance as of January 1, 2013	303,886,640	$3,039	$43,761,660	$(3,000)	$(129,033,247)	$(1,321,937)	$(86,593,485)
Accretion for Series A-1, Series A-2 and Series B convertible redeemable preferred shares	—	—	(26,854,519)	—	—	—	(26,854,519)
Net loss	—	—	—	—	(21,121,393)	—	(21,121,393)
Share-based compensation	—	—	682,262	—	—	—	682,262
Foreign currency translation adjustment	—	—	—	—	—	(565,912)	(565,912)

Balance as of September 30, 2013	303,886,640	$3,039	$17,589,403	$(3,000)	$(150,154,640)	$(1,887,849)	$(134,453,047)

Balance as of January 1, 2014	303,886,640	$3,039	$7,029,716	$(3,000)	$(161,205,591)	$(2,712,873)	$(156,888,709)
Accretion for Series A-1, Series A-2 and Series B convertible redeemable preferred shares	—	—	(8,694,957)	—	(30,590,592)	—	(39,285,549)
Net loss	—	—	—	—	(32,446,564)	—	(32,446,564)
Share-based compensation (Note)	—	—	1,665,241	—	—	—	1,665,241
Subscription received	—	—	—	3,000	—	—	3,000
Foreign currency translation adjustment	—	—	—	—	—	855,382	855,382

Balance as of September 30, 2014	303,886,640	$3,039	$—	$—	$(224,242,747)	$(1,857,491)	$(226,097,199)

Note: On June 29, 2014, the primary shareholder, Mr. Maodong Xu ("Maodong") transferred 30,372,540 of his ordinary shares of the Company to certain directors and executives for nil consideration. The fair value of $671,233 of ordinary shares transferred as of transaction date was accounted for as capital contribution by Maodong to the Company and was included in the share-based compensation of $1,665,241 for the nine-month period ended September 30, 2014 (see details in note 12).

WOWO LIMITED

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In U.S. dollars)

	Nine-Month Period Ended September 30,
	2013	2014
Cash flows from operating activities:
Net loss	$(21,121,393)	$(32,446,564)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation	682,262	1,665,241
Depreciation and amortization	1,795,848	1,402,640
Allowance for doubtful advance to suppliers	1,224,927	618,159
Gain on disposal of VIE and VIE's subsidiaries	(895)	—
Loss from disposal of property and equipment	61,119	108,059
Changes in operating assets and liabilities:
Accounts receivable	59,819	377,311
Prepaid expenses and other current assets	(1,406,433)	1,020,642
Accounts payable	(2,043,703)	5,629,706
Advance from customers	5,270,180	1,291,857
Accrued expenses and other current liabilities	218,450	(3,770,293)
Deferred income taxes	(16,553)	—

Net cash used in operating activities	(15,276,372)	(24,103,242)

Cash flows from investing activities:
Purchase of property and equipment	(344,469)	(412,342)
Amounts due from related party	211,387	—
Restricted cash	2,500,000	—

Net cash provided by/ (used in) investing activities	2,366,918	(412,342)

Cash flows from financing activities:
Amounts due to related parties	12,441,269	26,828,511
Proceeds from ordinary shareholders	—	3,000
Proceeds from short-term loan	1,626,610	—
Repayments for third party loans	(1,200,438)	—
Payments for IPO costs	—	(595,725)
Repayments of borrowings	(2,277,254)	(1,651,880)

Net cash provided by financing activities	10,590,187	24,583,906

Effect of exchange rate changes	125,124	26,012

(Decrease)/Increase in cash	(2,194,143)	94,334
Cash and cash equivalents, beginning of the year	4,247,374	419,305

Cash and cash equivalents, end of the year	$2,053,231	$513,639

Supplement disclosure of cash flow information:
Income taxes paid	$2,727	$—
Interest paid	107,050	104,084

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

WOWO LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENT

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2013 AND 2014

(In U.S. dollars, except share and share related data)

1. BASIS OF PREPARATION

        The accompanying unaudited condensed consolidated financial statements include the financial information of Wowo Limited ("the Company"), its subsidiaries, its variable interest entities ("VIEs") and VIEs' subsidiaries (the "Group"). All intercompany balances and transactions have been eliminated in consolidation. The unaudited condensed consolidated financial statements have been prepared in accordance with the rules and regulations of the Security and Exchange Commission and U.S. generally accepted accounting standards for interim financial reporting. The results of operations for the nine-month periods ended September 30, 2013 and 2014 are not necessarily indicative of the results for the full years.

        The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the financial statements, accounting policies and notes thereto included in the Group's audited consolidated financial statements for each of the two years in the period ended December 31, 2013. In the opinion of the management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments), which are necessary for a fair presentation of financial results for the interim periods presented. The Group believes that the disclosures are adequate to make the information presented not misleading. The accompanying unaudited condensed consolidated financial statements have been prepared using the same accounting policies as used in the preparation of our consolidated financial statements for each of the two years in the period ended December 31, 2013.

        The financial information as of December 31, 2013 presented in the unaudited condensed consolidated financial statements is derived from our audited consolidated financial statements for the year ended December 31, 2013.

        The following financial statements amounts and balances of the VIEs were included in the accompanying consolidated financial statements as of December 31, 2013 and September 30, 2014, and for the nine-month periods ended September 30, 2013 and 2014 (after inter-company elimination):

	December 31, 2013	September 30, 2014
Cash and cash equivalents	$263,160	$338,690
Accounts receivable, net	1,722,001	1,307,788
Prepaid expenses and other current assets	8,805,316	8,110,157

Total current assets	10,790,477	9,756,635
Property and equipment, net	2,692,457	1,812,587
Other non-current assets	7,649,731	7,544,701

Total non-current assets	10,342,188	9,357,288

Total assets	$21,132,665	$19,113,923

Advance from customers	28,690,785	29,609,836
Amounts due to related parties	26,254,333	53,717,782
Accrued expenses and other current liabilities	39,252,849	37,994,499

Total current liabilities	94,197,967	121,322,117

Total liabilities	$94,197,967	$121,322,117

WOWO LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2013 AND 2014

(In U.S. dollars, except share and share related data)

1. BASIS OF PREPARATION (Continued)

	Nine-Month Period Ended September 30,
	2013	2014
Net revenues	$27,633,285	$20,642,062
Net loss	$(8,659,767)	$(19,190,689)

	Nine-Month Period Ended September 30,
	2013	2014
Net cash provided by/ (used in) operating activities	$4,120,053	$(14,636,401)
Net cash provided by/ (used in) investing activities	778	(274,371)

Net cash provided by financing activities	$13,488,878	$24,514,782

        The VIEs contributed an aggregate of 100% and 100% of the consolidated net revenues for the nine-month periods ended September 30, 2013 and 2014, respectively. As of December 31, 2013 and September 30, 2014, the VIEs accounted for an aggregate of 90.4% and 92.0%, respectively, of the consolidated total assets, and 97.7% and 98.0%, respectively, of the consolidated total liabilities. The assets not associated with the VIEs primarily consist of cash and cash equivalents, prepaid expenses and other current assets and property and equipment. The recognized and unrecognized revenue-producing assets that are held by the VIEs are primarily the following:

  •
  Property and equipment

  •
  Acquired intangible assets, such as trade name/domain names, user base, operating system and customer relationship

2. GOING CONCERN

        The Group's history of losses has resulted in its total liabilities and mezzanine equity exceeding its total assets by $226.1 million as of September 30, 2014 and $156.9 million as of December 31, 2013. The Group experienced a net loss of approximately $21.1 million and $32.4 million for the nine-month periods ended September 30, 2013 and 2014, respectively, and negative cash flows from operations of approximately $15.3 million and $24.1 million for the nine-month periods ended September 30, 2013 and 2014, respectively. In addition, the Group's total current liabilities exceed its total current assets by $113.4 million as of September 30, 2014 and $84.8 million as of December 31, 2013. These conditions raise substantial doubt about the Group's ability to continue as a going concern. However, management believes the Group has the ability to fulfill its financial obligations as they fall due through December 31, 2015 and will continue as a going concern because its primary shareholder, Maodong, has agreed in writing to provide adequate funds to enable the Group to meet in full its financial obligations as they fall due through December 31, 2015, which commitment is further supported by pledges of certain assets from Maodong, and the funds will be provided in the form of equity investment.

WOWO LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2013 AND 2014

(In U.S. dollars, except share and share related data)

2. GOING CONCERN (Continued)

        Starting from January 1, 2014 to January 7, 2015, Maodong provided interest-free funds directly and indirectly through companies controlled by him, which enabled the Company to meet its working capital requirements to fund the Group's daily operations for a total amount of $36,418,133 (equivalent to RMB223,534,500). The funds provided by Maodong are interest-free with maturity of 90 days and are repayable on demand once the loans fall due.

        The Group believes that it can realize its assets and satisfy its liabilities in the normal course of business with the financial support from Maodong. As a result, the accompanying consolidated financial statements have been prepared assuming the Group will continue as a going concern.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue recognition

        The Group primarily generates revenues from sales commission of the online coupons and storefront fees.

(a)
Sales commission of the online coupons

        The Group presents revenues on a net basis (representing the amount billed to subscribers less the amount paid to merchants). The Group acts as an agent rather than as the principal in the delivery of the products or services underlying the coupon as it does not assume the risks and rewards of ownership of goods nor is it responsible for the actual fulfillment of services. Both of these are the responsibilities of the merchants.

        The Group recognizes revenues when all of the following criteria are met: persuasive evidence of an arrangement exists, which is typically at the point when the Group enters into cooperating agreements to sell online coupons with its merchants and the point when the price becomes fixed or determinable; collectability is reasonably assured, which occurs when the subscribers remit payments to third party payment service providers for coupons purchased; and services to the merchants have been rendered.

        The Group earns the related commission revenue as an agent when its subscribers actually redeem their coupons. Until such time, the proceeds received by the Group from selling the online coupons are recorded as advance from customers. During the period from the offer validation to the point of online coupon redemption, the Group is also contractually obligated to provide, maintain and support an online coupon verification system which its merchants must use to validate coupons before services can be redeemed by the Group's subscribers. The Group also provides ongoing customer service support to its merchants through the redemption of the coupons. The Group has concluded these performance obligations to be a substantive and integral part of the Group's service delivery process from which it earns its revenue. Based on the above considerations, revenue recognition is deferred until the redemption of the online coupons by the subscribers for the delivery of products or consumption of the services, at which time the underlying sale from which the Group earns its commission has been culminated and the Group has completed its service obligations to its merchants. The Group's remaining obligations to its merchants after coupon redemption by its subscribers are inconsequential.

WOWO LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2013 AND 2014

(In U.S. dollars, except share and share related data)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The Group adopts operational return and refund policy which offers the subscribers refunds on the coupon they have purchased, if a subscriber is not satisfied with the goods or services after redemption, or if a customer has not redeemed the coupon within twenty days after expiration date of the coupon (the "Refund Period"). Historically, the amounts of refund claimed by customers for the redeemed coupons was clearly insignificant. Based on an analysis of historical patterns and amounts of claims by customers, the Group provides a refund reserve with an estimated refund rate close to zero for the redeemed coupons. Currently, unredeemed amounts beyond the Refund Period remains in advance from customers on the balance sheet at a gross basis due to the ambiguity and uncertainty regarding interpretation and application of current PRC laws with respect to the nature of these unredeemed amounts, such as PRC Civil Law, Law on the Protection of the Rights and Interests of Consumers and certain normative documents enacted by the State Administration of Industry and Commerce, or the SAIC. The Group recognizes revenue from these unredeemed amounts until the third anniversary from the expiration date of the coupon, when the possibility for a customer to initiate a claim becomes remote. The Group recognized $1,830,495 revenue from these unredeemed amounts for the nine month period ended September 30, 2014.

        In addition, the merchants are contractually responsible and liable for the quality of the products or services provided and the Group also holds the right to claim reimbursements from the merchants, therefore, the amounts of costs that the Group incurred as a result of such refunds have been minimal for the years presented.

(b)
Storefront fees

        The Group also derives the revenue from storefront fees for merchants that have opened online stores with the Company's website. The merchants pay a fixed fee for an agreed contract period. The Group recognizes revenues ratably over the period the storefront services are provided.

Unaudited pro forma information

        Unaudited pro forma balance sheet information as of September 30, 2014 assumes the automatic conversion of all of the outstanding Series A-1 convertible redeemable preferred shares, Series A-2 convertible redeemable preferred shares and Series B convertible redeemable preferred shares into ordinary shares at the original conversion ratio and conversion of all the indebtedness owed to Maodong, directly and indirectly, into ordinary shares at the initial public offering price as if the conversion had occured as of September 30, 2014. The effect of conversion of indebtedness owed to Maodong is all reflected in additional paid-in capital since the initial offering price is not determined yet.

        Unaudited pro forma net income/(loss) per share is not presented because the effect of the conversion of the outstanding Series A-1 convertible redeemable preferred shares, Series A-2 convertible redeemable preferred shares and Series B convertible redeemable preferred shares using conversion ratio of 1:1 and conversion of all the indebtedness owed to Maodong, directly and indirectly, into ordinary shares at the initial public offering price would not result in any dilution to net loss applicable to ordinary shareholders and would have resulted in a pro forma net income/(loss) per share

WOWO LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2013 AND 2014

(In U.S. dollars, except share and share related data)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

higher than the actual basic net income/(loss) per share for the nine-month period ended September 30, 2014.

Recent accounting pronouncements adopted

        In July 2013, the Financial Accounting Standards Board ("FASB") issued a pronouncement which provides guidance on financial statement presentation of an unrecognized tax benefits when a net operating loss carry forward, a similar tax loss, or a tax credit carry forward exists. The FASB's objective in issuing this Accounting Standards Update ("ASU") is to eliminate diversity in practice resulting from a lack of guidance on this topic in current U.S. generally accepted accounting principles ("U.S. GAAP").

        The amendments in this ASU state that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carry forward, a similar tax loss, or a tax credit carry forward, except as follows. To the extent a net operating loss carry forward, a similar tax loss, or a tax credit carry forward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets.

        This ASU applies to all entities that have unrecognized tax benefits when a net operating loss carry forward, a similar tax loss, or a tax credit carry forward exists at the reporting date. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Early adoption is permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. The adoption of this guidance did not have a significant effect on the Group's consolidated financial statements.

Recent accounting pronouncements not yet adopted

        In May 2014, the FASB issued, ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)". The guidance substantially converges final standards on revenue recognition between the FASB and the International Accounting Standards Board providing a framework on addressing revenue recognition issues and, upon its effective date, replaces almost all exiting revenue recognition guidance, including industry-specific guidance, in current U.S. GAAP.

        The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

  •
  Step 1: Identify the contract(s) with a customer.

  •
  Step 2: Identify the performance obligations in the contract.

WOWO LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2013 AND 2014

(In U.S. dollars, except share and share related data)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent accounting pronouncements not yet adopted (continued)

  •
  Step 3: Determine the transaction price.

  •
  Step 4: Allocate the transaction price to the performance obligations in the contract.

  •
  Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

        For a public entity, the amendments in this ASU are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted.

        An entity should apply the amendments in this ASU using one of the following two methods:

  1.
  Retrospectively to each prior reporting period presented and the entity may elect any of the following practical expedients:

  •
  For completed contracts, an entity need not restate contracts that begin and end within the same annual reporting period.

  •
  For completed contracts that have variable consideration, an entity may use the transaction price at the date the contract was completed rather than estimating variable consideration amounts in the comparative reporting periods.

  •
  For all reporting periods presented before the date of initial application, an entity need not disclose the amount of the transaction price allocated to remaining performance obligations and an explanation of when the entity expects to recognize that amount as revenue.

  2.
  Retrospectively with the cumulative effect of initially applying this ASU recognized at the date of initial application. If an entity elects this transition method it also should provide the additional disclosures in reporting periods that include the date of initial application of:

  •
  The amount by which each financial statement line item is affected in the current reporting period by the application of this ASU as compared to the guidance that was in effect before the change.

  •
  An explanation of the reasons for significant changes.

        The Group is in the process of evaluating the impact of adoption of this guidance on the Group's consolidated financial statements.

        In June 2014, the FASB issued a new pronouncement which requires that a performance target that affects vesting and that could be achieved after the requisite service period is treated as a performance condition. A reporting entity should apply existing guidance in Topic 718, Compensation—Stock Compensation, as it relates to awards with performance conditions that affect vesting to account for such awards. The performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. If the performance target becomes

WOWO LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2013 AND 2014

(In U.S. dollars, except share and share related data)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent accounting pronouncements not yet adopted (continued)

probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. The total amount of compensation cost recognized during and after the requisite service period should reflect the number of awards that are expected to vest and should be adjusted to reflect those awards that ultimately vest. The requisite service period ends when the employee can cease rendering service and still be eligible to vest in the award if the performance target is achieved. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Earlier adoption is permitted. The Group does not expect the adoption of this guidance will have a significant effect on the Group's consolidated financial statements.

        In August, 2014, the FASB issued a new pronouncement which provides guidance on determining when and how reporting entities must disclose going-concern uncertainties in their financial statements. The new standard requires management to perform interim and annual assessments of an entity's ability to continue as a going concern within one year of the date of issuance of the entity's financial statements. Further, an entity must provide certain disclosures if there is "substantial doubt about the entity's ability to continue as a going concern." The new standard is effective for fiscal years ending after December 15, 2016, and interim periods thereafter, with early adoption permitted.

4. PREPAID EXPENSES AND OTHER CURRENT ASSETS

        Prepaid expenses and other current assets consisted of the following:

	December 31, 2013	September 30, 2014
Advance to suppliers, net	$6,337,707	$5,546,750
Rental and other deposits	1,839,663	1,505,897
Prepaid rental expenses	723,075	194,115
Prepaid advertisement expenses	440,064	447,604
Advances to employees	83,848	163,208
Prepaid professional service fee	—	598,183
Other current assets	70,154	31,791

	$9,494,511	$8,487,548

        Advance to suppliers is net of allowance for advance to suppliers. Movement of allowance for advance to suppliers is as follows:

	Balance as of January 1,	Charge to expenses	Write off	Exchange adjustments	Balance as of September 30,
2013	$1,661,122	$1,224,927	—	$39,236	$2,925,285
2014	$3,063,763	$618,159	—	$(39,156)	$3,642,766

WOWO LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2013 AND 2014

(In U.S. dollars, except share and share related data)

5. PROPERTY AND EQUIPMENT, NET

        Property and equipment, net, consisted of the following:

	December 31, 2013	September 30, 2014
Computer and software	$7,116,803	$6,934,197
Furniture and fixtures	692,149	594,587
Leasehold improvement	665,828	363,914

Total	8,474,780	7,892,698
Less: accumulated depreciation	(4,388,835)	(4,964,382)

Property and equipment, net	$4,085,945	$2,928,316

        Depreciation expenses for the nine-month periods ended September 30, 2013 and 2014 were $1,455,616 and $1,402,640, respectively.

6. ACQUIRED INTANGIBLE ASSETS, NET

        Acquired intangible assets, net, consisted of the following:

	December 31, 2013	September 30, 2014
Trade name/domain name	$3,202,608	$3,202,608
User base	485,735	485,735
Operating system	87,467	87,467
Customer relationship	21,309	21,309

Total	3,797,119	3,797,119
Less: Accumulated amortization	(1,762,328)	(1,762,328)
Less: Accumulated impairment of intangible assets	(2,034,791)	(2,034,791)

Acquired intangible assets, net	$—	$—

        The amortization expenses of acquired intangible assets were $340,232 and nil for the nine-month periods ended September 30, 2013 and 2014, respectively.

        In 2013, the Group recognized an impairment loss of $2,034,791 as carrying amount of the intangible assets exceeded the fair value of the assets based on a discounted cash flow method using assumptions about revenue growth rates and the appropriate discount rates.

WOWO LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2013 AND 2014

(In U.S. dollars, except share and share related data)

7. GOODWILL

        The changes in the goodwill balance for the year ended December 31, 2013 and for the nine-month period ended September 30, 2014 is as follows:

	December 31, 2013	September 30, 2014
Gross amount:
Beginning balance	$7,433,142	$7,649,731
Addition	—	—
Exchange difference	216,589	(105,030)

Ending balance	7,649,731	7,544,701
Accumulated impairment loss:
Beginning balance	—	—
Charge for the period	—	—
Ending balance	—	—

Goodwill, net	$7,649,731	$7,544,701

8. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

        Accrued expenses and other current liabilities consisted of the following:

	December 31, 2013	September 30, 2014
Accrued payroll and welfare	$17,081,601	$17,475,119
Advance from subscribers	5,518,550	1,260,156
Payable for advertisements	1,258,428	875,149
Other tax payable	11,298	—
Deposit payable	941,295	1,205,657
Amount due to a third party (Note 14(i))	994,101	—
Payable for professional fee	252,540	—
Others	287,338	416,260

Total accrued expenses and other current liabilities	$26,345,151	$21,232,341

        Advance from subscribers represent primarily the cash balances placed in individual Wowo accounts.

9. SHORT-TERM LOAN

        On April 1, 2013, the Group repaid the full amounts of principal and interests for a short-term loan of $2,247,154 (equivalent to RMB14 million) entered into on April 6, 2012. Interest expenses accrued and paid for this loan was $44,277 for the nine-month period ended September 30, 2013.

        On March 1, 2013, the Group entered into a short-term loan agreement with a PRC bank with a term of twelve-month and the annual interest rate was adjusted to 120% of the annual interest rate

WOWO LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2013 AND 2014

(In U.S. dollars, except share and share related data)

9. SHORT-TERM LOAN (Continued)

published by People's Bank of China in March 2013 and the credit limit of this loan is $3,968,254 (equivalent to RMB25 million). An amount of $1,651,880 (equivalent to RMB10 million) was drawn as of December 31, 2013. Interest expenses accrued and paid for this loan was $62,773 for the nine-month period ended September 30, 2013.

        On January 10, 2014 and February 11, 2014, the Group repaid the principal of short-term loans with the PRC bank noted above of $825,940 (equivalent to RMB5 million) and $825,940 (equivalent to RMB5 million) and the interest of $104,084(equivalent to RMB720,000), respectively, there was no outstanding short-term loan as of September 30, 2014.

10. INCOME TAXES

        Provision (credit) for income tax consisted of the following:

	Nine-month period ended September 30,
	2013	2014
Income tax benefits:
PRC current income tax expenses	$10,735	$—
PRC deferred income tax benefits	(16,554)	—

Total	$(5,819)	$—

WOWO LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2013 AND 2014

(In U.S. dollars, except share and share related data)

10. INCOME TAXES (Continued)

        The significant components of the Group's deferred tax assets and liabilities were as follows:

	December 31, 2013	September 30, 2014
Deferred tax assets
Current
Allowance for doubtful accounts	$526,160	$645,100
Accrued payroll	582,954	827,870
Advertisement expenses	11,107,768	12,132,259

Total current deferred tax assets	12,216,882	13,605,229

Non-current
Net operating loss carry forwards	21,233,802	26,152,908

Total deferred tax assets	33,450,684	39,758,137
Less: valuation allowance	(33,450,684)	(39,758,137)

Net deferred tax assets	$—	$—

Deferred tax liabilities
Non-current
Acquired intangible assets	$—	$—

Total deferred tax liabilities	$—	$—

        The Group considers the following factors, among other matters, when determining whether some portion or all of the deferred tax assets will more likely than not be realized: the nature, frequency and severity of recent losses, forecasts of future profitability, the duration of statutory carry forward years, the Group's experience with tax attributes expiring unused and tax planning alternatives. The Group's ability to realize deferred tax assets depends on its ability to generate sufficient taxable income within the carry forward years provided for in the tax law.

        The Group had incurred net operating losses carry forwards of $15,287,826 and $21,160,890 from the Group's PRC entities for the nine-month periods ended September 30, 2013 and 2014, respectively, which would expire on various dates through 2018. The Group operates its business through its subsidiaries, its VIEs and their subsidiaries. The Group does not file consolidated tax returns, therefore, losses from individual subsidiaries or the VIEs and their subsidiaries may not be used to offset other subsidiaries' or VIEs' earnings within the Group. Valuation allowance is considered on each individual subsidiary and VIE basis. As of December 31, 2013 and September 30, 2014, valuation allowance was $33,450,684 and $39,758,137, respectively, which were provided against deferred tax assets as it is considered more likely than not that the relevant deferred tax assets will not be realized in the foreseeable future.

WOWO LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2013 AND 2014

(In U.S. dollars, except share and share related data)

10. INCOME TAXES (Continued)

        Reconciliation between the expense (benefit) of income taxes computed by applying the PRC tax rate to loss before income taxes and the actual provision of income taxes is as follows:

	Nine-month period ended September 30,
	2013	2014
Net loss before provision for income taxes	(21,127,212)	(32,446,564)
Statutory tax rates in the PRC	25%	25%
Income tax at statutory tax rate	(5,281,803)	(8,111,641)
Expenses not deductible for tax purposes
Entertainment expenses exceeded tax limit	40,713	24,689
Effect of income tax rate difference in other jurisdiction	509,965	1,779,499
Changes of valuation allowance	4,725,306	6,307,453

Income tax benefit	$(5,819)	$—

11. CONVERTIBLE REDEEMABLE PREFERRED SHARES

        As of September 30, 2014, there were 12,202,988 Series A-1 Preferred Shares, 122,029,877 Series A-2 Preferred Shares and 30,507,471 Series B Preferred Shares outstanding.

        The Group assesses the probability of redemption and accrues proper accretion over the period from the date of issuance to the earliest redemption date of the Series A-1 Preferred Shares, Series A-2 Preferred Shares and Series B Preferred Shares using the effective interest rate method. The Group recognized $26,854,519 and $39,285,549 as accretion for Series A-1 Preferred Shares, Series A-2 Preferred Shares and Series B Preferred Shares for the nine-month periods ended September 30, 2013 and 2014, respectively.

        The changes in Preferred Shares balance for the nine-month periods ended September 30, 2013 and 2014 are as follows:

	Series A-1 Preferred Shares	Series A-2 Preferred Shares	Series B Preferred Shares	Total
Balance as of January 1, 2013	$4,111,914	$28,072,921	$14,012,736	$46,197,571
Accretion for the Preferred Shares	877,954	24,424,663	1,551,902	26,854,519

Balance as of September 30, 2013	$4,989,868	$52,497,584	$15,564,638	$73,052,090

Balance as of January 1, 2014	$5,310,921	$62,409,342	$16,119,156	$83,839,419
Accretion for the Preferred Shares	1,058,170	36,442,691	1,784,688	39,285,549

Balance as of September 30, 2014	$6,369,091	$98,852,033	$17,903,844	$123,124,968

WOWO LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2013 AND 2014

(In U.S. dollars, except share and share related data)

12. SHARE-BASED COMPENSATION

Ordinary shares to directors and executives

        On June 29, 2014, Maodong transferred his 30,372,540 ordinary shares of the Company to certain directors and executives for nil consideration. The ordinary shares were transferred for the purpose of attracting and maintaining these directors and executives without service or performance conditions. All the ordinary shares transferred immediately vested and the estimated fair value per ordinary share was $0.0221 on June 29, 2014. The share-based compensation of $671,233 was charged to operating expenses for the nine-month period ended September 30, 2014.

Options to employees

        On February 1, 2011, the board of directors approved the Company 2011 Share Incentive Plan ("2011 Plan"). Under 2011 Plan, on March 15, 2013, the Company granted 1,128,590 and 100,000 option shares to the employee and managements with exercise price of $0.2 and $0.2 per share, respectively. On April 18, 2014, the Company granted 9,341,500 and 2,104,000 option shares to the employee and managements with exercise price of $0.01 and $0.01 per share, respectively. The estimated fair value of the share options on the date of grant was evaluated using binomial model. The number of options granted, exercise price, estimated fair value of options and the forfeiture rate of options granted to its employees are summarized as follows:

Grant date	Number of options	Exercise price at grant date	Estimated fair value at grant date	Forfeiture rate
2013/03/15	100,000	0.2	0.0145	25.0%
	1,128,590	0.2	0.0133	40.0%

Subtotal	1,228,590

2014/04/18	2,104,000	0.01	0.0031	9.0%
	9,341,500	0.01	0.0023	40.0%

Subtotal	11,445,500

        The Group recognized compensation cost on the share options to employees on a straight-line basis over the requisite service period. The options granted on March 15, 2013 vest ratably over 48 months and are exercisable up to 5 years from the date of grant. The options granted on April 18, 2014 vest on the first anniversary of the date of grant.

        The share-based compensation of $682,262 and $994,008 were charged to operating expenses and cost of revenues for the nine-month periods ended September 30, 2013 and 2014, respectively.

WOWO LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2013 AND 2014

(In U.S. dollars, except share and share related data)

12. SHARE-BASED COMPENSATION (Continued)

        The fair value of the options granted was estimated on the date of grant with the assistance of an independent third-party appraiser, and was determined using binomial model with the following assumptions:

	March 15, 2013	April 18, 2014
Expected volatility(1)	65%	55%
Risk-free interest rate(2)	0.90%	1.8%
Expected dividend yield(3)	nil	nil
Exercise price(4)	$0.2	$0.01
Fair value of the underlying ordinary shares(5)	$0.0611	$0.0081

(1)
Volatility

The volatility of the underlying ordinary shares during the life of the options was estimated based on average historical            volatility of comparable companies for the period before the valuation date with lengths equal to the life of the options.

(2)
Risk-free rate

Risk free rate is estimated based on yield to maturity of PRC international government bonds with maturity term close to the life of the options.

(3)
Dividend yield

The dividend yield was estimated by the Group based on its expected dividend policy over the life of the options.

(4)
Exercise price

The exercise price of the options was determined by the Group's board of directors.

(5)
Fair value of underlying ordinary shares

The estimated fair value of the ordinary shares underlying the options as of the respective valuation dates was determined based on a contemporaneous valuation. When estimating the fair value of the ordinary shares on the valuation dates, management has considered a number of factors, including the result of a third-party appraisal and equity transactions of the Group, while taking into account standard valuation methods and the achievement of certain events. The fair value of the ordinary shares in connection with the option grants on the valuation dates was determined with the assistance of an independent third-party appraiser.

WOWO LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2013 AND 2014

(In U.S. dollars, except share and share related data)

12. SHARE-BASED COMPENSATION (Continued)

        The following table summarizes information regarding options granted:

Options	Number of share options	Weighted average exercise price	Weighted average grant date fair value	Weighted average remaining contractual life	Aggregate intrinsic value
Outstanding as of January 1, 2013	44,996,160	$0.10	$0.13	3.83	$1,315,610
Granted	1,228,590	$0.20	$0.01	—	—
Forfeited and expired	(8,930,250)	$0.14	$0.15	—	—

Outstanding as of September 30, 2013	37,294,500	$0.09	$0.14	3.18	$1,224,221

Outstanding as of January 1, 2014	34,681,354	$0.13	$0.13	2.88	$1,270,279
Granted	11,445,500	$0.01	$0.00	—	—
Forfeited and expired	(5,211,286)	$0.10	$0.13	—	—

Outstanding as of September 30, 2014	40,915,568	$0.07	$0.09	2.78	$426,315

Exercisable as of September 30, 2014	—	—	—	—	—

        As of September 30, 2014, there was $911,889 of total unrecognized compensation cost related to non-vested share-based compensation under the 2011 Plan, which is expected to be recognized over a weighted-average period of 0.73 years.

WOWO LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2013 AND 2014

(In U.S. dollars, except share and share related data)

13. NET LOSS PER SHARE

        The calculation of the net loss per share is as follows:

	Nine-month periods ended September 30,
	2013	2014
Numerator:
Net loss attributable to Wowo Limited	$(21,121,393)	$(32,446,564)
Accretion for Series A-1 Preferred Shares	(877,954)	(1,058,170)
Accretion for Series A-2 Preferred Shares	(24,424,663)	(36,442,691)
Accretion for Series B Preferred Shares	(1,551,902)	(1,784,688)

Net loss attributable to ordinary shareholders for computing basic net loss per ordinary shares	(47,975,912)	(71,732,113)

Accretion for Series A-1 Preferred Shares	877,954	1,058,170
Net income attributable to Series A-1 preferred Shareholders for computing basic net income per Series A-1 Preferred Shares	877,954	1,058,170

Accretion for Series A-2 Preferred Shares	24,424,663	36,442,691
Net income attributable to Series A-2 preferred Shareholders for computing basic net income per Series A-2 Preferred Shares	24,424,663	36,442,691

Accretion for Series B Preferred Shares	1,551,902	1,784,688
Net income attributable to Series B preferred Shareholders for computing basic net income per Series B Preferred Shares	1,551,902	1,784,688

Denominator:
Weighted average ordinary shares outstanding used in computing basic net loss per ordinary shares	303,886,640	303,886,640
Weighted average ordinary shares outstanding used in computing diluted net loss per ordinary shares	303,886,640	303,886,640
Weighted average shares outstanding used in computing basic net income per Series A-1 Preferred Shares	12,202,988	12,202,988
Weighted average shares outstanding used in computing basic net income per Series A-2 Preferred Shares	122,029,877	122,029,877
Weighted average shares outstanding used in computing basic net income per Series B Preferred Shares	30,507,471	30,507,471
Net loss per ordinary shares
Basic	$(0.16)	$(0.24)
Diluted	$(0.16)	$(0.24)
Net income per Series A-1 preferred shares—Basic	$0.07	$0.09
Net income per Series A-2 preferred shares—Basic	$0.20	$0.30
Net income per Series B preferred shares—Basic	$0.05	$0.06

WOWO LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2013 AND 2014

(In U.S. dollars, except share and share related data)

13. NET LOSS PER SHARE (Continued)

        Series A-1, Series A-2 and Series B Preferred Shares were excluded from the computation of diluted net loss per ordinary share for the nine-month periods ended September 30, 2013 and 2014 because their effects were anti—dilutive.

        For the nine-month periods ended September 30, 2013 and 2014, 1,388,950 and 154,897 ordinary shares resulting from the assumed exercise of share options using the treasury stock method were excluded as their effect was anti-dilutive, respectively.

14. RELATED PARTY BALANCES AND TRANSACTIONS

        Nature of the relationships with related parties:

Name	Relationship with the Company
Beijing Baifen Tonglian Media Technology Co., Ltd. ("Lmobile Media")	Controlled by Maodong
Maodong	Shareholder
Beijing Wowo Shiji Information Technology Co., Ltd. ("Beijing Wowo Shiji")	Controlled by top management of the Company
Rizhao Yinxingshu Equity Investment Fund, L.P ("Yinxingshu")(i)	Controlled by Maodong
Beijing Shiletao Ecommerce Co., Ltd ("Shiletao")(ii)	Controlled by Maodong
Dallsfield Ltd	Controlled by Maodong

(i)
Previously known as Rizhao Yinxingshu Business Information Consulting Center and the name change permit granted by governmental authority in May 2014.

(ii)
On March 26, 2014, Maodong contributed RMB9 million as registered capital of Shiletao and held 90% equity interests immediately after the transaction. Following the capital contribution by Maodong, Madong became the common shareholder of the Group and Shiletao. Shiletao became a related party of the Group. The amount due to Shiletao was reclassified as amount due to related parties since March 26, 2014.
(a)
As of December 31, 2013 and September 30, 2014 the following balances were due from/to the related parties:

	December 31, 2013		September 30, 2014
Amount due from Beijing Wowo Shiji(i)	3,799	(i)	—

Total	$3,799		—

(i)
The amount represents payments of operating expenses and purchasing software on behalf of Beijing Wowo Shiji.

WOWO LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2013 AND 2014

(In U.S. dollars, except share and share related data)

14. RELATED PARTY BALANCES AND TRANSACTIONS (Continued)

	December 31, 2013	September 30, 2014
Amount due to Yinxingshu(iii)	$12,058,724	$23,297,560
Amount due to Maodong(iii)	13,528,897	29,146,388
Amount due to Shiletao(iii)	—	980,452
Amount due to Dallsfield Ltd(iii)	—	250,000
Amount due to Lmobile Media(ii)	666,712	293,382

Total	$26,254,333	$53,967,782

(ii)
The amount represents short messaging service ("SMS") distribution platform fee, which has not been paid to Lmobile Media.

(iii)
The amount represents the funds provided by Maodong, to support the working capital for Beijing Wowo Tuan's daily operations. The funds provided by Maodong are interest-free with maturity of 90 days and are repayable on demand once the loans fall due As of September 30, 2014, out of $53,674,400 total loan amount $48,210,961 had become overdue and the remaining balance $5,463,439 was due within 90 days.

  All the amounts due from/to related parties are unsecured and non-interest bearing.

(b)
The SMS distribution platform fee incurred to Lmobile Media were $458,078 and $450,226 for the nine-month periods ended September 30, 2013 and 2014, respectively.

15. COMMITMENTS AND CONTINGENCIES

Operating lease

        The Group leases certain office premises under non-cancellable leases. Rental expenses under operating leases for the nine-month periods ended September 30, 2013 and 2014 were $1,632,870 and $1,728,466, respectively.

        The future aggregate minimum lease payments under non-cancelable operating lease agreements were as follows:

Years ending December 31:
three-month period ending December 31, 2014	$539,050
2015	935,645
2016	244,523
2017	1,760
2018	—
2019	—

Total	$1,720,978

Withholding tax obligation

        Pursuant to PRC individual income tax laws, when a corporation purchases equity interest from individuals, the individuals are obligated to pay individual income tax based on 20% of the capital gain

WOWO LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2013 AND 2014

(In U.S. dollars, except share and share related data)

15. COMMITMENTS AND CONTINGENCIES (Continued)

from the transaction with the corporation as the withholding agent. The Group has purchased equity interests of certain entities from individual sellers. There is a possibility that if individual sellers fail to meet their income tax obligations, the tax authority may require the Group who is withholding agent to pay the taxes for the sellers firstly. Based on the information currently available, the Group was unable to make a reasonable estimate of the related liability due to the uncertainty related to the outcome and amount of payment and relating penalty and interest.

16. MAINLAND CHINA CONTRIBUTION PLAN

        Full time PRC employees of the Group are eligible to participate in a government-mandated multi-employer defined contribution plan under which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to these employees. The PRC labor regulations require the Group to accrue for these benefits based on a percentage of each employee's income. Total provisions for employee benefits were $8,389,920 and $6,730,363 for the nine-month periods ended September 30, 2013 and 2014, respectively, reported as a component of operating expenses.

17. STATUTORY RESERVES AND RESTRICTED NET ASSETS

        In accordance with the Regulations on Enterprises with Foreign Investment of China and their articles of association, the Group's subsidiaries, VIEs and VIEs' subsidiaries located in the PRC, being foreign invested enterprises established in the PRC, are required to provide for certain statutory reserves. These statutory reserve funds include one or more of the following: (i) a general reserve, (ii) an enterprise expansion fund or discretionary reserve fund, and (iii) a staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires a minimum annual appropriation of 10% of after-tax profit (as determined under accounting principles generally accepted in China at each year-end); the other fund appropriations are at the subsidiaries' or the affiliated PRC entities' discretion. These statutory reserve funds can only be used for specific purposes of enterprise expansion, staff bonus and welfare, and are not distributable as cash dividends except in the event of liquidation of our subsidiaries, our affiliated PRC entities and their respective subsidiaries. The Group's subsidiaries, VIEs and VIEs' subsidiaries are required to allocate at least 10% of their after-tax profits to the general reserve until such reserve has reached 50% of their respective registered capital. As of December 31, 2013 and September 30, 2014, none of the Group's PRC subsidiaries and VIEs has a general reserve that reached 50% of their registered capital threshold and therefore they will continue to allocate at least 10% of their after tax profits to the general reserve fund.

        Appropriations to the enterprise expansion reserve and the staff welfare and bonus reserve are to be made at the discretion of the board of directors of each of the Group's PRC subsidiaries and VIEs.

        The appropriation to these reserves by the Group's PRC subsidiaries and VIEs was nil and nil for the nine-month periods ended September 30, 2013 and 2014, respectively.

        As a result of these PRC laws and regulations and the requirement that distributions by PRC entities can only be paid out of distributable profits computed in accordance with PRC GAAP, the PRC entities are restricted from transferring a portion of their net assets to the Group. Amounts restricted

WOWO LIMITED

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENT (Continued)

FOR THE NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2013 AND 2014

(In U.S. dollars, except share and share related data)

17. STATUTORY RESERVES AND RESTRICTED NET ASSETS (Continued)

include paid-in capital and the statutory reserves of the Group's PRC subsidiaries and VIEs. The aggregate amounts of capital and statutory reserves restricted which represented the amount of net assets of the relevant subsidiaries and VIEs in the Group not available for distribution were $26,868,317 and $26,172,392 as of December 31, 2013 and September 30, 2014, respectively, including $5,175,446 and $4,479,521 of net restricted assets recorded under VIEs in the Group.

18. SEGMENT INFORMATION

        The Group is mainly engaged in online group buying services and storefront services throughout the PRC.

        The Group's chief operating decision maker has been identified as the Chief Executive Officer, who reviews consolidated results when making decisions about allocating resources and assessing performance of the Group. The Group's revenue and net income are substantially derived from sales commission of online coupons and storefront fees. But the Group does not have discrete financial information of costs and expenses between various services in its internal reporting, and reports costs and expenses by nature as a whole. Therefore, the Group has one operating segment.

        The table below is only presented at the revenue level with no allocations of direct or indirect cost and expenses. The Group primarily operates in the PRC and substantially all of the Group's long-lived assets are located in the PRC.

        Components of net revenue are presented in the following table:

	Nine-month period ended September 30,
	2013	2014
Sales commission of online coupons	$20,920,958	$13,353,243
Storefront fees	6,712,327	7,288,819

Total	$27,633,285	$20,642,062

Wowo Limited

            American Depositary Shares
Representing            Ordinary Shares

Prospectus

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers

        Cayman Islands law does not limit the extent to which a company's memorandum and articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public interest, such as providing indemnification against civil fraud or the consequences of committing a crime. The registrant's post-offering memorandum and articles of association provide that each officer and director of the registrant shall be indemnified and secured harmless out of the assets and profits of the registrant from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts.

        Under the form of indemnification agreements filed as Exhibit 10.3 to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

        The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Recent Sales of Unregistered Securities

        During the past three years, we have issued and sold the securities in Wowo Group Limited described below without registering the securities under the Securities Act. None of these transactions involved any underwriters' underwriting discounts or commissions, or any public offering. We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S or Rule 701 under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering. All references to number of shares in the table below have been adjusted to give effect to a share split effected on January 15, 2011 by Wowo Group Limited which resulted in the sole ordinary share held by New Field Worldwide Ltd. becoming 300,000,000 ordinary shares. On August 4, 2011, we effected a share swap in which shareholders of

Wowo Group Limited, our current holding company, received one Wowo Limited share in exchange for each share of the same class they hold in Wowo Group Limited.

Purchaser	Date of Sale or Issuance	Title and Number of Securities	Consideration (US$ in cash)	Underwriting Discount and Commission
Yonghong Lv	January 20, 2011	2,564,103 ordinary shares	1.0 million	N/A
Xiaoyang Hu	January 20, 2011	5,128,205 ordinary shares	2.0 million	N/A
Yongming Zhang	March 8, 2011	16,194,332 ordinary shares	8.0 million	N/A
	July 5, 2011	7,923,246 Series A-2 Preferred Shares	7.7 million	N/A
Zero2IPO China Fund II L.P.	April 3, 2011	5,489,604 Series A-1 Preferred Shares	5.0 million	N/A
	June 8, 2011	2,053,580 Series A-2 Preferred Shares	2.0 million	N/A
	February 29, 2012	1,220,299 Series B Preferred Shares	0.5 million	N/A
CDH Barley Limited	May 25, 2011	30,803,678 Series A-2 Preferred Shares	30.0 million	N/A
	February 29, 2012	7,321,793 Series B Preferred Shares	3.0 million	N/A
Besto Holdings Limited	July 5, 2011	5,133,946 Series A-2 Preferred Shares	5.0 million	N/A
	February 29, 2012	7,321,793 Series B Preferred Shares	3.0 million	N/A
Xiangqing Lin	July 5, 2011	4,398,225 Series A-2 Preferred Shares	4.3 million	N/A
David Tse Young Chou	July 5, 2011	1,026,789 Series A-2 Preferred Shares	1.0 million	N/A
	February 29, 2012	976,239 Series B Preferred Shares	0.4 million	N/A
Tianyou Investment Limited	February 29, 2012	1,220,299 Series B Preferred Shares	0.5 million	N/A
New Field Worldwild Ltd	February 29,2012	7, 321,793 Series B Preferred Shares	3.0 million	N/A
NEO Power Ltd	February 29,2012	2,440,598 Series B Preferred Shares	1.0 million	N/A
Blue Ivy Holdings Limited	February 29,2012	2,684,657 Series B Preferred Shares	1.1 million	N/A
Directors, Officers and Employees	Various dates	Option to purchase 69,069,720 ordinary shares	various prices	N/A

Item 8.    Exhibits and Financial Statement Schedules

  (a)
  Exhibits

        See Exhibit Index beginning on page II—6 of this Registration Statement.

  (b)
  Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People's Republic of China on January 9, 2015.

Wowo Limited
By:	/s/ MAODONG XU
	Name:	Maodong Xu
	Title:	Chief Executive Officer

        Each person whose signature appears below constitutes and appoints each of            and            as an attorney-in-fact, each with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of 1933, as amended, of ordinary shares of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to any and all amendments or supplements to this registration statement, whether such amendments or supplements are filed before or after the effective date of such registration statement, to any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to any and all instruments or documents filed as part of or in connection with this registration statement and any and all amendments thereto, whether such amendments are filed before or after the effective date of such registration statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on January 9, 2015.

Signature	Capacity

/s/ MAODONG XU Maodong Xu	Chairman, Chief Executive Officer (principal executive officer)
/s/ JIANGUANG WU Jianguang Wu	Director, Executive President
/s/ XIAOYI NIU Xiaoyi Niu	Director
/s/ YONGMING ZHANG Yongming Zhang	Director, Chief Technology Officer
/s/ FRANK ZHIGANG ZHAO Frank Zhigang Zhao	Chief Financial Officer (principal financial and accounting officer)

 SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Wowo Limited has signed this registration statement or amendment thereto in New York on January 9, 2015.

By:	/s/ DIANA ARIAS
	Name:	Diana Arias
	Title:	Service of Process Officer Law Debenture Corporate Services Inc.

EXHIBIT INDEX

Exhibit No.		Description of Exhibit
1.1	*	Form of Underwriting Agreement
3.1	*	[Third] Amended and Restated Memorandum and Articles of Association of the Registrant, to become effective upon the completion of the offering
4.1	*	Registrant's Specimen American Depositary Receipt (included in Exhibit 4.3)
4.2	*	Registrant's Specimen Certificate for Ordinary Shares
4.3	*	Deposit Agreement, dated as of , 2014, between the Registrant, the depositary and holder of the American Depositary Receipts
5.1	*	Opinion of Maples and Calder regarding the validity of the ordinary shares being registered
8.1	*	Opinion of Jones Day regarding certain U.S. tax matters
8.2	*	Opinion of B & D Law Firm regarding certain PRC tax matters
8.3	*	Opinion of Maples and Calder regarding certain Cayman Islands tax matters
10.1		Registrant's Share Incentive Plan
10.2	*	[Form of Indemnification Agreement with the Registrant's directors]
10.3	*	Form of Employment Agreement
10.4		English translation of the Amended and Restated Exclusive Call Option Agreement entered into by and among shareholders of Beijing Wowo Tuan and Wowo Shijie, dated August 6, 2014
10.5		English translation of the Amended and Restated Exclusive Consulting and Service Agreement entered into by and between Beijing Wowo Tuan and Wowo Shijie, dated August 6, 2014
10.6		English translation of the Amended and Restated Equity Pledge Agreement entered into by and among shareholders of Beijing Wowo Tuan and Wowo Shijie, dated August 6, 2014
10.7		English translation of the Amended and Restated Exclusive Call Option Agreement entered into by and among shareholders of Kai Yi Shi Dai and Wowo Shijie, dated August 6, 2014
10.8		English translation of the Amended and Restated Exclusive Consulting and Service Agreement entered into by and between Kai Yi Shi Dai and Wowo Shijie, dated August 6, 2014
10.9		English translation of the Amended and Restated Equity Pledge Agreement entered into by and among shareholders of Kai Yi Shi Dai and Wowo Shijie, dated August 6, 2014
10.10		English translation of Power of Attorney relating to Beijing Wowo Tuan dated August 6, 2014
10.11		English translation of Power of Attorney relating to Kai Yi Shi Dai dated August 6, 2014
10.12		Series B Shareholders Agreement entered into by and between the Company and the shareholders, dated February 29, 2012
10.13		English translation of the Working Capital Provision Agreement executed by Mr. Maodong Xu dated on October 20, 2014

Exhibit No.		Description of Exhibit
10.14		English translation of the Debt to Equity Conversion Agreement relating to Mr. Xu's loan to the Company dated September 19, 2014
21.1		List of Subsidiaries of the Registrant
23.1		Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP
23.2	*	Consent of Maples and Calder (included in exhibit 5.1)
23.3	*	Consent of Jones Day (included in exhibit 8.1)
23.4	*	Consent of B & D Law Firm (included in exhibit 8.2)
23.5		Consent of iResearch Consulting Group
24.1	*	Power of Attorney (included on signature page)
99.1	*	Code of Business Conduct and Ethics of Registrant
99.2	*	Opinion of B & D Law Firm regarding certain PRC legal matters
99.3		Original Draft Registration Statement dated August 8, 2011
99.4		Original Draft Registration Statement dated September 23, 2011
99.5		Original Draft Registration Statement dated October 27, 2011
99.6		Original Draft Registration Statement dated November 22, 2011
99.7		Prior transmittal letters to the SEC dated: August 8, 2011, September 23, 2011, October 27, 2011, and November 22, 2011

*
To be filed by amendment.